UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

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In re BASIC ENERGY SERVICES, INC., et al., Debtors.	: : : : : : : :	Chapter 11 Case No. 16-__________ (___) Joint Administration Requested
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DISCLOSURE STATEMENT FOR JOINT PREPACKAGED
CHAPTER 11 PLAN OF BASIC ENERGY SERVICES, INC. AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP
Ray C. Schrock, P.C.
Ronit J. Berkovich
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for Debtors and
Debtors in Possession

RICHARDS, LAYTON & FINGER, P.A.
Daniel J. DeFranceschi (No. 2732)
Michael J. Merchant (No. 3854)
Zachary I. Shapiro (No. 5103)
Brendan J. Schlauch (No. 6115)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

Attorneys for Debtors and
Debtors in Possession

Dated:	October 24, 2016 Wilmington, Delaware

________________________
1) The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Basic Energy Services, Inc. (1194); Basic Energy Services GP, LLC (1197); Basic Energy Services
LP, LLC (1195); Basic Energy Services, L.P. (1819); Basic ESA, Inc. (2279); Chaparral Service, Inc. (6424); SCH
Disposal, L.L.C. (8335); Sledge Drilling Corp. (3140); Admiral Well Service, Inc. (4899); Basic Marine Services,
Inc. (4888); JS Acquisition LLC (9500); Permian Plaza, LLC (3425); Maverick Coil Tubing Services, LLC (3281);
First Energy Services Company (4993); JetStar Holdings, Inc. (4248); Xterra Fishing & Rental Tools Co. (7818);
Maverick Solutions, LLC (2876); LeBus Oil Field Service Co. (3125); Acid Services, LLC (0455); Taylor
Industries, LLC (7037); Maverick Stimulation Company, LLC (4572); Globe Well Service, Inc. (4275); JetStar
Energy Services, Inc. (5237); Platinum Pressure Services, Inc. (8379); Maverick Thru-Tubing Services, LLC
(1902); MCM Holdings, LLC (0949); MSM Leasing, LLC (9182); The Maverick Companies, LLC (4170). The
Debtors’ mailing address is 801 Cherry Street, Suite 2100, Fort Worth, Texas 76102.

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT THE PREPACKAGED PLAN (AS DEFINED HEREIN) BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (i) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (ii) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND (iii) CONFIRMING THE PREPACKAGED PLAN.
DISCLOSURE STATEMENT, DATED OCTOBER 24, 2016
Solicitation of Votes on the
Plan of Reorganization of
BASIC ENERGY SERVICES, INC., ET AL.
from the holders of outstanding
TERM LOAN CLAIMS
UNSECURED NOTES CLAIMS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PREPACKAGED PLAN IS 5:00 P.M. (PREVAILING EASTERN TIME) ON NOVEMBER 29, 2016 UNLESS EXTENDED BY THE DEBTORS. THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PREPACKAGED PLAN IS OCTOBER 11, 2016 (THE “RECORD DATE”).

RECOMMENDATION BY THE DEBTORS
The Board of Directors of Basic Energy Services, Inc. (“Basic Parent”) and the board of directors, managers, members, or partners, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Prepackaged Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Prepackaged Plan. Holders of one hundred percent (100%) in outstanding principal amount of the Term Loan Claims (as defined herein) entitled to vote on the Prepackaged Plan (the “Consenting Term Loan Lenders”), and holders of over 80% in outstanding principal amount of the Unsecured Notes Claims (as defined herein) entitled to vote on the Prepackaged Plan (the “Consenting Noteholders”) have already agreed, subject to the terms and conditions of the Restructuring Support Agreement, to vote in favor of the Prepackaged Plan.

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HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISERS BEFORE CASTING A VOTE WITH RESPECT TO THE PREPACKAGED PLAN.
THE ISSUANCE OF AND THE DISTRIBUTION UNDER THE PREPACKAGED PLAN OF THE NEW COMMON SHARES, THE WARRANTS (AND THE NEW COMMON SHARES ISSUABLE UPON EXERCISE THEREOF), THE SUBSCRIPTION RIGHTS, AND THE NEW CONVERTIBLE NOTES ISSUED PURSUANT TO THE RIGHTS OFFERING (AND THE NEW COMMON SHARES ISSUABLE UPON CONVERSION THEREOF) WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE. THESE SECURITIES MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(A)(1) OF THE SECURITIES ACT, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE. IN ADDITION, SUCH SECTION 1145 EXEMPT SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES.
THE ISSUANCE AND SALE, AS APPLICABLE, OF THE NEW CONVERTIBLE NOTES (AND THE NEW COMMON SHARES ISSUABLE UPON CONVERSION THEREOF) TO THE BACKSTOP PARTIES UNDER THE BACKSTOP AGREEMENT IS BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SET FORTH IN SECTION 4(a)(2) OF THE SECURITIES ACT AND REGULATION D THEREUNDER. SUCH SECURITIES WILL BE CONSIDERED “RESTRICTED SECURITIES” AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUCH AS, UNDER CERTAIN CONDITIONS, THE RESALE PROVISIONS OF RULE 144 OF THE SECURITIES ACT.
THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS WILL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.
THE NEW COMMON SHARES AND THE SUBSCRIPTION RIGHTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PREPACKAGED PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON

ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.
FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.
HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PREPACKAGED PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PREPACKAGED PLAN. DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.
NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.
THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PREPACKAGED PLAN OR THIS DISCLOSURE STATEMENT.
THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PREPACKAGED PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.
THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.
ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

I. INTRODUCTION			1
II. OVERVIEW OF THE DEBTORS’ OPERATIONS			7
A.	Overview of the Debtors’ Businesses		7
B.	Operating Segments		7
	1	Completion and Remedial Services	8
	2	Fluid Services	8
	3	Well Servicing	8
	4	Contract Drilling	9
C.	The Debtors’ Organizational Structure		9
D.	Directors and Officers		9
E.	Regulation of the Debtors’ Businesses		9
F.	The Debtors’ Capital Structure		10
	1	Equity Ownership	10
	2	Prepetition Indebtedness	10
III. KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES			14
A.	A Sustained Drop in Oil & Gas Prices		14
B.	Negotiations with Stakeholders		15
C.	Interest Payment on the 2019 Notes		16
D.	Forbearance and Waivers		16
E.	Interest Payment Due Under the 2022 Notes		17
F.	Restructuring Support Agreement		17
IV. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES			18
A.	Commencement of the Chapter 11 Cases and First Day Motions		18
	1	Debtor in Possession Financing	19
	2	Cash Management System	19
	3	Trade Creditors	19
	4	Taxes	19
	5	Utilities	19
	6	Insurance	20
	7	Employee Wages and Benefits	20
	8	Protection of Tax Benefits and Net Operating Losses	20
B.	Other Procedural Motions and Retention of Professionals		21
C.	Confirmation Hearing		21
D.	Timetable for the Chapter 11 Cases		21
V. MATTERS INVOLVING NON-DEBTORS			21
VI. SUMMARY OF THE PREPACKAGED PLAN			21
A.	Administrative Expenses and Priority Claims		21
	1	Treatment of Administrative Expense Claims	21
	2	Treatment of Fee Claims	22
	3	Treatment of DIP Facility Claims	22

	4	Payment of Fees and Expenses under DIP Facility Order or Restructuring Support Agreement	22
	5	Treatment of Priority Tax Claims	23
B.	Classifications of Claims and Interests		23
	1	Classification in General	23
	2	Formation of Debtor Groups for Convenience Only	23
	3	Summary of Classification of Claims and Interests	23
	4	Separate Classification of Other Secured Claims	24
	5	Elimination of Vacant Classes	24
	6	Voting; Presumptions; Solicitation	24
	7	Cramdown	25
	8	No Waiver	25
C.	Treatment of Claims and Interests		25
	1	Class 1: Priority Non-Tax Claims	25
	2	Class 2: Other Secured Claims	25
	3	Class 3: ABL Facility Claims.	25
	4	Class 4: Term Loan Claims	26
	5	Class 5: Unsecured Notes Claims	28
	6	Class 6: General Unsecured Claims	29
	7	Class 7: Intercompany Claims	29
	8	Class 8: Subordinated Claims	29
	9	Class 9: Existing Equity Interests	29
	10	Class 10: Intercompany Interests	29
	11	Debtors’ Rights in Respect of Unimpaired Claims	30
	12	Treatment of Vacant Classes	30
D.	Means for Implementation		30
	1	Continued Corporate Existence	30
	2	Plan Funding	30
	3	Cancellation of Existing Securities and Agreements	31
	4	Cancellation of Certain Existing Security Interests	31
	5	Officers and Boards of Directors	31
	6	Management Incentive Plan	32
	7	New Shareholders Agreement	32
	8	Authorization, Issuance, and Delivery of New Common Shares	32
	9	Amended and Restated ABL Credit Agreement	32
	10	Amended and Restated Term Loan Agreement	33
	11	New Intercreditor Agreement	33
	12	New Convertible Notes; New Convertible Notes Indenture	33
	13	Rights Offering.	33
	14	Registration Rights	34

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	15	Intercompany Interests; Corporate Reorganization.	34
	16	Restructuring Transactions	34
	17	Separability	34
E.	Distributions		34
	1	Distributions Generally	34
	2	No Postpetition Interest on Claims	34
	3	Date of Distributions	35
	4	Distribution Record Date	35
	5	Disbursing Agent	35
	6	Delivery of Distributions	35
	7	Unclaimed Property	36
	8	Satisfaction of Claims	36
	9	Manner of Payment under Plan	36
	10	Fractional Shares, Warrants, and De Minimis Cash Distributions	36
	11	No Distribution in Excess of Amount of Allowed Claim	36
	12	Allocation of Distributions between Principal and Interest	37
	13	Exemption from Securities Laws	37
	14	Setoffs and Recoupments	37
	15	Rights and Powers of Disbursing Agent	37
	16	Withholding and Reporting Requirements	38
	17	Hart-Scott-Rodino Antitrust Improvements Act	39
F.	Procedures for Resolving Claims		39
	1	Disputed Claims Process	39
	2	Estimation of Claims	39
	3	Claim Resolution Procedures Cumulative	39
	4	No Distributions Pending Allowance	39
	5	Distributions after Allowance	40
G.	Executory Contracts and Unexpired Leases		40
	1	General Treatment	40
	2	Determination of Cure Disputes and Deemed Consent	40
	3	Rejection Damages Claims	41
	4	Survival of the Debtors’ Indemnification Obligations	41
	5	Compensation and Benefit Plans	41
	6	Employment Agreement Waivers	41
	7	Insurance Policies	42
	8	Reservation of Rights	42
H.	Conditions Precedent to the Occurrence of the Effective Date		42
	1	Conditions Precedent to the Effective Date	42
	2	Waiver of Conditions Precedent	43
	3	Effect of Failure of a Condition	44

I.	Effect of Confirmation		44
	1	Binding Effect	44
	2	Vesting of Assets	44
	3	Discharge of Claims against and Interests in the Debtors	45
	4	Pre-Confirmation Injunctions and Stays	45
	5	Injunction against Interference with Plan	45
	6	Plan Injunction	45
	7	Releases	46
	8	Exculpation	47
	9	Injunction Related to Releases and Exculpation	48
	10	Subordinated Claims	48
	11	Retention of Causes of Action and Reservation of Rights	48
	12	Ipso Facto and Similar Provisions Ineffective	49
	13	Indemnification and Reimbursement Obligations	49
J.	Retention of Jurisdiction		49
	1	Retention of Jurisdiction	49
K.	Miscellaneous Provisions		51
	1	Exemption from Certain Transfer Taxes	51
	2	Dates of Actions to Implement the Prepackaged Plan	51
	3	Amendments	51
	4	Revocation or Withdrawal of the Prepackaged Plan	51
	5	Severability	52
	6	Governing Law	52
	7	Immediate Binding Effect	52
	8	Successors and Assigns	52
	9	Entire Agreement	52
	10	Computing Time	53
	11	Exhibits to Prepackaged Plan	53
	12	Notices	53
	13	Reservation of Rights	54
VII. FINANCIAL INFORMATION AND PROJECTIONS			54
A.	Consolidated Condensed Projected Financial Information		54
B.	Assumptions to the Projections		57
	1	General Assumptions	57
	2	Assumptions With Respect to the Projected Income Statement	57
	3	Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows	58
VIII. VALUATION ANALYSIS			58
IX. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS			60

X. CERTAIN TAX CONSEQUENCES OF THE PREPACKAGED PLAN			62
A.	Consequences to the Debtors		62
	1	Cancellation of Debt Income	62
	2	Limitation of NOL Carryforwards and Other Tax Attributes	63
	3	General Section 382 Annual Limitation	64
	4	Special Bankruptcy Exceptions	64
	5	Alternative Minimum Tax	65
B.	Consequences to Holders of Certain Claims		65
	1	Holders of Unsecured Notes Claims	66
	2	Distributions in Discharge of Accrued Interest	68
	3	Character of Gain or Loss	68
C.	Treatment of Subscription Rights and New Convertible Notes		69
	1	Status of Subscription Rights as Options or New Convertible Notes	69
	2	Ownership and Disposition of New Convertible Notes	69
	3	Exercise of Subscription Rights	70
D.	Consequences to Holders of New Common Shares		71
	1	Distributions on New Common Shares	71
	2	Sale, Exchange or Other Taxable Disposition of New Common Shares	71
E.	Information Reporting and Backup Withholding		72
XI. CERTAIN RISK FACTORS TO BE CONSIDERED			72
A.	Certain Bankruptcy Law Considerations		73
	1	General	73
	2	Risk of Non-Confirmation of the Prepackaged Plan	73
	3	Non-Consensual Confirmation	73
	4	Risk of Non-Occurrence of the Effective Date	74
	5	Risk of Termination of the Restructuring Support Agreement	74
	6	Conversion into Chapter 7 Cases	74
B.	Additional Factors Affecting the Value of the Reorganized Debtors		74
	1	Claims Could Be More than Projected	74
	2	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary	74
C.	Risks Relating to the Debtors’ Businesses and Financial Condition		75
	1	Post-Effective Date Indebtedness	75
	2	Refinancing the ABL Facility	75
D.	Factors Relating to Securities to Be Issued Under the Prepackaged Plan, Generally		75
	1	Market for Securities	75
	2	Potential Dilution	76
E.	Risks Related to an Investment in the New Convertible Notes		76
	1	Insufficient Cash Flow to Meet Debt Obligations	76
	2	Risk of Recharacterization of New Convertible Notes	77

	3	The Conversion Rate Will Only be Adjusted for Stock Splits	77
	4	Changes to New Common Shares Affect Holders of New Convertible Notes	77
	5	The New Convertible Notes May Not Be Rated or May Receive a Lower Rating than Anticipated	77
F.	Risks Related to an Investment in the New Common Shares		78
	1	Significant Holders	78
	2	Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness	78
	3	Implied Valuation of New Common Shares Not Intended to Represent the Trading Value of the New Common Shares	78
	4	No Intention to Pay Dividends	78
G.	Factors Relating to the Rights Offering		78
	1	Debtors Could Modify the Rights Offering Procedures	78
	2	The Backstop Agreement Has Not Yet Been Executed	79
	3	The Bankruptcy Court Might Not Approve the Backstop Agreement and the Rights Offering Procedures	79
H.	Additional Factors		79
	1	Debtors Could Withdraw Prepackaged Plan	79
	2	Debtors Have No Duty to Update	79
	3	No Representations Outside this Disclosure Statement Are Authorized	79
	4	No Legal or Tax Advice Is Provided by this Disclosure Statement	79
	5	No Admission Made	80
	6	Certain Tax Consequences	80
XII. VOTING PROCEDURES AND REQUIREMENTS			80
A.	Voting Deadline		80
B.	Voting Procedures		81
C.	Parties Entitled to Vote		81
	1	Beneficial Holders	82
	2	Nominees	83
	3	Miscellaneous	83
	4	Fiduciaries and Other Representatives	84
	5	Agreements Upon Furnishing Ballots	84
	6	Change of Vote	85
D.	Waivers of Defects, Irregularities, etc.		85
E.	Further Information, Additional Copies		85
XIII. RIGHTS OFFERING PROCEDURES			85
A.	Introduction		85
B.	Rights Offering		86
C.	The Backstop Agreement		86
D.	Commencement/Expiration of the Rights Offering		87
E.	Exercise of Subscription Rights		87
	1	Exercise by Eligible Offerees	88

	2	Deemed Representations and Acknowledgements	88
	3	Failure to Exercise Subscription Rights	89
	4	Payment for Subscription Rights	89
	5	Disputes, Waivers, and Extensions	89
	6	Funds	90
	7	Participating Eligible Offeree Release	90
F.	Miscellaneous		90
	1	Issuance	90
	2	Securities Law and Related Matters	90
G.	Rights Offering Conditioned Upon Effectiveness of the Prepackaged Plan; Reservation of Subscription Rights; Return of Rights Offering Amount		91
XIV. CONFIRMATION OF THE PREPACKAGED PLAN			91
A.	Confirmation Hearing		91
B.	Objections to Confirmation		91
C.	Requirements for Confirmation of the Prepackaged Plan		93
	1	Requirements of Section 1129(a) of the Bankruptcy Code	93
	2	Additional Requirements for Non-Consensual Confirmation	95
XV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLAN			97
A.	Alternative Plan of Reorganization		97
B.	Sale Under Section 363 of the Bankruptcy Code		97
C.	Liquidation Under Chapter 7 of the Bankruptcy Code		97
XVI. CONCLUSION AND RECOMMENDATION			98
EXHIBIT A Prepackaged Plan
EXHIBIT B Restructuring Support Agreement
EXHIBIT C Organizational Chart
EXHIBIT D Liquidation Analysis

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I.
INTRODUCTION
The Debtors submit this Disclosure Statement in connection with the Solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Basic Parent and its Affiliated Debtors, dated October 24, 2016 (the “Prepackaged Plan”) attached hereto as Exhibit A. The Debtors under the Prepackaged Plan are Basic Parent and its affiliates that are guarantors under the Term Loan Agreement, ABL Credit Agreement, the 2019 Notes, and the 2022 Notes. Subject to the approval of the Board of Directors of Basic Parent (the “Board”), the Debtors anticipate filing voluntary petitions for relief under chapter 11 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on or about October 25, 2016, which is during the solicitation period. Capitalized terms used in this Disclosure Statement, but not defined herein, have the meanings ascribed to them in the Prepackaged Plan. To the extent any inconsistencies exist between this Disclosure Statement and the Prepackaged Plan, the Prepackaged Plan will govern.
The Debtors are commencing this Solicitation after extensive discussions over the past several months among the Debtors and their secured and unsecured creditors. As a result of these negotiations, the Consenting Term Loan Lenders and the Consenting Noteholders entered into a restructuring support agreement (the “Restructuring Support Agreement”) with the Debtors, a copy of which is attached hereto as Exhibit B. Under the terms of the Restructuring Support Agreement, the creditor parties thereto agreed, subject to the terms and conditions of the Restructuring Support Agreement, to support a deleveraging transaction, consisting of restructuring the Debtors’ existing debt obligations in chapter 11 through the Prepackaged Plan (the “Restructuring”).
There are two (2) creditor groups whose votes for acceptance of the Prepackaged Plan are being solicited:

1.	Holders of Term Loan Claims; and

2.	Holders of Unsecured Notes Claims.
Further below is a short summary of the treatment of various creditor groups under the Prepackaged Plan. Greater detail on such treatment is provided later on in this Disclosure Statement.
THE PREPACKAGED PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE WHO DO NOT SUBMIT A BALLOT VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN, WHO VOTE TO ACCEPT THE PREPACKAGED PLAN, OR WHO VOTE TO REJECT THE PREPACKAGED PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PREPACKAGED PLAN ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.
After the Petition Date, and after the approval of the Rights Offering Procedures (as defined herein), Basic Parent will launch a rights offering (the “Rights Offering”) for New Convertible Notes with an aggregate offering amount up to $125 million pursuant to which holders of Unsecured Notes Claims as of the Rights Offering Record Date (defined herein) (each, an “Eligible Offeree”) will be entitled to exercise their pro rata share of Subscription Rights to acquire New Convertible Notes. It is expected that shortly after the Petition Date, Basic Parent will enter into the Backstop Agreement, in the form attached as an exhibit to the Restructuring Support Agreement, with the Backstop Parties, pursuant to which the Backstop Parties will backstop the Rights Offering in exchange for a commitment premium (the “Backstop Put Premium”). The material terms of the Rights Offering are described in more detail in section XIII – Rights Offering Procedures. The Debtors will use proceeds from the Rights Offering plus

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cash on hand to: (i) provide additional liquidity for working capital and general corporate purposes; (ii) pay all Allowed Administrative Expense Claims payable on or after the Effective Date; (iii) pay in cash in full the DIP Facility Claims; and (iv) fund distributions under the Prepackaged Plan.
The Restructuring will leave the Debtors’ businesses and existing corporate structure intact under Basic Parent, and it will substantially deleverage the Debtors’ capital structure. The Debtors’ balance sheet liabilities will be reduced from greater than approximately $775 million in unsecured debt to approximately $131.25 million in unsecured debt (which unsecured debt is convertible into equity after, among other things, 36 months). This deleveraging will enhance the Debtors’ long-term growth prospects and competitive position and allow the Debtors to emerge from the Chapter 11 Cases as a stronger, reorganized group of entities better able to withstand a challenging market environment for oilfield services providers.
WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or interests in “impaired” Classes are entitled to vote on the Prepackaged Plan (unless, for reasons discussed in more detail below such holders are deemed to reject the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under the Prepackaged Plan unless: (i) the Prepackaged Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Prepackaged Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.
The following table summarizes: (i) the treatment of Claims and Interests under the Prepackaged Plan; (ii) which Classes are impaired by the Prepackaged Plan; (iii) which Classes are entitled to vote on the Prepackaged Plan; and (iv) the estimated recoveries for holders of Claims and Interests. The table is qualified in its entirety by reference to the full text of the Prepackaged Plan. For a more detailed summary of the terms and provisions of the Prepackaged Plan, see section VI – Summary of the Prepackaged Plan below. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in section VIII – Valuation Analysis below.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
1	Priority Non- Tax Claims
The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by the Prepackaged Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim will receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.
			Unimpaired	No (Deemed to accept)	100%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
2	Other Secured Claims
The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Prepackaged Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim will receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.
			Unimpaired	No (Deemed to accept)	100%
3	ABL Facility Claims	On the Effective Date, on account of its Allowed ABL Facility Claim, each holder of an Allowed ABL Facility Claim will receive, in full and final satisfaction of its Allowed ABL Facility Claim, (i) payment in full of its Claim and termination of all letters of credit issued under the ABL Credit Agreement or, (ii) its Pro Rata share of the Amended and Restated ABL Facility (if each of the ABL Lenders consents to enter into the Amended and Restated ABL Facility), or (iii) such other consideration satisfactory to each holder of an Allowed ABL Facility Claim.	Unimpaired	No	100%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
4	Term Loan Claims
On the Effective Date, (i) each holder of an Allowed Term Loan Claim will receive on account of the principal amount outstanding on such Claim, its Pro Rata share of the principal amount of the Amended and Restated Term Loan Facility subject to the terms set forth in the Amended and Restated Term Loan Agreement and (ii) amounts due as of the Effective Date to each holder of an Allowed Term Loan Claim on account of accrued and unpaid interest will be deemed to be accrued and unpaid interest under the Amended and Restated Term Loan Agreement payable on the first interest payment date thereunder, and (iii) amounts due as of the Effective Date to each holder of an Allowed Term Loan Claim on account of fees, charges, or other amounts payable under the Term Loan Agreement will be paid in Cash in full on the Effective Date, which, for the avoidance of doubt, will not include payment of any Make-Whole Amount or the Applicable Premium (as such terms are defined in the Term Loan Agreement).
The Term Loan Claims will be deemed Allowed on the Effective Date in the aggregate principal amount of $164.175 million, plus any accrued and unpaid interest thereon payable through the Effective Date, plus any fees, charges, and other amounts payable under the Term Loan Agreement.
			Impaired	Yes	100%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
5	Unsecured Notes Claims
On the Effective Date, all of the Unsecured Notes will be cancelled and discharged. Each holder of an Allowed Unsecured Notes Claim will receive, on account of its Allowed Unsecured Notes Claims, its Pro Rata share of (i) New Common Shares representing, in the aggregate, 99.5% of the New Common Shares issued on the Effective Date (subject to dilution by the New Common Shares issued upon conversion of the New Convertible Notes, the Management Incentive Plan, and the New Common Shares issued upon exercise of the Warrants) and (ii) 100% of the Subscription Rights to acquire $125,000,000 in New Convertible Notes in accordance with the Rights Offering Procedures. Upon conversion of the New Convertible Notes (assuming such conversion occurs 36 months after the Effective Date), the New Common Shares issued to holders of Unsecured Notes Claims under (i) will comprise 51.22% of the total outstanding New Common Shares (subject to dilution by the Management Incentive Plan and the New Common Shares issued upon exercise of the Warrants).
The New Convertible Notes will be 9% PIK interest unsecured Notes due 2019, issued pursuant to the New Convertible Notes Indenture, in the aggregate principal amount as of the Effective Date of $131,250,000 (including the Backstop Put Premium), which are convertible to New Common Shares upon the earliest of:  (i) 36 months following the Effective Date; (ii) if, on any date (the “Conversion Trigger Date”) following the Effective Date, the closing price per New Common Share during each of the preceding consecutive 30 trading days has been greater than or equal to 150% of the Plan Value, the later of the Conversion Trigger Date and the second anniversary of the Effective Date; and (iii) the election to effect the conversion by a vote of the holders of a majority of the New Convertible Notes; and which upon such conversion (assuming such conversion occurs 36 months after the Effective Date) will comprise 48.52% of the total New Common Shares outstanding (subject to dilution by the New Common Shares issued under the Management Incentive Plan and the New Common Shares issued upon the exercise of the Warrants). The number of New Common Shares issued upon conversion of the New Convertible Notes will be obtained by dividing (x) the sum of the aggregate principal amount of the New Convertible Notes and accrued PIK interest on the date of conversion by (y) an amount equal to 80% of the Plan Value.
			Impaired	Yes	27.8%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
6	General Unsecured Claims
The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Prepackaged Plan. Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.
			Unimpaired	No (Deemed to accept)	100%
7	Intercompany Claims
On or after the Effective Date, all Intercompany Claims will be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion. All Intercompany Claims between any Debtor and a non-Debtor affiliate will be Unimpaired under the Prepackaged Plan.
			Unimpaired	No (Deemed to accept)	100%
8	Subordinated Claims	Subordinated Claims are subordinated pursuant to the Prepackaged Plan and section 510 of the Bankruptcy Code. The holders of Subordinated Claims will not receive or retain any property under the Prepackaged Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of Subordinated Claims will be discharged.	Impaired	No (Deemed to reject)	0%
9	Existing Equity Interests
On the Effective Date, the Existing Equity Interests will be cancelled without further action by or order of the Bankruptcy Court. Notwithstanding the foregoing, each holder of an Allowed Existing Equity Interest will receive its Pro Rata share of (i) New Common Shares representing, in the aggregate, 0.5% of the New Common Shares issued on the Effective Date (subject to dilution by the New Common Shares issued upon conversion of the New Convertible Notes, the Management Incentive Plan, and the New Common Shares issued upon exercise of the Warrants) and (ii) the Warrants. Upon conversion of the New Convertible Notes (assuming such conversion occurs 36 months after the Effective Date), the New Common Shares issued to holders of Allowed Existing Equity Interests will comprise 0.26% of the total outstanding New Common Shares (subject to dilution by the Management Incentive Plan and the New Common Shares issued upon exercise of the Warrants).
The Warrants will be for the right to purchase, for a seven (7) year period, on a pro rata basis 6% of the total outstanding New Common Shares (after giving effect to the conversion of the New Convertible Notes), at a per share price based upon a total equity value of $1.789 billion of Reorganized Basic Parent and as more fully set forth in the Warrant Agreement.
			Impaired	No (Deemed to reject)	N/A

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
10	Intercompany Interests	Intercompany Interests are Unimpaired. On the Effective Date, all Intercompany Interests will be treated as set forth in section 5.15 of the Prepackaged Plan.	Unimpaired	No (Deemed to accept)	100%

1) Any Claim or Interest in a Class that is considered vacant under section 3.5 of the Prepackaged Plan will receive no Plan Distribution.
2) The percentage ownership figures set out in this table assume conversion of the New Convertible Notes 36 months after the Effective Date, and a plan equity value midpoint of 227.3 million.
3) Includes 20% discount to Plan Value and effect of 9% PIK interest for 3 years.
4) Includes 20% discount to Plan Value and effect of 9% PIK interest for 3 years.
The following table sets forth the percentage ownership of Reorganized Basic Parent upon the occurrence of different events:

	Pre-conversion of New Convertible Notes, MIP and Warrants	Post-conversion of New Convertible Notes and pre-exercise of MIP and Warrants	Post-conversion of New Convertible Notes and MIP and pre-exercise of Warrants	Post-conversion of New Convertible Notes, MIP and Warrants
Ownership Percentage By Claim
Holders of Unsecured Notes	99.50%	51.22%	46.10%	43.33%
Rights Offering	-	46.21%	41.59%	39.10%
Backstop Put Premium	-	2.31%	2.08%	1.95%
Existing Equity	0.50%	0.26%	0.23%	0.22%
MIP	-	-	10.00%	9.40%
Warrants	-	-	-	6.00%
Total	100.00%	100.00%	100.00%	100.00%
* The percentage ownership figures set out in the table above assume that no holder of an Existing Equity Interest has objected to the Prepackaged Plan.
Warrants are only expected to be exercised if the equity value of the Debtors in the future exceeds $1.789 billion, which is the approximate value at which New Common Shares received by holders of Unsecured Notes Claims (not including the New Common Shares received on account of conversion of the New Convertible Notes) will exceed $824.6 million (the principal plus accrued and unpaid interest on the Unsecured Notes as of an estimated emergence date of December 31, 2016), assuming such conversion occurs 36 months after the Effective Date. This is significantly higher than the midpoint equity value (post conversion of the New Convertible Notes) of $390.6 million, as determined by Moelis & Company.
WHERE TO FIND ADDITIONAL INFORMATION: Basic Parent currently files annual reports with, and furnishes other information, to the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings”

link. Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement. Later information filed with the SEC that updates information in the filings incorporated by reference will update and supersede that information:

•	Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 23, 2016.

•	Form 10-Q for the quarterly period ended June 30, 2016, filed with the SEC on July 29, 2016.

•	Forms 8-K filed with the SEC on July 29, 2016, August 16, 2016, August 23, 2016, September 7, 2016, September 15, 2016, September 30, 2016, and October 18, 2016.
II.
OVERVIEW OF THE DEBTORS’ OPERATIONS

A.	Overview of the Debtors’ Businesses
Basic Parent and the Debtor and non-Debtor subsidiaries of Basic Parent (collectively, the “Basic Group”) operate together to provide various well site services to over 2,000 land-based oil and natural gas producing companies. Basic Group’s operations include completion and remedial services, fluid services, well servicing, and contract drilling, and are regionally managed from over 100 locations, located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, Colorado, Utah, Montana, West Virginia, California, Ohio, and Pennsylvania. From these operational yards, the Debtors provide services to customers in the 48 contiguous states in their four primary business segments (discussed in further detail below).
The Debtors principal executive offices are located at 801 Cherry Street, Suite 2100, Fort Worth, Texas 76102.
The Debtors balance sheet reflects approximately $1.046 billion in total assets as of the end of the second quarter of 2016, which substantial asset base is necessary to support the Debtors’ operations. The Debtors own more than 400 rigs of various sizes, approximately 5,000 trucks and similar vehicles, and thousands of items of other equipment related to their businesses. The Debtors also have interests in real estate, including, among other things, various permitted disposal wells for disposal of salt water and other fluid byproduct. In addition, the Debtors own certain patents and other intellectual property.

B.	Operating Segments
The Debtors service geographic areas with over 800,000 active hydrocarbon wells, and its customers include both major exploration and production companies (“E&P Companies”) and small, independent E&P Companies that in aggregate produce a significant amount of the oil and gas in the United States.
The Debtors’ operations are comprised of four distinct business segments: (1) completion and remedial services; (2) fluid services; (3) well servicing; and (4) contract drilling.

1.	Completion and Remedial Services
The Debtors’ completion and remedial services segment engages in “well completion,” which are services designed to stimulate safe and efficient production from an oil or gas well after initial drilling operations have been complete, and “remediation,” which are services designed to repair leaks and close non-

productive perforations in well casing, and ultimately plug the well at the end of its productive life. The Debtors’ completion and remedial services segment operates a fleet of pumping units, an array of specialized rental equipment and fishing tools, coiled tubing units, snubbing units, thru-tubing, air compressor packages specially configured for underbalanced drilling operations, cased-hole wireline units and nitrogen units. The largest portion of this business segment consists of pumping services focused on cementing, acidizing and fracturing services in niche markets.

2.	Fluid Services
The Debtors’ fluid services segment utilizes a fleet of 972 fluid service trucks (as of September 2016) and related assets, including specialized tank trucks, storage tanks, water wells, disposal facilities, water treatment and construction and other related equipment. These assets provide transport, store, and dispose of a variety of fluids, as well as provide well site construction and maintenance services. These services are required in most workover, completion and remedial projects and are routinely used in daily producing well operations.
The Debtors’ fluid services business comprises the sale, transportation, storage, and disposal of fluids used in fracturing, workover the drilling activity as well as produced water, and is the most stable of the Debtors’ businesses. A significant part of the Debtors’ activities involves its saltwater disposal network, which includes eighty-five (85) salt-water disposal sites, one of the largest saltwater disposal networks in the country. The Debtors’ focus on produced water hauling and on anchoring its fleet around an extensive saltwater disposal well network has helped to sustain its utilization levels while keeping a low cost structure. This low cost structure, combined with more stable utilization rates, has equated to improved market share in the currently depressed industry cycle. The Debtors’ best performing market for fluid services last year was the Permian Basin – a region with high produced water volumes and attractive economics – where it maintains one of the highest numbers of saltwater disposal wells in the market.

3.	Well Servicing
The Debtors’ well servicing segment operates a fleet of 421 well servicing rigs (as of September 2016) and related equipment. This business segment encompasses a full range of services performed with a mobile well servicing rig, including the installation and removal of downhole equipment and elimination of obstructions in the well bore to facilitate the flow of oil and natural gas. These services are performed to establish, maintain and improve production throughout the productive life of an oil and natural gas well and to plug and abandon a well at the end of its productive life. The Debtors’ well servicing equipment and capabilities also facilitate most other services performed on a well.
The Debtors’ network of over forty (40) well servicing yards are strategically located where activity is greatest, enabling the Debtors to keep transportation costs low and its equipment readily available to meet its customers’ needs. Additionally, with the Debtors wholly owned subsidiary Taylor, it has the ability to build any type of well servicing rig, including fit-for-purpose rigs that may be needed for large completion jobs.

4.	Contract Drilling
The Debtors’ contract drilling segment operates a fleet of twelve (12) drilling rigs and related equipment. The Debtors use these assets to penetrate the earth to a desired depth and initiate production from a well.

C.	The Debtors’ Organizational Structure
Basic Parent was organized as a Delaware corporation in 1992 under the name Sierra Well Service, Inc., and changed to its current name in 2000. The day-to-day operations and business of the Basic Group are principally conducted through two entities, Basic Energy Services L.P. (“BES”) and Taylor Industries, LLC (“Taylor”). The other Debtors are remnants of prior acquisitions and mergers and are shell entities with no material assets. BES is responsible for providing the majority of services offered by the Basic Group in all four operating segments. BES employs over 3,500 individuals. Taylor operates only within the well servicing segment of the Basic Group businesses, providing manufacturing and sale of new workover rigs. Taylor employs approximately 43 individuals. Aside from Basic Parent, BES and Taylor, the Debtors do not engage in any day-to-day operating activities and do not employ any individuals.
A chart illustrating the Debtors’ organizational structure is attached to this Disclosure Statement as Exhibit C.

D.	Directors and Officers
Basic Parent’s current board of directors is composed of (i) Steven A. Webster, Chairman, (ii) T.M. (“Roe”) Patterson, (iii) Kenneth V. Huseman, (iv) James S. D’Agostino, Jr., (v) William E. Chiles, (vi) Robert F. Fulton, (vii) Sylvester P. Johnson, IV, (viii) Antonio O. Garza, Jr., and (ix) Thomas Moore, Jr.
Basic Parent’s current senior management team is composed of (i) T.M. (“Roe”) Patterson, President and Chief Executive Officer, (ii) Alan Krenek, Chief Financial Officer, and (iii) James F. Newman, Senior Vice President—Region Operations. Members of Basic Parent’s executive team include: (i) William T. Dame, Vice President—Pumping Services Division, (ii) Douglas B. Rogers, Vice President—Marketing, (iii) Eric Lannen, Vice President—Human Resources, (iv) Lanny T. (“Trampas”) Poldrack, Vice President—Safety and Operations Support, (v) John C. (“Cody”) Bissett, Vice President—Controller and Chief Accounting Officer, and (vi) Brett J. Taylor, Vice President—Manufacturing and Equipment. David C. Johnston of AP Services LLC was recently appointed as Chief Restructuring Officer for the Debtors.
The composition of each board of directors of a Reorganized Debtor will be disclosed prior to the entry of the order confirming the Prepackaged Plan in accordance with 11 U.S.C. § 1129(a)(5).

E.	Regulation of the Debtors’ Businesses
The Debtors’ operations are conducted in the United States and are subject to stringent federal, state, and local laws regulating the discharge of materials into the environment or otherwise relating to health and safety or the protection of the environment. Numerous government agencies, such as the U.S. Environmental Protection Agency, commonly referred to as the “EPA”, and analogous state agencies issue regulations to implement and enforce these laws, which often require stringent and costly compliance measures. These laws and regulations may, among other things, require the acquiring of permits; govern the amounts and types of substances that may be released into the environment in connection with oil and gas drilling; restrict the way the Debtors handle or dispose of their materials and waste; limit or prohibit construction or drilling activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; or investigatory or remedial actions to mitigate pollution conditions. Failure to comply with these laws and regulations may result in the assessment of substantial administrative, civil and criminal penalties, as well as the possible issuance of injunctions limiting or prohibiting liability for environmental damages and cleanup costs without regard to negligence or fault. Strict adherence with these regulatory requirements increases the Debtors’ cost of doing business and consequently affects their profitability. The Debtors believe that they are in substantial compliance with current applicable environmental, health and safety laws, and regulations and that continued compliance with existing requirements will not have a material adverse impact on our operations. However, environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could have material adverse effect upon our capital expenditures, our earnings, or our competitive position.
The laws and regulations that impact the Debtors’ operations include those relating to equipment operations and environmental protection, health and safety. Additional discussion of the regulatory environment of the Debtors’ business can be found in the Form 10-K of Basic Parent for the fiscal year ended December 31, 2015, filed with the SEC on February 23, 2016.

F.	The Debtors’ Capital Structure

1.	Equity Ownership
Basic Parent is a public company that was first listed on the New York Stock Exchange (the “NYSE”) on December 9, 2005. Shares of common stock of Basic Parent are traded on the New York Stock Exchange under the symbol “BAS.” As of the date of this Disclosure Statement, Basic Parent had 42,758,940 issued and outstanding shares of common stock. All other Debtors are 100 percent owned either directly or indirectly by Basic Parent.
On August 19, 2016, Basic Parent received written notice (the “NYSE Notice”) from the NYSE that Basic Parent did not presently satisfy the NYSE’s continued listing standards set forth in: (i) section 802.01B of the NYSE Listed Company Manual (the “Manual”), which prohibits Basic Parent’s average global market capitalization over a consecutive thirty-day trading period from being less than $50 million at the same time its stockholders’ equity is less than $50 million; and (ii) section 802.01C of the Manual, which requires the average closing price of Basic Parent’s common shares to be at least $1.00 per share over a consecutive thirty day trading-day period. As of August 18, 2016, the average closing price of Basic Parent’s common shares over the preceding thirty trading-day period was $0.98 per share, the average market capitalization over the preceding thirty trading-day period was approximately $41.7 million, and the last reported stockholders’ deficit was approximately ($62.4) million as of June 30, 2016.
Upon filing the Prepackaged Plan, the NYSE will have broad discretion to suspend trading in Basic Parent’s shares and commence de-listing proceedings. There can be no assurance as to whether or not the existing Basic Parent shares will be delisted upon or after filing of the Prepackaged Plan or whether the New Common Shares of Reorganized Basic Parent will be listed upon or after the Effective Date of the Prepackaged Plan. Basic Parent has agreed to use its reasonable best efforts to list the New Common Shares on a nationally recognized exchange as soon as practicable, subject to meeting the applicable listing requirements following the Effective Date. However, there can be no assurance as to when or whether any such listing will occur.

2.	Prepetition Indebtedness
As of the date of this Disclosure Statement, the Debtors’ significant prepetition indebtedness is approximately $1.1 billion, which includes secured financing obligations in the principal amount of approximately $164.175 million, contingent letter of credit exposure in the approximate amount of $51 million, unsecured financing obligations in the principal amount of approximately $775 million, and capital lease obligations in the principal amount of approximately $78.5 million.

(a)	Secured Term Loan
The Debtors are party to that certain Term Loan Agreement, dated as of February 17, 2016, by and among Basic Parent as Borrower, the guarantors named therein, U.S. Bank National Association as administrative agent, and the Term Loan Lenders (as amended, modified, or otherwise supplemented from time to time, the “Term Loan Agreement”), pursuant to which the Term Loan Lenders agreed to make a term loan (the “Term Loan”) to Basic Parent comprised of: (i) a $165 million term loan, the proceeds of which were deposited into the Escrow Account and subject to the terms of the Escrow Agreement (as each is defined in the Term Loan Agreement) on February 26, 2016, and (ii) up to an additional $15 million delayed draw facility available upon the satisfaction of certain conditions precedent, which conditions were not satisfied as of the date of this Disclosure Statement. The Term Loan has a maturity date of February 26, 2021 with a springing maturity of November 17, 2018 if the Debtors are unable complete an acceptable refinancing of the 2019 Notes by November 17, 2018. As of the date hereof, the aggregate amount outstanding under the Term Loan Agreement is $164.175 million in unpaid principal, plus interest, fees, and other expenses.
As of the date of this Disclosure Statement, approximately $20.3 million in proceeds from the Term Loan remain in the Escrow Account due to the failure of the Debtors to satisfy certain perfection requirements related to the Term Loan collateral that are set forth in the Escrow Agreement. Furthermore, the Debtors’ failure to make the interest payment due on August 15, 2016 under the 2019 Notes Indenture constituted a default under the Term Loan Agreement, and under the terms of the Escrow Agreement no funds held in the Escrow Account may be released to the Debtors if a default has occurred and is continuing under the Term Loan Agreement. In addition, the Term Loan Lenders could assert that the commencement of the Chapter 11 Cases would trigger a make-whole premium (the “Make-Whole”) under the Term Loan Agreement, which, if successful, would increase the Term Loan Claims by an additional $58 million. However, as discussed below, the Term Loan Lenders have agreed to forego payment of that amount under the Prepackaged Plan.
The obligations of the Debtors under the Term Loan Agreement are secured pursuant to that certain Security Agreement, dated as of February 26, 2016 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Term Loan Security Agreement”). Pursuant to the Term Loan Security Agreement and certain other local law collateral agreements, the Debtors each granted a first priority lien on and security interest in the Term Loan Priority Collateral (as that term is defined in the Intercreditor Agreement) and a second priority lien on and security interest in the ABL Facility Priority Collateral (as that term is defined in the Intercreditor Agreement). The Term Loan Priority Collateral includes, subject to certain exclusions, substantially all the property of the Debtors including equipment, fixtures, goods, inventory, real property, intellectual property, and all other property other than the ABL Facility Priority Collateral.

(b)	Secured ABL Credit Facility
The Debtors are party to that certain Amended and Restated Credit Agreement, dated as of November 26, 2014, by and among Basic Parent, as the borrower, the guarantors named therein, Bank of America, N.A., as administrative agent, swing line lender, and L/C issuer, Wells Fargo Bank, N.A., as syndication agent, Capital One, National Association, as documentation agent and L/C issuer, and other lender parties listed therein (collectively, the “ABL Lenders”), as amended, modified, or otherwise supplemented from time to time (the “ABL Credit Agreement”) and under which Basic Parent received a $300 million revolving credit facility, including a letter of credit sublimit in an equal amount and a swing line sublimit in an aggregate amount of up to $10 million (the “ABL Facility”). The ABL Credit Agreement was subsequently amended on April 21, 2015, to reduce the maximum aggregate commitments thereunder from $300 million to $250 million.
In connection with the closing of the Term Loan, which occurred on February 26, 2016, Basic Parent entered into a further amendment to the ABL Credit Agreement that, among other things, further reduced the maximum aggregate commitments thereunder from $250 million to $100 million. The ABL Credit Agreement has a maturity date of November 26, 2019 with a springing maturity of August 17, 2018 if the Debtors are unable to refinance the 2019 Notes (as defined below) by August 17, 2018. As of the date hereof, the Debtors had approximately $51 million in letters of credit issued under the ABL Credit Agreement but no borrowings outstanding under the ABL Facility.
The obligations of the Debtors under the ABL Credit Agreement are secured pursuant to that certain Second Amended and Restated Security Agreement dated as of February 26, 2016 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “ABL Security Agreement”). Pursuant to the ABL Security Agreement, the Debtors each granted a security interest in the ABL Facility Priority Collateral, as that term is defined in the Intercreditor Agreement (as defined below). The ABL Facility Priority Collateral includes, among other things, the Debtors’ right, title, and interest in certain cash, deposit accounts, and receivables—other than certain deposit accounts that contain only the proceeds of the Term Loan Priority Collateral or the proceeds of the Term Loan.

(c)	Secured Creditor Intercreditor Agreement
The rights of the Term Loan Lenders and the ABL Lenders with respect to their shared collateral are governed by that certain Intercreditor Agreement dated as of February 26, 2016, by and among Bank of America, N.A., as administrative agent under the ABL Credit Agreement, U.S. Bank National Association, as administrative agent under the Term Loan Agreement, and the Debtors (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”). The Intercreditor Agreement governs, among other things, the priority of distribution of property pledged as collateral under each of the Term Loan Agreement and the ABL Credit Agreement. In accordance with the Intercreditor Agreement: (i) the ABL Lenders are afforded first priority with respect to ABL Facility Priority Collateral; and (ii) the Term Loan Lenders are afforded second priority with respect to the ABL Facility Priority Collateral and first priority with respect to the Term Loan Priority Collateral.

(d)	7.75% Senior Unsecured Notes due 2019
The Debtors are party to that certain Indenture (the “2019 Indenture”), dated as of February 15, 2011, by and among Basic Parent, as issuer, each of the guarantors named therein, and Wilmington Trust, N.A. (as successor to Wells Fargo Bank, N.A.), as trustee, as amended, modified, or otherwise supplemented, pursuant to which Basic Parent issued 7.75% Senior Unsecured Notes due 2019 in the aggregate principal amount of $275 million (the “Initial 2019 Notes”). The Initial 2019 Notes were issued at par and mature on February 15, 2019. On June 13, 2011, the Debtors issued additional 2019 Notes (the “Additional 2019 Notes” and, collectively with the Initial 2019 Notes, the “2019 Notes” and the holders of such notes, the “2019 Noteholders”) pursuant to the 2019 Indenture in the aggregate principal amount of $200 million. The Additional 2019 Notes were issued at 101% of their principal amount, plus accrued interest from February 15, 2011, and mature on February 15, 2019. The Additional Notes are identical to and are treated together with the Initial 2019 Notes as a single class of debt securities under the 2019 Indenture. Interest on the 2019 Notes is payable semi-annually in arrears on February 15 and August 15 of each year. As of October 25, 2016, the aggregate amount outstanding under the 2019 Notes will be approximately $475 million in unpaid principal, and approximately $25.8 million in unpaid interest.

(e)	7.75% Senior Unsecured Notes due 2022
The Debtors are party to that certain Indenture (the “2022 Indenture”), dated as of October 16, 2012, by and among Basic Parent, as issuer, each of the guarantors named therein, and Wilmington Trust, N.A. (as successor to Wells Fargo Bank, N.A.), as trustee, as amended, modified, or otherwise supplemented, pursuant to which Basic Parent issued 7.75% Senior Unsecured Notes due 2022 in the aggregate principal amount of $300 million (the “2022 Notes” and the holders of such notes, the “2022 Noteholders”). The 2022 Notes were issued at par and mature on October 15, 2022. Interest on the 2022 Notes is payable semi-annually in arrears on April 15 and October 15 of each year. As of October 25, 2016, the aggregate amount outstanding under the 2022 Notes will be approximately $300 million in unpaid principal, and approximately $12.3 million in unpaid interest.

(f)	Capital Lease Obligations
As of the date of this Disclosure Statement, the Debtors had approximately $78.5 million outstanding in capital lease obligations in connection with various specialized equipment.

(g)	Other Indebtedness
As of the date hereof, the Debtors owe approximately $45 million in respect of prepetition trade debt and on account of liquidated and provisioned-for litigation claims (which is described in more detail below). The Debtors believe that because BES and Taylor are the only operating Debtors, most, if not all, trade debt in the Chapter 11 Cases will be owed by BES or Taylor alone. However, it is possible, given the scope of the Debtors’ businesses and the similarity of their corporate names, that one or more of the other Debtors are named in one or more invoices, or that such invoices are unclear as to which corporate entity is being invoiced.
The Debtors are involved in a number of lawsuits and claims by third parties asserting damages. Due to the nature of the Debtors’ businesses, some of the Debtors’ employees may be exposed to certain occupational hazards, such as well blowouts and accidents related to the operation of rigs. As a result, the frequency of workers’ compensation, employer liability, and general liability claims against the Debtors, and generally in the oil and gas services industry, tend to be high. Currently, the Debtors are defendants in approximately 33 pending litigation cases, and approximately $6.9 million has been reserved for anticipated settlement or judgment amounts with respect to these pending cases. In addition, the Debtors estimate that between $20.4 million and $23.8 million of asserted but not yet administered workers’ compensation claims will be outstanding as of the Petition Date. The Debtors pay these claims as they are processed in the ordinary course as further described in the Insurance Motion.
The two most significant proceedings currently pending against the Debtors are Galindo v. Energy Svcs. Co. of Bowie, Cause No. 1861 (District Court of Reagan County, Texas) (in which the defendants are parties fully indemnified by the Debtors) and Baze v. Basic Energy Services, LP., Cause No. CV-51377 (District Court of Midland County, Texas). On September 28, 2016, the jury issued a verdict in the Galindo litigation, awarding the plaintiffs approximately $7.05 million in damages plus interest and fees (as compared to a demand of $29.5 million). The order in the Galindo litigation was entered on October 11, 2016. The Debtors have thirty (30) days from the date of the judgment to file a motion for a new trial or begin an appeal, but as of the date of this Disclosure Statement no decision has been made with respect to either. The Baze litigation (in which the plaintiffs are demanding $30 million in damages) is scheduled for mediation on December 14, 2016. The Debtors estimate that the settlement amount or judgment in the Baze litigation will be substantially below the demand amount.

The Debtors’ liability in each of the Galindo and Baze cases are covered by the Debtors’ General Liability and Excess Tower programs, as each program is described in the Insurance Motion. Because accidents relating to the two proceedings occurred during the same 2014/15 policy year, and because of the structure of the Debtors’ deductibles and loss load payments (as both are described in the Insurance Motion), the Debtors’ maximum out-of-pocket exposure to unfavorable outcomes in the Galindo and Baze cases is not expected to exceed an aggregate of $5.5 million.
The Debtors do not expect their litigation liability to have a material adverse effect on their consolidated financial statements. The Debtors, however, cannot predict with certainty the outcome or effect of other pending or threatened litigation or legal proceedings, and the eventual outcomes could materially differ from their current estimates.
III.
KEY EVENTS LEADING TO
THE COMMENCEMENT OF CHAPTER 11 CASES

A.	A Sustained Drop in Oil & Gas Prices
The oil and gas industry has been in one of the longest, steepest and most sustained declines in oil and gas prices in recent history. This decline has led E&P Companies, whose businesses are directly impacted by price swings in commodities, to sizably reduce their capital and operating expenditures relating to hydrocarbon production and drilling activities. As a result, numerous North American oilfield services companies, whose businesses are dependent on the spending of E&P Companies, have filed bankruptcy proceedings during 2015 and 2016.
The sustained drop in oil and gas prices has impacted companies throughout the oil and gas industry including the Basic Group and its customers. The Basic Group depends on its customers’ willingness to make operating and capital expenditures to explore for, and develop and produce oil and natural gas in the United States. Customers’ expectations for lower market prices for oil and natural gas, as well as the availability of capital for operating and capital expenditures, have resulted in a curtailment of spending.
Consequently, demand for the Basic Group’s services has decreased and will continue to do so if the price of oil remains at its current level or declines further. During the first quarter of 2016, the Basic Group’s revenues totaled $130.4 million—a 50% drop from the $261.7 million earned during the same period in 2015.
Industry conditions, to which the Basic Group is susceptible, are influenced by numerous factors over which it has no control, such as the supply of and demand for oil and natural gas, domestic and worldwide economic conditions, political instability in oil and natural gas producing countries and merger and divestiture activity among oil and gas producers. Deterioration in the global economic environment commencing in the latter part of 2008 and continuing throughout 2009 caused the oilfield services industry to cycle into a downturn due to weakened demand. The industry returned to higher activities levels in 2011 and remained higher during the first half of 2012, before another downturn in the second half of 2012, affecting natural gas prices in particular. The industry pricing remained relatively stable through the middle of 2014. However, beginning in the second half of 2014, oil prices declined substantially from historical highs and have continued to decline. Oil and gas prices may remain depressed for the foreseeable future. In light of the current depressed oil prices, many oil producers, including many of our customers, announced significant reductions in capital budgets for 2016.

The recent circumstances surrounding the oil and gas industry has resulted in numerous oil and gas servicing companies seeking bankruptcy protection since the beginning of the downturn.
The Debtors have implemented various cost-cutting measures to adjust to the market downturn and corresponding pressure placed on its margins. Specifically, over the course of 2015, the Debtors initiated plans to deal with the diminished level of customer activity by reducing their capital expenditures from $75.2 million in 2014 to a projected $40 million in 2016, scaling down operations to fit cash flow, stacking equipment with higher operating costs, and preserving liquidity by postponing asset acquisitions. In addition, Basic Energy exited markets where margins fell below levels that justified current sustaining capital expenditures and worked with its vendors and suppliers to lower input costs. The Basic Group also implemented across-the-board salary and wage reductions, and cut its workforce by over 30% in comparison to its 2014 workforce levels.
These cost-cutting measures, however, did not fully offset the Debtors’ lower revenues and the Basic Group continued to deplete its cash reserves. By the end of 2015, the Debtors realized that they would need to seek additional financing to be able to either (i) ride out the downturn, if a recovery took hold in the near-term, or (ii) provide it enough runway to negotiate a deleveraging transaction, if no near-term recovery materialized. The Debtors determined that their consolidated balance sheet, which consisted primarily of the unsecured 2019 Notes and 2022 Notes at that time, could support an additional loan secured by substantially all its existing assets.
After a marketing process that yielded few lenders willing to provide the company financing on commercially sustainable terms, the Debtors were able to negotiate and enter into the Term Loan with the Term Loan Lenders. The Term Loan was the product of arm’s length negotiations between the Debtors and the Term Loan Lenders.
Oil prices did not sufficiently rebound in 2016 to turn around the Debtors’ business, and the Debtors have now run out of available financing options. With no clear timing for a recovery on the horizon, the Debtors have determined that surviving through the downturn would require both a significant deleveraging of its capital structure and an infusion of additional capital. Several of Basic Energy’s competitors have completed or are implementing deleveraging transactions in chapter 11 to remain competitive. To ensure that Basic Energy can continue to compete successfully against its substantially deleveraged peers, it will similarly need to right-size its balance sheet. Basic Energy will also need to raise additional capital to support its negative EBITDA while a recovery takes hold and provide it the funds it needs to exploit opportunities to consolidate its weaker peers.

B.	Negotiations with Stakeholders
Although the Debtors have historically maintained operations at profitable levels, the significant decline in oil prices and the resulting decrease in demand for oil and gas services referred to above have cast uncertainty on the viability of the Debtors’ current capital structure going forward. Moreover, several of Basic Group’s competitors have deleveraged their own balance sheets through chapter 11 processes, thus forcing even solvent companies to explore similar options to remain competitive moving forward.
In light of these circumstances, the Debtors engaged Weil, Gotshal & Manges LLP as legal restructuring counsel and Moelis & Company (“Moelis”) as a financial advisor to work with Basic Parent’s management to evaluate strategic deleveraging options and to engage key debtholders and their advisers in good faith negotiations to explore a possible restructuring and assist in implementing the Restructuring. The Debtors subsequently engaged AP Services, LLC as restructuring advisors and to assist them with operating during bankruptcy.

In the spring of 2016, the Debtors initiated discussions with an ad hoc group (the “Ad Hoc Group”) of certain of the 2019 Noteholders and 2022 Noteholders (collectively, the “Noteholders”), which at that time was comprised of members Ascribe Capital, LLC, Brigade Capital Management, LLC, and Silver Point Management Capital, L.P. The Ad Hoc Group engaged Fried, Frank, Harris, Shriver & Jacobson LLP as its legal counsel and GLC Advisors & Co., LLC as its financial advisor.
For several months, the Debtors and the Ad Hoc Group discussed the potential contours of an out-of-court restructuring. During the course of these discussions, it became clear to both the Debtors and the Ad Hoc Group that the substantial deleveraging both parties sought would most effectively be accomplished through an in-court transaction. Accordingly, beginning early in the summer of 2016, the Debtors, the Ad Hoc Group, and the Term Loan Lenders began negotiations regarding the terms of a chapter 11 restructuring, with a fully consensual prepackaged plan as the ultimate goal.
In June 2016, the Board appointed a special restructuring committee (the “Restructuring Committee”) to explore various restructuring alternatives and to monitor the negotiations between the Debtors’ management team and advisors on the one hand, and the Term Loan Lenders and Ad Hoc Group and their advisors on the other hand. In the months leading up to the signing of the Restructuring Support Agreement, the Restructuring Committee met almost every week to consider proposals received from the Ad Hoc Group and the Term Loan Lenders, authorize the Debtors’ counterproposals, and discuss updates and general restructuring strategy and considerations. Likewise, the Board also met periodically to consider the various proposals and counterproposals presented, the recommendations of the Restructuring Committee, and other related matters such as whether to make an interest payment due on August 15, 2016 to the 2019 Noteholders or not make the payment and utilize the 30-day grace period under the 2019 Notes Indenture to provide additional time to negotiate a chapter 11 restructuring with its creditors

C.	Interest Payment on the 2019 Notes
The 2019 Indenture provides for interest payments on account of the 2019 Notes on February 15 and August 15 until maturity. On August 15, 2016, Basic Parent elected to utilize a 30-day grace period (the “2019 Notes Grace Period”) with respect to, and not to make, the approximate $18.4 million semi-annual payment that day. An event of default under the 2019 Notes occurred when Basic Parent did not make the interest payment before the expiration of the 2019 Notes Grace Period on September 14, 2016. The occurrence of an event of default under the 2019 Indenture gives the trustee or the holders of at least 25% of principal amount of the outstanding 2019 Notes the option to declare all of the 2019 Notes due and payable immediately upon such event of default.
Additionally, failure to make the interest payment on the 2019 Notes when due at the end of the 2019 Notes Grace Period would result in an event of default under the ABL Credit Agreement, and the Term Loan Agreement. The occurrence of an event of default under the ABL Credit Agreement or the Term Loan Agreement allows the respective administrative agents under the ABL Credit Agreement or the Term Loan Agreement to declare Basic Parent’s obligations under the ABL Credit Agreement and the Term Loan Agreement, as the case may be, immediately due and payable and to exercise such administrative agents’ and lenders’ rights under the ABL Credit Agreement and the Term Loan Agreement.

D.	Forbearance and Waivers
On September 13, 2016, before the expiration of the 2019 Grace Period, the Debtors entered into a forbearance agreement with holders of 81% of the 2019 Notes (the “Forbearance Agreement”). Under the Forbearance Period, such holders of 2019 Notes agreed to forbear from exercising their rights and remedies, including the right to accelerate any indebtedness, through September 28, 2016.

In conjunction with the Forbearance Agreement, the Term Loan Lenders and the ABL Lenders agreed to provide temporary waivers of certain and future defaults related, in part, to the missed interest payment, and a potential breach of a minimum liquidity covenant under the Term Loan Agreement, through September 28, 2016. The purpose of the Forbearance Agreement and the temporary waivers was to provide the Debtors with additional flexibility to continue discussions with all of their creditors and to pursue the Restructuring.
On September 28, 2016, the Debtors and holders of 81% of the 2019 Notes agreed to extend the Forbearance Period through October 16, 2016. The Term Loan Lenders and the ABL Lenders also agreed to provide extensions of the waivers provided on September 28, 2016 through October 16, 2016.
To provide the Debtors with additional time to finalize the documentation of the Restructuring, the Debtors reached an agreement with holders of over 81% of the 2019 Notes to further extend the Forbearance Agreement by eight days, through October 24, 2016, subject to certain terms and conditions (including the extension of the Forbearance Extension Period by Term Loan Lenders and ABL Lenders) (the “Additional Extension Period”). The Term Loan Lenders and the ABL Lenders also agreed to provide an extension of their temporary waivers through the Additional Extension Period.
The Debtors used the time afforded by the Additional Extension Period to finalize the Restructuring with both the Term Loan Lenders and the Ad Hoc Group.

E.	Interest Payment Due Under the 2022 Notes
The 2022 Indenture provides for interest payments on account of the 2022 Notes on April 15 and October 15 until maturity. On October 16, 2016, the Debtors elected to utilize a 30-day “grace period” (the “2022 Notes Grace Period”), and not to make, the approximate $11.6 million interest semi-annual payment that day. The 2022 Notes Grace Period expires on Monday, November 15, 2016.
As in the case of the 2019 Notes, failure to make the Interest Payments on the 2022 Notes when due at the end of the 2022 Notes Grace Period would result in an event of default under the ABL Credit Agreement, and the Term Loan Agreement. The occurrence of an event of default under the ABL Credit Agreement or the Term Loan Agreement allows the respective administrative agents under the ABL Credit Agreement or the Term Loan Agreement to declare Basic Parent’s obligations under the ABL Credit Agreement and the Term Loan Agreement, as the case may be, immediately due and payable and to exercise such administrative agents’ and lenders’ rights under the ABL Credit Agreement and the Term Loan Agreement.

F.	Restructuring Support Agreement
On October 23, 2016, the Debtors entered into the Restructuring Support Agreement with the Consenting Term Loan Lenders and the Consenting Noteholders (collectively, the “Required Restructuring Support Parties”). Under the Restructuring Support Agreement, each of the Required Restructuring Support Parties agreed to, subject to the terms and conditions of the Restructuring Support Agreement, among other things: (i) vote any claim it holds against the Debtors to accept the Prepackaged Plan and not (a) change or withdraw (or cause to be changed or withdrawn) its vote to accept the Prepackaged Plan, (b) object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, consummation, or implementation of the Prepackaged Plan, or (c) propose, file, support, or vote for any restructuring, sale of assets, workout, or plan of reorganization of the Debtors other than the Prepackaged Plan and (ii) subject to certain exceptions, limit its ability to transfer the indebtedness it holds.

Under the Restructuring Support Agreement, the Debtors agreed to, among other things: (i) take all reasonably necessary and proper action and use reasonable best efforts to consummate the Restructuring in accordance with the Restructuring Support Agreement; (ii) use reasonable best efforts to meet the milestones set forth in the Restructuring Agreement; (iii) act in good faith and use reasonable best efforts to support and complete successfully the Solicitation; (iv) use reasonable best efforts to obtain any and all required regulatory approvals and third-party approvals of the Restructuring; (v) not to directly or indirectly seek or solicit any discussions relating to, or enter into any agreements relating to, any alternative proposals; (vi) not to take any actions inconsistent with the Restructuring Support Agreement and any other related documents executed by the Debtors; (vii) provide draft copies of all material motions, applications, or other documents that the Debtors intend to file with the Bankruptcy Court to the Required Restructuring Support Parties’ counsel at least three (3) calendar days prior to the date when the Debtors intend to file such document, or as soon as reasonably practicable, but in no event later than one (1) business day, where three (3) calendar days’ notice is not reasonably practicable; and (viii) support and take all actions that are necessary and appropriate to facilitate approval of this Disclosure Statement, confirmation of the Prepackaged Plan and consummation of the Restructuring in accordance with the Restructuring Support Agreement.
The Restructuring Support Agreement is terminable by the Restructuring Support Parties or the Debtors under certain conditions. The termination provisions include the failure of the Backstop Agreement (as defined below) to be effective in accordance with its terms or the termination of the Backstop Agreement, as well as several milestone dates, including, among other things, with respect to (i) a failure by the Debtors to commence solicitation of votes on the Prepackaged Plan; (ii) a failure by the Debtors to commence chapter 11 proceedings and file the Prepackaged Plan and this Disclosure Statement; (iii) a failure by the Bankruptcy Court to enter an order approving this Disclosure Statement; and (iv) a failure by the Bankruptcy Court to enter an order confirming the Prepackaged Plan.
The Restructuring Support Agreement and the obligations of all parties thereto may be terminated by mutual agreement by the Debtors and the Required Restructuring Support Parties.
IV.
ANTICIPATED EVENTS
DURING THE CHAPTER 11 CASES
In accordance with the Restructuring Support Agreement, the Debtors anticipate filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or about October 25, 2016. The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits and become subject to the limitations of the Bankruptcy Code.
The Debtors intend to continue to operate their businesses in the ordinary course during the pendency of the Chapter 11 Cases as they have been doing before the Petition Date. To facilitate the efficient and expeditious implementation of the Prepackaged Plan through the Chapter 11 Cases, and to minimize disruptions to the Debtors’ operations on the Petition Date, the Debtors intend to seek to have the Chapter 11 Cases assigned to the same bankruptcy judge and administered jointly and to file various motions seeking important and urgent relief from the Bankruptcy Court. Such relief, if granted, will assist in the administration of the Chapter 11 Cases; however, there can be no assurance that the requested relief will be granted by the Bankruptcy Court.

A.	Commencement of the Chapter 11 Cases and First Day Motions
On the Petition Date, the Debtors intend to file multiple motions seeking various relief from the Bankruptcy Court and authorizing the Debtors to maintain their operations in the ordinary course. Such relief is designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations. The following is a brief overview of the relief the Debtors intend to seek on the Petition Date to maintain their operations in the ordinary course.

1.	Debtor in Possession Financing
To address their working capital needs and fund their reorganization efforts, on or immediately after the Petition Date, the Debtors intend to seek Bankruptcy Court approval of an agreement with certain of the Term Loan Lenders and Noteholders (collectively, the “DIP Lenders”) to receive a $90 million debtor-in-possession term loan (the “DIP Term Loan”). The proposed order seeking approval of the DIP Term Loan also reflects an agreement between and among the Debtors, the Term Loan Agent, the Term Loan Lenders, the ABL Facility Agent, and the ABL Facility Lenders on the consensual use of Cash Collateral (as defined in the Bankruptcy Code), and the terms of adequate protection to be provided to such parties.

2.	Cash Management System
The Debtors maintain a centralized cash management system designed to receive, monitor, aggregate, and distribute cash among the various Debtors (and non-Debtors). On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue the use of their existing cash management system, bank accounts, and related business forms, as well as to continue their intercompany arrangements to avoid disruption in the Debtors’ operations and facilitate the efficient administration of the Chapter 11 Cases. Among other things, the Debtors will seek relief to continue their credit card program, which has a combined limit of $2 million and is fully collateralized by funds held in the Debtors’ specific account.

3.	Trade Creditors
In the ordinary course of business, the Debtors rely upon a variety of vendors and service providers. Pursuant to the Prepackaged Plan, the Debtors intend to pay all of their obligations to such vendors and service providers in full. However, certain vendors or service providers may seek to terminate or alter the terms of their agreements with the Debtors if the Debtors fail to honor their obligations as they become due. To avoid the detrimental effects of potential actions taken by the Debtors’ vendors and service providers, and to minimize any disruption to the Debtors’ operations, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to satisfy their obligations to vendors and service providers in the ordinary course.

4.	Taxes
Pursuant to the Prepackaged Plan, the Debtors intend to pay all taxes and fees in full. To minimize any disruption to the Debtors’ operations and ensure the efficient administration of the Chapter 11 Cases, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments, whether arising pre- or postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ businesses.

5.	Utilities
In the ordinary course of business, the Debtors incur certain expenses related to the essential utility services such as electricity, gas, water, and telecommunications. On the Petition Date, the Debtors intend to seek approval of procedures to provide such utility providers with adequate assurance that the Debtors will continue to honor their obligations in the ordinary course.

6.	Insurance
In connection with the operation of the Debtors’ businesses, the Debtors maintain various insurance policies designed to protect their property, assets, key personnel, and business operations. The types of insurance policies maintained by the Debtors include general liability, excess liability, directors’ and officers’ liability, fiduciary liability, workers’ compensation, and property, crime, automobile, pollution, cyber liability, special risk, and terrorism coverage. The maintenance of certain insurance coverage is essential to the Debtors’ operations and is required by laws, various regulations, financing agreements and contracts. The Debtors believe that the satisfaction of their insurance obligations, whether arising pre- or postpetition, is necessary to maintain the Debtors’ relationships with their insurance providers and ensure the continued availability and commercially reasonable pricing of such insurance coverage. Accordingly, on the Petition Date, the Debtors intend to file a motion (the “Insurance Motion”) seeking authority from the Bankruptcy Court to continue to honor their insurance obligations in the ordinary course.

7.	Employee Wages and Benefits
The Debtors’ businesses are labor intensive and rely upon various employees and independent contractors in approximately 15 states. Generally, members of the Debtors’ workforce rely upon their compensation to meet their daily living expenses. To minimize the uncertainty and potential distractions associated with Chapter 11 Case and the potential disruption of the Debtors’ operations resulting therefrom, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations to their workforce in the ordinary course of business, including (i) the payment of pre- and postpetition wages, salaries, and reimbursable employee expenses, (ii) the payment of pre- and postpetition wages of independent contractors, (iii) the payment of pre- and postpetition accrued and unpaid employee benefits, and (iv) the continuation of certain of the Debtors’ benefit and incentive programs and policies.

8.	Protection of Tax Benefits and Net Operating Losses
The Debtors’ net operating losses (“NOL”) and certain other tax attributes are valuable assets of the Debtors’ estates. The Debtors estimate that, as of the Petition Date, the Basic Group will have incurred, for U.S. federal income tax purposes, at least $450 million of NOLs in addition to certain other tax attributes. These tax attributes are valuable because, for U.S. federal income tax purposes, a corporation can generally carry forward its losses to offset future income or tax, thereby reducing its tax liability in future periods. The Debtors believe that, even after taking account of any cancellation of debt impact of the Prepackaged Plan on the Debtors, the Debtors’ NOLs and other tax attributes may result in significant future tax savings. These savings could enhance the Debtors’ cash position and significantly contribute to the successful reorganization of the Debtors.
Section 382 of the U.S. Internal Revenue Code (the “Tax Code”) limits a corporation’s ability to use its NOLs and certain other tax attributes after the corporation undergoes a proscribed change of ownership. Although an ownership change of the Debtors is expected to occur upon implementation of the

Prepackaged Plan, the limitations imposed by section 382 of the Tax Code upon a change in ownership under a confirmed plan are significantly more relaxed than those otherwise applicable.
Accordingly, on the Petition Date, to protect the value of their NOL carryforwards and other tax attributes, the Debtors intend to (i) seek authority from the Bankruptcy Court to restrict the accumulation of Interests above a specified threshold, and (ii) reserve the right, in the event the Prepackaged Plan is subsequently withdrawn, to seek certain procedures and potential restrictions effective to the Petition Date with respect to the trading of Claims.
FOR A DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN TO THE DEBTORS AND THE POTENTIAL IMPACT ON THE DEBTORS’ TAX ATTRIBUTES, SEE ARTICLE X HEREOF.

B.	Other Procedural Motions and Retention of Professionals
The Debtors intend to file various motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

C.	Confirmation Hearing
Contemporaneously with the filing of the Petition, the Debtors will seek an order of the Bankruptcy Court scheduling the Confirmation Hearing to consider (i) the adequacy of this Disclosure Statement and the Solicitation in connection herewith and (ii) confirmation of the Prepackaged Plan. The Debtors anticipate that notice of these hearings will be published and mailed to all known holders of Claims and Interests at least 28 days before the date by which objections must be filed with the Bankruptcy Court.

D.	Timetable for the Chapter 11 Cases
In accordance with the Restructuring Support Agreement, the Debtors have agreed to proceed with the implementation of the Prepackaged Plan through the Chapter 11 Cases. Among the milestones contained in the Restructuring Support Agreement is the requirement that the Bankruptcy Court enter the order approving this Disclosure Statement and the solicitation procedures and confirming the Prepackaged Plan within 75 days after the Petition Date. The Restructuring Support Agreement also requires that the Effective Date occur within 90 days after the Petition Date. Although the Debtors will request that the Bankruptcy Court approve the timetable set forth in the Restructuring Support Agreement, there can be no assurance that the Bankruptcy Court will grant such relief or that the Effective Date will occur on such timetable. Achieving the various milestones under the Restructuring Support Agreement is crucial to reorganizing the Debtors successfully.
V.
MATTERS INVOLVING NON-DEBTORS
As noted above, the Basic Group comprises 31 entities; of those, 28 will be Debtors in the Chapter 11 Cases. Three entities, Basic Energy Services International, LLC, ESA de Mexico S.A. de C.v. and Robota Energy Equipment, LLC are non-Debtors. The non-Debtors do not conduct any business, do not have any material assets or liabilities, and will not be affected by the Restructuring or the Chapter 11 Cases.

VI.
SUMMARY OF THE PREPACKAGED PLAN
This section of this Disclosure Statement summarizes the Prepackaged Plan, a copy of which is annexed hereto as Exhibit A. This summary is qualified in its entirety by reference to the Prepackaged Plan.

A.	Administrative Expenses and Priority Claims

1.	Treatment of Administrative Expense Claims
Except to the extent that a holder of an Allowed Administrative Expense Claim other than a Fee Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable (but in no event later than 30 days after the Effective Date), the holder of such Allowed Administrative Expense Claim will receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors (which, for the avoidance of doubt, do not include Restructuring Expenses), as Debtors in Possession, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

2.	Treatment of Fee Claims
All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 1103 of the Bankruptcy Code will (a) file, on or before the date that is forty five (45) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim. The Debtors are authorized to pay, including from the Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professional Persons and fund with Cash on the Effective Date, compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.
Any objections to Fee Claims will be served and filed (a) no later than twenty-one (21) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

3.	Treatment of DIP Facility Claims
In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Facility Claim, each such Allowed DIP Facility Claim will be paid in full in Cash by the Debtors on the Effective Date equal to the Allowed amount of such DIP Facility Claim and all commitments under the DIP Facility Loan Agreement will terminate. Upon the indefeasible payment or satisfaction in full in Cash of the DIP Facility Claims (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Facility Loan Agreement for which no claim has been made) in accordance with the terms of the Prepackaged Plan, on the Effective Date, all Liens granted to secure such obligations will be terminated and of no further force and effect. The Debtors’ contingent or unliquidated obligations under the DIP Facility Loan Agreement, to the extent not indefeasibly paid in full in Cash on the Effective

Date or otherwise satisfied by the Debtors in a manner acceptable to the DIP Facility Agent, any affected lender under the DIP Facility Loan Agreement, or any other holder of a DIP Facility Claim, as applicable, will survive the Effective Date and will not be released or discharged pursuant to the Prepackaged Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

4.	Payment of Fees and Expenses under DIP Facility Order or Restructuring Support Agreement
On the later of (i) the Effective Date and (ii) the date on which such fees, expenses or disbursements would be required to be paid under the terms of the applicable DIP Facility Order, order entered by the Bankruptcy Court approving the Backstop Agreement, or the Restructuring Support Agreement, the Debtors or Reorganized Debtors (as applicable) will pay all fees, expenses and disbursements of (a) the DIP Facility Agent, (b) the DIP Facility Lenders, and (c) the Backstop Parties in each case, that have accrued and are unpaid as of the Effective Date and are required to be paid under or pursuant to the applicable DIP Facility Order, order entered by the Bankruptcy Court approving the Backstop Agreement, or the Restructuring Support Agreement. All payments of fees, expenses, or disbursements pursuant to this section will be subject in all respects to the terms of the applicable DIP Facility Order, order entered by the Bankruptcy Court approving the Backstop Agreement or the Restructuring Support Agreement.

5.	Treatment of Priority Tax Claims
Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim will receive, on account of such Allowed Priority Tax Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

B.	Classifications of Claims and Interests

1.	Classification in General
A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Prepackaged Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Prepackaged Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.	Formation of Debtor Groups for Convenience Only
The Prepackaged Plan groups the Debtors together solely for the purpose of describing treatment under the Prepackaged Plan, confirmation of the Prepackaged Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Prepackaged Plan. Such groupings will not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any Assets; and, except as otherwise provided by or permitted under the Prepackaged Plan, all Debtors will continue to exist as separate legal entities.

3.	Summary of Classification of Claims and Interests
The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (i) Impaired and Unimpaired under the Prepackaged Plan; (ii) entitled to vote to accept or reject the Prepackaged Plan in accordance with section 1126 of the Bankruptcy Code; and (iii) deemed to accept or reject the Prepackaged Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	ABL Facility Claims	Unimpaired	No (Deemed to accept)
Class 4	Term Loan Claims	Impaired	Yes
Class 5	Unsecured Notes Claims	Impaired	Yes
Class 6	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 7	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 8	Subordinated Claims	Impaired	No (Deemed to reject)
Class 9	Existing Equity Interests	Impaired	No (Deemed to reject)
Class 10	Intercompany Interests	Unimpaired	No (Deemed to accept)

4.	Separate Classification of Other Secured Claims
Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within the Prepackaged Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing a different Other Secured Claim, will be treated as being in a separate sub-Class for the purposes of voting to accept or reject the Prepackaged Plan and receiving Plan Distributions.

5.	Elimination of Vacant Classes
Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes will be considered vacant, deemed eliminated from the Prepackaged Plan for purposes of voting to accept or reject the Prepackaged Plan, and disregarded for purposes of determining whether the Prepackaged Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

6.	Voting; Presumptions; Solicitation
(a)    Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Classes 4 and 5 are entitled to vote to accept or reject the Prepackaged Plan. An Impaired Class of Claims will have accepted the Prepackaged Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Prepackaged Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Prepackaged Plan. Holders of Claims in Classes 4 and 5 will receive ballots containing detailed voting instructions.
(b)    Deemed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 3, 6, 7, and 10 are conclusively deemed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject the Prepackaged Plan.
(c)    Deemed Rejection by Certain Impaired Classes. Holders of Claims and Interests in Classes 8 and 9 are deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject the Prepackaged Plan.

7.	Cramdown
If any Class of Claims is deemed to reject the Prepackaged Plan or is entitled to vote on the Prepackaged Plan and does not vote to accept the Prepackaged Plan, the Debtors may (i) seek confirmation of the Prepackaged Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify the Prepackaged Plan in accordance with the terms hereof and the Bankruptcy Code. If a controversy arises as to whether any Claims or Interests, any class of Claims or Interests, are impaired, the Bankruptcy Court will, after notice and a hearing, determine such controversy on or before the Confirmation Date.

8.	No Waiver
Nothing contained in the Prepackaged Plan will be construed to waive a Debtor’s or other entity’s right to object on any basis to any Claim.

C.	Treatment of Claims and Interests

1.	Class 1: Priority Non-Tax Claims
The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by the Prepackaged Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim will receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

2.	Class 2: Other Secured Claims
The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Prepackaged Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim will receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

3.	Class 3: ABL Facility Claims.
On the Effective Date, on account of its Allowed ABL Facility Claim, each holder of an Allowed ABL Facility Claim will receive, in full and final satisfaction of its Allowed ABL Facility Claim, (i) payment in full of its Claim and termination of all letters of credit issued under the ABL Credit Agreement, (ii) its Pro Rata share of the Amended and Restated ABL Facility (if each of the ABL Lenders consents to enter into the Amended and Restated ABL Facility), or (iii) such other consideration satisfactory to each holder of an Allowed ABL Facility Claim.

4.	Class 4: Term Loan Claims
On the Effective Date, (i) each holder of an Allowed Term Loan Claim will receive on account of the principal amount outstanding on such Claim, its Pro Rata share of the principal amount of the Amended and Restated Term Loan Facility subject to the terms set forth in the Amended and Restated Term Loan Agreement and (ii) amounts due as of the Effective Date to each holder of an Allowed Term Loan Claim on account of accrued and unpaid interest will be deemed to be accrued and unpaid interest under the Amended and Restated Term Loan Agreement payable on the first interest payment date thereunder, and (iii) amounts due as of the Effective Date to each holder of an Allowed Term Loan Claim on account of fees, charges, or other amounts payable under the Term Loan Agreement will be paid in Cash in full on the Effective Date, which, for the avoidance of doubt, will not include payment of any Make-Whole Amount or the Applicable Premium (as such terms are defined in the Term Loan Agreement).
The Amended and Restated Term Loan Agreement will be dated as of the Effective Date, and entered into by and among Reorganized Basic Parent, the other Reorganized Debtors, the Term Loan Agent, and the holders of the Term Loan Claims. The form of the Amended and Restated Term Loan Agreement will be contained in the Plan Supplement. The Amended and Restated Term Loan Agreement will contain the same representations, warranties, affirmative covenants, negative covenants and events of default contained in the Term Loan Agreement, except that the Amended and Restated Term Loan Agreement will include:
(a) a minimum liquidity covenant level of $25 million;
(b) amended definitions of “Availability”, “Liquidity” and “Maximum Capital Payment Amount” that will be amended by replacing such definitions in the Term Loan Agreement in their entirety with the following:
““Availability” means, at any time, the amount available to be drawn under the ABL Credit Agreement at such time; provided that any amount available to be drawn under a Non-Conforming ABL Credit Agreement shall not be included in Availability to the extent in excess of the amount that would be available to be drawn under a Conforming ABL Credit Agreement.”
““Liquidity” means, as of any date of determination, the sum of (i) all unrestricted cash balances and Cash Equivalents of Borrower and its consolidated Subsidiaries as of such date and (ii) Availability; provided that (i) 100% of all equity proceeds, including proceeds received by the Debtors in connection with the Rights Offering shall be included in Liquidity and (ii) the proceeds of any indebtedness under a Non-Conforming ABL Credit Agreement (including for the avoidance of doubt any such indebtedness resulting from a refinancing of the existing ABL Credit Agreement that constitutes a Non-Conforming ABL Credit Agreement) shall be excluded to the extent such proceeds are attributable to amounts available to be drawn under such Non-Conforming ABL Credit Agreement that are in excess of the amount that would be available to be drawn under a Conforming ABL Credit Agreement.”

““Maximum Capital Payment Amount” means, for each fiscal quarter, an aggregate amount equal to (i) if Liquidity as of the last day of the preceding fiscal quarter is greater than $50,000,000, $25,000,000 plus the Roll Forward Increase, and (ii) if Liquidity as of the last day of the preceding fiscal quarter is less than or equal to $50,000,000, $20,000,000; provided, that amounts set forth in clauses (i) and (ii) above may be increased by the Required Lenders in their sole discretion upon written request by the Borrower, which request shall include revenue and margin projections for new equipment, if any; provided, however, for the period of time beginning with and including the Closing Date and ending with and including December 31, 2016, the Maximum Capital Payment Amount shall be equal to (i) $25,000,000 multiplied by (ii) (x) the number of days from and including the Closing Date through and including December 31, 2016 divided by (y) 90.”;
(c) new definitions of “Capital Payment Credit”, “Conforming ABL Credit Agreement”, “Non-Conforming ABL Credit Agreement” and “Roll Forward Increase” will be included in the Term Loan Agreement as follows:
““Capital Payment Credit” means, with respect to any fiscal quarter, the lesser of (i) $15,000,000 and (ii) the amount equal to the excess, if any, of the Maximum Capital Payment Amount during such fiscal quarter over the aggregate amount of Capital Expenditures actually made and Capital Lease payments actually paid during such fiscal quarter.”
““Conforming ABL Credit Agreement” means an ABL Credit Agreement that is not a Non-Conforming ABL Credit Agreement.”
““Non-Conforming ABL Credit Agreement” means an ABL Credit Agreement that (i) contains a borrowing base that includes (A) an advance rate of higher than 85% for eligible accounts receivable or (B) any other type of assets of the Borrower or any of its subsidiaries that are not included in the Borrowing Base (as defined in the ABL Credit Agreement, without giving effect to any amendments, modifications or other changes to such definition from time to time), or (ii) does not contain a borrowing base.”;
““Roll Forward Increase” means, as of the first day of any fiscal quarter, an amount equal to the sum of the Capital Payment Credit, if any, that accrued during each of the three immediately preceding fiscal quarters, regardless of whether Liquidity did not exceed $50,000,000 at any time during such fiscal quarters.”;
(d) a new clause (f) in Section 6.01 that will provide “(f) as soon as available, but in any event not later than 30 days after the end of each calendar month, a report prepared by management of the Borrower indicating in reasonable detail all Capital Expenditures and Capital Lease payments made during such calendar month.”;
(e) an amended clause (f) in Section 7.02 that will be amended by replacing in subclause (i) “$50,000,000” with “$90,000,000”;
(f) an amended Section 7.12 that will be amended by replacing Section 7.12 in the Term Loan Agreement in its entirety with the following:
“Make or become legally obligated to make (without duplication) any Capital Expenditure or make or become legally obligated to make any payment in respect of a Capitalized Lease, except for Capital Expenditures and Capitalized Lease payments in the ordinary course of business not exceeding the Maximum Capital Payment Amount in any fiscal quarter (or, in the case of the fiscal quarter ending December 31, 2016, for the period beginning with and including the Closing Date and ending with and including December 31, 2016); provided that, as of the date of any such Capital Expenditure or Capitalized Lease payment (and giving pro forma effect to such Capital Expenditure or Capitalized Lease payment and any concurrent incurrence of Indebtedness) no Default exists and such Capital Expenditure or Capitalized Lease payment could not reasonably be expected to cause a Default; provided further that Capital Expenditures and Capitalized Lease payments in excess of the applicable Maximum Capital Payment Amount shall be permitted if (a) the pro forma Consolidated Fixed Charge Coverage Ratio as of the end of the most recent Measurement Period for which financial statements of the Borrower are available is at least 1.2:1.0 and (b) Consolidated EBITDA for such Measurement Period is not less than $200,000,000.”;
(g) modifications acceptable to the Term Loan Lenders in their sole discretion to remove the 2019 Notes and the 2022 Notes and to permit the New Convertible Notes, the Amended and Restated ABL Credit Agreement and the other transactions contemplated by the Prepackaged Plan; and
(h) such other modifications as will be agreed by the Reorganized Debtor Parent, the Term Loan Agent and the Term Loan Lenders in their sole discretion and acceptable to the Requisite Noteholders (as such term is defined in the Restructuring Support Agreement) in their reasonable discretion.
The Term Loan Claims will be deemed Allowed on the Effective Date in the aggregate principal amount of $164.175 million, plus any accrued and unpaid interest thereon payable through the Effective Date, plus any fees, charges, and other amounts payable under the Term Loan Agreement.

5.	Class 5: Unsecured Notes Claims
On the Effective Date, all of the Unsecured Notes will be cancelled and discharged. Each holder of an Allowed Unsecured Notes Claim will receive, on account of its Allowed Unsecured Notes Claims, its Pro Rata share of (i) New Common Shares representing, in the aggregate, 99.5% of the New Common Shares issued on the Effective Date (subject to dilution by the New Common Shares issued upon conversion of the New Convertible Notes, the Management Incentive Plan, and the New Common Shares issued upon exercise of the Warrants) and (ii) 100% of the Subscription Rights to acquire $125 million in New Convertible Notes in accordance with the Rights Offering Procedures. Upon conversion of the New Convertible Notes (assuming such conversion occurs 36 months after the Effective Date), the New Common Shares issued to holders of Unsecured Notes Claims under (i) will comprise 51.22% of the total outstanding New Common Shares (subject to dilution by the Management Incentive Plan and the New Common Shares issued upon exercise of the Warrants).
The Unsecured Notes Claims will be deemed Allowed on the Effective Date in the aggregate principal amount of $775 million, plus any accrued and unpaid interest thereon payable through the Petition Date.
The New Convertible Notes will be 9% PIK interest unsecured Notes due 2019, issued pursuant to the New Convertible Notes Indenture, in the aggregate principal amount as of the Effective Date of $131.25 million (including the Backstop Put Premium), which are convertible to New Common Shares upon the earliest of: (i) 36 months following the Effective Date; (ii) if, on any date (the “Conversion Trigger Date”) following the Effective Date, the closing price per New Common Share during each of the preceding consecutive 30 trading days has been greater than or equal to 150% of the Plan Value, the later of the Conversion Trigger Date and the second anniversary of the Effective Date; (iii) the election to effect the conversion by a vote of the holders of a majority of the New Convertible Notes; and which upon such conversion (assuming such conversion occurs 36 months after the Effective Date) will comprise 48.52% of the total New Common Shares outstanding (subject to dilution by the Management Incentive Plan and the New Common Shares issued upon exercise of the Warrants). The number of New Common Shares issued upon conversion of the New Convertible Notes will be obtained by dividing (x) the sum of the aggregate principal amount of the New Convertible Notes and accrued PIK interest on the date of conversion by (y) an amount equal to 80% of the Plan Value.
The New Convertible Notes will be issued pursuant to an Indenture, dated as of the Effective Date, by and among Reorganized Basic Parent as issuer, and the New Convertible Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time) which will be filed with the Plan Supplement, subject to the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement. The Indenture will contain (i) no events of default, other than breach of covenants and bankruptcy and insolvency events of default, and (ii) customary covenants, including a negative pledge and anti-layering provisions.

6.	Class 6: General Unsecured Claims
The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Prepackaged Plan. Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

7.	Class 7: Intercompany Claims
On or after the Effective Date, all Intercompany Claims will be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion. All Intercompany Claims between any Debtor and a non-Debtor affiliate will be Unimpaired under the Prepackaged Plan.

8.	Class 8: Subordinated Claims
Subordinated Claims are subordinated pursuant to the Prepackaged Plan and section 510 of the Bankruptcy Code. The holders of Subordinated Claims will not receive or retain any property under the Prepackaged Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of Subordinated Claims will be discharged.

9.	Class 9: Existing Equity Interests
On the Effective Date, the Existing Equity Interests will be cancelled without further action by or order of the Bankruptcy Court. Notwithstanding the foregoing, each holder of an Allowed Existing Equity Interest will receive its Pro Rata share of (i) New Common Shares representing, in the aggregate, 0.5% of the New Common Shares issued on the Effective Date (subject to dilution by the New Common Shares issued upon conversion of the New Convertible Notes, the Management Incentive Plan, and the New Common Shares issued upon exercise of the Warrants) and (ii) the Warrants. Upon conversion of the New Convertible Notes (assuming such conversion occurs 36 months after the Effective Date), the New Common Shares issued to Allowed Existing Equity Interests will comprise 0.26% of the total outstanding New Common Shares (subject to dilution by the Management Incentive Plan and the New Common Shares issued upon exercise of the Warrants).

The Warrants received by each holder of an Allowed Existing Equity Interest will be for the right to purchase, for a period of seven (7) years, on a pro rata basis, 6% of the total outstanding New Common Shares (after giving effect to the conversion of the New Convertible Notes) at a per share price based upon a total equity value of $1.789 billion of Reorganized Basic Parent and as more fully set forth in the Warrant Agreement.

10.	Class 10: Intercompany Interests
On the Effective Date, all Intercompany Interests will be treated as set forth in section 5.15 the Prepackaged Plan (as described in Section VI.D.15 herein).

11.	Debtors’ Rights in Respect of Unimpaired Claims
Except as otherwise provided in the Prepackaged Plan, nothing under the Prepackaged Plan will affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

12.	Treatment of Vacant Classes
Any Claim or Interest in a Class that is considered vacant under section 3.5 of the Prepackaged Plan will receive no Plan Distribution.

D.	Means for Implementation

1.	Continued Corporate Existence
(a)    Except as otherwise provided in the Prepackaged Plan, the Debtors will continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the New Shareholders Agreement, the Amended Certificates of Incorporation, and the Amended By-Laws. On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.
(b)    On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Prepackaged Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Prepackaged Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Prepackaged Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) the Restructuring Transactions; and (v) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

2.	Plan Funding
Plan Distributions of Cash will be funded from the Debtors’ Cash on hand as of the applicable date of such Plan Distribution and from the proceeds of the Rights Offering.

3.	Cancellation of Existing Securities and Agreements
Except for the purpose of evidencing a right to a distribution under the Prepackaged Plan and except as otherwise set forth in the Prepackaged Plan, on the Effective Date, all agreements, instruments, and other documents evidencing any prepetition Claim or Interest (other than certain Intercompany Interests that are not modified by the Prepackaged Plan) and any rights of any holder in respect thereof will be deemed cancelled, discharged, and of no force or effect; provided, that this sentence will not apply to the DIP Facility Loan Agreement. The holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Prepackaged Plan. Notwithstanding such cancellation and discharge, each of the 2019 Notes Indenture, the 2022 Notes Indenture, the Term Loan Agreement, and the ABL Credit Agreement will continue in effect to the extent necessary to: (1) allow holders of Claims under such agreements to receive Plan Distributions; (2) allow the Reorganized Debtors, the 2019 Notes Trustee, the 2022 Notes Trustee, the Term Loan Agent, and the ABL Facility Agent to make distributions pursuant to the Prepackaged Plan on account of the 2019 Claims, the 2022 Notes Claims, the Term Loan Claims, and the ABL Facility Claims, as applicable, and deduct therefrom such reasonable compensation, fees, and expenses (a) due to the 2019 Notes Trustee, the 2022 Notes Trustee, the Term Loan Agent, the ABL Facility Agent under the 2019 Notes Indenture, the 2022 Notes Indenture, the Term Loan Agreement, or the ABL Credit Agreement, as applicable, or (b) incurred by the 2019 Notes Trustee, the 2022 Notes Trustee, the Term Loan Agent, or the ABL Facility Agent in making such distributions pursuant to the Prepackaged Plan; and (3) allow the 2019 Notes Trustee, the 2022 Notes Trustee, the Term Loan Agent, and the ABL Facility Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the Plan. Except as provided pursuant to the Prepackaged Plan, each of the 2019 Notes Trustee, the 2022 Notes Trustee, the Term Loan Agent, the ABL Facility Agent, and their respective agents, successors, and assigns will be discharged of all of their obligations associated with the 2019 Notes Indenture, the 2022 Notes Indenture, the Term Loan Agreement, and the ABL Credit Agreement, respectively. The commitments and obligations (if any) of the Term Loan Lenders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the Term Loan Agreement will fully terminate and be of no further force or effect on the Effective Date.

4.	Cancellation of Certain Existing Security Interests
Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim will deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

5.	Officers and Boards of Directors
(a)    On the Effective Date, the board of directors of each of the Reorganized Debtors will consist of five members. For each Reorganized Debtor, Ascribe Capital LLC will designate one (1) member, Silver Point Capital, L.P. will designate one (1) member, the Ad Hoc Group will designate two (2) members and the remaining director will be the Chief Executive Officer of Reorganized Basic Parent. The composition of the boards of directors of each Reorganized Debtor will be disclosed prior to the entry of the Confirmation Order. The nomination of the Chairperson of the New Board will be satisfactory to the Ad Hoc Group in its sole discretion in good faith consultation with the Chief Executive Officer of Reorganized Basic Parent.
(b)    Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Reorganized Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, will have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director will be deemed to have resigned or will otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors will serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

6.	Management Incentive Plan
On the Effective Date, the New Board will adopt the Management Incentive Plan, which will be consistent with the terms set forth in Exhibit G to the Restructuring Support Agreement. All awards issued under the Management Incentive Plan will be dilutive of all other New Common Shares issued pursuant to the Prepackaged Plan.

7.	New Shareholders Agreement
On the Effective Date, Reorganized Basic Parent and all of the holders of New Common Shares then outstanding (other than New Common Shares received pursuant to the Management Incentive Plan) will be deemed to be parties to the New Shareholders Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder other than Reorganized Basic Parent. The New Shareholders Agreement will be binding on Reorganized Basic Parent and all parties receiving, and all holders of, New Common Shares of Reorganized Basic Parent; provided, that regardless of whether such parties execute the New Shareholders Agreement, such parties will be deemed to have signed the New Shareholders Agreement, which will be as binding on such parties as if they had actually signed it.

8.	Authorization, Issuance, and Delivery of New Common Shares
(a)    On the Effective Date, Reorganized Basic Parent is authorized to issue or cause to be issued and will issue the New Common Shares for distribution in accordance with the terms of the Prepackaged Plan and the New Shareholders Agreement without the need for any further corporate or shareholder action.
(b)    As of the Effective Date, Reorganized Basic Parent anticipates that it will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) -78(pp). Reorganized Basic Parent will use its reasonable best efforts to have the New Common Shares listed on a nationally recognized exchange as soon as practicable subject to meeting applicable listing requirements following the Effective Date.
(c)    On the Effective Date, Reorganized Basic Parent is authorized to issue, or cause to be issued, and will issue the Warrants for distribution in accordance with the terms of the Prepackaged Plan and the Warrant Agreement without the need for any further corporate or shareholder action. All of the Warrants issued pursuant to the Prepackaged Plan will be duly authorized and validly issued.

9.	Amended and Restated ABL Credit Agreement
On the Effective Date, the Reorganized Debtors will enter into the Amended and Restated ABL Credit Agreement substantially in the form contained in the Plan Supplement.

10.	Amended and Restated Term Loan Agreement
On the Effective Date, the Reorganized Debtors will enter into the Amended and Restated Term Loan Agreement in the form contained in the Plan Supplement, which will be acceptable in form and substance to the Term Loan Lenders.
All Liens and security interests granted pursuant to the Amended and Restated Term Loan Agreement are intended to be (a) valid, binding, perfected, enforceable, Liens and security interests in the personal and real property described in and subject to such documents, with the priorities established in respect thereof under applicable non-bankruptcy law and (b) not subject to avoidance, recharacterization or subordination under any applicable law.

11.	New Intercreditor Agreement
On the Effective Date, the parties to the Amended and Restated ABL Credit Agreement and the Amended and Restated Term Loan Agreement will enter or be deemed to have entered into the New Intercreditor Agreement substantially in the form contained in the Plan Supplement.

12.	New Convertible Notes; New Convertible Notes Indenture
On the Effective Date, the Reorganized Basic Parent and the New Convertible Notes Indenture Trustee will enter into the New Convertible Notes Indenture substantially in the form contained in the Prepackaged Plan Supplement. For U.S. federal income tax purposes, and subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary, all parties will treat the New Convertible Notes as stock (that is not preferred stock for purposes of Section 305 of the Tax Code).

13.	Rights Offering.
(a)    Terms. Following approval by the Bankruptcy Court of the Rights Offering Procedures, the Debtors will commence the Rights Offering in accordance therewith. On the Effective Date, the Debtors will consummate the Rights Offering. The Rights Offering will be fully backstopped by the Backstop Parties in accordance with and subject to the terms and conditions of the Backstop Agreement. The right to participate in the Rights Offering may not be sold, transferred, or assigned.

(b)    Purpose. On the Effective Date, the proceeds of the sale of the New Convertible Notes will be used: (i) to provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes; (ii) to fund Allowed Administrative Expense Claims payable on or after the Effective Date; (iii) to pay in Cash in full the DIP Facility Claims; and (iv) to fund Plan Distributions.
(c)    Backstop Commitment. In accordance with the Backstop Agreement and subject to the terms and conditions thereof, each of the Backstop Parties has agreed, severally but not jointly, to purchase, on or prior to the Effective Date, its respective Investor Percentage (as defined in the Backstop Agreement) of the Unsubscribed Notes (as defined in the Backstop Agreement).
(d)    Backstop Put Premium. In exchange for providing the backstop commitment for the Rights Offering, the Backstop Parties will receive the Backstop Put Premium. Upon the Effective Date, the Backstop Put Premium will be immediately and automatically deemed earned and payable.

14.	Registration Rights
On the Effective Date, the Registration Rights Parties will enter into the Registration Rights Agreement acceptable to (i) each Backstop Party, (ii) the Required Restructuring Support Parties and (iii) the Debtors or Reorganized Debtors. The Registration Rights Agreement will provide the Registration Rights Parties with certain demand registration rights and with piggyback registration rights. The Registration Rights Agreement will also provide that on or before the date that is the later of (i) 90 days after the Effective Date, or (ii) 30 days after Reorganized Basic Parent files its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Reorganized Debtor will file, and will thereafter use its reasonable best efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (or other appropriate form) for the offer and resale of the New Common Shares and New Convertible Notes held by the Registration Rights Parties. The Registration Rights Agreement will contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods

15.	Intercompany Interests; Corporate Reorganization.
On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, the certificates and all other documents representing the Intercompany Interests will be deemed to be in full force and effect.

16.	Restructuring Transactions
On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions consistent with the Prepackaged Plan and the Restructuring Support Agreement as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with the Prepackaged Plan.

17.	Separability
Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Prepackaged Plan for purposes of economy and efficiency, the Prepackaged Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm the Prepackaged Plan with respect to one or more Debtors, it may still confirm the Prepackaged Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code with the consent of the Required Restructuring Support Parties, which consent will not be unreasonably withheld.

E.	Distributions

1.	Distributions Generally
The Disbursing Agent will make all Plan Distributions to the appropriate holders of Allowed Claims and Allowed Interests in accordance with the terms of the Prepackaged Plan.

2.	No Postpetition Interest on Claims
Except for the ABL Facility Claims and the Term Loan Facility Claims, and unless otherwise specifically provided for in the Prepackaged Plan, the Confirmation Order, or another Final Order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest will not accrue or be paid on any Claims, and no holder of a Claim will be entitled to interest accruing on such Claim on or after the Petition Date.

3.	Date of Distributions
Unless otherwise provided in the Prepackaged Plan, any distributions and deliveries to be made under the Prepackaged Plan will be made on the Effective Date or as soon thereafter as is practicable.

4.	Distribution Record Date
(a)    As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, will be deemed closed, and there will be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent will have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent will have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.
(b)    Notwithstanding anything in the Prepackaged Plan to the contrary, in connection with any distribution under the Prepackaged Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, will be entitled to recognize and deal for all purposes under the Prepackaged Plan with holders of New Common Shares and New Convertible Notes to the extent consistent with the customary practices of DTC used in connection with such distributions. All New Common Shares and all New Convertible Notes to be distributed under the Prepackaged Plan will be issued in the names of such holders or their nominees in accordance with DTC’s book-entry exchange procedures; provided, that such New Common Shares and New Convertible Notes are permitted to be held through DTC’s book-entry system; and provided, further, that to the extent the New Common Shares or the New Convertible Notes are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Basic Parent will take all such reasonable actions as may be required to cause distributions of the New Common Shares and the New Convertible Notes under the Prepackaged Plan. The New Convertible Notes will not be certificated.

5.	Disbursing Agent
All distributions under the Prepackaged Plan will be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors will use all reasonable best efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors will cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in section 6.16 of the Prepackaged Plan.

6.	Delivery of Distributions
Subject to section 6.4(b) of the Prepackaged Plan, the Disbursing Agent will issue or cause to be issued, the applicable consideration under the Prepackaged Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by the Prepackaged Plan at: (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder will be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution will be made to such holder without interest.

7.	Unclaimed Property
One year from the later of: (i) the Effective Date and (ii) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim will be deemed unclaimed property under section 374(b) of the Bankruptcy Code and will revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Person (including the holder of a Claim in the same Class) to such distribution will be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent will have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

8.	Satisfaction of Claims
Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under the Prepackaged Plan will be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

9.	Manner of Payment under Plan
Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Prepackaged Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

10.	Fractional Shares, Warrants, and De Minimis Cash Distributions
No fractional New Common Shares or Warrants will be distributed. When any distribution would otherwise result in the issuance of a number of New Common Shares or Warrants that is not a whole number, the New Common Shares and Warrants subject to such distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number, and (ii) fractions less than 1/2 will be rounded to the next lower whole number. The total number of New Common Shares and Warrants to be distributed on account of Allowed Claims and Existing Equity Interests will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent will have any obligation to make a distribution that is less than one (1) New Common Share, one (1) Warrant, or $50.00 in Cash. Fractional New Common Shares and Warrants that are not distributed in accordance with this section will be returned to, and ownership thereof will vest in, Reorganized Basic Parent.

11.	No Distribution in Excess of Amount of Allowed Claim
Notwithstanding anything to the contrary in the Prepackaged Plan, no holder of an Allowed Claim will receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim (plus any postpetition interest on such Claim solely to the extent permitted by section 6.2 of the Prepackaged Plan).

12.	Allocation of Distributions between Principal and Interest
Except as otherwise provided in the Prepackaged Plan and subject to section 6.2 of the Prepackaged Plan, to the extent that any Allowed Term Loan Claim or Allowed ABL Facility Claim entitled to a distribution under the Prepackaged Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

13.	Exemption from Securities Laws
The issuance of and the distribution under the Prepackaged Plan of the New Common Shares, the Warrants (and the New Common Shares issuable upon exercise thereof), the Subscription Rights, and the New Convertible Notes issued pursuant to the Rights Offering (and the New Common Shares issuable upon conversion thereof) will be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code. These Securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.
The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws will not be a condition to the occurrence of the Effective Date.
The issuance and sale, as applicable, of the New Convertible Notes (and the New Common Shares issuable upon conversion thereof) to the Backstop Parties under the Backstop Agreement is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such Securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.

14.	Setoffs and Recoupments
Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to the Prepackaged Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

15.	Rights and Powers of Disbursing Agent
(a)    Powers of Disbursing Agent. The Disbursing Agent will be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Prepackaged Plan; (ii) make all applicable distributions or payments provided for under the Prepackaged Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by Final Order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to the Prepackaged Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Prepackaged Plan.
(b)    Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent will be paid in Cash by the Reorganized Debtors.

16.	Withholding and Reporting Requirements
In connection with the Prepackaged Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and any other distributing party will comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all Plan Distributions under the Prepackaged Plan will be subject to any such withholding or reporting requirements. In the case of a non-Cash Plan Distribution that is subject to withholding, the distributing party may request a holder of an Allowed Claim or Existing Equity Interest to complete and return a Form W-8 or W-9, as applicable to each such holder. If such Form is requested and not submitted to the distributing party within 10 days of the request, the distributing party may, in its discretion, either (i) withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax, or (ii) require the intended recipient of such distribution to provide the withholding agent with an amount of Cash sufficient to satisfy such withholding tax as a condition to receiving such distribution. If such Form is requested and submitted to the distributing party within 10 days of the request, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax; provided that, the distributing party will first notify the intended recipient of such contemplated sale and offer the intended recipient the opportunity to provide sufficient Cash to satisfy such withholding tax in lieu of such sale. The distributing party will have the right, but not the obligation, not to make a Plan Distribution until its withholding obligation is satisfied pursuant to the preceding sentences. If an intended recipient of a non-Cash Plan Distribution is required to provide or has agreed to provide the withholding agent with the Cash necessary to satisfy the withholding tax pursuant to this section and such person fails to comply before the date that is one year after the request is made, the amount of such Plan Distribution will irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such Plan Distribution will be discharged and forever barred from assertion against such Reorganized Debtor or its respective property. Any amounts withheld pursuant hereto will be deemed to have been distributed to and received by the applicable recipient for all purposes of the Prepackaged Plan. The distributing party may require a holder of an Allowed Claim or Existing Equity Interest to complete and return a Form W-8 or W-9, as applicable to each such holder.
Notwithstanding the above, each holder of an Allowed Claim or Existing Equity Interest that is to receive a Plan Distribution under the Prepackaged Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding, and other tax obligations, on account of such Plan Distribution.

17.	Hart-Scott-Rodino Antitrust Improvements Act
Any New Common Shares to be distributed under the Prepackaged Plan to an entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will not be distributed until the notification and waiting periods applicable under such Act to such entity have expired or been terminated.

F.	Procedures for Resolving Claims

1.	Disputed Claims Process
Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all General Unsecured Claims under the Prepackaged Plan, and except as otherwise set forth in the Prepackaged Plan, holders of Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and holders of Claims will determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced. If a holder of a Claim elects to file a proof of Claim with the Bankruptcy Court, such holder will be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the Claim, and the Bankruptcy Court will retain nonexclusive jurisdiction over all such Claims, which will be resolved on a case-by-case basis through settlements or Claim objections (or, if necessary, through adversary proceedings) by the Reorganized Debtors and in accordance with litigation schedules to be determined by the applicable parties and the Bankruptcy Court. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

2.	Estimation of Claims
The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

3.	Claim Resolution Procedures Cumulative
All of the objection, estimation, and resolution procedures in the Prepackaged Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Prepackaged Plan by any mechanism approved by the Bankruptcy Court.

4.	No Distributions Pending Allowance
If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Prepackaged Plan will be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

5.	Distributions after Allowance
To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) will be made to the holder of such Allowed Claim in accordance with the provisions of the Prepackaged Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent will provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

G.	Executory Contracts and Unexpired Leases

1.	General Treatment
As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases will be deemed assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors, pursuant to Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of the assumptions or rejections provided for in the Prepackaged Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Prepackaged Plan will vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Prepackaged Plan, any Final Order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

2.	Determination of Cure Disputes and Deemed Consent
Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof. Following the Petition Date, the Debtors will have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with the Prepackaged Plan and setting forth the proposed Cure Amount (if any). If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors, as applicable intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease will be deemed to be zero dollars ($0).
If there is a dispute regarding (a) any Cure Amount, (b) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, such dispute will be heard by the Bankruptcy Court prior to such assumption being effective. The Debtors reserve the right to reject any executory contract or unexpired lease not later than thirty (30) days after the entry of a Final Order resolving any such dispute. Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fourteen (14) days of the filing thereof, will be deemed to have assented to such assumption and/or Cure Amount and will be forever barred, estopped, and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.

3.	Rejection Damages Claims
Any counterparty to a contract or lease that is identified on the Schedule of Rejected Contracts or is otherwise rejected by the Debtors must file and serve a proof of Claim on the applicable Debtor that is party to the contract or lease to be rejected no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of rejection of such executory contract or unexpired lease.

4.	Survival of the Debtors’ Indemnification Obligations
Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors will not be discharged, impaired, or otherwise affected by the Prepackaged Plan; provided, that the Reorganized Debtors will not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations will be deemed and treated as executory contracts to be assumed by the Debtors under the Prepackaged Plan and will continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations herein will not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

5.	Compensation and Benefit Plans
All employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and will be treated as, executory contracts under the Prepackaged Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.

6.	Employment Agreement Waivers
With respect to each employment agreement to which any Debtor is a party (the “Employment Agreements”) and without in any way modifying or limiting the Debtors’ rights and remedies thereunder, the Debtors will (i) cause the Employment Agreements of (a) President, Chief Executive Officer, (b) Senior Vice President, Chief Financial Officer, Treasurer and Secretary, (c) Senior Vice President – Region Operations, (d) Vice President - Pumping Services, (e) Vice President - Marketing, (f) Vice President - Human Resources, (g) Vice President, Controller and Chief Accounting Officer, and (h) Vice President – Manufacturing and Equipment, to be amended and (ii) use reasonable best efforts to cause all other Employment Agreements to be amended, in each case (x) where applicable, to provide and clarify that the consummation of the Restructuring itself will not be treated as a “change in control” or be considered a “good reason” event under such Employment Agreement and (y) where applicable, to provide that if the emergence awards are not granted by the New Board within 90 days after the Effective Date in accordance with the terms set forth in Exhibit G to the Restructuring Support Agreement, such failure to act will be a “good reason” event under such Employment Agreement. For the avoidance of doubt, the amendments to the Employment Agreements described in Section 8.6 of the Prepackaged Plan will amend the Employment Agreements only as expressly provided herein and all other terms of the Employment Agreement will remain in full force and effect.   The Debtors are authorized to take such actions with respect to the Employment Agreements.

7.	Insurance Policies
All insurance policies to which any Debtor is a party as of the Effective Date will be deemed to be and treated as executory contracts and will be assumed by the applicable Debtors or Reorganized Debtor and will continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies will vest in the Reorganized Debtors.

8.	Reservation of Rights
(a)    Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Prepackaged Plan or in the Plan Supplement, nor anything contained in the Prepackaged Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.
(b)    Except as explicitly provided in the Prepackaged Plan nothing therein will waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.
(c)    Nothing in the Prepackaged Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)    If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Prepackaged Plan, the Debtors or Reorganized Debtors, as applicable, will have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.	Conditions Precedent to the Occurrence of the Effective Date

1.	Conditions Precedent to the Effective Date
The Effective Date will not occur unless all of the following conditions precedent have been satisfied:
(a)    the Plan Supplement, including the Plan Documents, has been filed;
(b)    the Plan Documents contain terms and conditions consistent in all material respects with the Plan and the Restructuring Support Agreement;
(c)    the Bankruptcy Court has entered the Confirmation Order in form and substance satisfactory to the Debtors and the Required Restructuring Support Parties and such Confirmation Order has become a Final Order and has not been stayed, modified, or vacated on appeal;
(d)    the Restructuring Support Agreement has not been terminated and remains in full force and effect and binding on all parties thereto;
(e)    the New Shareholders Agreement has been entered into by Reorganized Basic Parent and is in full force and effect and binding on all Persons that will receive New Common Shares;
(f)    the conditions to effectiveness of the Backstop Agreement have been satisfied or waived in accordance with the terms thereof, and the Backstop Agreement is in full force and effect and binding on all parties thereto;
(g)    the conditions to effectiveness of the Amended and Restated ABL Credit Agreement have been satisfied or waived in accordance with the terms thereof, and the Amended and Restated ABL Credit Agreement is in full force and effect and binding on all parties thereto;
(h)    the conditions to effectiveness of the Amended and Restated Term Loan Agreement have been satisfied or waived in accordance with the terms thereof, and the Amended and Restated Term Loan Agreement is in full force and effect and binding on all parties thereto;
(i)    the conditions to effectiveness of the New Intercreditor Agreement have been satisfied or waived in accordance with the terms thereof, and such conditions have not been amended without the consent of the Debtors and the Required Restructuring Support Parties, and the New Intercreditor Agreement is in full force and effect and binding on all parties thereto;
(j)    the conditions to effectiveness of the New Convertible Notes Indenture have been satisfied or waived in accordance with the terms thereof, and the New Convertible Notes Indenture is in full force and effect and binding on all parties thereto;
(k)    all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in the

Prepackaged Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;
(l)    the Amended Certificate of Incorporation of Reorganized Basic Parent has been filed with the appropriate governmental authority;
(m)    the Debtors, together with the Subscription Agent (as defined in the Rights Offering Procedures), will have received net proceeds of at least $125 million for the issuance of the New Convertible Notes; and
(n)    the Debtors will deliver to the Requisite Noteholders (as such term is defined in the Restructuring Support Agreement), a copy of the fully executed amendments in respect of the Employment Agreements (as defined in section 8.6 of the Prepackaged Plan) described in section 8.6(i) of the Prepackaged Plan.

2.	Waiver of Conditions Precedent
(a)    Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors and the Required Restructuring Support Parties; provided that, section 9.1(m) of the Prepackaged Plan may be waived with the consent of the Debtors and the Requisite Term Loan Lenders (as such term is defined in the Restructuring Support Agreement), and the consent of the Requisite Noteholders (as such term is defined in the Restructuring Support Agreement) will be required only to the extent such consent is required under the Backstop Agreement. If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent will be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, the waiver of such condition precedent will benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date will foreclose any ability to challenge the Prepackaged Plan in any court. If the Prepackaged Plan is confirmed for fewer than all of the Debtors as provided for in section 5.17 of the Prepackaged Plan, only the conditions applicable to the Debtor or Debtors for which the Prepackaged Plan is confirmed must be satisfied or waived for the Effective Date to occur.
(b)    The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) will be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order will take effect immediately upon its entry.

3.	Effect of Failure of a Condition
If the conditions listed in section 9.1 of the Prepackaged Plan are not satisfied or waived in accordance with section 9.2 of the Prepackaged Plan on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date reasonably acceptable to the Required Restructuring Support Parties and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Prepackaged Plan will be null and void in all respects and nothing contained in the Prepackaged Plan or this Disclosure Statement will (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Person, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the other Restructuring Support Parties, or any other Person.

I.	Effect of Confirmation

1.	Binding Effect
Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of the Prepackaged Plan will bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is Impaired under the Prepackaged Plan and whether such holder has accepted the Prepackaged Plan.

2.	Vesting of Assets
Except as otherwise provided in the Prepackaged Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with the Prepackaged Plan, will vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests. Subject to the terms of the Prepackaged Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Prepackaged Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

3.	Discharge of Claims against and Interests in the Debtors
Upon the Effective Date and in consideration of the distributions to be made under the Prepackaged Plan, except as otherwise provided in the Prepackaged Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder will be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in the Prepackaged Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates will be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

4.	Pre-Confirmation Injunctions and Stays
Unless otherwise provided in the Prepackaged Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, will remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.	Injunction against Interference with Plan
Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective present and former affiliates, employees, agents, officers, directors, and principals, will be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date, provided, that the foregoing will not enjoin any Restructuring Support Party from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.

6.	Plan Injunction
(a)    Except as otherwise provided in the Prepackaged Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Persons who have held, hold, or may hold Claims or Interests will be, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Prepackaged Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Prepackaged Plan; provided, that nothing contained herein will preclude such Persons who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Prepackaged Plan; provided, further, that nothing contained therein will enjoin any Restructuring Support Party from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.
(b)    By accepting distributions pursuant to the Prepackaged Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by the Prepackaged Plan, including, without limitation, the injunctions set forth in this section.

7.	Releases
Under the Prepackaged Plan, Released Parties will receive various releases, as set out in further detail below. For the purpose of the Prepackaged Plan, Released Parties will be defined to mean collectively, and in each case (a) excluding the Excluded Parties and (b) in their capacities as such: (i) the Debtors; (ii) the Debtors’ other non-Debtor affiliates; (iii) the Restructuring Support Parties; (iv) the Backstop Parties; (v) the Term Loan Lenders, (vi) the Term Loan Agent, (vii) the New Term Loan Lenders, (viii) the New Term Loan Agent, (ix) the DIP Facility Agent; (x) the DIP Facility Lenders; (xi) the ABL Facility Agent; and (xii) the ABL Facility Lenders; and with respect to each of the foregoing entities, such entities’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.
(a)    Releases by the Debtors. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Prepackaged Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Prepackaged Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other entities who may purport to assert any Cause of Action, derivatively, by or through the foregoing entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts rights, Causes of Action, losses, remedies, or liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party (including without limitation, the Term Loan Agreement, the 2019 Notes Indenture, and the 2022 Notes Indenture), the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the negotiation, formulation, or preparation of this Disclosure Statement, the Restructuring Support Agreement, and the Prepackaged Plan and related agreements, instruments, and other documents (including Plan Documents), the solicitation of votes with respect to the Prepackaged Plan, the Backstop Agreement, or the Rights Offering, or any other act or omission, transaction, agreement, event, or other occurrence, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.
(b)    Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Prepackaged Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Prepackaged Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the (i) the holders of all Claims and Interests who vote to accept the Prepackaged Plan, (ii) holders of Claims or Interests that are Unimpaired under the Prepackaged Plan, (iii) holders of Claims or Interests whose vote to accept or reject the Prepackaged Plan is solicited but who do not vote either to accept or to reject the Prepackaged Plan, (iv) holders of Claims or Interests who vote to reject the Prepackaged Plan but do not opt out of granting the releases set forth therein, (v) Basic Parent (to the fullest extent permitted by applicable law), (vi) the Term Loan Agent, (vii) the 2019 Notes Indenture Trustee,(viii) the 2022 Notes Indenture Trustee, (ix) the ABL Facility Agent, and (x) the DIP Facility Agent from any and all claims, interests, obligations, suits, judgments, damages, demands, debts rights, Causes of Action, losses, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the negotiation, formulation, or preparation of this Disclosure Statement, the Restructuring Support Agreement, the Prepackaged Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to the Prepackaged Plan, the Backstop Agreement, or the Rights Offering, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct.

8.	Exculpation
Under the Prepackaged Plan, Exculpated Parties will receive various releases and exculpation, as set out in further detail below. For the purpose of the Prepackaged Plan, Exculpated Parties will be defined to mean collectively, and in each case (a) excluding the Excluded Parties and (b) in their capacities as such during the Chapter 11 Cases: (i) the Debtors, (ii) the Restructuring Support Parties, (iii) the Backstop Parties; (iv) the DIP Facility Agent; and (v) the DIP Facility Lenders; and with respect to each of the foregoing entities, such entities’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.
To the extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, remedy or liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Amended and Restated ABL Credit Agreement, the Amended and Restated Term Loan Agreement, the DIP Facility Loan Agreement, the New Convertible Notes Indenture, the New Shareholders Agreement, the Warrant Agreement, the New By-Laws, the Management Incentive Plan, the Backstop Agreement, this Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, and the Prepackaged Plan (including the Plan Documents), or the solicitation of votes for, or confirmation of, the Prepackaged Plan; the funding of the Prepackaged Plan; the occurrence of the Effective Date; the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan; the conducting of the Rights Offering; the issuance of Securities under or in connection with the Prepackaged Plan; or the transactions in furtherance of any of the foregoing; except for intentional fraud, gross negligence, or willful misconduct, but in all respects such entities will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Prepackaged Plan. The Exculpated Parties and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of Securities pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of votes for acceptance or rejection of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan, including the issuance of Securities thereunder. This exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

9.	Injunction Related to Releases and Exculpation
The Confirmation Order will permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Prepackaged Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Prepackaged Plan.

10.	Subordinated Claims
The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments thereof under the Prepackaged Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

11.	Retention of Causes of Action and Reservation of Rights
Except as otherwise provided herein, including, without limitation, sections 10.5, 10.6, 10.7, 10.8 and 10.9 of the Prepackaged Plan, nothing contained in the Prepackaged Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, but not limited to, rights, claims, Causes of Action, rights of setoff, offset, recoupment or other legal or equitable defenses against any holder of Existing Equity Interests that arise on account of such holders’ objection to, or support of, and objection to the Prepackaged Plan. The Reorganized Debtors will have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

12.	Ipso Facto and Similar Provisions Ineffective
Except as otherwise agreed by the Requisite Noteholders (as such term is defined in the Restructuring Support Agreement), any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor will be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any entity based on any of the following: (i) the insolvency or financial condition of a Debtor; (ii) the commencement of the Chapter 11 Cases; (iii) the confirmation or consummation of the Prepackaged Plan, including any change of control that will occur as a result of such consummation; or (iv) the Restructuring.

13.	Indemnification and Reimbursement Obligations
For purposes of the Prepackaged Plan, (a) the obligations of the Debtors to indemnify and reimburse their directors or officers that were directors or officers, respectively, on or subsequent to the Petition Date will be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date will be Administrative Expense Claims. In addition, after the Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of the Petition Date, and all members, managers, directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

J.	Retention of Jurisdiction

1.	Retention of Jurisdiction
Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:
(a)    to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;
(b)    to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;
(c)    to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;
(d)    to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Prepackaged Plan and the Confirmation Order;
(e)    to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;
(f)    to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;
(g)    to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person or other entity with the consummation, implementation, or enforcement of the Prepackaged Plan, the Confirmation Order, or any other order of the Bankruptcy Court;
(h)    to hear and determine any application to modify the Prepackaged Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in the Prepackaged Plan, this Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;
(i)    to hear and determine all Fee Claims;
(j)    to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;
(k)    to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Prepackaged Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;
(l)    to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate the Prepackaged Plan, including any release, exculpation, or injunction provisions set forth in the Prepackaged Plan, or to maintain the integrity of the Prepackaged Plan following the occurrence of the Effective Date;
(m)    to determine such other matters and for such other purposes as may be provided in the Confirmation Order;
(n)    to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
(o)    to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;
(p)    to resolve any disputes concerning whether a Person or entity had sufficient notice of the Chapter 11 Cases, this Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;
(q)    to recover all Assets of the Debtors and property of the Estates, wherever located; and
(r)    to enter a final decree closing each of the Chapter 11 Cases.

K.	Miscellaneous Provisions

1.	Exemption from Certain Transfer Taxes
To the fullest extent permitted by applicable law, the issuance, transfer, or exchange of any Security under the Prepackaged Plan, or any debt arising under (i) the Term Loan Agreement or (ii) the ABL Credit Agreement, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Prepackaged Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, will constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and will not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

2.	Dates of Actions to Implement the Prepackaged Plan
In the event that any payment or act under the Prepackaged Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day but will be deemed to have been completed as of the required date.

3.	Amendments
(a)    Plan Modifications. The Prepackaged Plan may be amended, modified, or supplemented by the Debtors, with the consent of the Required Restructuring Support Parties, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to the Prepackaged Plan, the Debtors, with the consent of the Required Restructuring Support Parties, may remedy any defect or omission or reconcile any inconsistencies in the Prepackaged Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of the Prepackaged Plan, and any holder of a Claim or Interest that has accepted the Prepackaged Plan will be deemed to have accepted the Prepackaged Plan as amended, modified, or supplemented.
(b)    Certain Technical Amendments. Consistent with the Restructuring Support Agreement, prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Prepackaged Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests under the Prepackaged Plan.

4.	Revocation or Withdrawal of the Prepackaged Plan
The Debtors reserve the right to revoke or withdraw the Prepackaged Plan prior to the Effective Date as to any or all of the Debtors (with the consent of the Required Restructuring Support Parties for so long as the Restructuring Support Agreement has not been terminated in accordance with its terms). If, with respect to a Debtor, the Prepackaged Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Prepackaged Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Prepackaged Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases affected by the Prepackaged Plan, and any document or agreement executed pursuant to the Prepackaged Plan will be deemed null and void; and (c) nothing contained in the Prepackaged Plan will (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Person; (ii) prejudice in any manner the rights of such Debtor or any other Person; or (iii) constitute an admission of any sort by any Debtor or any other Person.

5.	Severability
Subject to section 5.17 of the Prepackaged Plan, if, prior to the entry of the Confirmation Order, any term or provision of the Prepackaged Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of the Prepackaged Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with this section, is valid and enforceable pursuant to its terms.

6.	Governing Law
Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under the Prepackaged Plan and the Plan Documents will be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than section 5-1401 and section 5-1402 of the New York General Obligations Law).

7.	Immediate Binding Effect
Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Prepackaged Plan and the Plan Documents will be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns.

8.	Successors and Assigns
The rights, benefits, and obligations of any entity named or referred to in the Prepackaged Plan will be binding on and will inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such entity.

9.	Entire Agreement
On the Effective Date, the Prepackaged Plan, the Plan Supplement, and the Confirmation Order will supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Prepackaged Plan.

10.	Computing Time
In computing any period of time prescribed or allowed by the Prepackaged Plan, unless otherwise set forth in the Prepackaged Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 will apply.

11.	Exhibits to Prepackaged Plan
All exhibits, schedules, supplements, and appendices to the Prepackaged Plan (including the Plan Supplement) are incorporated into and are a part of the Prepackaged Plan as if set forth in full herein.

12.	Notices
All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, will be in writing (including by facsimile transmission) and, unless otherwise provided herein, will be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
BASIC ENERGY SERVICES, INC.
801 Cherry Street, Suite 2100
Fort Worth, Texas 76102
Attn: T. M. “Roe” Patterson, President, Chief Executive Officer and
Alan Krenek, Senior Vice President, Chief Financial Officer, Treasurer and Secretary
– and –
RICHARDS, LAYTON & FINGER, P.A.
Daniel J. DeFranceschi (No. 2732)
Michael J. Merchant (No. 3854)
Zachary I. Shapiro (No. 5103)
Brendan J. Schlauch (No. 6115)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
Attorneys for the Debtors
– and –
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Attn: Ray C. Schrock, P.C. and Ronit J. Berkovich, Esq.
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for the Debtors
After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002; provided, that the U.S. Trustee need not file such a renewed request and will continue to receive documents without any further action being necessary. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to the U.S. Trustee and those entities that have filed such renewed requests.

13.	Reservation of Rights
Except as otherwise provided in the Prepackaged Plan, the Prepackaged Plan will be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of the Prepackaged Plan, any statement or provision of the Prepackaged Plan, or the taking of any action by the Debtors with respect to the Prepackaged Plan will be or will be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.
VII.
FINANCIAL INFORMATION AND PROJECTIONS

A.	Consolidated Condensed Projected Financial Information
The Debtors believe that the Prepackaged Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Prepackaged Plan. In connection with the development of the Prepackaged Plan and for the purposes of determining whether the Prepackaged Plan satisfies the feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. The Debtors prepared financial projections (the “Projections”) for the balance of the 2016 calendar year, and for 2017 through 2021 (the “Projection Period”), as set forth below.
The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Projections to holders of Claim or other parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to the provisions of the Prepackaged Plan. In connection with the planning and the development of the Prepackaged Plan, the Projections were prepared by the Debtors, with the assistance of their professionals, to present the anticipated impact of the Prepackaged Plan. The Projections assume that the Prepackaged Plan will be implemented in accordance with its stated terms. The Projections are based on forecasts and variables and may be significantly impacted by, among other factors, oil and natural gas prices, expectations regarding future commodity prices, the level of activity of oil and natural gas exploration, development and production, demand for drilling services, demand for drilling services equipment, competition within the industry, changes in the political environment, regulatory changes, and/or a variety of other factors. Consequently, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to material business, economic, and other uncertainties. Therefore, the Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein. The Projections included herein were last updated on September 30, 2016.
THE DEBTORS PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF THEIR ADVISORS. THE DEBTORS DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE SEC. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATIONS REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PREPACKAGED PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.
THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTION WHICH THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. EXCEPT AS OTHERWISE PROVIDED IN THE PREPACKAGED PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN, HOLDERS OF CLAIMS OR INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.
The Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth in this Disclosure Statement, the Prepackaged Plan, the Prepackaged Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

Summary Financial Projections (in US$ millions)
	2016E	2017E	2018E	2019E	2020E	2021E
	FY	FY	FY	FY	FY	FY
Revenue
Well Servicing	$159	$186
Fluid Services	190	203
Completion & Remedial Services	157	177
Contract Drilling	6	6
Total Revenue	$513	$572	$826	$1,064	$1,254	$1,416
Expenses
Well Servicing	($136)	($158)
Fluid Services	(157)	(161)
Completion & Remedial Services	(135)	(148)
Contract Drilling	(6)	(6)
Total Expenses	($434)	($472)	($625)	($768)	($873)	($965)
G&A	(116)	(111)	(110)	(122)	(132)	(149)
Depreciation & Amortization	(219)	(230)	(220)	(210)	(230)	(250)
Gain (loss) on sale of assets	(2)	(3)	(3)	(3)	(3)	(3)
Operating income (loss)	($257)	($243)	($131)	($40)	$16	$49
Restructuring costs	(42)	--	--	--	--	--
Other, net	1	1	1	1	1	1
Interest expense, net	(58)	(41)	(42)	(23)	(11)	(4)
Income (loss) from operations	($357)	($284)	($173)	($62)	$6	$46
Income tax (provision) benefit	70	101	66	24	(2)	(17)
Net Income (loss)	($287)	($183)	($107)	($39)	$3	$28
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Income tax (provision) benefit	($70)	($101)	($66)	($24)	$2	$17
Interest expense, net	58	41	42	23	11	4
Restructuring costs	42	--	--	--	--	--
Depreciation & Amortization	219	230	220	210	230	250
Gain (loss) on sale of assets	2	3	3	3	3	3
Adjusted EBITDA	($36)	($10)	$92	$174	$250	$303
Change in Net Working Capital	5	(10)	(27)	(24)	(25)	(18)
Total Capital Expenditures	(23)	(24)	(50)	(75)	(100)	(150)
Other Investing Activity	5	9	9	9	9	9
Professional Fees and Expenses	(40)	--	--	--	--	--
Non-Cash Deferred Compensation	10	10	10	10	10	10
Other Non-Cash Items	(3)	--	--	--	--	--
Interest Expense	(48)	(26)	(26)	(20)	(8)	(4)
Proceeds from Debt Issuance	328	--	--	--	--	--
Payment of Debt & Capital Leases	(86)	(30)	(27)	(79)	(135)	(57)
Payments for Deferred Loan & Offering Costs	(20)	--	--	--	--	--
Stock Repurchases	(1)	--	--	--	--	--
Restricted Cash	--	--	--	--	--	--
Levered Free Cash Flow	$90	($82)	($20)	($5)	$0	$92

note:    Assumes no further cash collateralization of letters of credit

B.	Assumptions to the Projections

1.	General Assumptions
Presentation. The Projections are presented on a consolidated basis, including estimates of operating results for Debtor and non-Debtor entities, combined.

Methodology. In developing the Projections, the Debtors considered expected customer activity levels by segment based on expected commodity prices and historical trends. Projected cash flows are based on the assumption that activity levels in well servicing, contract drilling and hydraulic fracturing will begin to recover in 2018 in response to improved oil and natural gas prices and increasing E&P capex budgets.

Plan Consummation. The Projections assume that the Prepackaged Plan will be consummated on or about December 31, 2016.

2.	Assumptions With Respect to the Projected Income Statement
Revenues. In the Financial Projections, revenues are forecasted by individual operating segment. The Debtors developed activity and pricing assumptions based on historical levels and expected future commodity pricing. Segment level revenues projections are based upon activity and pricing levels which are influenced by utilization of the Basic Group’s fleet. Utilization rates begin to improve in 2018 and beyond in response to improving oil and natural gas prices and higher expected E&P capex budgets.

Operating Costs. The direct cost forecast is based on the Debtors’ review of historical operating results, discussions with field personnel regarding planned utilization levels and associated cost impact and an evaluation of opportunities to reduce costs. Direct costs consist primarily of labor costs, materials and supplies necessary to complete forecasted jobs, routine repair and maintenance costs and other direct costs incurred in the normal course of completing a job. Direct costs are expected to increase throughout the forecast period due to an anticipated increase in utilization and overall activity levels.

General and Administrative. Selling, general and administrative costs (“SG&A”) are comprised primarily of indirect labor costs, research and development and other expenses associated with corporate overhead. The amount of SG&A is based on historical SG&A cost trends, adjusted for cost reduction efforts.

Depreciation and Amortization. Depreciation and amortization reflects the anticipated depreciation and amortization of the Debtors’ net property, plant & equipment and intangible assets based on book values. No changes have been made for asset value adjustments resulting from the application of “fresh start” reporting as required by Topic 852, Reorganizations, of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification.

Interest Expense. Interest expense post-emergence is forecasted based on the Amended and Restated Credit Agreement and Secured Term Loan, as more fully described in the Prepackaged Plan and the exhibits thereto.

Income Tax (Expense) Benefit. Income tax is estimated based on the anticipated effective corporate tax rate.

Restructuring Expenses. Restructuring Expenses include costs related to the recapitalization process, including but not limited to professional fees, claims administration and other items. Estimated amounts are based on the terms of contracts and historical precedent.

3.	Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows
Working Capital. Working capital assumptions are based on historical days sales outstanding and historical days payable as well as historical levels of prepaid and other current assets and current liabilities.

Capital Expenditures. Capital expenditures primarily relate to maintenance-oriented capital necessary to maintain the service capability of the Debtors’ existing assets in the normal course of the Debtors’ businesses. In addition, the Projections include capital associated with ongoing major refurbishment and overhaul work that may be needed based on historical precedent.

VIII.
VALUATION ANALYSIS
The Debtors have been advised by Moelis with respect to the reorganization value of the Reorganized Debtors on a going concern basis.
Solely for purposes of the Prepackaged Plan, the estimated range of a reorganization value of the Reorganized Debtors was assumed to be approximately $425 million to $625 million (with a midpoint estimate of approximately $525 million) as of an assumed Effective Date of December 31, 2016. The valuation analysis herein is based on information as of the date of this Disclosure Statement and is based on the Projections for the Projection Period. For purposes of this valuation, it has been assumed that no material changes that would affect value occur between the date of this Disclosure Statement and the assumed Effective Date. Moelis’ estimate of a range of reorganization values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Prepackaged Plan or of the terms and provisions of the Prepackaged Plan.
THE ASSUMED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF DECEMBER 31, 2016, REFLECTS WORK PERFORMED BY MOELIS ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE DEBTORS AVAILABLE TO MOELIS AS OF SEPTEMBER 30, 2016. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT MOELIS’ CONCLUSIONS, MOELIS DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.
Based upon the assumed combined range of the reorganization value of the Reorganized Debtors of between $425 million and $625 million and assumed net debt of $298 million (assuming a debt balance of $405 million and a pro forma cash balance of $107 million as of December 31, 2016), Moelis has employed an imputed estimate of the range of equity value for the Reorganized Debtors between approximately $127 million and $327 million, with a midpoint estimate of $227 million.
The assumed range of reorganization value was based on the Projections for the Projection Period, as set forth previously.

MOELIS DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS IN CONNECTION WITH MOELIS’ ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH. ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE. IN THE CASE OF THE REORGANIZED DEBTORS, THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY MOELIS REPRESENT THE HYPOTHETICAL REORGANIZATION VALUE OF THE REORGANIZED DEBTORS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PREPACKAGED PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION VALUE OF THE REORGANIZED DEBTORS THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PREPACKAGED PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.
THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, MOELIS, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.
Moelis assumed that the Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. The estimated Enterprise Value and Equity Value ranges assume the Reorganized Debtors will achieve their Projections in all material respects, including revenue growth, EBITDA margins, and cash flows as projected. If the business performs at levels below or above those set forth in the Projections, such performance may have a materially negative or positive impact, respectively, on Enterprise Value and Equity Value. In estimating the Enterprise Value, Moelis: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods (b) reviewed certain internal financial and operating data of the Debtors, including the Projections; (c) discussed the Debtors’ operations and future prospects with the senior management team; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Moelis deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Moelis assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management as well as publicly available information.
The estimated Enterprise Value and Equity Value do not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Prepackaged Plan. Moelis has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance at any time. The estimated Enterprise Value and Equity Value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Prepackaged Plan or of the terms and provisions of the Prepackaged Plan.
Moelis did not estimate the value of any tax attributes nor did it estimate the impact of any cancellation of indebtedness income on the Reorganized Debtors’ projections. Any changes to the assumptions on the availability of tax attributes or the impact of cancellation of indebtedness income on the Reorganized Debtors’ projections could materially impact Moelis’ valuation analysis.
THE ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DETERMINED BY MOELIS REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF REORGANIZED DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH MOELIS’ VALUATION ANALYSIS.
MOELIS IS ACTING AS INVESTMENT BANKER TO THE DEBTORS, AND WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL OR OTHER SPECIALIST ADVICE.
IX.
TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS
The Solicitation is being made before the Petition Date only to holders of Unsecured Notes Claims who are “accredited investors” within the meaning of Rule 501(a) of Regulation D of the Securities Act.
The issuance of and the distribution under the Prepackaged Plan of the New Common Shares, the Warrants (and the New Common Shares issuable upon exercise thereof), the Subscription Rights, and the New Convertible Notes issued pursuant to the Rights Offering (and the New Common Shares issuable upon conversion thereof) will be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code.
Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. Section 1145 of the Bankruptcy Code also exempts from registration the offer of a security through any right to subscribe sold in the manner provided in the prior sentence, and the sale of a security upon the exercise of such right. In reliance upon this exemption, the New Common Shares, the Warrants (and the New Common Shares issuable upon exercise thereof), the Subscription Rights, and the New Convertible Notes issued pursuant to the Rights Offering (and the New Common Shares issuable upon conversion thereof) will be exempt from the registration requirements of the Securities Act, and state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.
The issuance and sale, as applicable, of the New Convertible Notes (and the New Common Shares issuable upon conversion thereof) to the Backstop Parties under the Backstop Agreement is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.
Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.
Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.
In any case, recipients of new securities issued under the Prepackaged Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.
Listing. Upon the Effective Date of the Prepackaged Plan, Reorganized Basic Parent will use its reasonable best efforts to have the New Common Shares listed on a nationally recognized exchange as soon as practicable subject to meeting applicable listing requirements following the Effective Date. No assurance can be given that a holder of such securities will be able to sell such securities in the future or as to the price at which any sale may occur.
Legends. To the extent certificated, certificates evidencing the New Common Shares, Notes and Warrants held by holders of 10% or more of the outstanding New Common Shares, or who are otherwise underwriters as defined in section 1145(b) of the Bankruptcy Code, will bear a legend substantially in the form below:
[THE ORDINARY SHARES] [THE NOTE] [THE WARRANT] REPRESENTED BY THIS CERTIFICATE [HAS] [HAVE] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,

AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS BASIC ENERGY SERVICES, INC. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.
X.
CERTAIN TAX CONSEQUENCES OF THE PREPACKAGED PLAN
The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Prepackaged Plan to the Debtors (including the Reorganized Debtors) and to holders of certain Claims. This discussion does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired or deemed to reject the Prepackaged Plan. Additionally, this discussion does not address the U.S. federal income tax consequences to holders of Term Loan Claims or the Backstop Parties.
The discussion of U.S. federal income tax consequences below is based on the Tax Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS or any other taxing authority with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.
This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax (“AMT”) or the “Medicare” tax on unearned income, and persons whose Claims are part of a straddle, hedging, constructive sale, or conversion transaction). In addition, this discussion does not address U.S. federal taxes other than income taxes.
This discussion assumes that the Unsecured Notes, Subscription Rights, New Convertible Notes and New Common Shares will be held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.
The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances. You are urged to consult your own tax advisor for the U.S. federal, state, local, non-U.S., and other tax consequences applicable under the Prepackaged Plan.

A.	Consequences to the Debtors

1.	Cancellation of Debt Income
In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any new indebtedness of the taxpayer issued, and (iii) the fair market value of any other new consideration (including stock of the debtor or a party related to the debtor) given in satisfaction, or as part of the discharge, of such indebtedness at the time of the exchange. Because the Prepackaged Plan provides that holders of Unsecured Notes will receive New Common Shares and Subscription Rights, the amount of COD Income will depend in part on the fair market value of the New Common Shares and the Subscription Rights. This value, and, consequently, the amount of COD Income that will be realized by the Debtors as a result of the Prepackaged Plan, cannot be determined at this time.
Under section 108 of the Tax Code, COD Income of a debtor is excluded from gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. As a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income as provided in sections 108 and 1017 of the Tax Code. As noted above, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, cannot be determined at this time. In general, tax attributes of the debtor will be reduced in the following order: (a) net operating loss (“NOLs”) and NOL carryovers; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of the post-Effective Date indebtedness, provided an election pursuant to section 108(b)(5) of the Tax Code, as described below, is not made), which includes the stock of subsidiaries; (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a debtor with excluded COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code. The reduction of the debtor’s tax attributes occurs at the end of the tax year for which the excluded COD Income is realized, but only after the tax for the year of the debt discharge has been determined; in this way, the attribute reduction is generally effective as of the start of the year following the discharge. If the amount of excluded COD Income exceeds available tax attributes, the excess is not subject to U.S. federal income tax and has no other U.S. federal income tax impact.
The Treasury Regulations provide specific rules for applying tax attribute reduction to an affiliated group of corporations. Under these Treasury Regulations, the tax attributes of each member of an affiliated group of corporations that realizes excluded COD Income is subject to reduction to the extent of that member’s excluded COD Income. The rules do not permit the basis of member stock held by the debtor corporation to be reduced below zero such that the reduction results in the creation of, or increase in, an “excess loss account.” To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member to the extent of the lower-tier member’s deemed COD Income from this “look through rule.” If a debtor member’s excluded COD Income, but not its deemed COD Income, exceeds its tax attributes, the excess COD Income is applied to reduce certain remaining consolidated tax attributes of the affiliated group. Any excess COD Income after reducing the debtor group’s consolidated tax attributes have no other U.S. federal income tax consequence.

2.	Limitation of NOL Carryforwards and Other Tax Attributes
The Debtors currently estimate that, as of the Effective Date, their federal NOL carryovers will exceed $450 million. However, as a result of the consummation of the Prepackaged Plan, the Debtors expect that a significant portion of the federal NOLs, NOL carryovers, and certain other tax attributes will be reduced, or eliminated as a result of the bankruptcy exception to inclusion of COD Income. Following Confirmation, the Debtors anticipate that any remaining NOL carryovers and certain other tax attributes (such as losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change) of the Reorganized Debtors allocable to periods before the Effective Date (collectively, the “Pre-Change Losses”) may be subject to limitation under sections 382 and 383 of the Tax Code as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions consummated pursuant to the Prepackaged Plan.
Under sections 382 and 383 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. The Debtors anticipate that the distribution of the New Common Shares pursuant to the Prepackaged Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Reorganized Debtors’ use of their Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the Tax Code applies.
Generally, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then built-in losses (including, but not limited to, amortization or depreciation deductions attributable to such built-in losses) recognized during the sixty (60) month period following the “ownership change” (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses, the deductibility of which will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change.

3.	General Section 382 Annual Limitation
In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (a) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs: 1.82 percent for October, 2016). If the Reorganized Debtors have a net unrealized built-in gain in their assets (as opposed to a net unrealized built-in loss), the section 382 limitation may be increased to the extent that the Reorganized Debtors recognize (or are deemed to recognize pursuant to the safe harbors provided in IRS Notice 2003-65) certain built-in gains in their assets during the sixty (60) month period following the ownership change. Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. Any unused annual limitation may be carried forward and therefore available to be utilized in a subsequent taxable year. As discussed below, however, special rules apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

4.	Special Bankruptcy Exceptions
An exception to the foregoing annual limitation rules generally applies when former shareholders and “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their equity interests or claims (as applicable), at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not subject to the annual limitation. However, if the 382(l)(5) Exception applies, the Debtors’ NOL carryovers will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization (the “Interest Haircut”). If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ annual limitation with respect to the Pre-Change Losses, as of the date of the subsequent “ownership change,” would be zero.
Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for the 382(l)(5) Exception or the debtor affirmatively elects to not have the 382(l)(5) Exception apply to the debtor’s “ownership change”), a second special rule will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation is calculated by reference to the lesser of the value of the reorganized debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the annual limitation to be determined based on the fair market value the equity of a debtor corporation that undergoes an “ownership change” to be determined immediately before the events giving rise to the “ownership change.” The 382(l)(6) Exception does not require the application of the Interest Haircut to the debtor’s NOL carryovers. Further, if the 382(l)(6) Exception applies, a debtor that experiences a subsequent “ownership change” would be subject to the general section 382 annual limitation rules with respect to Pre-Change Losses as of the date of the subsequent “ownership change.”
The Debtors have not yet determined whether or not the 382(l)(5) Exception will apply in connection with the Prepackaged Plan. It is possible that the Debtors will not qualify for the 382(l)(5) Exception, or may elect to not have the 382(l)(5) Exception apply if the Debtors qualify for the 382(l)(5) Exception. In either such case, the Debtors expect that their use of the Pre-Change Losses (if any) after the Effective Date will be subject to limitation based on the 382(l)(6) Exception. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if a subsequent “ownership change” within the meaning of section 382 of the Tax Code were to occur after the Effective Date.

5.	Alternative Minimum Tax
In general, an AMT is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20 percent rate to the extent such tax exceeds the corporation’s regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. For example, under the adjusted current earnings (“ACE”) provisions of the Tax Code, which provides for certain additional adjustments to AMTI, section 56(g)(4)(G) of the Tax Code requires a corporation that has a net unrealized built-in loss in its assets at the time it experiences an “ownership change” (as discussed above), to adjust, for purposes of the ACE adjustment to AMT, the basis of each asset of the corporation immediately after the ownership change to be equal to its proportionate share (determined on the basis of respective fair market values) of the fair market value of the assets of the corporation, as determined under section 382(h) of the Tax Code, immediately before the ownership change. The effect of this ACE adjustment may increase the amount of AMT owed by the Reorganized Debtors for the tax years including and following the Effective Date. This adjustment to ACE basis is effective for any corporation with a net unrealized built-in loss at the time it experiences an “ownership change” irrespective of whether the 382(l)(5) Exception or 382(l)(6) Exception applies to the “ownership change.”

B.	Consequences to Holders of Certain Claims
This summary discusses the U.S. federal income tax consequences to holders of Unsecured Notes Claims who are U.S. Holders and does not discuss tax consequences for those who are not U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of Unsecured Notes Claims, Subscription Rights, New Convertible Notes or New Common Shares, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds Unsecured Notes Claims, Subscription Rights, New Convertible Notes or New Common Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in such a partnership holding any of such instruments, you should consult your own tax advisor.

1.	Holders of Unsecured Notes Claims
Pursuant to the Prepackaged Plan, holders of Unsecured Notes Claims will receive New Common Shares and Subscription Rights in complete and final satisfaction of their respective Unsecured Notes Claims.
The U.S. federal income tax consequences of the Prepackaged Plan to a U.S. Holder of Unsecured Notes Claims depends, in part, on whether the holder’s Claim constitutes a “security” of Basic Parent for U.S. federal income tax purposes. This determination is made separately for each type of Unsecured Notes Claim. If an Unsecured Notes Claim constitutes a security of Basic Parent, then the receipt of New Common Shares and, subject to the discussion below, Subscription Rights in accordance with the Prepackaged Plan should be treated as part of a tax “reorganization” for U.S. federal income tax purposes, with the consequences described below in B.1.(b) —“Reorganization Treatment.” If, on the other hand, an Unsecured Notes Claim does not constitute a security of Basic Parent, then the receipt of New Common

Shares and Subscription Rights in exchange therefor will be treated as a fully taxable transaction, with the consequences described below in B.1.(a) —“Fully Taxable Exchange.”
The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities. Although the matter is not free from doubt, the Debtors intend to take the position that the Unsecured Notes Claims constitute “securities” for the U.S. federal income tax purposes. Holders of Unsecured Notes Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of their Unsecured Notes Claims.
Whether the receipt of the Subscription Rights constitutes a part of a tax “reorganization” for U.S. federal income tax purposes will depend on whether the Subscription Rights constitute “securities,” which could depend on the characterization of the Subscription Rights as options to acquire the underlying New Convertible Notes or as transitory instruments in an integrated transaction pursuant to which the underlying New Convertible Notes are acquired directly by holders in the exchange. We have not yet determined our reporting position with respect to whether the Subscription Rights constitute “securities” for U.S. federal income tax purposes. Once we have made our determination, we intend to notify U.S. Holders of Subscription Rights of our reporting position which may be pursuant to a website announcement. Each U.S. Holder of Subscription Rights is urged to consult its own tax advisor with respect to whether the Subscription Rights constitute “securities” for U.S. federal income tax purpose. Although the discussion below generally refers to the Subscription Rights as part of the consideration received in respect of an Unsecured Notes Claim, under an alternative characterization it may be possible to integrate the transaction and view a direct interest in the New Convertible Notes as part of the consideration received in respect of an Unsecured Notes Claim. See C.1. — “Treatment of Subscription Rights and New Convertible Notes – Status of Subscription Rights as Options or New Convertible Notes,” below.

(a)	Fully Taxable Exchange
In general, if the exchange of a Unsecured Notes Claim pursuant to the Prepackaged Plan is a fully taxable exchange, a U.S. Holder should recognize gain or loss in an amount equal to the difference, if any, between (i) the aggregate fair market value of all consideration received in the exchange therefor (other than any exchange consideration received in respect of a claim for accrued but unpaid interest and possibly accrued OID), which will include the New Common Shares and either the Subscription Rights or the Mandatory Convertible Notes, depending on the tax law treatment of the Subscription Rights, and (ii) the holder’s adjusted tax basis in the Unsecured Notes Claims exchanged (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). See B.3. — “Character of Gain or Loss,” below. In addition, a U.S. Holder of a Unsecured Notes Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See B.2. — “Distributions in Discharge of Accrued Interest,” below.
In the case of a taxable exchange, a U.S. Holder’s tax basis in the New Common Shares, and to the extent a U.S. Holder’s receipt of the Subscription Rights is characterized as the receipt of an option, the

Subscription Rights, received in respect of its Unsecured Notes Claim on the Effective Date should equal their respective fair market values on the Effective Date.

(b)	Reorganization Treatment
If an Unsecured Notes Claim constitutes a security of Basic Parent, the receipt of New Common Shares and Subscription Rights in exchange therefor will qualify for reorganization exchange treatment for U.S. federal income tax purposes. The classification as a reorganization exchange generally serves to defer the recognition of any taxable gain or loss by the U.S. Holder. However, a U.S. Holder generally is still required to recognize any gain to the extent the holder receives consideration other than stock or “securities” of the exchanging company. Accordingly, a U.S. Holder of a Unsecured Notes Claim generally will not recognize any loss upon the exchange, but will recognize any gain (computed as described in the preceding section) to the extent of the fair market value of the Subscription Rights received in the exchange if the Subscription Rights do not constitute “securities” of Basic Parent. In addition, even within an otherwise tax-free exchange, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income (See B.2. — “Distributions in Discharge of Accrued Interest,” below).
In a reorganization exchange, a U.S. Holder’s aggregate tax basis in the New Common Shares and Subscription Rights (if the Subscription Rights constitute “securities”) received will equal such holder’s aggregate adjusted tax basis in the Unsecured Notes Claims exchanged therefor, increased by any gain or interest income recognized in the exchange and decreased by any exchange consideration that does not constitute stock or “securities” of Reorganized Basic Parent. Such aggregate tax basis presumably should be allocated among the New Common Shares and Subscription Rights (if the Subscription Rights constitute “securities”) received in accordance with their relative fair market values. If the Subscription Rights do not constitute “securities” of Reorganized Basic Parent, then a U.S. Holder’s tax basis in the Subscription Rights received may be their fair market value. See C.—“Treatment of Subscription Rights and New Convertible Notes” below. In a reorganization exchange, a U.S. Holder’s holding period in the New Common Shares and Subscription Rights (if the Subscription Rights constitute “securities”) received will include its holding period in the Unsecured Notes Claims exchanged therefor, except to the extent of any exchange consideration received in respect of accrued but unpaid interest.

2.	Distributions in Discharge of Accrued Interest
In general, to the extent that any exchange consideration received pursuant to the Prepackaged Plan by a U.S. Holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a U.S. Holder may be entitled to recognize a deductible loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a U.S. Holder of a Unsecured Notes Claim that does not constitute a “security” would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.
The Prepackaged Plan provides that consideration received in respect of an Unsecured Notes Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to any Claim for accrued but unpaid interest. See section 6.12 of the Prepackaged Plan. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. You are urged to consult your own tax advisor regarding the allocation of consideration received under the Prepackaged Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

3.	Character of Gain or Loss
Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.
A U.S. Holder that purchased its Unsecured Notes Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if the holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If a U.S. Holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange but, if the exchange is a reorganization exchange, only up to the amount of gain that the holder recognizes in the exchange.
In the case of an exchange of Unsecured Notes Claims that qualifies as a reorganization exchange, the Tax Code indicates that any accrued market discount in respect of the Unsecured Notes Claims should not be currently includible in income under Treasury regulations to be issued. Rather, such accrued market discount should carry over to any nonrecognition property received in exchange therefor (i.e., to the New Common Shares and Subscription Rights, if such Subscription Rights constitute “securities”, received in the exchange). Any gain recognized by a U.S. Holder upon a subsequent disposition of such New Common Shares or Subscription Rights would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

C.	Treatment of Subscription Rights and New Convertible Notes

1.	Status of Subscription Rights as Options or New Convertible Notes
The characterization of the Subscription Rights and their subsequent exercise for U.S. federal income tax purposes – as simply the exercise of options to acquire the underlying New Convertible Notes or, alternatively, as an integrated transaction pursuant to which the underlying New Convertible Notes are acquired directly in partial satisfaction of a holder’s Unsecured Notes Claim – is uncertain.
Regardless of the characterization of the Subscription Rights, a U.S. Holder of Subscription Rights generally would not recognize any gain or loss upon the exercise of such Subscription Rights (beyond the gain or loss recognized in respect of its Claim, as described above).

2.	Ownership and Disposition of New Convertible Notes

(a)	Status of New Convertible Notes as Debt or Equity
For an instrument with both debt-like and equity-like features to be considered “debt” for U.S. federal income tax purposes, the instrument must represent an unqualified obligation to pay a sum certain with interest regardless of the debtor’s income or lack thereof. Conversely, if there is not an unqualified obligation to pay a sum certain, and the instrument represents an embarking on the corporate venture such that the holder takes the risks of loss so that it might share in the profits of success, such instrument generally will be considered “stock” for U.S. federal income tax purposes. Congress and Treasury have generally left such determination up to the courts, which have developed a multi-factored test based on facts and circumstances with no one factor determinative. Because the New Convertible Notes are mandatorily convertible into New Common Shares upon the earlier of a number of specified events, the New Convertible Notes have an indefinite maturity and an unlimited participation in the corporation’s growth and, consequently, the Debtors believe that the New Convertible Notes are properly regarded as “stock” for U.S. federal income tax purposes, and the discussion herein so assumes.
Moreover, the Prepackaged Plan provides (as will the governing instrument) that all parties, including the Reorganized Debtors and all holders of Unsecured Notes Claims who receive New Convertible Notes pursuant to the Prepackaged Plan, must treat the New Convertible Notes as stock (that is not preferred stock for purposes of Section 305 of the Code) of Reorganized Basic Parent for U.S. federal income tax purposes. In addition, to the extent permitted by applicable law, all parties must report consistent therewith for U.S. state and local income tax purposes.

(b)	PIK Interest/Distributions
In accordance with the terms of the New Convertible Notes, Reorganized Basic Parent will pay all the interest due on the New Convertible Notes as PIK interest, thereby increasing the aggregate principal amount of the New Convertible Notes. Assuming, as discussed above, that the New Convertible Notes are treated as “stock” for U.S. federal income tax purposes, the PIK interest paid on the New Convertible Notes may be treated as a deemed distribution of additional stock of Reorganized Basic Parent to holders of New Convertible Notes. It is unclear whether such deemed distribution of stock with respect to the New Convertible Notes would be taxable or tax-free to the U.S. Holders of New Convertible Notes. Each U.S. Holder of Unsecured Note Claims is urged to consult its own tax advisor with respect to the treatment of PIK interest on the New Convertible Notes for U.S. federal income tax purposes.

(c)	Disposition of New Convertible Notes
Unless a nonrecognition provision applies and subject to the discussion above with respect to market discount (see B.3.—“Consequences to Holders of Certain Claims – Character of Gain or Loss,” above) and the discussion below, U.S. Holders generally will recognize capital gain or loss upon the sale or exchange of the New Convertible Notes in an amount equal to the difference between (i) the holder’s adjusted tax basis in the New Convertible Notes held and (ii) the sum of the cash and the fair market value of any property received from such disposition. Any such gain or loss generally should be long-term capital gain or loss if the holder’s holding period for its New Convertible Notes held is more than one year at that time. A reduced tax rate on long-term capital gain may apply to non-corporate holders. The deductibility of capital loss is subject to significant limitations.
Any gain recognized by a U.S. Holder upon a subsequent disposition of the New Convertible Notes (or any stock or property received for such New Convertible Notes in a later tax-free exchange) received in exchange for a Unsecured Notes Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange or previously as a result of the write-down of the Unsecured Notes Claim, decreased by any income (other than interest income) recognized by the holder upon exchange of the Unsecured Notes Claim, and (ii) with respect to a cash-basis holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the holder’s Unsecured Notes Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

3.	Exercise of Subscription Rights
Regardless of the characterization of the Subscription Rights, a U.S. Holder of Subscription Rights generally would not recognize any gain or loss upon the exercise of such Subscription Rights.
A U.S. Holder’s aggregate tax basis in the New Convertible Notes received upon exercise of a Subscription Right should be equal to the sum of (i) the amount paid for the New Convertible Notes and (ii) the holder’s tax basis, if any, in the Subscription Rights or, alternatively, under an integrated transaction analysis, in any New Convertible Notes that are treated as directly acquired in partial satisfaction of the holder’s Unsecured Notes Claim. A U.S. Holder’s holding period in the New Convertible Notes received upon exercise of a Subscription Right generally should commence the day following the Effective Date, unless the Subscription Right is disregarded and the holder is instead treated as receiving for its Unsecured Notes Claim a portion of the New Convertible Notes acquired equal in value to the Subscription Rights. In the latter event, the U.S. Holder could have a split holding period (part new and part carry over) if the receipt of the New Convertible Notes was part of a “reorganization” exchange for U.S. federal income tax purposes. In addition, if either the Subscription Rights or, under an integrated transaction analysis, the New Convertible Notes acquired are treated as received as part of a reorganization exchange, any gain recognized upon a subsequent disposition of the New Convertible Notes may be treated as ordinary income to the extent of any carryover of accrued market discount not previously included in income (see B.3.— “Consequences to Holders of Certain Claims – Character of Gain or Loss,” above).
It is uncertain whether a U.S. Holder that does not exercise a Subscription Right should be treated as receiving anything of additional value in respect of its Unsecured Notes Claim. If the U.S. Holder is treated as having received a Subscription Right of value (despite its subsequent lapse), such that it obtains a tax basis in the right, the U.S. Holder generally would recognize a loss to the extent of the U.S. Holder’s tax basis in the Subscription Right. In general, such gain or loss would be a capital gain or loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (taking into account that the receipt of the Subscription Rights in partial satisfaction of a Unsecured Notes Claim could be part of a reorganization exchange, even if the right goes unexercised, such that the U.S. Holder may carry over the holding period in its Unsecured Notes Claim).

D.	Consequences to Holders of New Common Shares

1.	Distributions on New Common Shares
The gross amount of any distribution of cash or property made to a U.S. Holder with respect to New Common Shares generally will be includible in gross income by a U.S. Holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits of Reorganized Basic Parent, as determined under U.S. federal income tax principles. Dividends received by non-corporate U.S. Holders may qualify for reduced rates of taxation. Subject to applicable limitations, a distribution which is treated as a dividend for U.S. federal income tax purposes may qualify for the dividends-

received deduction if such amount is distributed to a U.S. Holder that is a corporation and certain holding period and other requirements are satisfied. Any dividend received by a U.S. Holder that is a corporation may be subject to the “extraordinary dividend” provisions of the Tax Code.
A distribution in excess of current and accumulated earnings and profits of the Reorganized Basic Parent, as determined under U.S. federal income tax principles, first will be treated as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in its New Common Shares and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain or decreasing the amount of loss recognized on a subsequent taxable disposition of the New Common Shares). To the extent that such distribution exceeds the U.S. Holder’s adjusted tax basis in its New Common Shares, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its New Common Shares exceeds one year as of the date of the distribution.

2.	Sale, Exchange or Other Taxable Disposition of New Common Shares
Subject to the discussion of market discount below, for U.S. federal income tax purposes, a U.S. Holder generally will recognize capital gain or loss on the sale, exchange, or other taxable disposition of any of its New Common Shares in an amount equal to the difference, if any, between the amount realized for the New Common Shares and the U.S. Holder’s adjusted tax basis in the New Common Shares. Capital gains of non-corporate U.S. Holders derived with respect to a sale, exchange, or other taxable disposition of New Common Shares held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Notwithstanding the foregoing, any gain recognized by a U.S. Holder upon a subsequent disposition of the New Common Shares received in exchange for a Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange of the Claim or previously as a result of the write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (ii) with respect to a cash-basis U.S. Holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the U.S. Holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.
Any gain recognized upon the sale, exchange or other disposition of New Common Shares by a U.S. Holder that received such shares in exchange for a Claim with respect to which such U.S. Holder had accrued but untaxed market discount at the time of the exchange, and which shares were treated as received in a recapitalization, should be included in the U.S. Holder’s ordinary income to the extent of such accrued but untaxed market discount. In addition, if such a U.S. Holder of a Claim was required under the market discount rules of the Tax Code to defer its deduction of all or a portion of the interest in indebtedness incurred or maintained to acquire or carry such Claim, continued deferral of the deduction for interest on such indebtedness may be required. Any such deferred interest expense would be attributed to the New Common Shares received in exchange for the Claim, and may be treated as interest paid or accrued in the year in which the New Common Shares are sold, exchanged or otherwise disposed of.

E.	Information Reporting and Backup Withholding
Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Prepackaged Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.
Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your own tax advisor regarding these regulations and whether the contemplated transactions under the Prepackaged Plan would be subject to these regulations and require disclosure on your tax return.
The foregoing summary has been provided for informational purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of a Claim’s circumstances and income tax situation. All holders of Claims are urged to consult their tax advisors concerning the federal, state, local, non U.S., and other tax consequences applicable under the Prepackaged Plan.
XI.
CERTAIN RISK FACTORS TO BE CONSIDERED
Prior to voting to accept or reject the Prepackaged Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Prepackaged Plan or its implementation. Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.	Certain Bankruptcy Law Considerations

1.	General
While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case. Although the Prepackaged Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Prepackaged Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Prepackaged Plan could have an adverse effect on the Debtors’ business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees. The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.	Risk of Non-Confirmation of the Prepackaged Plan
Although the Debtors believe that the Prepackaged Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Prepackaged Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Prepackaged Plan. Even if all Voting Classes vote in favor of the Prepackaged Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Prepackaged Plan, the Bankruptcy Court could decline to confirm the Prepackaged Plan if it finds that any of the statutory requirements for Confirmation are not met. If the Prepackaged Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization. Furthermore, if the Prepackaged Plan is not confirmed, the Restructuring Support Agreement could be terminated, and if the Restructuring Support Agreement were to be terminated, the Term Loan Lenders could assert additional claims for payment of the Make-Whole that would become due upon filing of the petition under the terms of the Term Loan Agreement, which, if successful, would increase the Term Loan Claims by an additional $58 million.

3.	Non-Consensual Confirmation
In the event that any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has voted to accept the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Should any Class vote to reject the Prepackaged Plan, then these requirements must be satisfied with respect to such rejecting Classes. The Debtors believe that the Prepackaged Plan satisfies these requirements.

4.	Risk of Non-Occurrence of the Effective Date
Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Prepackaged Plan have not occurred or have not been waived as set forth in Article IX of the Prepackaged Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Prepackaged Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

5.	Risk of Termination of the Restructuring Support Agreement
The Restructuring Support Agreement contains certain provisions that give the Requisite Creditors (as defined in the Restructuring Support Agreement) the ability to terminate the Restructuring Support Agreement if various conditions are satisfied. As noted above, termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers. Additionally, if the Restructuring Support Agreement were to be terminated, the Term Loan Lenders could assert additional claims for payment of the Make-Whole that would become due upon filing of the petition under the terms of the Term Loan Agreement, which, if successful, would increase the Term Loan Claims by an additional $58 million.

6.	Conversion into Chapter 7 Cases
If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See section XV.C. hereof, as well as the Liquidation Analysis attached hereto as Exhibit D, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B.	Additional Factors Affecting the Value of the Reorganized Debtors

1.	Claims Could Be More than Projected
There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary from the Projections and feasibility analysis, and the variation may be material.

2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary
Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and projections, which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

C.	Risks Relating to the Debtors’ Businesses and Financial Condition

1.	Post-Effective Date Indebtedness
Following the Effective Date, the Reorganized Debtors will have outstanding secured indebtedness of approximately $164.175 million under the Amended and Restated Term Loan. Following the Effective Date, the Reorganized Debtors will also have approximately $131.25 million in unsecured debt on account of the New Convertible Notes, until such time as the New Convertible Notes are converted into New Common Shares in accordance with the Prepackaged Plan. The New Convertible Notes are 9% PIK interest notes. Accordingly, no interest payments will be made by the Reorganized Debtors on account of the New Convertible Notes unless Reorganized Basic Parent defaults under the New Convertible Notes Indenture. The Reorganized Debtors’ ability to service their debt obligations will depend, among other things, on their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

2.	Refinancing the ABL Facility
Under the Prepackaged Plan, on the Effective Date, on account of its Allowed ABL Facility Claim, each holder of an Allowed ABL Facility Claim will receive, in full and final satisfaction of its Allowed ABL Facility Claim, (i) payment in full of its Claim and termination of all letters of credit issued under the ABL Credit Agreement or, (ii) its Pro Rata share of the Amended and Restated ABL Facility (if each of the ABL Lenders consents to enter into the Amended and Restated ABL Facility), or (iii) such other consideration satisfactory to each holder of an Allowed ABL Facility Claim.
The Debtors do not have a commitment from the ABL Lenders on the terms of an Amended and Restated ABL Facility, or any agreement with the ABL Lenders as to their treatment under the Prepackaged Plan that the ABL Lenders would accept other than payment in full and termination of all letters of credit issued under the ABL Facility. There is no assurance that the Debtors will be able to obtain the agreement of the ABL Lenders as to their treatment under the Prepackaged Plan or otherwise obtain commitments from third party lenders for the Amended and Restated ABL Facility. If the Debtors are unable to do so, the Prepackaged Plan may not be confirmed or become effective. In either situation, the Restructuring Support Agreement could be terminated, and if the Restructuring Support Agreement were to be terminated, the Term Loan Lenders could assert additional claims for payment of the Make-Whole that would become due upon filing of the petition under the terms of the Term Loan Agreement, which, if successful, would increase the Term Loan claims by an additional $58 million.

D.	Factors Relating to Securities to Be Issued Under the Prepackaged Plan, Generally

1.	Market for Securities
Upon filing the Prepackaged Plan, the NYSE will have broad discretion to suspend trading in Basic Parent’s shares and commence de-listing proceedings. There can be no assurance as to whether or not shares will be delisted upon or after filing of the Prepackaged Plan or whether the New Common Shares of Reorganized Basic Parent will be listed upon or after the Effective Date of the Prepackaged Plan. Basic Parent has agreed to use its reasonable best efforts to list the New Common Shares on a nationally recognized exchange as soon as practicable, subject to meeting the applicable listing requirements following the Effective Date. However, there can be no assurance as to when or whether any such listing will occur.

2.	Potential Dilution
The ownership percentage represented by the New Common Shares distributed on the Effective Date under the Prepackaged Plan will be subject to dilution from the equity issued in connection with the Management Incentive Program, the Warrants, the conversion of the New Convertible Notes, any other shares that may be issued post-emergence, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.
In particular, conversion of the New Convertible Notes will dilute the ownership interest of any existing shareholders. In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Shares issuable upon such conversion. The amount and dilutive effect of any of the foregoing could be material.

E.	Risks Related to an Investment in the New Convertible Notes

1.	Insufficient Cash Flow to Meet Debt Obligations
On the Effective Date, on a consolidated basis, it is expected that the Reorganized Debtors will have total secured indebtedness of approximately $164.175 million under the Amended and Restated Term Loan Facility and approximately $131.25 million in unsecured notes on account of the New Convertible Notes. The New Convertible Notes are 9% PIK interest notes. Accordingly, no interest payments will be made by the Reorganized Debtors on account of the New Convertible Notes unless the Reorganized Debtors default under the New Convertible Notes Indenture.
Upon conversion of the New Convertible Notes, the Debtors will still have approximately $164.175 million in secured debt. This level of expected indebtedness and the funds required to service such debt could, among other things, make it more difficult for the Reorganized Debtors to satisfy their obligations under such indebtedness, increasing the risk that they may default on their debt obligations.
The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year due to the cyclical nature of the oil and gas industry. Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments, including the Amended and Restated Term Loan Facility. Any insufficiency could negatively impact the Reorganized Debtors’ business. A range of economic, competitive, business, and industry factors will affect the Reorganized Debtors’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt, including the Amended and Restated Term Loan Facility. Many of these factors, such as oil prices, economic and financial conditions in the United States drilling and well servicing industry, as well as competitive initiatives of competitors, are beyond the Reorganized Debtors’ control.
If the Reorganized Debtors do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as:
(a)    Refinancing or restructuring debt;
(b)    Selling assets;
(c)    Reducing or delaying capital investments; or
(d)    Seeking to raise additional capital.
It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their debt obligations. An inability to generate sufficient cash flow to satisfy their debt obligations, including obligations under the Amended and Restated Term Loan Facility, or to obtain alternative financing, could materially and adversely affect the Reorganized Debtors’ ability to make any payments on the New Convertible Notes, and their businesses, financial condition, results of operations, and prospects.

2.	Risk of Recharacterization of New Convertible Notes
Recharacterization of a debt obligation to a capital contribution is an equitable remedy a bankruptcy court may direct if it determines, upon an objection raised by a party in interest, a purported debt obligation is more properly characterized as a capital contribution. In making such a determination, bankruptcy courts consider, among other things, whether the parties intended to create a debt obligation and the nature of the instrument evidencing the obligation. Although the Debtors believe, and intend, the New Convertible Notes to be a bona fide debt obligation, there can be no assurance a bankruptcy court would agree with the Debtors’ interpretation.

3.	The Conversion Rate Will Only be Adjusted for Stock Splits
The conversion rate of the New Convertible Notes is only subject to adjustment upon certain events, including, among others, stock splits, combinations, or certain other adjustments with respect to the New Common Shares. The conversion rate will not be adjusted for any other events.

4.	Changes to New Common Shares Affect Holders of New Convertible Notes
Holders of the New Convertible Notes will not be entitled to any rights with respect to the New Common Shares (including, without limitation, voting rights and rights to participate in any dividends or other distributions on the New Common Shares), but holders of the New Convertible Notes will be subject to all changes affecting the New Common Shares. Holders of the New Convertible Notes will have rights with respect to the New Common Shares only upon conversion. For example, in the event an amendment is proposed to the Reorganized Debtors’ certificate of incorporation or by-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the New Common Shares, such holders will not be entitled to vote on the amendment, although they will, nevertheless, be subject to any changes in the powers, preferences, or rights of the New Common Shares.

5.	The New Convertible Notes May Not Be Rated or May Receive a Lower Rating than Anticipated
It is not expected that the Reorganized Debtors will seek a rating on the New Convertible Notes. If, however, one or more rating agencies rates the New Convertible Notes and assigns them a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the New Convertible Notes, and/or the New Common Shares could be reduced.

F.	Risks Related to an Investment in the New Common Shares

1.	Significant Holders
Certain holders of Unsecured Notes Claims are expected to acquire a significant ownership interest in the New Common Shares pursuant to the Prepackaged Plan, the Backstop Agreement, and the Rights Offering. If such holders were to act as a group, such holders would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Shares.

2.	Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness
In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Shares would rank below all debt claims against the Reorganized Debtors, including the New Convertible Notes. As a result, holders of the New Common Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied, including payments to holder of the New Convertible Notes.

3.	Implied Valuation of New Common Shares Not Intended to Represent the Trading Value of the New Common Shares
The valuation of the Reorganized Debtors is not intended to represent the trading value of New Common Shares in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (4) other factors that generally influence the prices of securities. The actual market price of the New Common Shares is likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Common Shares to rise and fall. Accordingly, the implied value, stated herein and in the Prepackaged Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Shares in the public or private markets.

4.	No Intention to Pay Dividends
Reorganized Basic does not anticipate paying any dividends on the New Common Shares as it expects to retain any future cash flows for debt reduction and to support its operations. As a result, the success of an investment in the New Common Shares will depend entirely upon any future appreciation in the value of the New Common Shares. There is, however, no guarantee that the New Common Shares will appreciate in value or even maintain their initial value.

G.	Factors Relating to the Rights Offering

1.	Debtors Could Modify the Rights Offering Procedures
The Debtors may modify the procedures governing the Rights Offering, with the approval of the Requisite Investors (as defined in the Backstop Agreement), to, among other things, adopt additional detailed procedures if necessary in the Debtors’ business judgment. Such modifications may adversely affect the rights of those participating in the Rights Offering,

2.	The Backstop Agreement Has Not Yet Been Executed
The Backstop Parties have not yet signed the Backstop Agreement and may not be compelled to perform under the Backstop Agreement. If the Backstop Agreement is not executed, there is no guarantee that the Rights Offering will be successfully consummated.

3.	The Bankruptcy Court Might Not Approve the Backstop Agreement and the Rights Offering Procedures
The Bankruptcy Court’s approval of the Backstop Agreement and the Rights Offering Procedures is one of the milestones of the Restructuring Support Agreement. Failure to meet one of the milestones in the Restructuring Support Agreement would provide grounds for terminating the Restructuring Support Agreement and imperil the successful consummation of the Prepackaged Plan.

H.	Additional Factors

1.	Debtors Could Withdraw Prepackaged Plan
Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Prepackaged Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update
The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized
No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Prepackaged Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.
Any representations or inducements made to secure your vote for acceptance or rejection of the Prepackaged Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Prepackaged Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement
The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Creditor or Equity Interest holder should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Equity Interest.
This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Prepackaged Plan or object to confirmation of the Prepackaged Plan.

5.	No Admission Made
Nothing contained herein or in the Prepackaged Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Prepackaged Plan on the Debtors or holders of Claims or Interests.

6.	Certain Tax Consequences
For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Prepackaged Plan, see article X hereof.

XII.
VOTING PROCEDURES AND REQUIREMENTS
Before voting to accept or reject the Prepackaged Plan, each holder of a Term Loan Claim or an Unsecured Notes Claim as of the Record Date (an “Eligible Holder”) should carefully review the Prepackaged Plan attached hereto as Exhibit A. All descriptions of the Prepackaged Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Prepackaged Plan.

A.	Voting Deadline
All Eligible Holders have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement to cast your vote. Special procedures are set forth below for holders of securities through a broker, dealer, commercial bank, trust company, or other agent or nominee (“Nominee”).
The Debtors have engaged Epiq Bankruptcy Solutions LLC as their voting agent (the “Voting Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Prepackaged Plan. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME, ON NOVEMBER 29, 2016, UNLESS EXTENDED BY THE DEBTORS.
AN ELIGIBLE HOLDER HOLDING THE SECURED NOTES IN “STREET NAME” THROUGH A NOMINEE MAY VOTE AS FURTHER DESCRIBED BELOW.
IF YOU MUST RETURN YOUR BALLOT TO YOUR NOMINEE, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN THE MASTER BALLOT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.
IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE A VOTE FOR ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN WILL NOT BE COUNTED.
IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:
Epiq Corporate Restructuring
777 Third Avenue, 12th Floor
New York, New York, 10017
Attention: Basic Energy Processing
Tel: (866) 734-9393 or (646) 282-2500
Questions (but not documents) may be directed to tabulation@epiqsystems.com (please reference “Basic Energy” in the subject line)
Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the telephone numbers or e-mail address set forth immediately above.

B.	Voting Procedures
The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices), related materials, and a Ballot (collectively, a “Solicitation Package”) to record holders of the Term Loan Claims and the Unsecured Notes Claims. Record holders of Unsecured Notes may include Nominees. If such entities do not hold Unsecured Notes Claims for their own account, they must provide copies of the Solicitation Package to their customers that are the Eligible Holders thereof as of the Record Date. Any Eligible Holder of Unsecured Notes Claims who has not received a Ballot should contact his, her, or its Nominee, or the Voting Agent.
Holders of Term Loan Claims and Unsecured Notes Claims should provide all of the information requested by the Ballot. Holders of Term Loan Claims and Unsecured Notes Claims should complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot either to the Voting Agent or their Nominee, as applicable.
The Record Date for determining which holders are entitled to vote on the Prepackaged Plan is October 11, 2016. The applicable indenture trustee under the Unsecured Notes Claims will not vote on behalf of its respective holders. Holders of the Unsecured Notes Claims must submit their own Ballot.

C.	Parties Entitled to Vote
Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.
If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Prepackaged Plan.
A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.
The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.
The claims in the following classes are impaired under the Prepackaged Plan and entitled to vote to accept or reject the Prepackaged Plan:

•	Class 4 – Term Loan Claims

•	Class 5 – Unsecured Notes Claims

1.	Beneficial Holders
An Eligible Holder who holds Unsecured Notes Claims as a record holder in its own name should vote on the Prepackaged Plan by completing and signing a Ballot (a “Beneficial Holder Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.
An Eligible Holder holding the Unsecured Notes Claims in “street name” through a Nominee may vote on the Prepackaged Plan by one of the following two methods (as selected by such Eligible Holder’s Nominee):

•
Complete and sign the enclosed Beneficial Holder Ballot. Return the Beneficial Holder Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed Master Ballot to the Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

•
Complete and sign the pre-validated Beneficial Holder Ballot (as described below) provided to you by your Nominee. Return the pre-validated Beneficial Holder Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any Beneficial Holder Ballot returned to a Nominee by an Eligible Holder will not be counted for purposes of acceptance or rejection of the Prepackaged Plan until such Nominee properly completes and delivers to the Voting Agent that Beneficial Holder Ballot (properly validated) or a Master Ballot casting the vote of such Eligible Holder.
If any Eligible Holder owns the Unsecured Notes Claims through more than one Nominee, such Eligible Holder may receive multiple mailings containing the Beneficial Holder Ballots. The Eligible Holder should execute a separate Beneficial Holder Ballot for each block of the Unsecured Notes Claims that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith. Eligible Holders who execute multiple Beneficial Holder Ballots with respect to the Unsecured Notes Claims in a single class held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Unsecured Notes Claims so held and voted.

2.	Nominees
A Nominee that, on the Record Date, is the record holder of the Unsecured Notes Claims for one or more Eligible Holders can obtain the votes of the Eligible Holders of such Unsecured Notes Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)	Pre-Validated Ballots
The Nominee may “pre-validate” a Beneficial Holder Ballot by: (i) signing the Beneficial Holder Ballot and indicating on the Beneficial Holder Ballot the name of the Nominee and DTC Participant Number; (ii) the amount and the account number of the Unsecured Notes Claims held by the Nominee for the Eligible Holder; and (iii) forwarding such Beneficial Holder Ballot, together with this Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the Eligible Holder for voting. The Eligible Holder must then complete the information requested in Item 2 and Item 3 of the Beneficial Holder Ballot, and return the Beneficial Holder Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. A list of the Eligible Holders to whom “pre-validated” Beneficial Holder Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

(b)	Master Ballots
If the Nominee elects not to pre-validate Beneficial Holder Ballots, the Nominee may obtain the votes of Eligible Holders by forwarding to the Eligible Holders the unsigned Beneficial Holder Ballots, together with this Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such Eligible Holder must then indicate his, her, or its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee. After collecting the Beneficial Holder Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. All Beneficial Holder Ballots returned by Eligible Holders should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

3.	Miscellaneous
All Ballots must be signed by the holder of record of the Term Loan Claims, or the Unsecured Notes Claims, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of the Term Loan Claims, or Unsecured Notes Claims, as applicable, on such date. For purposes of voting to accept or reject the Prepackaged Plan, the Eligible Holders of the Unsecured Notes Claims will be deemed to be the “holders” of the claims represented by such Unsecured Notes. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Prepackaged Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots. Any ballot marked to both accept and reject the Prepackaged Plan will not be counted. If you return more than one Ballot voting different Term Loan Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. If you return more than one Ballot voting different Unsecured Notes Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot (other than a Master Ballot) that attempts to partially accept and partially reject the Prepackaged Plan will likewise not be counted.
The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including, without limitation, interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only holders of the Term Loan Claims and Unsecured Notes Claims, as applicable, who actually vote will be counted. The failure of a holder to deliver a duly executed Ballot to the Voting Agent or its Nominee will be deemed to constitute an abstention by such holder with respect to voting on the Prepackaged Plan and such abstentions will not be counted as votes for or against the Prepackaged Plan.
Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Prepackaged Plan.

4.	Fiduciaries and Other Representatives
If a Beneficial Holder Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Beneficial Holder Ballot of each Eligible Holder for whom they are voting.
UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

5.	Agreements Upon Furnishing Ballots
The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept: (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Prepackaged Plan including the injunction, releases, and exculpations set forth in sections 10.5, 10.6, 10.7, 10.8, and 10.9 therein. All parties in interest retain their right to object to confirmation of the Prepackaged Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement.

6.	Change of Vote
Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed Ballot voting for acceptance or rejection of the Prepackaged Plan.

D.	Waivers of Defects, Irregularities, etc.
Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.	Further Information, Additional Copies
If you have any questions or require further information about the voting procedures for voting your Term Loan Claims, and/or Unsecured Notes Claims, as applicable, or about the packet of material you received, or if you wish to obtain an additional copy of the Prepackaged Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.
XIII.
RIGHTS OFFERING PROCEDURES

A.	Introduction
In connection with the Prepackaged Plan and after Bankruptcy Court approval of the Rights Offering Procedures set forth in Exhibit B to the Backstop Agreement (the “Rights Offering Procedures”), Basic Parent will launch the Rights Offering to Eligible Offerees (as defined below), pursuant to which Eligible Offerees will be entitled to receive their pro rata portion of non-transferable subscription rights to acquire $125 million of 9% mandatorily convertible unsecured PIK notes (the “New Convertible Notes”) issued by Basic Parent, on the terms and conditions set forth in the Prepackaged Plan at a purchase price equal to 100% of the principal amount of such New Convertible Notes so acquired. An “Eligible Offeree” is a holder of an Allowed Unsecured Notes Claim as of the Rights Offering Record Date (as defined below).
Only Eligible Offerees may participate in the Rights Offering. The Rights Offering Procedures will govern the ability of Eligible Offerees to participate in the Rights Offering.
All questions relating to these Rights Offering Procedures, other documents associated with the Rights Offering, or the requirements to participate in the Rights Offering should be directed to Epiq Systems, the subscription agent (the “Subscription Agent”) retained by Basic Parent at:
Epiq Corporate Restructuring
777 Third Avenue, 12th Floor
New York, New York, 10017
Attention: Basic Energy Processing
Tel: (866) 734-9393 or (646) 282-2500
Questions (but not documents) may be directed to tabulation@epiqsystems.com (please reference “Basic Energy” in the subject line)

THIS DISCLOSURE STATEMENT SETS FORTH IMPORTANT INFORMATION THAT SHOULD BE CAREFULLY READ AND CONSIDERED BY EACH ELIGIBLE OFFEREE PRIOR TO MAKING A DECISION TO PARTICIPATE IN THE RIGHTS OFFERING, INCLUDING THE SECTIONS ENTITLED CERTAIN RISK FACTORS TO BE CONSIDERED AND FINANCIAL INFORMATION AND PROJECTIONS.

B.	Rights Offering
To fully exercise its right to participate in the Rights Offering (the “Subscription Rights”), an Eligible Offeree must (i) complete the rights offering subscription exercise form (the “Rights Exercise Form”), which will be sent following the Rights Offering Approval to Eligible Offerees, entitling such holder to exercise its Subscription Rights and (ii) pay the purchase price, which is an amount equal to its pro rata share of $125 million (the “Rights Exercise Price”), such pro rata share to be calculated as the proportion that an Eligible Offeree’s Allowed Unsecured Notes Claim bears to the aggregate of all Allowed Unsecured Notes Claims as of October 27, 2016 (the “Rights Offering Record Date”), rounded down to the nearest dollar.
Each Eligible Offeree may exercise (in whole dollar increments) all, some, or none of such pro rata share, and the Rights Exercise Price for such Eligible Offeree will be adjusted accordingly (in whole dollar increments). The portion of New Convertible Notes issued to an Eligible Offeree who elects to acquire such New Convertible Notes will be rounded down to the nearest dollar. No compensation will be paid, whether in cash or otherwise, in respect of such rounded-down amounts.
The Subscription Rights will not be transferable, assignable, or detachable.

C.	The Backstop Agreement
The Backstop Parties will agree to backstop the Rights Offering. Each of the Backstop Parties, severally and not jointly, will agree, pursuant to the Backstop Agreement, to purchase the New Convertible Notes that are not purchased by other Eligible Offerees pursuant to the Rights Offering (the “Unsubscribed Notes”) on a pro rata basis in accordance with the percentages set forth in Exhibit A to the Backstop Agreement.
Basic Parent anticipates that it will enter into a backstop agreement (the “Backstop Agreement”) pursuant to which the parties identified on the signature pages thereto (collectively, the “Investors”) will agree to backstop the Rights Offering (the “Backstop Commitments”). Pursuant to the Backstop Commitments, each of the Investors, severally and not jointly, will agree to fully participate in the Rights Offering and purchase the Rights Offering Notes in accordance with the percentages set forth in the Backstop Agreement (the “Investor Percentages”) to the extent unsubscribed under the Rights Offering. To compensate the Investors for the risk of their undertakings in the Backstop Agreement and as consideration for the Backstop Commitments, the Debtors will agree to pay the Investors, subject to approval by the Bankruptcy Court, in the aggregate, on the Plan Effective Date, a backstop premium in an amount equal to five percent of the aggregate amount of the Rights Offering, in the form of $6.25 million aggregate principal amount of Rights Offering Notes.
The Backstop Agreement will be terminable by Basic Parent and/or the Requisite Investors (as defined in the Backstop Agreement) under several conditions. The termination provisions include, among others, (i) the termination of the Restructuring Support Agreement, (ii) failure to meet certain milestone dates consistent with the Restructuring Support Agreement, or (iii) a material breach by either Basic Parent or one or more of the Investors of any of the respective party’s undertakings, representations, warranties or covenants set forth in the Backstop Agreement that remains uncured for five business days after the breaching party receives written notice of such breach from the non-breaching party. Basic Parent may be required to pay a termination fee in the amount of $6.25 million to non-defaulting Investors if the Backstop Agreement is terminated as a result of the Board exercising its fiduciary duties and terminating the Restructuring Support Agreement, the Court enters an order refusing to confirm the Prepackaged Plan or an injunction is issued against consummation of the transaction. There will be no over-subscription privilege in the Rights Offering. The Unsubscribed Notes will not be offered to other Eligible Offerees but will be purchased by the Investors in accordance with the Backstop Agreement.

D.	Commencement/Expiration of the Rights Offering
The Rights Offering will commence on the day upon which the Rights Exercise Form is first mailed or made available to Eligible Offerees (the “Rights Commencement Date”), which is expected to be the first Business Day after receipt of the Rights Offering Approval. The Rights Offering will expire at 5:00 p.m. New York City time on the date specified in the Rights Offering Approval, which is expected to be the 20th Business Day after the Rights Commencement Date, unless, if permitted by the Rights Offering Approval, extended by Basic Parent with the consent of the Requisite Investors (as defined in the Backstop Agreement) (such time and date, as may be amended, the “Rights Expiration Time”). Basic Parent will promptly notify the Eligible Offerees of any extension and of the new Rights Expiration Time by press release or otherwise.
Basic Parent will furnish, or cause to be furnished, Rights Exercise Forms to the Eligible Offerees and/or, to the extent applicable, their brokers, dealers, commercial banks, trust companies, or other agents or nominees (the “Subscription Nominees”). Each Subscription Nominee will be entitled to receive sufficient copies of the Rights Offering Procedures and the Rights Exercise Form for distribution to the beneficial owners of the Unsecured Notes for whom such Subscription Nominee holds such Unsecured Notes.

E.	Exercise of Subscription Rights
Each Eligible Offeree that elects to participate in the Rights Offering must affirmatively make a binding, irrevocable election to exercise its Subscription Rights (the “Binding Rights Election”) before the Rights Expiration Time.

The Binding Rights Election, upon receipt by the Subscription Agent, cannot be withdrawn.

Each Eligible Offeree will be entitled to participate in the Rights Offering solely to the extent provided in these Rights Offering Procedures, except in the case of Eligible Offerees who are Backstop Parties, who are entitled to participate in the Rights Offering to the extent also provided in Backstop Agreement. The Debtor will accept a Binding Rights Election by delivery of written notice to each participating Eligible Offeree and the Subscription Agent (the “Acceptance Notice”).

1.	Exercise by Eligible Offerees
To exercise the Subscription Rights, each Eligible Offeree must (i) return a duly completed Rights Exercise Form to the Subscription Agent so that the duly completed Rights Exercise Form is actually received by the Subscription Agent on or before the Rights Expiration Time and (ii) pay to the Subscription Agent, by wire transfer of immediately available funds, the Rights Exercise Price, so that payment of the Rights Exercise Price is actually received by the Subscription Agent on or before the Rights Expiration Time; provided, that the Backstop Parties (in their capacities as Eligible Offerees) will not be required to pay their respective Rights Exercise Prices until the effective date of the Prepackaged Plan (the “Effective Date”), in accordance with these Rights Offering Procedures, and the Backstop Agreement.
In order to exercise its Subscription Rights, any Eligible Offeree who holds Allowed Unsecured Notes Claims through a Subscription Nominee must return a duly completed Rights Exercise Form to its Subscription Nominee or otherwise instruct its Subscription Nominee as to its instructions for the Subscription Rights (in each case in sufficient time to allow such Subscription Nominee to deliver the Rights Exercise Form to the Subscription Agent prior to the Rights Expiration Time) in accordance with procedures established by its Subscription Nominee, which, in turn, must comply with clauses (i) and (ii) of the immediately preceding paragraph.
For purposes of this Rights Offering, Wilmington Trust, National Association, in its capacity as Indenture Trustee for the each of the series of Unsecured Notes, will not constitute a Subscription Nominee and will have no responsibility with respect to sending any Rights Offering information or collecting any Rights Exercise Forms.

2.	Deemed Representations and Acknowledgements
Any Eligible Offeree that participates in the Rights Offering is deemed to have made the following representations and acknowledgements:

(i)
Such Eligible Offeree recognizes and understands that the Subscription Rights are not transferable (see Section XIII.B above for details) and that the benefits of the Subscription Rights are not separable from the claim or securities with respect to which the Subscription Rights have been granted. Such creditor represents and warrants that it is an Eligible Offeree.

(ii)
Such Eligible Offeree represents and warrants that it will not accept a distribution of New Convertible Notes if at such time, it does not hold all of the Allowed Unsecured Notes Claim associated with its Subscription Rights and, by accepting a distribution of New Convertible Notes, such Eligible Offeree will be deemed to be the owner thereof.

3.	Failure to Exercise Subscription Rights
Unexercised Subscription Rights will be relinquished at the Rights Expiration Time. If, on or prior to the Rights Expiration Time, the Subscription Agent for any reason does not receive from an Eligible Offeree or its Subscription Nominee a duly completed Rights Exercise Form, such Eligible Offeree will be deemed to have irrevocably relinquished and waived its right to participate in the Rights Offering.
Any attempt to exercise Subscription Rights after the Rights Expiration Time will be null and void and the Debtor will not be obligated to honor any such purported exercise received by the Subscription Agent after the Rights Expiration Time regardless of when the documents relating thereto were sent.
The method of delivery of the Rights Exercise Form and any other required documents is at each Eligible Offeree’s option and sole risk, and delivery will be considered made only when actually received by the Subscription Agent. Delivery by reputable overnight courier is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Rights Expiration Time.

The risk of non-delivery of the Rights Exercise Form and any other required documents sent to the Subscription Agent in connection with the exercise of the Subscription Rights lies solely with the holders of the Allowed Unsecured Notes Claims, and none of the Debtors, the reorganized Debtors, the Backstop Parties, or any of their respective officers, directors, employees, agents or advisers, including the Subscription Agent, assumes the risk of non-delivery under any circumstance whatsoever.

4.	Payment for Subscription Rights
If, on or prior to the Rights Expiration Time, the Subscription Agent for any reason does not receive on behalf of an Eligible Offeree immediately available funds by wire transfer in an amount equal to the total Rights Exercise Price for such Eligible Offeree’s Subscription Rights, such Eligible Offeree will be deemed to have relinquished and waived its Subscription Rights, subject to the next paragraph; provided, that the Backstop Parties (in their capacities as Eligible Offerees) will not be required to pay their respective Rights Exercise Prices until the Effective Date.

5.	Disputes, Waivers, and Extensions
Any and all disputes concerning the timeliness, viability, form, and eligibility of any exercise of Subscription Rights will be addressed in good faith by Basic Parent in consultation with the Backstop Parties, the determinations of which will be final and binding. The Debtor, with the approval of the Requisite Investors, may (i) waive any defect or irregularity, or permit a defect or irregularity to be corrected, within such times as it may determine in good faith to be appropriate or (ii) reject the purported exercise of any Subscription Rights for which the Rights Exercise Form and/or payment includes defects or irregularities. Rights Exercise Forms will be deemed not to have been properly completed until all irregularities have been waived or cured. Basic Parent reserves the right, with the approval of the Requisite Investors, to give notice to any Eligible Offeree regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Eligible Offeree and Basic Parent may, with the approval of the Requisite Investors, permit such defect or irregularity to be cured; it being understood, that none of Basic Parent, the Subscription Agent, or the Backstop Parties (or any of their respective officers, directors, employees, agents or advisors) will incur any liability for failure to give such notification.
Basic Parent, with the approval of the Bankruptcy Court (if applicable) and the Requisite Investors, may (i) extend the duration of the Rights Offering or adopt additional detailed procedures to more efficiently administer the distribution and exercise of the Subscription Rights; and (ii) make such other changes to the Rights Offering, including changes that affect which parties constitute Eligible Offerees.

6.	Funds
The payments made to acquire New Convertible Notes pursuant to the Rights Offering (the “Rights Offering Funds”) will be deposited when made and held by the Subscription Agent pending the Effective Date in a segregated account or accounts (i) which will be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any lien, encumbrance, or cash collateral arrangements and (ii) which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until the Effective Date. The Subscription Agent will not use the Rights Offering Funds for any purpose other than to release the funds as directed by Basic Parent on the Effective Date or as otherwise set forth in these Rights Offering Procedures or in the Prepackaged Plan, and, until released in accordance with the foregoing, the Rights Offering Funds will not be deemed part of the Debtors’ bankruptcy estate. The Subscription Agent will not permit the Rights

Offering Funds to be encumbered by any lien, encumbrance, or cash collateral obligation. No interest will be paid to participating Eligible Offerees on account of any amounts paid in connection with their exercise of Subscription Rights under any circumstances.
Notwithstanding anything to the contrary herein, each Backstop Party will make all payments in connection with the Rights Offering directly to the Debtor on the Effective Date.

7.	Participating Eligible Offeree Release

SEE SECTION VI.I OF THIS DISCLOSURE STATEMENT FOR IMPORTANT INFORMATION REGARDING RELEASES.

F.	Miscellaneous

1.	Issuance
The New Convertible Notes to be issued pursuant to the Rights Offering are expected to be delivered to Eligible Offerees that have properly exercised their Subscription Rights on or as soon as practicable following the Effective Date. See section VIII.G. below. The New Convertible Notes will be issued in book-entry form.

2.	Securities Law and Related Matters
The New Convertible Notes issued to the Eligible Offerees participating in the Rights Offering will be exempt from registration under the Securities Act, and any other applicable federal and state securities laws pursuant to section 1145 of the Bankruptcy Code, and may be resold, without registration under the Securities Act or other applicable federal and state securities laws, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.
There is not and there may not be a public market for the New Convertible Notes, and the Debtor does not intend to seek any listing of the New Convertible Notes on any stock exchange or other trading market of any type whatsoever. Accordingly, there can be no assurance that an active trading market for the New Convertible Notes will ever develop or, if such a market does develop, that it will be maintained. The Debtors have agreed to use their reasonable best efforts to effect the listing of its common stock, for which the New Convertible Notes are convertible on a nationally recognized exchange, as soon as practicable subject to meeting applicable listing requirements following the Effective Date. However, there can be no assurance that its existing listing on the NYSE will be maintained or new listing will be achieved or that an active trading market for the shares of common stock of Basic Parent will ever develop or, if such a market does develop that it will be maintained.

G.	Rights Offering Conditioned Upon Effectiveness of the Prepackaged Plan; Reservation of Subscription Rights; Return of Rights Offering Amount
All exercises of Subscription Rights are subject to and conditioned upon the effectiveness of the Prepackaged Plan. Basic Parent will accept a Binding Rights Election only upon the confirmation and effectiveness of the Prepackaged Plan. Notwithstanding anything contained herein, this Disclosure Statement or in the Prepackaged Plan to the contrary, Basic Parent reserves the right, with the approval of the Requisite Investors, not to be unreasonably withheld, to modify these Rights Offering Procedures or adopt additional detailed procedures if necessary in Basic Parent’s business judgment to more efficiently administer the distribution and exercise of the Subscription Rights or comply with applicable law.
In the event that (i) the Rights Offering is terminated, (ii) the Debtor revokes or withdraws the Prepackaged Plan, or (iii) the Effective Date of the Prepackaged Plan does not occur on or before January 23, 2017 (which is the “Outside Date,” as defined in the Restructuring Support Agreement, and may be extended in accordance with the terms thereof), the Subscription Agent will, within five (5) Business Days of such event, return all amounts received from Eligible Offerees, without any interest, and, in the case of clauses (ii) and (iii) above, the Rights Offering will automatically be terminated.
XIV.
CONFIRMATION OF THE PREPACKAGED PLAN

A.	Confirmation Hearing
Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. On, or as promptly as practicable after, the Petition Date, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.	Objections to Confirmation
Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Prepackaged Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of the Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order.

a)	The Debtors at
Basic Energy Services, Inc.
801 Cherry Street, Suite 2100
Fort Worth, Texas 76102
Attn:    Alan Krenek

b)	Office of the U.S. Trustee at
Office of the U.S. Trustee for the District of Delaware
844 King Street, Suite 2207, Lockbox 35
Wilmington, Delaware 19899-0035

c)	Counsel to the Debtors at

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:    Ray C. Schrock, P.C.
    Ronit J. Berkovich, Esq.

d)	Co-Counsel to the Debtors at
Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn:     Daniel J. DeFranceschi, Esq.
Michael J. Merchant, Esq.
Zachary I. Shapiro, Esq.
    Brendan J. Schlauch, Esq.

e)	Counsel to the Ad Hoc Group at
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn:     Brad Eric Scheler
Peter B. Siroka

f)	Counsel to the Term Loan Lenders at
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn:     Marshall S. Huebner
Darren S. Klein

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of the Prepackaged Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)	General Requirements.
At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Prepackaged Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Prepackaged Plan has been proposed in good faith and not by any means forbidden by law;

(iv)
any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Prepackaged Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Prepackaged Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Prepackaged Plan is reasonable, or if such payment is to be fixed after confirmation of the Prepackaged Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)
the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Prepackaged Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Prepackaged Plan with the Debtors, or a successor to the Debtors under the Prepackaged Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)
with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Equity Interest has either accepted the Prepackaged Plan or will receive or retain under the Prepackaged Plan, on account of such holder’s Claim or Equity Interest, property of a value, as of the Effective Date of the Prepackaged Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Prepackaged Plan under chapter 7 of the Bankruptcy Code;

(vii)
except to the extent the Prepackaged Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Prepackaged Plan or is not impaired under the Prepackaged Plan;

(viii)
except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Prepackaged Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the

Effective Date of the Prepackaged Plan, equal to the allowed amount of such Claims;

(ix)	at least one Class of impaired Claims has accepted the Prepackaged Plan, determined without including any vote for acceptance of the Prepackaged Plan by any insider holding a Claim in such Class;

(x)
confirmation of the Prepackaged Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Prepackaged Plan; and

(xi)
all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Prepackaged Plan provides for the payment of all such fees on the Effective Date of the Prepackaged Plan.

(b)	Best Interests Test
As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either: (i) accept the plan; or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”
This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.
The Debtors believe that under the Prepackaged Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on: (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests; and (ii) the Liquidation Analysis attached hereto as Exhibit D.
The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit D is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)	Feasibility
Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Prepackaged Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Prepackaged Plan. As part of this analysis, the Debtors have prepared the Projections provided in article VII hereof. Based upon such Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Prepackaged Plan and that confirmation of the Prepackaged Plan is not likely to be followed by liquidation or the need for further reorganization. Moreover, article XI hereof sets forth certain risk factors that could impact the feasibility of the Prepackaged Plan

(d)	Equitable Distribution of Voting Power
On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors will be amended as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code: (i) a provision prohibiting the issuance of non-voting equity securities; and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.	Additional Requirements for Non-Consensual Confirmation
In the event that any impaired Class of Claims or Interests does not accept or is deemed to reject the Prepackaged Plan, the Court may still confirm the Prepackaged Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Prepackaged Plan, the Prepackaged Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.
Pursuant to the Prepackaged Plan, holders of Claims in Class 8 and Interests in Class 9 will not receive a distribution and are thereby deemed to reject the Prepackaged Plan. However, the Debtors submit that they satisfy the “unfair discrimination” and “fair and equitable” tests, as discussed in further detail below.

(a)	Unfair Discrimination Test
The “no unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Prepackaged Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”
The Debtors believe the Prepackaged Plan satisfies the “unfair discrimination” test. Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances

(b)	Fair and Equitable Test
The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtors believe that the Prepackaged Plan satisfies the “fair and equitable” test as further explained below.

(i)	Secured Creditors
The Bankruptcy Code provides that each holder of an impaired secured claim either: (i) retains its liens on the property to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim; or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof); or (iii) receives the “indubitable equivalent” of its allowed secured claim.

(ii)	Unsecured Creditors
The Bankruptcy Code provides that either: (i) each holder of an impaired unsecured claim receives or retains under the plan of reorganization, property of a value equal to the amount of its allowed claim; or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization. The Prepackaged Plan provides that the holders of Claims in Class 8 will not receive or retain any property under the Prepackaged Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of Subordinated Claims will be discharged, but no holder of Intercompany Claims will receive a distribution under the Prepackaged Plan (although the holders of Existing Equity Interests will receive releases as set forth in the Prepackaged Plan). Accordingly, the Prepackaged Plan meets the “fair and equitable” test with respect to unsecured Claims.

(iii)	Equity Interests
With respect to a class of equity interests, either: (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of: (a) the fixed liquidation preference or redemption price, if any, of such stock; and (b) the value of the stock; or (ii) the holders of equity interests that are junior to any dissenting class of equity interests will not receive any property under the plan of reorganization. Pursuant to the Prepackaged Plan, no holders of an Existing Equity Interests or Intercompany Interest will receive a distribution on account of such Interests (although the holder of Existing Equity Interests will receive releases as set forth in the Prepackaged Plan). Accordingly, the Prepackaged Plan meets the “fair and equitable” test with respect to those Interests.
XV.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE
PREPACKAGED PLAN
The Debtors have evaluated several alternatives to the Prepackaged Plan. After studying these alternatives, the Debtors have concluded that the Prepackaged Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Prepackaged Plan. If the Prepackaged Plan is not confirmed and consummated, the alternatives to the Prepackaged Plan are: (i) the preparation and presentation of an alternative reorganization; (ii) the a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code; or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization
If the Prepackaged Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either: (a) a reorganization and continuation of the Debtors’ businesses; or (b) an orderly liquidation of their assets. The Debtors, however, submit that the Prepackaged Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale Under Section 363 of the Bankruptcy Code
If the Prepackaged Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Holders of Claims in Classes 2, 3 and 4, and the DIP Facility Lenders would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property. In addition, the security interests in the Debtors’ assets held by holders of Claims in Classes 2, 3, and 4 and the DIP Facility Lenders would attach to the proceeds of any sale of the Debtors’ assets. After these Claims are satisfied, the remaining funds could be used to pay holders of Claims in Classes 2, 3, and 4 and the DIP Facility Lenders. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of its assets under section 363 of the Bankruptcy Code would yield a higher recovery for the holders of Claims under the Prepackaged Plan.

C.	Liquidation Under Chapter 7 of the Bankruptcy Code
If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit D.
The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Prepackaged Plan because of the delay resulting from the conversion of the Chapter 11 Cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

XVI.

CONCLUSION AND RECOMMENDATION
The Debtors believe the Prepackaged Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 4 and 5 to vote in favor thereof.
Dated:    October 24, 2016

BASIC PARTIES
BASIC ENERGY SERVICES, INC.

By:    /s/ David C. Johnston
Name: David C. Johnston
Title: Chief Restructuring Officer
BASIC ENERGY SERVICES GP, LLC
BASIC ENERGY SERVICES LP, LLC
BASIC ESA, INC.
BASIC ENERGY SERVICES, L.P.
CHAPARRAL SERVICE, INC.
SCH DISPOSAL, L.L.C.
SLEDGE DRILLING CORP.
ADMIRAL WELL SERVICE, INC.
BASIC MARINE SERVICES, INC.
JS ACQUISITION LLC
PERMIAN PLAZA, LLC
MAVERICK COIL TUBING SERVICES, LLC
FIRST ENERGY SERVICES COMPANY
JETSTAR HOLDINGS, INC.
XTERRA FISHING & RENTAL TOOLS CO.
MAVERICK SOLUTIONS, LLC
LEBUS OIL FIELD SERVICE CO.
ACID SERVICES, LLC
TAYLOR INDUSTRIES, LLC
MAVERICK STIMULATION COMPANY, LLC
GLOBE WELL SERVICE, INC.
JETSTAR ENERGY SERVICES, INC.
PLATINUM PRESSURE SERVICES, INC.
MAVERICK THRU-TUBING SERVICES, LLC
MCM HOLDINGS, LLC
MSM LEASING, LLC
THE MAVERICK COMPANIES, LLC
By:    /s/David C. Johnston
Name: David C. Johnston
Title: Chief Restructuring Officer

BASIC ENERGY SERVICES, L.P.

By: Basic Energy Services GP, LLC, its sole general partner

By: Basic Energy Services, Inc., its sole member

By:    /s/ David C. Johnston
Name: David C. Johnston
Title: Chief Restructuring Officer

EXHIBIT A

Prepackaged Plan

A-1

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

-----------------------------------------------------x
In re BASIC ENERGY SERVICES, INC., et al., Debtors.	: : : : : : : :	Chapter 11 Case No. 16-__________ (___) Joint Administration Requested
-----------------------------------------------------x
JOINT PREPACKAGED CHAPTER 11 PLAN OF
BASIC ENERGY SERVICES, INC. AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP
Ray C. Schrock, P.C.
Ronit J. Berkovich
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for Debtors and
Debtors in Possession

RICHARDS, LAYTON & FINGER, P.A.
Daniel J. DeFranceschi (No. 2732)
Michael J. Merchant (No. 3854)
Zachary I. Shapiro (No. 5103)
Brendan J. Schlauch (No. 6115)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

Attorneys for Debtors and
Debtors in Possession

Dated:	October 24, 2016 Wilmington, Delaware
________________________
1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Basic Energy Services, Inc. (1194); Basic Energy Services GP, LLC (1197); Basic Energy Services LP, LLC (1195); Basic Energy Services, L.P. (1819); Basic ESA, Inc. (2279); Chaparral Service, Inc. (6424); SCH Disposal, L.L.C. (8335); Sledge Drilling Corp. (3140); Admiral Well Service, Inc. (4899); Basic Marine Services, Inc. (4888); JS Acquisition LLC (9500); Permian Plaza, LLC (3425); Maverick Coil Tubing Services, LLC (3281); First Energy Services Company (4993); JetStar Holdings, Inc. (4248); Xterra Fishing & Rental Tools Co. (7818); Maverick Solutions, LLC (2876); LeBus Oil Field Service Co. (3125); Acid Services, LLC (0455); Taylor Industries, LLC (7037); Maverick Stimulation Company, LLC (4572); Globe Well Service, Inc. (4275); JetStar Energy Services, Inc. (5237); Platinum Pressure Services, Inc. (8379); Maverick Thru-Tubing Services, LLC (1902); MCM Holdings, LLC (0949); MSM Leasing, LLC (9182); The Maverick Companies, LLC (4170). The Debtors’ mailing address is 801 Cherry Street, Suite 2100, Fort Worth, Texas 76102.

ARTICLE I.	Definitions and Interpretation.	1
1.1	Definitions.	1
1.2	Interpretation; Application of Definitions; Rules of Construction.	15
1.3	Reference to Monetary Figures.	15
1.4	Consent Rights of Restructuring Support Parties	15
1.5	Controlling Document.	15
ARTICLE II.	Administrative Expense Claims, Fee Claims, DIP Facility Claims, and Priority Tax Claims.	16
2.1	Treatment of Administrative Expense Claims.	16
2.2	Treatment of Fee Claims.	16
2.3	Treatment of DIP Facility Claims.	17
2.4	Payment of Fees and Expenses under DIP Facility Order or Restructuring Support Agreement.	17
2.5	Treatment of Priority Tax Claims.	17
ARTICLE III.	Classification of Claims and Interests.	18
3.1	Classification in General.	18
3.2	Formation of Debtor Groups for Convenience Only.	18
3.3	Summary of Classification of Claims and Interests.	18
3.4	Separate Classification of Other Secured Claims.	19
3.5	Elimination of Vacant Classes.	19
3.6	Voting; Presumptions; Solicitation.	19
3.7	Cramdown.	19
3.8	No Waiver.	26
ARTICLE IV.	Treatment of Claims and Interests.	20
4.1	Class 1: Priority Non-Tax Claims.	20
4.2	Class 2: Other Secured Claims.	20
4.3	Class 3: ABL Facility Claims.	21
4.4	Class 4: Term Loan Claims.	21
4.5	Class 5: Unsecured Notes Claims.	21
4.6	Class 6: General Unsecured Claims.	22
4.7	Class 7: Intercompany Claims.	22
4.8	Class 8: Subordinated Claims.	22
4.9	Class 9: Existing Equity Interests.	23
4.1	Class 10: Intercompany Interests.	23
4.11	Debtors’ Rights in Respect of Unimpaired Claims.	23
4.12	Treatment of Vacant Classes.	23
ARTICLE V.	Means for Implementation.	24
5.1	Continued Corporate Existence.	24
5.2	Plan Funding.	24

i

5.3	Cancellation of Existing Securities and Agreements.	24
5.4	Cancellation of Certain Existing Security Interests.	25
5.5	Officers and Boards of Directors.	25
5.6	Management Incentive Plan.	26
5.7	New Shareholders Agreement.	26
5.8	Authorization, Issuance, and Delivery of New Common Shares.	26
5.9	Amended and Restated ABL Credit Agreement.	27
5.1	Amended and Restated Term Loan Agreement.	27
5.11	New Intercreditor Agreement.	27
5.12	New Convertible Notes; New Convertible Notes Indenture.	27
5.13	Rights Offering.	27
5.14	Registration Rights.	28
5.15	Intercompany Interests; Corporate Reorganization.	28
5.16	Restructuring Transactions.	28
5.17	Separability.	28
ARTICLE VI.	Distributions.	29
6.1	Distributions Generally.	29
6.2	No Postpetition Interest on Claims.	29
6.3	Date of Distributions.	29
6.4	Distribution Record Date.	29
6.5	Disbursing Agent.	30
6.6	Delivery of Distributions.	30
6.7	Unclaimed Property.	30
6.8	Satisfaction of Claims.	30
6.9	Manner of Payment under Plan.	31
6.1	Fractional Shares, Warrants, and De Minimis Cash Distributions.	31
6.11	No Distribution in Excess of Amount of Allowed Claim.	31
6.12	Allocation of Distributions between Principal and Interest.	31
6.13	Exemption from Securities Laws.	31
6.14	Setoffs and Recoupments.	32
6.15	Rights and Powers of Disbursing Agent.	32
6.16	Withholding and Reporting Requirements.	33
6.17	Hart-Scott-Rodino Antitrust Improvements Act.	33
ARTICLE VII.	Procedures for Resolving Claims.	34
7.1	Disputed Claims Process.	34
7.2	Estimation of Claims.	34
7.3	Claim Resolution Procedures Cumulative.	34
7.4	No Distributions Pending Allowance.	35
7.5	Distributions after Allowance.	35
ARTICLE VIII.	Executory Contracts and Unexpired Leases.	35

8.1	General Treatment.	35
8.2	Determination of Cure Disputes and Deemed Consent.	35
8.3	Rejection Damages Claims.	36
8.4	Survival of the Debtors’ Indemnification Obligations.	36
8.5	Compensation and Benefit Plans	36
8.6	Employment Agreement Waivers.	37
8.7	Insurance Policies.	37
8.8	Reservation of Rights.	37
ARTICLE IX.	Conditions Precedent to the Occurrence of the Effective Date.	38
9.1	Conditions Precedent to the Effective Date.	38
9.2	Waiver of Conditions Precedent.	39
9.3	Effect of Failure of a Condition.	40
ARTICLE X.	Effect of Confirmation.	40
10.1	Binding Effect.	40
10.2	Vesting of Assets.	40
10.3	Discharge of Claims against and Interests in the Debtors.	41
10.4	Pre-Confirmation Injunctions and Stays.	41
10.5	Injunction against Interference with Plan.	41
10.6	Plan Injunction.	41
10.7	Releases.	42
10.8	Exculpation.	43
10.9	Injunction Related to Releases and Exculpation.	44
10.1	Subordinated Claims.	45
10.11	Retention of Causes of Action and Reservation of Rights.	45
10.12	Ipso Facto and Similar Provisions Ineffective.	45
10.13	Indemnification and Reimbursement Obligations.	45
ARTICLE XI.	Retention of Jurisdiction.	46
11.1	Retention of Jurisdiction.	46
ARTICLE XII.	Miscellaneous Provisions.	47
12.1	Exemption from Certain Transfer Taxes.	47
12.2	Dates of Actions to Implement This Plan.	48
12.3	Amendments.	48
12.4	Revocation or Withdrawal of Plan.	48
12.5	Severability.	48
12.6	Governing Law.	49
12.7	Immediate Binding Effect.	49
12.8	Successors and Assigns.	49
12.9	Entire Agreement.	49
12.1	Computing Time.	49
12.11	Exhibits to Plan.	50

12.12	Notices.	50
12.13	Reservation of Rights.	52

Each of Basic Energy Services, Inc., Basic Energy Services GP, LLC, Basic Energy Services LP, LLC, Basic Energy Services, L.P., Basic ESA, Inc., Chaparral Service, Inc., SCH Disposal, L.L.C., Sledge Drilling Corp., Admiral Well Service, Inc., Basic Marine Services, Inc., JS Acquisition LLC, Permian Plaza, LLC, Maverick Coil Tubing Services, LLC, First Energy Services Company, JetStar Holdings, Inc., Xterra Fishing & Rental Tools Co., Maverick Solutions, LLC, LeBus Oil Field Service Co., Acid Services, LLC, Taylor Industries, LLC, Maverick Stimulation Company, LLC, Globe Well Service, Inc., JetStar Energy Services, Inc., Platinum Pressure Services, Inc., Maverick Thru-Tubing Services, LLC, MCM Holdings, LLC, MSM Leasing, LLC, The Maverick Companies, LLC, (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint prepackaged chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in section 1.1 below.

ARTICLE I.	DEFINITIONS AND INTERPRETATION.
1.1    Definitions.
The following terms shall have the respective meanings specified below:
2019 Notes means the 7.75% Senior Notes due February 15, 2019 issued pursuant to the 2019 Notes Indenture in the aggregate principal amount outstanding of $475,000,000 plus all accrued prepetition interest, fees, and other expenses due as of the Petition Date under the 2019 Notes Indenture.
2019 Notes Claim means any Claim arising under the 2019 Notes and the 2019 Notes Indenture.
2019 Notes Indenture means that certain Indenture, dated as of February 15, 2011, by and among Basic Parent as issuer, each of the guarantors named therein, and the 2019 Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).
2019 Notes Indenture Trustee means Wells Fargo Bank, National Association, solely in its capacity as indenture trustee under the 2019 Notes Indenture.
2022 Notes means the 7.75% Senior Notes due October 15, 2022 issued pursuant to the 2022 Notes Indenture in the aggregate principal amount outstanding of $300,000,000 plus all accrued prepetition interest, fees, and other expenses due as of the Petition Date under the 2022 Notes Indenture.
2022 Notes Claim means any Claim arising under the 2022 Notes and the 2022 Notes Indenture.

1

2022 Notes Indenture means that certain Indenture, dated as of October 16, 2012, by and among Basic Parent as issuer, each of the guarantors named therein, and the 2022 Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).
2022 Notes Indenture Trustee means Wells Fargo Bank, National Association, solely in its capacity as indenture trustee under the 2022 Notes Indenture.
ABL Credit Agreement means that certain amended and restated Credit Agreement, dated as of November 26, 2014 (as amended), by and among Basic Parent, as borrower, each of the guarantors named therein, the lenders party thereto, and Bank of America, N.A., as administrative agent.
ABL Facility means the credit facility set forth in the ABL Credit Agreement.
ABL Facility Agent means Bank of America, N.A., as administrative agent, solely in its capacity as administrative agent under the ABL Credit Agreement.
ABL Facility Claim means any Claims arising under the ABL Credit Agreement.
ABL Facility Lenders means the lenders party to the ABL Credit Agreement.
Ad Hoc Group means the group of noteholders that own or manage with the authority to act on behalf of the beneficial owners of the 2019 Notes and the 2022 Notes who have executed the Restructuring Support Agreement, and such other noteholders that may enter into the Restructuring Support Agreement from time to time.
Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code (other than DIP Facility Claims), including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims; (c) Restructuring Expenses; and (d) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code.
Allowed means, with respect to any Claim or Interest, (i) any Claim or Interest arising on or before the Effective Date (a) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge has been interposed prior to the Effective Date or (b) as to which all such challenges have been determined by a Final Order to the extent such challenges are determined in favor of the respective holder; (ii) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, as applicable, in a Final Order of the Bankruptcy Court; (iii) any Claim that is listed in the Schedules, if any are filed, as liquidated, non-contingent and undisputed; or (iv) any Claim or Interest expressly allowed hereunder; provided, that the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to this Plan. For the avoidance of doubt, notwithstanding anything to the contrary herein, there shall be no requirement that the ABL Facility Agent, the Term Loan Agent, the 2019 Trustee, or the 2022 Trustee file a proof of Claim on behalf of the ABL Facility Lenders, the Term Loan Lenders, holders of the 2019 Notes Claims, or holders of the 2022 Notes Claims, as the case may be, in respect of any ABL Facility Claims, Term Loan Claims, 2019 Notes Claims, or 2022 Notes Claims, as the case may be, in order for such Claims to be Allowed; provided, that the ABL Facility Agent, the Term Loan Agent, the 2019 Notes Trustee, and the 2022 Notes Trustee are each authorized, but not directed, to file in the Debtors’ lead Chapter 11 Case, In re Basic Energy Services, Inc., et al., No 16-[●] ([●]), a single, master proof of claim on behalf of itself and the holders of the ABL Facility Claims, the Term Loan Claims, the 2019 Notes Claims, and the 2022 Notes Claims, as applicable, on account of any and all of their respective Claims arising under the ABL Credit Agreement, the Term Loan Agreement, the 2019 Notes Indenture, and the 2022 Notes Indenture, as applicable.
Amended and Restated ABL Credit Agreement, means that certain ABL Credit Agreement, if any, to be dated as of the Effective Date, by and among Reorganized Basic Parent, the other Reorganized Debtors, the ABL Facility Agent or a new ABL facility agent, and the holders of the ABL Facility Claims or new ABL lenders, the form of which shall be contained in the Plan Supplement.
Amended and Restated ABL Facility, means the amended and restated ABL Facility, if any, on the terms set forth in the Amended and Restated ABL Credit Agreement.
Amended and Restated Term Loan Agreement means that certain Amended and Restated Term Loan Agreement, to be dated as of the Effective Date, by and among Reorganized Basic Parent, the other Reorganized Debtors, the Term Loan Agent, and the holders of the Term Loan Claims, the form of which shall be contained in the Plan Supplement and which shall contain the same representations, warranties, affirmative covenants, negative covenants and events of default contained in the Term Loan Agreement, except that the Amended and Restated Term Loan Agreement will include the covenants, definitions, and terms contained in the Amended and Restated Term Loan Agreement Supplement attached hereto as Exhibit 1.
Amended and Restated Term Loan Facility means the amended and restated Term Loan Facility in the aggregate principal amount of approximately $164,175,000 (minus any amounts paid under Section 2.07 of the Term Loan Agreement during the Chapter 11 Case), which, among other things and subject to the terms of the Amended and Restated Term Loan Agreement, will bear interest at a Cash rate of 13.5% per annum, payable quarterly, and maturing on earlier of (a) February 17, 2021, (b) the date on which the Reorganized Debtors refinance the Amended and Restated Term Loan Facility in full, and (c) the date on which the Amended and Restated Term Loan Facility is accelerated or otherwise becomes due prior to the maturity date thereof, as further set forth in the Amended and Restated Term Loan Agreement.
Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws or operating agreement, a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing documents.
Amended Certificate of Incorporation means, with respect to each Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation or certificate of formation, a substantially final form of which will be contained in the Plan Supplement.
Asset means all of the right, title, and interest of a Debtor in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible, and intangible property).
Backstop Agreement means that certain Backstop Agreement entered into by Basic Parent and the Backstop Parties after the Petition Date in the form attached to the Restructuring Support Agreement as Exhibit F thereof with such modifications as are permitted under the Restructuring Support Agreement.
Backstop Parties means those parties that agree to backstop the Rights Offering pursuant to the Backstop Agreement, each in its respective capacity as such.
Backstop Put Premium means the Backstop Put Premium (as defined in the Backstop Agreement) to be paid to the Backstop Parties on the Effective Date in the form of New Convertible Notes pursuant to the Backstop Agreement.
Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.
Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.
Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any local rules of the Bankruptcy Court.
Basic Parent means Basic Energy Services, Inc., a Delaware corporation.
Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.
Cash means legal tender of the United States of America.

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar claims.
Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on the Petition Date in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re Basic Energy Services, Inc., et al., Ch. 11 Case No. 16-[●] ([●]).
Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.
Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.
Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.
Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.
Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.
Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.
Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (a)  cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Debtor has the meaning set forth in the introductory paragraph of this Plan.
Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.
DIP Facility means the senior secured superpriority delayed draw term loan facility approved in the DIP Facility Order.
DIP Facility Agent means U.S. Bank National Association, solely in its capacity as administrative agent under the DIP Facility Loan Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Facility Loan Agreement.
DIP Facility Claim means a Claim held by the DIP Facility Lenders or the DIP Facility Agent arising under or relating to the DIP Facility Loan Agreement or the DIP Facility Order, including any and all fees, interests, and accrued but unpaid interest and fees arising under the DIP Facility Loan Agreement.
DIP Facility Lenders means the lenders party to the DIP Facility Loan Agreement.
DIP Facility Loan Agreement means the Superpriority Secured Debtor-in-Possession Term Loan Credit Agreement to be dated after the Petition Date, by and among Basic Energy Services, Inc., certain subsidiaries of Basic Energy Services, Inc. as guarantors, the DIP Facility Agent, and the DIP Facility Lenders, in the form attached to the Restructuring Support Agreement as Exhibit B thereto or otherwise mutually acceptable to Basic Parent and the DIP Facility Lenders, with any amendments, modifications or supplements thereto as permitted by the DIP Facility Order.
DIP Facility Order means (i) the Interim Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (b) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(a) and (c) and (ii) a Final Order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Facility Loan Agreement and access the DIP Facility, in each case in substantially the form attached to the Restructuring Support Agreement as Exhibit C, with such modifications as are permitted under the Restructuring Support Agreement.
Disbursing Agent means any entity in its capacity as a disbursing agent under section 6.5 hereof, including any Debtor or Reorganized Debtor, as applicable, that acts in such a capacity.
Disclosure Statement means the Disclosure Statement for this Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, or other applicable law.

Disputed means, with respect to a Claim, (a) any Claim, which Claim is disputed under section 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order; (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed; (c) any Claim that is listed in the Schedules, if any are filed, as unliquidated, contingent or disputed, and as to which no request for payment or proof of claim has been filed; or (d) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order. To the extent the Debtors dispute only the amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtors do not dispute, if any, and Disputed as to the balance of such Claim.
Distribution Record Date means, except as otherwise provided in the Plan, the Effective Date.
DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.
Effective Date means the date which is the first Business Day selected by the Debtors, with the consent of the Required Restructuring Support Parties, which consent may not be unreasonably withheld, on which (a) all conditions to the effectiveness of this Plan set forth in section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.
Estate means the estate of a Debtor created under section 541 of the Bankruptcy Code.
Exchange Act means the Securities Exchange Act of 1934, as amended.
Excluded Parties means, collectively, any holder of Interests in Basic Parent or any affiliate or subsidiary (other than Basic Parent and any direct or indirect subsidiary thereof), or current or former officer, director, principal, member, employee, agent, or advisory board member thereof, that (a) seeks any relief materially adverse to the Restructuring Transactions or objects to or opposes any material relief sought by (including any request for relief by any other party that is joined by any of the following) the Debtors, (b) is entitled to vote on the Plan and does not vote to accept the Plan, (c) opts out of any third-party releases sought in connection with the Plan, or (d) objects to the Plan or supports an objection to the Plan.
Exculpated Parties means collectively, and in each case (a) excluding the Excluded Parties and (b) in their capacities as such during the Chapter 11 Cases: (i) the Debtors, (ii) the Restructuring Support Parties, (iii) the Backstop Parties; (iv) the DIP Facility Agent; and (v) the DIP Facility Lenders; and with respect to each of the foregoing entities, such entities’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.
Existing Equity Interests means all Interests in Basic Parent immediately prior to the commencement of Basic Parent’s Chapter 11 Case, including all equity, warrants, options, and common shares.
Existing Securities Law Claim means any Claim, regardless of whether such Claim is the subject of an existing lawsuit: (a) arising from rescission of a purchase or sale of any Securities of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of any such Security; (c) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims; or (d) except as otherwise provided for in this Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim.
Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by Professional Persons.
Fee Escrow Account means an interest-bearing account in an amount equal to the total estimated amount of Fee Claims and funded by the Debtors on the Effective Date.
Final Order means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, that the possibility that a motion under Rules 50 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.
General Unsecured Claim means any Claim, other than a Term Loan Claim, ABL Facility Claim, Other Secured Claim, Intercompany Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Subordinated Claim, DIP Facility Claim, or Unsecured Notes Claim, that is not entitled to priority under the Bankruptcy Code or any Final Order of the Bankruptcy Court.
Indemnity Letter means that certain Debtor-in-Possession Facility Expense Deposit and Indemnity Letter dated as of August 25, 2016 by and between Basic Parent and the Term Loan Lenders.
Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.
Intercompany Claim means any Claim against a Debtor held by another Debtor.

Intercompany Interest means an Interest in a Debtor other than Basic Parent held by another Debtor or an affiliate of a Debtor.
Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date.
Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.
Management Incentive Plan means the post-restructuring management incentive plan to be adopted by the New Board in accordance with the term sheet attached as Exhibit G to the Restructuring Support Agreement.
New Board means the initial board of directors of Reorganized Basic Parent.
New Common Shares means the shares of common stock, par value $0.001 per share, of Reorganized Basic Parent to be issued (i) on the Effective Date, (ii) upon conversion of the New Convertible Notes, (iii) upon implementation of the Management Incentive Plan, (iv) upon exercise of the Warrants or (v) as otherwise permitted pursuant to the Amended Certificate of Incorporation of Reorganized Basic Parent.
New Convertible Notes means the 9% PIK interest unsecured Notes due 2019, issued pursuant to the New Convertible Notes Indenture, in the aggregate principal amount as of the Effective Date of $131,250,000 (including the Backstop Put Premium), which are convertible to New Common Shares upon the earliest of:  (i) 36 months following the Effective Date; (ii) if, on any date (the “Conversion Trigger Date”) following the Effective Date, the closing price per New Common Share during each of the preceding consecutive 30 trading days has been greater than or equal to 150% of the Plan Value, the later of the Conversion Trigger Date and the second anniversary of the Effective Date; and (iii) the election to effect the conversion by a vote of the holders of a majority of the New Convertible Notes; and which upon such conversion (assuming such conversion occurs 36 months after the Effective Date) will comprise 48.52% of the total New Common Shares outstanding (subject to dilution by the New Common Shares issued under the Management Incentive Plan and the New Common Shares issued upon the exercise of the Warrants). The number of New Common Shares issued upon conversion of the New Convertible Notes shall be obtained by dividing (x) the sum of the aggregate principal amount of the New Convertible Notes and accrued PIK interest on the date of conversion by (y) an amount equal to 80% of the Plan Value.
New Convertible Notes Indenture means that certain unsecured Indenture, dated as of the Effective Date, by and among Reorganized Basic Parent as issuer, and the New Convertible Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time) which shall be filed with the Plan Supplement, subject to the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement. The Indenture will contain (i) no events of default, other than breach of covenants and bankruptcy and insolvency events of default, and (ii) customary covenants, including a negative pledge and anti-layering provisions.
New Convertible Notes Indenture Trustee means the indenture trustee under the New Convertible Notes Indenture.
New Intercreditor Agreement means that certain Intercreditor Agreement, to be dated as of the Effective Date, by and among New ABL Facility Agent, the New Term Loan Agent and the Reorganized Debtors, the form of which shall be contained in the Plan Supplement, subject to the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement.
New Shareholders Agreement means that certain Shareholders Agreement, dated as of the Effective Date, by and among Reorganized Basic Parent and the holders of the New Common Shares, the form of which shall be contained in the Plan Supplement.
New Term Loan Agent means U.S. Bank National Association, solely in its capacity as administrative agent under the Amended and Restated Term Loan Agreement.
New Term Loan Lenders means the lenders party to the Amended and Restated Term Loan Agreement.
Noteholder Advisor Engagement Letter means that certain agreement dated as of April 19, 2016, by and between Basic Parent, Fried, Frank, Harris, Shriver & Jacobson LLP and GLC Advisors & Co., LLC.
Other Secured Claim means any Secured Claim against a Debtor other than an ABL Facility Claim, a Term Loan Claim, or a DIP Facility Claim.
Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other entity (as defined in section 101(15) of the Bankruptcy Code).
Petition Date means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.
Plan means this joint prepackaged chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including, without limitation, any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the terms of the Restructuring Support Agreement.
Plan Distribution means the payment or distribution of consideration to holders of Allowed Claims and Interests under this Plan.

Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including, without limitation, the documents to be included in the Plan Supplement, the New Shareholders Agreement, the Amended and Restated ABL Credit Agreement, the Amended and Restated Term Loan Agreement, the New Intercreditor Agreement, the New Convertible Notes Indenture, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Warrant Agreement, and the Management Incentive Plan, subject to the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement.
Plan Supplement means a supplemental appendix to this Plan containing, among other things, substantially final forms (in each case, subject to the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement) of the New Shareholders Agreement, the Amended and Restated ABL Credit Agreement, the Amended and Restated Term Loan Agreement, the New Intercreditor Agreement, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Warrant Agreement, the Registration Rights Agreement, the New Convertible Notes Indenture, the slate of directors to be appointed to the New Board, and the Management Incentive Plan, and, with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that, through the Effective Date, the Debtors shall have the right to amend documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Restructuring Support Agreement. The Plan Supplement shall be filed with the Bankruptcy Court not later than four (4) Business Days before the Voting Deadline.
Plan Value means the value of a New Common Share as of the Effective Date set forth in the Disclosure Statement.
Priority Non-Tax Claim means any Claim (other than a DIP Facility Claim, an Administrative Expense Claim, or a Priority Tax Claim) that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.
Priority Tax Claim means any Claim of a governmental unit (as defined in section 101(27) of the Bankruptcy Code) of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.
Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.
Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

Registration Rights Parties means Reorganized Debtor, each Backstop Party (and any affiliates or related funds thereof that receive New Common Shares or New Convertible Notes under the Plan), and each recipient of New Common Shares and New Convertible Notes who, together with its affiliates and related funds, receives 10% or more of the New Common Shares.
Registration Rights Agreement means that certain Registration Rights Agreement to be entered into by Basic Parent and the Registration Rights Parties on the Effective Date.
Reimbursement Letter means that certain letter agreement dated as of May 9, 2016 by and between Basic Parent and Fried, Frank, Harris, Shriver & Jacobson LLP.
Released Parties means, collectively, and in each case (a) excluding the Excluded Parties and (b) in their capacities as such: (i) the Debtors; (ii) the Debtors’ other non-Debtor affiliates; (iii) the Restructuring Support Parties; (iv) the Backstop Parties; (v) the Term Loan Lenders, (vi) the Term Loan Agent, (vii) the New Term Loan Lenders, (viii) the New Term Loan Agent, (ix) the DIP Facility Agent; (x) the DIP Facility Lenders; (xi) the ABL Facility Agent; and (xii) the ABL Facility Lenders; and with respect to each of the foregoing entities, such entities’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.
Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan.
Reorganized Basic Parent means Basic Parent, as reorganized on the Effective Date in accordance with this Plan.
Required Restructuring Support Parties means the Requisite Creditors, as defined in the Restructuring Support Agreement.
Restructuring means the financial restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.
Restructuring Expenses means the reasonable and documented fees and expenses incurred by the Restructuring Support Parties in connection with the Restructuring, as provided in the Restructuring Support Agreement, the DIP Facility Order, the Backstop Agreement, the Reimbursement Letter, the Indemnity Letter, the Term Loan Lender Advisor Engagement Letter and the Noteholder Advisor Engagement Letter, including, without limitation, the fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP, Davis Polk & Wardwell LLP, PJT Partners LP and GLC Advisors & Co., LLC (in each case, as counsel or financial advisor to certain of the Restructuring Support Parties), payable without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, which shall be Allowed in full as Administrative Expense Claims upon incurrence and shall not be subject to any offset, defense, counterclaim, reduction, or credit.
Restructuring Support Agreement means that certain Restructuring Support Agreement, dated as of October 23, 2016, by and among Basic Parent, certain other affiliates of Basic Parent specified therein, and the Restructuring Support Parties, as the same may be amended, restated, or otherwise modified in accordance with its terms.
Restructuring Support Parties means, collectively, (i) the holders of Term Loan Claims and (ii) the holders of the Unsecured Notes Claims that are signatories to the Restructuring Support Agreement.
Restructuring Transactions means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the consummation of the transactions provided for under or contemplated by the Restructuring Support Agreement; (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Restructuring Support Agreement and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreements; and (d) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate and consistent with the Restructuring Support Agreement.
Rights Offering means that certain rights offering pursuant to which each holder of Unsecured Notes Claims is entitled to receive Subscription Rights to acquire the New Convertible Notes in accordance with the Rights Offering Procedures.
Rights Offering Procedures means the procedures for the implementation of the Rights Offering approved by the Bankruptcy Court and in the form attached to the Restructuring Support Agreement as Exhibit E.
Schedule of Rejected Contracts means the schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time with the consent of the Restructuring Support Parties, such consent not to be unreasonably withheld.
Schedules means, the schedules of Assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.
Secured Claim means a Claim to the extent (i) secured by a Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (A) as set forth in this Plan, (B) as agreed to by the holder of such Claim and the Debtors, or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (ii) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.
Securities Act means the Securities Act of 1933, as amended.
Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.
Subordinated Claim means the Existing Securities Law Claims and any Claim that is subject to (i) subordination under section 510(b) of the Bankruptcy Code or (ii) equitable subordination as determined by the Bankruptcy Court in a Final Order, including, without limitation, any Claim for or arising from the rescission of a purchase, sale, issuance, or offer of a Security of any Debtor; for damages arising from the purchase or sale of such a Security; or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.
Subscription Rights means the subscription rights to acquire New Convertible Notes offered in accordance with the Rights Offering Procedures.
Tax Code means the Internal Revenue Code of 1986, as amended from time to time.
Term Loan Agent means U.S. Bank National Association, solely in its capacity as administrative agent under the Term Loan Agreement.
Term Loan Agreement means that certain Term Loan Agreement, dated as of February 17, 2016, by and among Basic Parent, as borrower, each of the guarantors named therein, the lenders party thereto, the Term Loan Agent, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).
Term Loan Claim means any Claim arising under the Term Loan Agreement.
Term Loan Facility means the term loan facility set forth in the Term Loan Agreement.
Term Loan Lenders means (i) Goldman Sachs & Co. Merchant Banking Division and/or any of its affiliates party to the Term Loan Agreement and any managed accounts for which Goldman Sachs & Co. or any of its affiliates acts as investment advisor pursuant to an investment advisory agreement and to which loans or interest in loans made under the Term Loan Facility have been transferred and (ii) Riverstone Holdings LLC and/or any of its affiliates party to the Term Loan Agreement.

Term Loan Lender Advisor Engagement Letter means that certain agreement dated as of September 12, 2016, by and between Basic Parent, Davis Polk & Wardwell LLP, PJT Partners LP and the Term Loan Lenders.
Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.
Unsecured Notes means the 2019 Notes and 2022 Notes.
Unsecured Notes Claims means any Claim that is a 2019 Notes Claim or a 2022 Notes Claim.
U.S. Trustee means the United States Trustee for Region 3.
Voting Deadline means November 29, 2016 at 5:00 p.m. prevailing Eastern Time, or such date and time as may set by the Bankruptcy Court.
Warrant means the seven (7) year warrants issued in accordance with this Plan, entitling their holders upon exercise thereof, on a pro rata basis, to 6% of the total outstanding New Common Shares (after giving effect to the conversion of the New Convertible Notes) at a per share price based upon a total equity value of $1,789,000,000 of Reorganized Basic Parent and as more fully set forth in the Warrant Agreement.
Warrant Agreement means the documents governing the Warrants, the form of which shall be contained in the Plan Supplement.
1.2    Interpretation; Application of Definitions; Rules of Construction.
Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time in accordance with the terms hereof and the Restructuring Support Agreement. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (i) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (iii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (iv) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.
1.3    Reference to Monetary Figures.
All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.
1.4    Consent Rights of Restructuring Support Parties
Notwithstanding anything herein to the contrary, any and all consent rights of the Restructuring Support Parties set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the other Plan Documents, and any other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in section 1.1 hereof) and fully enforceable as if stated in full herein.
1.5    Controlling Document.
In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, DIP FACILITY CLAIMS, AND PRIORITY TAX CLAIMS.
2.1    Treatment of Administrative Expense Claims.
Except to the extent that a holder of an Allowed Administrative Expense Claim other than a Fee Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable (but in no event later than 30 days after the Effective Date), the holder of such Allowed Administrative Expense Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors (which, for the avoidance of doubt, do not include Restructuring

Expenses), as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.
2.2    Treatment of Fee Claims.
All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is forty five (45) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim. The Debtors are authorized to pay, including from the Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professional Persons and fund with Cash on the Effective Date, compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.
Any objections to Fee Claims shall be served and filed (a) no later than twenty one (21) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.
2.3    Treatment of DIP Facility Claims.
In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Facility Claim (subject to the last sentence of this Section 2.3), each such Allowed DIP Facility Claim shall be paid in full in Cash by the Debtors on the Effective Date equal to the Allowed amount of such DIP Facility Claim and all commitments under the DIP Facility Loan Agreement shall terminate. Upon the indefeasible payment or satisfaction in full in Cash of the DIP Facility Claims (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Facility Loan Agreement for which no claim has been made) in accordance with the terms of this Plan, on the Effective Date, all Liens granted to secure such obligations shall be terminated and of no further force and effect. The Debtors’ contingent or unliquidated obligations under the DIP Facility Loan Agreement, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner acceptable to the DIP Facility Agent, any affected lender under the DIP Facility Loan Agreement, or any other holder of a DIP Facility Claim, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

2.4    Payment of Fees and Expenses under DIP Facility Order or Restructuring Support Agreement.
On the later of (i) the Effective Date and (ii) the date on which such fees, expenses or disbursements would be required to be paid under the terms of the applicable DIP Facility Order, order entered by the Bankruptcy Court approving the Backstop Agreement, or the Restructuring Support Agreement, the Debtors or Reorganized Debtors (as applicable) shall pay all fees, expenses and disbursements of (a) the DIP Facility Agent, (b) the DIP Facility Lenders, and (c) the Backstop Parties in each case, that have accrued and are unpaid as of the Effective Date and are required to be paid under or pursuant to the applicable DIP Facility Order, order entered by the Bankruptcy Court approving the Backstop Agreement, or the Restructuring Support Agreement. All payments of fees, expenses, or disbursements pursuant to this section shall be subject in all respects to the terms of the applicable DIP Facility Order, order entered by the Bankruptcy Court approving the Backstop Agreement or the Restructuring Support Agreement
2.5    Treatment of Priority Tax Claims.
Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Priority Tax Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

ARTICLE III.	CLASSIFICATION OF CLAIMS AND INTERESTS.
3.1    Classification in General.
A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.
3.2    Formation of Debtor Groups for Convenience Only.
This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under this Plan. Such groupings shall not affect any

Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal entities, or cause the transfer of any Assets; and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal entities.
3.3    Summary of Classification of Claims and Interests.
The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (i) Impaired and Unimpaired under this Plan; (ii) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (iii) deemed to accept or reject this Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	ABL Facility Claims	Unimpaired	No (Deemed to accept)
Class 4	Term Loan Claims	Impaired	Yes
Class 5	Unsecured Notes Claims	Impaired	Yes
Class 6	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 7	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 8	Subordinated Claims	Impaired	No (Deemed to reject)
Class 9	Existing Equity Interests	Impaired	No (Deemed to reject)
Class 10	Intercompany Interests	Unimpaired	No (Deemed to accept)

3.4    Separate Classification of Other Secured Claims.
Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing a different Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of voting to accept or reject this Plan and receiving Plan Distributions.
3.5    Elimination of Vacant Classes.
Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.6    Voting; Presumptions; Solicitation.
(a)    Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Classes 4 and 5 are entitled to vote to accept or reject this Plan. An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 4 and 5 will receive ballots containing detailed voting instructions.
(b)    Deemed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 3, 6, 7, and 10 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.
(c)    Deemed Rejection by Certain Impaired Classes. Holders of Claims and Interests in Classes 8 and 9 are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.
3.7    Cramdown.
If any Class of Claims is deemed to reject this Plan or is entitled to vote on this Plan and does not vote to accept this Plan, the Debtors may (i) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code. If a controversy arises as to whether any Claims or Interests, any class of Claims or Interests, are impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
3.8    No Waiver.
Nothing contained in this Plan shall be construed to waive a Debtor’s or other entity’s right to object on any basis to any Claim.

ARTICLE IV.	TREATMENT OF CLAIMS AND INTERESTS.
4.1    Class 1: Priority Non-Tax Claims.
(a)    Treatment: The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such

Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.
(b)    Impairment and Voting: Allowed Priority Non-Tax Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.
4.2    Class 2: Other Secured Claims.
(a)    Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.
(b)    Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.
4.3    Class 3: ABL Facility Claims.
(a)    On the Effective Date, on account of its Allowed ABL Facility Claim, each holder of an Allowed ABL Facility Claim shall receive, in full and final satisfaction of its Allowed ABL Facility Claim, (i) payment in full of its Claim and termination of all letters of credit issued under the ABL Credit Agreement, (ii) its Pro Rata share of the Amended and Restated ABL Facility (if each of the ABL Lenders consents to enter into the Amended and Restated ABL Facility), or (iii) such other consideration satisfactory to each holder of an Allowed ABL Facility Claim.
(b)    Impairment and Voting: ABL Facility Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of ABL Facility Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to ABL Facility Claims.

4.4    Class 4: Term Loan Claims.
(a)    Treatment: On the Effective Date, (i) each holder of an Allowed Term Loan Claim shall receive on account of the principal amount outstanding on such Claim, its Pro Rata share of the principal amount of the Amended and Restated Term Loan Facility subject to the terms set forth in the Amended and Restated Term Loan Agreement and (ii) amounts due as of the Effective Date to each holder of an Allowed Term Loan Claim on account of accrued and unpaid interest shall be deemed to be accrued and unpaid interest under the Amended and Restated Term Loan Agreement payable on first interest payment date thereunder and (iii) amounts due as of the Effective Date to each holder of an Allowed Term Loan Claim on account of fees, charges, or other amounts payable under the Term Loan Agreement shall be paid in Cash in full on the Effective Date, which, for the avoidance of doubt, shall not include payment of any Make-Whole Amount or the Applicable Premium (as such terms are defined in the Term Loan Agreement).
(b)    Impairment and Voting: Term Loan Claims are Impaired. Holders of Allowed Term Loan Claims are entitled to vote on this Plan.
(c)    Allowance: The Term Loan Claims shall be deemed Allowed on the Effective Date in the aggregate principal amount of $164,175,000, plus any accrued and unpaid interest thereon payable through the Effective Date, plus any fees, charges, and other amounts payable under the Term Loan Agreement.
4.5    Class 5: Unsecured Notes Claims.
(a)    Treatment: On the Effective Date, all of the Unsecured Notes shall be cancelled and discharged. Each holder of an Allowed Unsecured Notes Claim shall receive, on account of its Allowed Unsecured Notes Claims, its Pro Rata share of (i) New Common Shares representing, in the aggregate, 99.5% of the New Common Shares issued on the Effective Date (subject to dilution by the New Common Shares issued upon conversion of the New Convertible Notes, the Management Incentive Plan, and the New Common Shares issued upon exercise of the Warrants) and (ii) 100% of the Subscription Rights to acquire $125,000,000 in New Convertible Notes in accordance with the Rights Offering Procedures. Upon conversion of the New Convertible Notes (assuming such conversion occurs 36 months after the Effective Date), the New Common Shares issued to holders of Unsecured Notes Claims under (i) will comprise 51.22% of the total outstanding New Common Shares (subject to dilution by the Management Incentive Plan and the New Common Shares issued upon exercise of the Warrants).
(b)    Impairment and Voting: Unsecured Notes Claims are Impaired. Holders of Allowed Unsecured Notes Claims are entitled to vote on this Plan.
(c)    Allowance: The Unsecured Notes Claims shall be deemed Allowed on the Effective Date in the aggregate principal amount of $775,000,000, plus any accrued and unpaid interest thereon payable through the Petition Date.

4.6    Class 6: General Unsecured Claims.
(a)    Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by this Plan. Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.
(b)    Impairment and Voting: Allowed General Unsecured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.
4.7    Class 7: Intercompany Claims.
(a)    Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion. All Intercompany Claims between any Debtor and a non-Debtor affiliate shall be Unimpaired under this Plan.
(b)    Impairment and Voting: All Allowed Intercompany Claims are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Claims.
4.8    Class 8: Subordinated Claims.
(a)    Treatment: Subordinated Claims are subordinated pursuant to this Plan and section 510 of the Bankruptcy Code. The holders of Subordinated Claims shall not receive or retain any property under this Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of Subordinated Claims shall be discharged.
(b)    Impairment and Voting: Subordinated Claims are Impaired. In accordance with section 1126(g) of the Bankruptcy Code, holders of Subordinated Claims are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to Subordinated Claims.
4.9    Class 9: Existing Equity Interests.
(a)    Treatment: On the Effective Date, the Existing Equity Interests shall be cancelled without further action by or order of the Bankruptcy Court. Notwithstanding the foregoing, each holder of an Allowed Existing Equity Interest shall receive its Pro Rata share of (i) New Common Shares representing, in the aggregate, 0.5% of the New Common Shares issued on the Effective Date (subject to dilution by the New Common Shares issued upon conversion of the New Convertible Notes, the Management Incentive Plan, and the New Common Shares issued upon exercise of the Warrants) and (ii) the Warrants. Upon conversion of the New Convertible Notes (assuming such conversion occurs 36 months after the Effective Date), the New Common Shares issued to holders of Allowed Existing Equity Interests will comprise 0.26% of the total outstanding New Common Shares (subject to dilution by the Management Incentive Plan and the New Common Shares issued upon exercise of the Warrants).
(b)    Impairment and Voting: Existing Equity Interests are Impaired. In accordance with section 1126(g) of the Bankruptcy Code, holders of Existing Equity Interests are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to Existing Equity Interests.
4.10    Class 10: Intercompany Interests.
(a)    Treatment: Intercompany Interests are Unimpaired. On the Effective Date, all Intercompany Interests shall be treated as set forth in section 5.15 hereof.
(b)    Impairment and Voting: Intercompany Interests are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.
4.11    Debtors’ Rights in Respect of Unimpaired Claims.
Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.
4.12    Treatment of Vacant Classes.
Any Claim or Interest in a Class that is considered vacant under section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.	MEANS FOR IMPLEMENTATION.
5.1    Continued Corporate Existence.
(a)    Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the New Shareholders Agreement, the Amended Certificates of Incorporation, and

the Amended By-Laws. On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law, and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.
(b)    On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate this Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any Asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) the Restructuring Transactions; and (v) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.
5.2    Plan Funding.
Plan Distributions of Cash shall be funded from the Debtors’ Cash on hand as of the applicable date of such Plan Distribution and from the proceeds of the Rights Offering.
5.3    Cancellation of Existing Securities and Agreements.
Except for the purpose of evidencing a right to a distribution under this Plan and except as otherwise set forth in this Plan, on the Effective Date, all agreements, instruments, and other documents evidencing any prepetition Claim or Interest (other than certain Intercompany Interests that are not modified by this Plan) and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect; provided, that this sentence shall not apply to the DIP Facility Loan Agreement. The holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding such cancellation and discharge, each of the 2019 Notes Indenture, the 2022 Notes Indenture, the Term Loan Agreement, and the ABL Credit Agreement shall continue in effect to the extent necessary to: (1) allow holders of Claims under such agreements to receive Plan Distributions; (2) allow the Reorganized Debtors, the 2019 Notes Trustee, the 2022 Notes Trustee, the Term Loan Agent, and the ABL Facility Agent to make distributions pursuant to this Plan on account of the 2019 Claims, the 2022 Notes Claims, the Term Loan Claims, and the ABL Facility Claims, as applicable, and deduct therefrom such reasonable compensation, fees, and expenses (a) due to the 2019 Notes Trustee, the 2022 Notes Trustee, the Term Loan Agent, the ABL Facility Agent under the 2019 Notes Indenture, the 2022 Notes Indenture, the Term Loan Agreement, or the ABL Credit Agreement, as applicable, or (b) incurred by the 2019 Notes Trustee, the 2022 Notes Trustee, the Term Loan Agent, or the ABL Facility Agent in making such distributions pursuant to this Plan; and (3) allow the 2019 Notes Trustee, the 2022 Notes Trustee, the Term Loan Agent, and the ABL Facility Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the Plan. Except as provided pursuant to this Plan, each of the 2019 Notes Trustee, the 2022 Notes Trustee, the Term Loan Agent, the ABL Facility Agent, and their respective agents, successors, and assigns shall be discharged of all of their obligations associated with the 2019 Notes Indenture, the 2022 Notes Indenture, the Term Loan Agreement, and the ABL Credit Agreement, respectively. The commitments and obligations (if any) of the Term Loan Lenders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the Term Loan Agreement shall fully terminate and be of no further force or effect on the Effective Date.
5.4    Cancellation of Certain Existing Security Interests.
Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.
5.5    Officers and Boards of Directors.
(a)    On the Effective Date, the board of directors of each of the Reorganized Debtors shall consist of five members. For each Reorganized Debtor, Ascribe Capital LLC shall designate one (1) member, Silver Point Capital, L.P. shall designate one (1) member, the Ad Hoc Group shall designate two (2) members and the remaining director shall be the Chief Executive Officer of Reorganized Basic Parent. The composition of the boards of directors of each Reorganized Debtor shall be disclosed prior to the entry of the Confirmation Order. The nomination of the Chairperson of the New Board shall be satisfactory to the Ad Hoc Group in its sole discretion in good faith consultation with the Chief Executive Officer of Reorganized Basic Parent.
(b)    Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Reorganized Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.
5.6    Management Incentive Plan.
On the Effective Date, the New Board shall adopt the Management Incentive Plan, which shall be consistent with the terms set forth in Exhibit G to the Restructuring Support Agreement.
5.7    New Shareholders Agreement.
On the Effective Date, Reorganized Basic Parent and all of the holders of New Common Shares then outstanding (other than New Common Shares received pursuant to the Management Incentive Plan) shall be deemed to be parties to the New Shareholders Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder other than Reorganized Basic Parent. The New Shareholders Agreement shall be binding on Reorganized Basic Parent and all parties receiving, and all holders of, New Common Shares of Reorganized Basic Parent; provided, that regardless of whether such parties execute the New Shareholders Agreement, such parties will be deemed to have signed the New Shareholders Agreement, which shall be as binding on such parties as if they had actually signed it.
5.8    Authorization, Issuance, and Delivery of New Common Shares.
(a)    On the Effective Date, Reorganized Basic Parent is authorized to issue or cause to be issued and shall issue the New Common Shares for distribution in accordance with the terms of this Plan and the New Shareholders Agreement without the need for any further corporate or shareholder action.
(b)    As of the Effective Date, Reorganized Basic Parent anticipates that it will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) -78(pp). Reorganized Basic Parent shall use its reasonable best efforts to have the New Common Shares listed on a nationally recognized exchange as soon as practicable subject to meeting applicable listing requirements following the Effective Date.
(c)    On the Effective Date, Reorganized Basic Parent is authorized to issue, or cause to be issued, and shall issue the Warrants for distribution in accordance with the terms of this Plan and the Warrant Agreement without the need for any further corporate or shareholder action. All of the Warrants issued pursuant to this Plan shall be duly authorized and validly issued.
5.9    Amended and Restated ABL Credit Agreement.
On the Effective Date, the Reorganized Debtors will enter into the Amended and Restated ABL Credit Agreement substantially in the form contained in the Plan Supplement.

5.10    Amended and Restated Term Loan Agreement.
On the Effective Date, the Reorganized Debtors shall enter into the Amended and Restated Term Loan Agreement in the form contained in the Plan Supplement, which shall be acceptable in form and substance to the Term Loan Lenders.
All Liens and security interests granted pursuant to the Amended and Restated Term Loan Agreement are intended to be (a) valid, binding, perfected, enforceable, Liens and security interests in the personal and real property described in and subject to such documents, with the priorities established in respect thereof under applicable non-bankruptcy law and (b) not subject to avoidance, recharacterization or subordination under any applicable law.
5.11    New Intercreditor Agreement.
On the Effective Date, the parties to the Amended and Restated ABL Credit Agreement and the Amended and Restated Term Loan Agreement shall enter or be deemed to have entered into the New Intercreditor Agreement substantially in the form contained in the Plan Supplement.
5.12    New Convertible Notes; New Convertible Notes Indenture.
On the Effective Date, the Reorganized Basic Parent and the New Convertible Notes Indenture Trustee will enter into the New Convertible Notes Indenture substantially in the form contained in the Plan Supplement. For U.S. federal income tax purposes, and subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary, all parties shall treat the New Convertible Notes as stock (that is not preferred stock for purposes of Section 305 of the Tax Code).
5.13    Rights Offering.
(a)    Terms. Following approval by the Bankruptcy Court of the Rights Offering Procedures, the Debtors will commence the Rights Offering in accordance therewith. On the Effective Date, the Debtors shall consummate the Rights Offering. The Rights Offering will be fully backstopped by the Backstop Parties in accordance with and subject to the terms and conditions of the Backstop Agreement. The right to participate in the Rights Offering may not be sold, transferred, or assigned.
(b)    Purpose. On the Effective Date, the proceeds of the sale of the New Convertible Notes shall be used: (i) to provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes; (ii) to fund Allowed Administrative Expense Claims payable on or after the Effective Date; (iii) to pay in Cash in full the DIP Facility Claims; and (iv) to fund Plan Distributions.
(c)    Backstop Commitment. In accordance with the Backstop Agreement and subject to the terms and conditions thereof, each of the Backstop Parties has agreed, severally but not jointly, to purchase, on or prior to the Effective Date, its respective

Investor Percentage (as defined in the Backstop Agreement) of the Unsubscribed Notes (as defined in the Backstop Agreement).
(d)    Backstop Put Premium. In exchange for providing the backstop commitment for the Rights Offering, the Backstop Parties will receive the Backstop Put Premium. Upon the Effective Date, the Backstop Put Premium will be immediately and automatically deemed earned and payable.
5.14    Registration Rights.
On the Effective Date, the Registration Rights Parties shall enter into the Registration Rights Agreement acceptable to (i) each Backstop Party, (ii) the Required Restructuring Support Parties, and (iii) the Debtors or Reorganized Debtors. The Registration Rights Agreement shall provide the Registration Rights Parties with certain demand registration rights and with piggyback registration rights. The Registration Rights Agreement shall also provide that on or before the date that is the later of (i) 90 days after the Effective Date, or (ii) 30 days after Reorganized Basic Parent files its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Reorganized Debtor shall file, and shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (or other appropriate form) for the offer and resale of the New Common Shares and New Convertible Notes held by the Registration Rights Parties. The Registration Rights Agreement shall contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods.
5.15    Intercompany Interests; Corporate Reorganization.
On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, the certificates and all other documents representing the Intercompany Interests shall be deemed to be in full force and effect.
5.16    Restructuring Transactions.
On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions consistent with this Plan and the Restructuring Support Agreement as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.
5.17    Separability.
Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code with the consent of the Required Restructuring Support Parties, which consent shall not be unreasonably withheld.

ARTICLE VI.	DISTRIBUTIONS.
6.1    Distributions Generally.
The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims and Allowed Interests in accordance with the terms of this Plan.
6.2    No Postpetition Interest on Claims.
Except for the ABL Facility Claims and the Term Loan Facility Claims, and unless otherwise specifically provided for in this Plan, the Confirmation Order, or another Final Order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.
6.3    Date of Distributions.
Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable.
6.4    Distribution Record Date.
(a)    As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.
(b)    Notwithstanding anything in this Plan to the contrary, in connection with any distribution under this Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, will be entitled to recognize and deal for all purposes under this Plan with holders of New Common Shares and New Convertible Notes to the extent consistent with the customary practices of DTC used in connection with such distributions. All New Common Shares and all New Convertible Notes to be distributed under this Plan shall be issued in the names of such holders or their nominees in accordance with DTC’s book-entry exchange procedures; provided, that such New Common Shares and New Convertible Notes are permitted to be held through DTC’s book-entry system; and provided, further, that to the extent the New Common Shares or the New Convertible Notes are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Basic Parent will take all such reasonable actions as may be required to cause distributions of the New Common Shares and the New Convertible Notes under this Plan. The New Convertible Notes shall not be certificated.
6.5    Disbursing Agent.
All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in section 6.16 hereof.
6.6    Delivery of Distributions.
Subject to section 6.4(b) of this Plan, the Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.
6.7    Unclaimed Property.
One year from the later of: (i) the Effective Date and (ii) the date that is ten Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 374(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Person (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

6.8    Satisfaction of Claims.
Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.
6.9    Manner of Payment under Plan.
Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.
6.10    Fractional Shares, Warrants, and De Minimis Cash Distributions.
No fractional New Common Shares or Warrants shall be distributed. When any distribution would otherwise result in the issuance of a number of New Common Shares or Warrants that is not a whole number, the New Common Shares and Warrants subject to such distribution shall be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (ii) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of New Common Shares and Warrants to be distributed on account of Allowed Claims and Existing Equity Interests will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) New Common Share, one (1) Warrant, or $50.00 in Cash. Fractional New Common Shares and Warrants that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized Basic Parent.
6.11    No Distribution in Excess of Amount of Allowed Claim.
Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim (plus any postpetition interest on such Claim solely to the extent permitted by section 6.2 of this Plan).
6.12    Allocation of Distributions between Principal and Interest.
Except as otherwise provided in this Plan and subject to section 6.2 of this Plan, to the extent that any Allowed Term Loan Claim or Allowed ABL Facility Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

6.13    Exemption from Securities Laws.
The issuance of and the distribution under this Plan of the New Common Shares, the Warrants (and the New Common Shares issuable upon exercise thereof), the Subscription Rights, and the New Convertible Notes issued pursuant to the Rights Offering (and the New Common Shares issuable upon conversion thereof) shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code. These Securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.
The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.
The issuance and sale, as applicable, of the New Convertible Notes (and the New Common Shares issuable upon conversion thereof) to the Backstop Parties under the Backstop Agreement is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such Securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.
6.14    Setoffs and Recoupments.
Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.
6.15    Rights and Powers of Disbursing Agent.
(a)    Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.
(b)    Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.
6.16    Withholding and Reporting Requirements.
In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and any other distributing party shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all Plan Distributions under this Plan shall be subject to any such withholding or reporting requirements.  In the case of a non-Cash Plan Distribution that is subject to withholding, the distributing party may request a holder of an Allowed Claim or Existing Equity Interest to complete and return a Form W-8 or W-9, as applicable to each such holder. If such Form is requested and not submitted to the distributing party within 10 days of the request, the distributing party may, in its discretion, either (i) withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax, or (ii) require the intended recipient of such distribution to provide the withholding agent with an amount of Cash sufficient to satisfy such withholding tax as a condition to receiving such distribution. If such Form is requested and submitted to the distributing party within 10 days of the request, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax; provided that, the distributing party shall first notify the intended recipient of such contemplated sale and offer the intended recipient the opportunity to provide sufficient Cash to satisfy such withholding tax in lieu of such sale.  The distributing party shall have the right, but not the obligation, not to make a Plan Distribution until its withholding obligation is satisfied pursuant to the preceding sentences.  If an intended recipient of a non-Cash Plan Distribution is required to provide or has agreed to provide the withholding agent with the Cash necessary to satisfy the withholding tax pursuant to this section and such person fails to comply before the date that is one year after the request is made, the amount of such Plan Distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such Plan Distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.  Any amounts withheld pursuant hereto shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Prepackaged Plan.  The distributing party may require a holder of an Allowed

Claim or Existing Equity Interest to complete and return a Form W-8 or W-9, as applicable to each such holder.
Notwithstanding the above, each holder of an Allowed Claim or Existing Equity Interest that is to receive a Plan Distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding, and other tax obligations, on account of such Plan Distribution.
6.17    Hart-Scott-Rodino Antitrust Improvements Act.
Any New Common Shares to be distributed under this Plan to an entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity have expired or been terminated.

ARTICLE VII.	PROCEDURES FOR RESOLVING CLAIMS.
7.1    Disputed Claims Process.
Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all General Unsecured Claims under this Plan, and except as otherwise set forth in this Plan, holders of Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced. If a holder of a Claim elects to file a proof of Claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the Claim, and the Bankruptcy Court shall retain nonexclusive jurisdiction over all such Claims, which shall be resolved on a case-by-case basis through settlements or Claim objections (or, if necessary, through adversary proceedings) by the Reorganized Debtors and in accordance with litigation schedules to be determined by the applicable parties and the Bankruptcy Court. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.
7.2    Estimation of Claims.
The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.
7.3    Claim Resolution Procedures Cumulative.
All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.
7.4    No Distributions Pending Allowance.
If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.
7.5    Distributions after Allowance.
To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.
8.1    General Treatment.
As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases shall be deemed assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors, pursuant to Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any Final Order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.
8.2    Determination of Cure Disputes and Deemed Consent.
Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof. Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with this Plan and setting forth the proposed Cure Amount (if any). If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors, as applicable intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0).
If there is a dispute regarding (a) any Cure Amount, (b) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective. The Debtors reserve the right to reject any executory contract or unexpired lease not later than thirty (30) days after the entry of a Final Order resolving any such dispute. Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fourteen (14) days of the filing thereof, shall be deemed to have assented to such assumption and/or Cure Amount and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.
8.3    Rejection Damages Claims.
Any counterparty to a contract or lease that is identified on the Schedule of Rejected Contracts or is otherwise rejected by the Debtors must file and serve a proof of Claim on the applicable Debtor that is party to the contract or lease to be rejected no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of rejection of such executory contract or unexpired lease.
8.4    Survival of the Debtors’ Indemnification Obligations.
Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.
8.5    Compensation and Benefit Plans
All employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.
8.6    Employment Agreement Waivers.
With respect to each employment agreement to which any Debtor is a party (the “Employment Agreements”) and without in any way modifying or limiting the Debtors’ rights and remedies thereunder, the Debtors shall (i) cause the Employment Agreements of (a) President, Chief Executive Officer, (b) Senior Vice President, Chief Financial Officer, Treasurer and Secretary, (c) Senior Vice President – Region Operations, (d) Vice President - Pumping Services, (e) Vice President - Marketing, (f) Vice President - Human Resources, (g) Vice President, Controller and Chief Accounting Officer, and (h) Vice President – Manufacturing and Equipment, to be amended and (ii) shall use reasonable best efforts to cause all other Employment Agreements to be amended, in each case (x) where applicable, to provide and clarify that the consummation of the Restructuring itself will not be treated as a “change in control” or be considered a “good reason” event under such Employment Agreement and (y) where applicable, to provide that if the emergence awards are not granted by the New Board within 90 days after the Effective Date in accordance with the terms set forth in Exhibit G to the Restructuring Support Agreement, such failure to act will be a “good reason” event under such Employment Agreement. For the avoidance of doubt, the amendments to the Employment Agreements described in this Section 8.6 shall amend the Employment Agreements only as expressly provided herein and all other terms of the Employment Agreement shall remain in full force and effect.   The Debtors are authorized to take such actions with respect to the Employment Agreements.
8.7    Insurance Policies.
All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtors or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

8.8    Reservation of Rights.
(a)    Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.
(b)    Except as explicitly provided in this Plan, nothing herein shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.
(c)    Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.
(d)    If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.	CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.
9.1    Conditions Precedent to the Effective Date.
The Effective Date shall not occur unless all of the following conditions precedent have been satisfied:
(a)    the Plan Supplement, including the Plan Documents, has been filed;
(b)    the Plan Documents contain terms and conditions consistent in all material respects with the Plan and the Restructuring Support Agreement;
(c)    the Bankruptcy Court has entered the Confirmation Order in form and substance satisfactory to the Debtors and the Required Restructuring Support Parties and such Confirmation Order has become a Final Order and has not been stayed, modified, or vacated on appeal;
(d)    the Restructuring Support Agreement has not been terminated and remains in full force and effect and binding on all parties thereto;

(e)    the New Shareholders Agreement has been entered into by Reorganized Basic Parent and is in full force and effect and binding on all Persons that will receive New Common Shares;
(f)    the conditions to effectiveness of the Backstop Agreement have been satisfied or waived in accordance with the terms thereof, and the Backstop Agreement is in full force and effect and binding on all parties thereto;
(g)    the conditions to effectiveness of the Amended and Restated ABL Credit Agreement have been satisfied or waived in accordance with the terms thereof, and the Amended and Restated ABL Credit Agreement is in full force and effect and binding on all parties thereto;
(h)    the conditions to effectiveness of the Amended and Restated Term Loan Agreement have been satisfied or waived in accordance with the terms thereof, and the Amended and Restated Term Loan Agreement is in full force and effect and binding on all parties thereto;
(i)    the conditions to effectiveness of the New Intercreditor Agreement have been satisfied or waived in accordance with the terms thereof, and such conditions have not been amended without the consent of the Debtors and the Required Restructuring Support Parties, and the New Intercreditor Agreement is in full force and effect and binding on all parties thereto;
(j)    the conditions to effectiveness of the New Convertible Notes Indenture have been satisfied or waived in accordance with the terms thereof, and the New Convertible Notes Indenture is in full force and effect and binding on all parties thereto;
(k)    all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;
(l)    the Amended Certificate of Incorporation of Reorganized Basic Parent has been filed with the appropriate governmental authority;
(m)    the Debtors, together with the Subscription Agent (as defined in the Rights Offering Procedures), shall have received net proceeds of at least $125,000,000 for the issuance of the New Convertible Notes; and
(n)    the Debtors shall deliver to the Requisite Noteholders (as such term is defined in the Restructuring Support Agreement), a copy of the fully executed amendments in respect of the Employment Agreements (as defined in section 8.6 herein) described in section 8.6(i).

9.2    Waiver of Conditions Precedent.
(a)    Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors and the Required Restructuring Support Parties; provided that, section 9.1(m) of this Plan may be waived with the consent of the Debtors and the Requisite Term Loan Lenders (as such term is defined in the Restructuring Support Agreement), and the consent of the Requisite Noteholders (as such term is defined in the Restructuring Support Agreement) shall be required only to the extent such consent is required under the Backstop Agreement. If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge this Plan in any court. If this Plan is confirmed for fewer than all of the Debtors as provided for in section 5.17 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.
(b)    The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.
9.3    Effect of Failure of a Condition.
If the conditions listed in sections 9.1 are not satisfied or waived in accordance with section 9.2 on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date reasonably acceptable to the Required Restructuring Support Parties and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Person, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the other Restructuring Support Parties, or any other Person.

ARTICLE X.	EFFECT OF CONFIRMATION.
10.1    Binding Effect.
Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is Impaired under this Plan and whether such holder has accepted this Plan.

10.2    Vesting of Assets.
Except as otherwise provided in this Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests. Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.
10.3    Discharge of Claims against and Interests in the Debtors.
Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.
10.4    Pre-Confirmation Injunctions and Stays.
Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.
10.5    Injunction against Interference with Plan.
Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective present and former affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date, provided, that the foregoing shall not enjoin any Restructuring Support Party from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.

10.6    Plan Injunction.
(a)    Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Persons who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Persons who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan; provided, further, that nothing contained herein shall enjoin any Restructuring Support Party from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.
(b)    By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, without limitation, the injunctions set forth in this section.
10.7    Releases.
(a)    Releases by the Debtors. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other entities who may purport to assert any Cause of Action derivatively, by or through the foregoing entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, or liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party (including, without limitation, the Term Loan Agreement, the 2019 Notes Indenture, and the 2022 Notes Indenture), the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Restructuring Support Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to this Plan, the Backstop Agreement, or the Rights Offering, or any other act or omission, transaction, agreement, event, or other occurrence, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.
(b)    Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the (i) the holders of all Claims and Interests who vote to accept this Plan, (ii) holders of Claims or Interests that are Unimpaired under this Plan, (iii) holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan, (iv) holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein, (v) Basic Parent (to the fullest extent permitted by applicable law), (vi) the Term Loan Agent, (vii) the 2019 Notes Indenture Trustee,(viii) the 2022 Notes Indenture Trustee, (ix) the ABL Facility Agent, and (x) the DIP Facility Agent from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Restructuring Support Agreement, this Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to this Plan, the Backstop Agreement, or the Rights Offering, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct.
10.8    Exculpation.
To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, remedy, or liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Amended and Restated ABL Credit Agreement, the Amended and Restated Term Loan Agreement, the DIP Facility Loan Agreement, the New Convertible Notes Indenture, the New Shareholders Agreement, the Warrant Agreement, the New By-Laws, the Management Incentive Plan, the Backstop Agreement, the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, and this Plan (including the Plan Documents), or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the conducting of the Rights Offering; the issuance of Securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for intentional fraud, gross negligence, or willful misconduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Parties and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of Securities pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of Securities thereunder. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

10.9    Injunction Related to Releases and Exculpation.
The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan.
10.10    Subordinated Claims.
The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
10.11    Retention of Causes of Action and Reservation of Rights.
Except as otherwise provided herein, including, without limitation, sections 10.5, 10.6, 10.7, 10.8 and 10.9 nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, but not limited to, rights, claims, Causes of Action, rights of setoff, offset, recoupment or other legal or equitable defenses against any holder of Existing Equity Interests that arise on account of such holders’ objection to, or support of, and objection to this Plan. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.
10.12    Ipso Facto and Similar Provisions Ineffective.
Except as otherwise agreed by the Requisite Noteholders (as such term is defined in the Restructuring Support Agreement), any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any entity based on any of the following: (i) the insolvency or financial condition of a Debtor; (ii) the commencement of the Chapter 11 Cases; (iii) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; or (iv) the Restructuring.
10.13    Indemnification and Reimbursement Obligations.
For purposes of this Plan, (a) the obligations of the Debtors to indemnify and reimburse their directors or officers that were directors or officers, respectively, on or subsequent to the Petition Date shall be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims. In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of the Petition Date, and all members, managers, directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

ARTICLE XI.	RETENTION OF JURISDICTION.
11.1    Retention of Jurisdiction.
Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:
(a)    to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;
(b)    to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;
(c)    to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;
(d)    to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order;
(e)    to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)    to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;
(g)    to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person or other entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;
(h)    to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;
(i)    to hear and determine all Fee Claims;
(j)    to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;
(k)    to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;
(l)    to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release, exculpation, or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;
(m)    to determine such other matters and for such other purposes as may be provided in the Confirmation Order;
(n)    to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
(o)    to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;
(p)    to resolve any disputes concerning whether a Person or entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q)    to recover all Assets of the Debtors and property of the Estates, wherever located; and
(r)    to enter a final decree closing each of the Chapter 11 Cases.

ARTICLE XII.	MISCELLANEOUS PROVISIONS.
12.1    Exemption from Certain Transfer Taxes.
To the fullest extent permitted by applicable law, the issuance, transfer, or exchange of any Security hereunder, or any debt arising under (i) the Term Loan Agreement or (ii) the ABL Credit Agreement, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.
12.2    Dates of Actions to Implement This Plan.
In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day but shall be deemed to have been completed as of the required date.
12.3    Amendments.
(a)    Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtors, with the consent of the Required Restructuring Support Parties, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to this Plan, the Debtors, with the consent of the Required Restructuring Support Parties, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.
(b)    Certain Technical Amendments. Consistent with the Restructuring Support Agreement, prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy

Court; provided, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests under this Plan.
12.4    Revocation or Withdrawal of Plan.
The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors (with the consent of the Required Restructuring Support Parties for so long as the Restructuring Support Agreement has not been terminated in accordance with its terms). If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Person; (ii) prejudice in any manner the rights of such Debtor or any other Person; or (iii) constitute an admission of any sort by any Debtor or any other Person.
12.5    Severability.
Subject to section 5.17 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this section, is valid and enforceable pursuant to its terms.
12.6    Governing Law.
Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than section 5-1401 and section 5-1402 of the New York General Obligations Law).

12.7    Immediate Binding Effect.
Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns.
12.8    Successors and Assigns.
The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such entity.
12.9    Entire Agreement.
On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.
12.10    Computing Time.
In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.
12.11    Exhibits to Plan.
All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.
12.12    Notices.
All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
BASIC ENERGY SERVICES, INC.
801 Cherry Street, Suite 2100
Fort Worth, Texas 76102
Attn: T. M. “Roe” Patterson, President, Chief Executive Officer and
Alan Krenek, Senior Vice President, Chief Financial Officer, Treasurer and Secretary

– and –
RICHARDS, LAYTON & FINGER, P.A.
Daniel J. DeFranceschi (No. 2732)
Michael J. Merchant (No. 3854)
Zachary I. Shapiro (No. 5103)
Brendan J. Schlauch (No. 6115)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

Attorneys for the Debtors
– and –
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Attn: Ray C. Schrock, P.C. and Ronit J. Berkovich, Esq.
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for the Debtors
After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002; provided, that the U.S. Trustee need not file such a renewed request and shall continue to receive documents without any further action being necessary. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to the U.S. Trustee and those entities that have filed such renewed requests.

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12.13    Reservation of Rights.
Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.
Dated:    October 24, 2016
    Fort Worth, Texas
BASIC PARTIES
BASIC ENERGY SERVICES, INC.

By: /s/David C. Johnston
Name: David C. Johnston
Title: Chief Restructuring Officer
BASIC ENERGY SERVICES GP, LLC
BASIC ENERGY SERVICES LP, LLC
BASIC ESA, INC.
BASIC ENERGY SERVICES, L.P.
CHAPARRAL SERVICE, INC.
SCH DISPOSAL, L.L.C.
SLEDGE DRILLING CORP.
ADMIRAL WELL SERVICE, INC.
BASIC MARINE SERVICES, INC.
JS ACQUISITION LLC
PERMIAN PLAZA, LLC
MAVERICK COIL TUBING SERVICES, LLC
FIRST ENERGY SERVICES COMPANY
JETSTAR HOLDINGS, INC.
XTERRA FISHING & RENTAL TOOLS CO.
MAVERICK SOLUTIONS, LLC
LEBUS OIL FIELD SERVICE CO.
ACID SERVICES, LLC
TAYLOR INDUSTRIES, LLC
MAVERICK STIMULATION COMPANY, LLC
GLOBE WELL SERVICE, INC.
JETSTAR ENERGY SERVICES, INC.
PLATINUM PRESSURE SERVICES, INC.
MAVERICK THRU-TUBING SERVICES, LLC
MCM HOLDINGS, LLC
MSM LEASING, LLC
THE MAVERICK COMPANIES, LLC

By: /s/David C. Johnston
Name: David C. Johnston
Title: Chief Restructuring Officer

BASIC ENERGY SERVICES, L.P.

By: Basic Energy Services GP, LLC, its sole general partner

By: Basic Energy Services, Inc., its sole member

By: /s/David C. Johnston
Name: David C. Johnston
Title: Chief Restructuring Officer

Exhibits and Schedules to the Plan
Exhibit 1: Amended and Restated Term Loan Supplement

EXHIBIT 1
Amended and Restated Term Loan Supplement

Amended and Restated Term Loan Supplement
The Amended and Restated Term Loan Agreement, as defined in the Joint Prepackaged Chapter 11 Plan of Basic Energy Services, Inc. and Its Affiliated Debtors (as may be amended, modified, or supplemented from time to time), will include the following covenants, definitions, and terms:
(a) a minimum liquidity covenant level of $25 million;
(b) amended definitions of “Availability”, “Liquidity” and “Maximum Capital Payment Amount” that will be amended by replacing such definitions in the Term Loan Agreement in their entirety with the following:
““Availability” means, at any time, the amount available to be drawn under the ABL Credit Agreement at such time; provided that any amount available to be drawn under a Non-Conforming ABL Credit Agreement shall not be included in Availability to the extent in excess of the amount that would be available to be drawn under a Conforming ABL Credit Agreement.”
““Liquidity” means, as of any date of determination, the sum of (i) all unrestricted cash balances and Cash Equivalents of Borrower and its consolidated Subsidiaries as of such date and (ii) Availability; provided that (i) 100% of all equity proceeds, including proceeds received by the Debtors in connection with the Rights Offering shall be included in Liquidity and (ii) the proceeds of any indebtedness under a Non-Conforming ABL Credit Agreement (including for the avoidance of doubt any such indebtedness resulting from a refinancing of the existing ABL Credit Agreement that constitutes a Non-Conforming ABL Credit Agreement) shall be excluded to the extent such proceeds are attributable to amounts available to be drawn under such Non-Conforming ABL Credit Agreement that are in excess of the amount that would be available to be drawn under a Conforming ABL Credit Agreement.”
““Maximum Capital Payment Amount” means, for each fiscal quarter, an aggregate amount equal to (i) if Liquidity as of the last day of the preceding fiscal quarter is greater than $50,000,000, $25,000,000 plus the Roll Forward Increase, and (ii) if Liquidity as of the last day of the preceding fiscal quarter is less than or equal to $50,000,000, $20,000,000; provided, that amounts set forth in clauses (i) and (ii) above may be increased by the Required Lenders in their sole discretion upon written request by the Borrower, which request shall include revenue and margin projections for new equipment, if any; provided, however, for the period of time beginning with and including the Closing Date and ending with and including December 31, 2016, the Maximum Capital Payment Amount shall be equal to (i) $25,000,000 multiplied by (ii) (x) the number of days from and including the Closing Date through and including December 31, 2016 divided by (y) 90.”;

(c) new definitions of “Capital Payment Credit”, “Conforming ABL Credit Agreement”, “Non-Conforming ABL Credit Agreement” and “Roll Forward Increase” will be included in the Term Loan Agreement as follows:
““Capital Payment Credit” means, with respect to any fiscal quarter, the lesser of (i) $15,000,000 and (ii) the amount equal to the excess, if any, of the Maximum Capital Payment Amount during such fiscal quarter over the aggregate amount of Capital Expenditures actually made and Capital Lease payments actually paid during such fiscal quarter.”
““Conforming ABL Credit Agreement” means an ABL Credit Agreement that is not a Non-Conforming ABL Credit Agreement.”
““Non-Conforming ABL Credit Agreement” means an ABL Credit Agreement that (i) contains a borrowing base that includes (A) an advance rate of higher than 85% for eligible accounts receivable or (B) any other type of assets of the Borrower or any of its subsidiaries that are not included in the Borrowing Base (as defined in the ABL Credit Agreement, without giving effect to any amendments, modifications or other changes to such definition from time to time), or (ii) does not contain a borrowing base.”;
““Roll Forward Increase” means, as of the first day of any fiscal quarter, an amount equal to the sum of the Capital Payment Credit, if any, that accrued during each of the three immediately preceding fiscal quarters, regardless of whether Liquidity did not exceed $50,000,000 at any time during such fiscal quarters.”;
(d) a new clause (f) in Section 6.01 that will provide “(f) as soon as available, but in any event not later than 30 days after the end of each calendar month, a report prepared by management of the Borrower indicating in reasonable detail all Capital Expenditures and Capital Lease payments made during such calendar month.”;
(e) an amended clause (f) in Section 7.02 that will be amended by replacing in subclause (i) “$50,000,000” with “$90,000,000”;
(f) an amended Section 7.12 that will be amended by replacing Section 7.12 in the Term Loan Agreement in its entirety with the following:

“Make or become legally obligated to make (without duplication) any Capital Expenditure or make or become legally obligated to make any payment in respect of a Capitalized Lease, except for Capital Expenditures and Capitalized Lease payments in the ordinary course of business not exceeding the Maximum Capital Payment Amount in any fiscal quarter (or, in the case of the fiscal quarter ending December 31, 2016, for the period beginning with and including the Closing Date and ending with and including December 31, 2016); provided that, as of the date of any such Capital Expenditure or Capitalized Lease payment (and giving pro forma effect to such Capital Expenditure or Capitalized Lease payment and any concurrent incurrence of Indebtedness) no Default exists and such Capital Expenditure or Capitalized Lease payment could not reasonably be expected to cause a Default; provided further that Capital Expenditures and Capitalized Lease payments in excess of the applicable Maximum

Capital Payment Amount shall be permitted if (a) the pro forma Consolidated Fixed Charge Coverage Ratio as of the end of the most recent Measurement Period for which financial statements of the Borrower are available is at least 1.2:1.0 and (b) Consolidated EBITDA for such Measurement Period is not less than $200,000,000.”;

(g) modifications acceptable to the Term Loan Lenders in their sole discretion to remove the 2019 Notes and the 2022 Notes and to permit the New Convertible Notes, the Amended and Restated ABL Credit Agreement and the other transactions contemplated by the Plan; and
(h) such other modifications as shall be agreed by the Reorganized Debtor Parent, the Term Loan Agent and the Term Loan Lenders in their sole discretion and acceptable to the Requisite Noteholders (as such term is defined in the Restructuring Support Agreement) in their reasonable discretion.

EXHIBIT B

Restructuring Support Agreement

B-1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT
This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of October 23, 2016, is entered into by and among:
(i) Basic Energy Services, Inc. (“Basic” or the “Company”) and Basic Energy Services GP, LLC, Basic Energy Services LP, LLC, Basic ESA, Inc., Basic Energy Services, L.P., SCH Disposal, L.L.C., Sledge Drilling Corp., Admiral Well Service, Inc., Basic Marine Services, Inc., Chaparral Service, Inc., JS Acquisition LLC, Permian Plaza, LLC, Maverick Coil Tubing Services, LLC, First Energy Services Company, JetStar Holdings, Inc., Xterra Fishing & Rental Tools Co., Maverick Solutions, LLC, LeBus Oil Field Service Co., Acid Services, LLC, Taylor Industries, LLC, Maverick Stimulation Company, LLC, Globe Well Service, Inc., JetStar Energy Services, Inc., Platinum Pressure Services, Inc., Maverick Thru-Tubing Services, LLC, MCM Holdings, LLC, MSM Leasing, LLC and The Maverick Companies, LLC, each such entity a subsidiary of the Company (such entities, together with Basic, the “Basic Parties”);
(ii) the undersigned lenders, or investment advisors or managers for the account of lenders, party to that certain Term Loan Credit Agreement (collectively, the “Term Loan Lenders”), dated as of February 17, 2016 (as amended, restated, modified or otherwise supplemented from time to time, the “Term Loan Facility” or the “Term Loan Agreement”) by and among Basic, as Borrower, U.S. Bank National Association, as Administrative Agent (the “Term Loan Agent”), and the Term Loan Lenders, together with their respective successors and permitted assigns and any subsequent Term Loan Lender that becomes party hereto in accordance with the terms hereof (collectively, the “Consenting Term Loan Lenders”);
(iii) the undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders (collectively, the “2019 Noteholders”) of the 7.75% Senior Notes due 2019 (the “2019 Notes”) issued pursuant to that certain indenture dated February 15, 2011 (the “2019 Notes Indenture”) among Basic, as Issuer, each of the guarantors named therein, and Wells Fargo Bank, N.A. as Trustee, together with their respective successors and permitted assigns that subsequently become party hereto in accordance with the terms hereof (collectively, the “Consenting 2019 Noteholders”); and
(iv) the undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders (collectively, the “2022 Noteholders”) of the 7.75% Senior Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes, the “Notes”) issued pursuant to that certain indenture dated October 16, 2012 (the “2022 Notes Indenture” and, together with the 2019 Notes Indenture, the “Indentures”) among Basic, as Issuer, each of the guarantors named therein, and Wells Fargo Bank, N.A. as Trustee, together with their respective successors and permitted assigns that subsequently become party hereto in accordance with the terms hereof (collectively, the “Consenting 2022 Noteholders” and, together with the Consenting 2019 Noteholders, the “Consenting Noteholders”).

The Consenting Term Loan Lenders and Consenting Noteholders are collectively referred to herein as the “Consenting Creditors”. Each of the Basic Parties, the Consenting Creditors and any subsequent person or entity (“Person”) that becomes a party hereto in accordance with the terms hereof is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Basic Plan (as defined herein) annexed hereto as Exhibit A (including all exhibits thereto).
RECITALS
WHEREAS, the Parties have negotiated in good faith at arm’s length and agreed to undertake a financial restructuring of existing debt and equity interests of the Company, to be implemented by each of the Basic Parties commencing a voluntary case (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue a pre-packaged chapter 11 plan of reorganization (the “Basic Plan”) all in accordance with the terms set forth in this Agreement and the Definitive Documents (as defined below) (the “Restructuring”);
WHEREAS, as of the date hereof, the Consenting Term Loan Lenders, in the aggregate, hold not less than $164,175,000 (100%) of the aggregate outstanding principal amount of the Term Loan Facility;
WHEREAS, as of the date hereof, the Consenting Noteholders, in the aggregate, hold approximately $628,320,000 (81.07%) of the aggregate outstanding principal amount of the 2019 Notes and the 2022 Notes;
WHEREAS, the Company, the Consenting Term Loan Lenders and the lenders (collectively, the “ABL Lenders”) party to that certain Amended and Restated Credit Agreement, dated November 26, 2014 (as amended, restated, modified or supplemented from time to time, the “ABL Facility” or the “ABL Agreement”), have reached an agreement for the consensual use of “cash collateral” pursuant to the terms and conditions set forth in the interim and final orders approving, among other things, the Basic Parties’ entry into the DIP Facility (as defined below), to be entered by the Bankruptcy Court (each, a “DIP Order”) substantially in the form of order attached hereto as Exhibit C (the “Form of DIP Order”) or otherwise in form and substance mutually acceptable to the Company, the ABL Lenders and the Requisite Creditors;
WHEREAS, in connection with the Restructuring, it is expected that certain of the Consenting Noteholders (collectively, the “Backstop Parties”) will agree to backstop a rights offering for $125,000,000 of Mandatorily Convertible Notes (the “Rights Offering”) in accordance with the terms and conditions specified in this Agreement, the Basic Plan, a backstop commitment agreement to be entered into (the “Backstop Agreement”) substantially in the form attached hereto as Exhibit E, and the procedures related to the Rights Offering (the “Rights Offering Procedures”) substantially in the form attached as Exhibit B to the Backstop Agreement; and
WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in the Basic Plan and hereunder.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:
1.    Certain Definitions.
As used in this Agreement, the following terms have the following meanings:
(a)    “Consenting Class” means the Consenting Term Loan Lenders or the Consenting Noteholders, as applicable.
(b)    “Disclosure Statement” means the disclosure statement in the form attached hereto as Exhibit F or otherwise in form and substance mutually acceptable to the Company and the Requisite Creditors.
(c)    “Effective Date” means the date on which all the conditions to the occurrence of the effective date set forth in the Basic Plan have been satisfied or waived and the Basic Plan shall have become effective.
(d)    “Mandatorily Convertible Notes” means those certain convertible unsecured notes to be issued by the Company in connection with the Rights Offering on the Effective Date, which shall be mandatorily convertible into shares of the reorganized Basic Parties’ common stock in accordance with the terms of the Basic Plan.
(e)    “Requisite Creditors” means the Requisite Term Loan Lenders and the Requisite Noteholders.
(f)    “Requisite Noteholders” means the Consenting Noteholders holding at least a majority of the outstanding principal amount of the Notes held by all Consenting Noteholders.
(g)    “Requisite Term Loan Lenders” means the Consenting Term Loan Lenders holding at least a majority in amount of the outstanding Term Loan Claims held by all Consenting Term Loan Lenders.
(h)    “SEC” means the United States Securities and Exchange Commission.
(i)    “Support Effective Date” means the date on which counterpart signature pages to this Agreement, pursuant to the conditions set forth in Section 12 herein, shall have been executed and delivered by: (w) the Basic Parties, (x) Consenting Term Loan Lenders holding 100% in aggregate Term Loan Claims outstanding under the Term Loan (determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) and (y) Consenting Noteholders holding at least 66.67% in aggregate principal amount outstanding of the Notes (determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code).

2.    Basic Plan. The terms and conditions of the Restructuring are set forth in the Basic Plan (including all exhibits thereto); provided that the Basic Plan is supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of this Agreement and the Basic Plan, the terms of the Basic Plan shall govern.
3.    Bankruptcy Process.
(a)    Commencement of the Chapter 11 Cases. Each Basic Party hereby agrees that, as soon as reasonably practicable, but in no event later than 11:59 p.m. prevailing Eastern Time on October 25, 2016 (the date on which such filing occurs, the “Commencement Date”), such Basic Party shall file with the Bankruptcy Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the chapter 11 case of such Basic Party.
(b)    Filing of the Basic Plan. On the Commencement Date, the Basic Parties shall file the Basic Plan along with the Disclosure Statement.
(c)    Confirmation of the Basic Plan. The Basic Parties shall use reasonable best efforts to obtain confirmation of the Basic Plan as soon as reasonably practicable following the Commencement Date in accordance with the Bankruptcy Code and on terms consistent with this Agreement, and each Consenting Creditor shall use its reasonable best efforts to cooperate fully in connection therewith.
(d)    DIP Order. The Basic Parties shall on or within one (1) business day after the Commencement Date file a motion with the Bankruptcy Court seeking interim and final approval of the DIP Order.
(e)    Backstop Agreement and Rights Offering. The Basic Parties shall file with the Bankruptcy Court a motion seeking approval of the Backstop Agreement and the Rights Offering Procedures within one (1) business day after the execution of the Backstop Agreement.
4.    Agreements of the Consenting Creditors.
(a)    Voting, Support. So long as this Agreement has not been terminated with respect to such Consenting Creditor in accordance with the terms hereof, each Consenting Creditor agrees that it shall, subject to the terms and conditions hereof:
(i)    subject to the receipt by such Consenting Creditor of the Disclosure Statement and other solicitation materials in respect of the Basic Plan, vote all of its claims against the Basic Parties or hereafter owned by such Consenting Creditor (or for which such Consenting Creditor now or hereafter has voting control over) to accept the Basic Plan, by delivering its duly executed and completed ballots accepting the Basic Plan on a timely basis following the commencement of the solicitation and, to the extent it is permitted to elect whether to opt out of the releases set forth in the Basic Plan, not “opt out” of any releases under the Basic Plan by timely delivering its duly executed and completed ballot or ballots indicating such election;

(ii)    not (A) direct any administrative agent, collateral agent or indenture trustee (as applicable) to take any action inconsistent with such Consenting Creditor’s obligations under this Agreement, and, if any applicable administrative agent, collateral agent or indenture trustee takes any action inconsistent with such Consenting Party’s obligations under this Agreement, such Consenting Party shall use its reasonable best efforts to request that such administrative agent, collateral agent or indenture trustee (as applicable) cease and refrain from taking any such action, (B) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Company except in a manner consistent with this Agreement, the DIP Order, and the Basic Plan, as applicable, or (C) amend, change or withdraw (or cause to be amended, changed or withdrawn) its vote to accept the Basic Plan; and
(iii)    not (A) object to, delay, impede or take any other action to interfere with, delay, or postpone acceptance, confirmation, or implementation of the Basic Plan, (B) directly or indirectly solicit, encourage, propose, file, support, participate in the formulation of or vote for, any restructuring, sale of assets (including pursuant to Section 363 of the Bankruptcy Code), merger, workout or plan of reorganization for any of the Basic Parties other than the Basic Plan or (C) otherwise take any action that would in any material respect interfere with, delay or postpone the consummation of the Restructuring.
(b)    Transfers.
(i)    Each Consenting Creditor agrees that, for the duration of the period commencing on the date hereof and ending on the date on which this Agreement is terminated with respect to such Consenting Creditor in accordance with Section 6, such Consenting Creditor shall not (A) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Consenting Creditor’s claims against any Basic Party, as applicable, in whole or in part, or (B) deposit any of such Consenting Creditor’s claims against in any Basic Party, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims (the actions described in clauses (A) and (B) are collectively referred to herein as a “Transfer” and the Consenting Creditor making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Creditor or any other entity that first agrees in writing to be bound by the terms of this Agreement applicable to Consenting Creditors (including with respect to any and all claims or interests it already may hold against or in the Basic Parties prior to such Transfer) by executing and delivering to counsel to the Debtors, counsel to the Consenting Term Loan Lenders and counsel to the Consenting Noteholders, a Transferee Joinder substantially in the form attached hereto as Exhibit D (the “Transferee Joinder Agreement”), and delivering an executed copy thereof within two (2) business days following such execution, to (i) Weil, Gotshal & Manges LLP (“Weil”), counsel to the Company, (ii) Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) counsel to the ad hoc group of Noteholders (the “Ad Hoc Group”) and (iii) Davis Polk & Wardwell LLP (“Davis Polk” and together with Fried Frank, “Consenting Creditors’ Counsel”) as counsel to the Term Loan Lenders. With respect to claims against or interests in a Basic Party held by the relevant transferee upon consummation of a Transfer in accordance herewith, such transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Creditor, as applicable, set forth in this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this subsection (b) of Section 4 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Basic Parties and/or any Consenting Creditor, and shall not create any obligation or liability of any Basic Party or any other Consenting Creditor to the purported transferee. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, if any Party executes and becomes bound by this Agreement solely as to a specific business unit, division or desk, no affiliate of such Party or other business unit, division or desk within any such Party shall be subject to this Agreement unless they separately execute a Transferee Joinder Agreement.
(ii)    Notwithstanding Section 4(b): (A) a Consenting Creditor may Transfer any claim to an entity that is acting in its capacity as a Qualified Marketmaker (as defined herein) (a “Qualified Transfer”) without the requirement that the Qualified Marketmaker be or become a Consenting Creditor, provided that such Qualified Transfer shall only be valid if the Qualified Marketmaker subsequently Transfers all right, title and interest in such claim to a transferee that is a Consenting Creditor (or becomes a Consenting Creditor at the time of the Transfer pursuant to a Transferee Joinder Agreement) and (B) if a Consenting Creditor, acting in its capacity as a Qualified Marketmaker, acquires a claim from a holder of claims that is not a Consenting Creditor, it may Transfer such claim without the requirement that the transferee be or become a Consenting Creditor. Notwithstanding the foregoing, if, at the time of the proposed Transfer of such claims to the Qualified Marketmaker, such claims (x) may be voted on the Basic Plan, the proposed Transferor must first vote such claims in accordance with the requirements of Section 4(a), or (y) have not yet been and may not yet be voted on the Basic Plan and such Qualified Marketmaker does not Transfer such claims to a subsequent transferee prior to the fifth (5th) business day prior to the expiration of the voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first business day immediately following the Qualified Marketmaker Joinder Date, become a Consenting Creditor with respect to such claims in accordance with the terms hereof (provided that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Consenting Creditor with respect to such claims at such time that the transferee of such claims becomes a Consenting Creditor with respect to such claims). For purposes hereof, a “Qualified Marketmaker” shall mean an entity that (a) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company (including debt securities or other debt) or enter with customers into long and short positions in claims against the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such claims and (b) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(c)    Additional Claims. This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Claims or transferring Claims in accordance with this Section 4, and each Consenting Creditor agrees that if any Consenting Creditor acquires additional Claims or transfers Claims, then (i) such Claims shall be subject to this Agreement (including the obligations of the Consenting Creditors under this Section 4) and (ii) such Consenting Creditor shall notify its counsel and Weil of such acquisition or transfer (as applicable), in each case other than with respect to any Claims acquired by such Consenting Creditor in its capacity as a Qualified Marketmaker. This Agreement shall in no way be construed to limit or otherwise restrict the rights of the Consenting Creditors to transfer or vote any Existing Equity Interests held thereby. The confidential schedule of the principal amount of debt held by the Consenting Creditors and any transfer notices provided to the applicable Consenting Creditors’ Counsel in connection with the foregoing will be made available by such Consenting Creditors’ Counsel on a confidential basis to Weil and shall not be disclosed by Weil to any third party except as required by law, subpoena, or other legal process or regulation, or on a confidential basis to the Company and its financial advisors.
(d)    Management Incentive Plan. The Consenting Creditors agree that the Management Incentive Plan to be adopted in connection with the Basic Plan shall be in accordance with the term sheet attached hereto as Exhibit G.
(e)    DIP Credit Agreement. The Consenting Term Loan Lenders and certain Consenting Noteholders (in their capacities as such, the “DIP Lenders”) agree to provide to the Basic Parties a debtor-in-possession financing facility (the “DIP Facility”) in an amount up to $90 million, pursuant to the terms and conditions substantially as set forth in the Superpriority Secured Debtor-In-Possession Term Loan Credit Agreement annexed hereto as Exhibit B (the “DIP Credit Agreement”) or otherwise mutually acceptable to the Company and the Requisite Creditors.
(f)    The agreements of the Consenting Creditors in this Section 4 shall be solely on such Consenting Creditor’s own behalf and not on behalf of any other Consenting Creditors and shall be several and not joint.
5.    Agreements of the Basic Parties.
(a)    Each Basic Party, jointly and severally, agrees, from the Support Effective Date and for so long as this Agreement has not been terminated in accordance with the terms hereof, that such Basic Party shall:
(i)    take reasonably necessary and proper actions and use reasonable best efforts to: (A) obtain orders of the Bankruptcy Court in respect of the Restructuring, including obtaining entry of the DIP Order; (B) subject to counsel’s professional responsibilities, timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any person with respect to entry of the DIP Order or with respect to any adequate protection proposed to be granted or granted to the Term Loan Lenders pursuant to the DIP Order; (C) subject to counsel’s professional responsibilities, prosecute and defend any appeals related to the DIP Order; (D) support and consummate the Restructuring in accordance with this Agreement, including the good faith negotiation, preparation and filing within the time frame provided herein or in the Definitive Documents;

(E) execute and deliver any other required agreements to effectuate and consummate the Restructuring; and (F) operate its business in the ordinary course, taking into account the Restructuring;
(ii)    provide reasonably prompt written notice (in accordance with Section 22 hereof) to the Consenting Creditors between the date hereof and the Effective Date of (A) the occurrence, or failure to occur, of any event of which the Company has actual knowledge which occurrence or failure would be likely to cause (1) any covenant of any Basic Party contained in this Agreement not to be satisfied in any material respect or (2) any condition precedent contained in the Basic Plan not to timely occur or become impossible to satisfy, (B) receipt of any notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (C) receipt of any notice from any governmental unit with jurisdiction in connection with this Agreement or the transactions contemplated by the Restructuring, (D) receipt of any notice of any proceeding commenced, or, to the actual knowledge of the Company, threatened against the Company, relating to or involving or otherwise affecting in any material respect the transactions contemplated by the Restructuring, and (E) any failure of the Company to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;
(iii)    act in good faith and use reasonable best efforts to support and complete successfully the solicitation in accordance with the terms of this Agreement and the transactions contemplated by the DIP Credit Agreement;
(iv)    use reasonable best efforts to meet the milestones set forth in clauses (ii) through (ix) and clause (xxv) in Section 6(b) of this Agreement;
(v)    not amend or modify, or file a pleading seeking authority to amend or modify, the Definitive Documents or any other document related to the DIP Facility or the Restructuring in a manner that is materially inconsistent with this Agreement;
(vi)    subject to counsel’s professional responsibilities, timely file a formal objection to any motion filed with the Bankruptcy Court by any individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association seeking the entry of an order modifying or terminating the Basic Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, directing the appointment of an examiner with expanded powers or a trustee, converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, dismissing the Chapter 11 Cases or for relief that (x) is inconsistent with this Agreement in any material respect or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;
(vii)    use reasonable best efforts to obtain any and all required regulatory approvals and third-party approvals of the Restructuring;

(viii)    not take any actions inconsistent with, or is intended or is reasonably likely to interfere with, this Agreement, the DIP Credit Agreement, the Basic Plan and any other related documents executed by the Basic Parties;
(ix)    not directly or indirectly seek or solicit any discussions relating to, or enter into any agreements relating to, any alternative proposal other than the Restructuring, nor shall any Basic Party solicit or direct any person or entity to undertake any of the foregoing;
(x)    provide draft copies of all material motions or applications and other documents (including all “first day” and “second day” motions and orders, the Basic Plan, the Disclosure Statement, ballots and other solicitation materials in respect of the Basic Plan (collectively, the “Solicitation Materials”) and any proposed amended version of the Basic Plan or the Disclosure Statement, and a proposed confirmation order for the Basic Plan (the “Confirmation Order”)) any Basic Party intends to file with the Bankruptcy Court to the Consenting Creditors’ Counsel, at least three (3) business days prior to the date when the applicable Basic Party intends to file any such pleading or other document (provided that if delivery of such motions, orders or materials (other than the Basic Plan, the Disclosure Statement, the Solicitation Materials, the Confirmation Order or the DIP Order) at least three (3) business days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing, but in no event later than one (1) business day in advance of any filing thereof) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court;
(xi)    pay the reasonable and documented fees and expenses of the DIP Lenders and the Backstop Parties in the manner, and to the extent provided for, in the DIP Order and the Backstop Order, respectively; and
(xii)    support and take all actions that are necessary and appropriate to facilitate approval of the Disclosure Statement, confirmation of the Basic Plan and consummation of the Restructuring in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 6);
provided that no Basic Party shall be obligated to agree to any modification of any document that is inconsistent with the Basic Plan.
(b)    Professional Fees. The Basic Parties agree to pay all the reasonable and documented fees and expenses, subject to the terms of any applicable engagement letter or reimbursement letter, as the case maybe, of (a) Fried Frank, (b) GLC Advisors & Co., as financial advisor to the Ad Hoc Group, (c) Davis Polk and (d) PJT Partners, as financial advisor to the Term Loan Lenders; provided that the Basic Parties shall pay any accrued but unpaid amounts owing under such engagement and/or fee letters upon the termination of this Agreement, but, without limiting any obligation of any Basic Party under the Term Loan Agreement, the DIP Credit Agreement, the DIP Order or any other agreement, shall not be responsible hereunder for any fees and expenses incurred after termination.

(c)    Automatic Stay. The Basic Parties acknowledge and agree and shall not dispute that after the Commencement Date, the termination of this Agreement and the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Basic Party hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice).
6.    Termination of Agreement.
(a)    This Agreement shall automatically terminate upon the later of (i) 36 hours or (ii) one Business Day following the delivery of written notice, which notice may be rescinded or re-delivered within such period (and which re-delivered notice shall be deemed to be delivered as of the time such notice was first delivered), to the other Parties (in accordance with Section 22) from any of the Requisite Term Loan Lenders or the Requisite Noteholders, as applicable, at any time after and during the continuance of any Creditor Termination Event; provided, that termination by any of the Requisite Term Loan Lenders or the Requisite Noteholders shall only be effective as to the applicable Consenting Class. In addition, this Agreement shall automatically terminate with respect to the applicable Consenting Class upon the later of (i) 36 hours or (ii) one Business Day following the delivery of written notice, which notice may be rescinded or re-delivered within such period (and which re-delivered notice shall be deemed to be delivered as of the time such notice was first delivered), from the Company to such Consenting Class (in accordance with Section 22) at any time after the occurrence and during the continuance of any Company Termination Event. This Agreement shall terminate automatically without any further required action or notice on the Effective Date of the Basic Plan.
(b)    A “Creditor Termination Event” shall mean any of the following:
(i)    The breach in any material respect by any Basic Party of any of the undertakings, representations, warranties or covenants of the Basic Parties set forth herein which remains uncured for a period of five (5) business days after the receipt of written notice of such breach from any of the Requisite Creditors pursuant to this Section 6 and in accordance with Section 22 (as applicable), which notice period shall run concurrently with the notice of termination of this Agreement set forth above.
(ii)    At 11:59 p.m. prevailing Eastern Time on October 24, 2016 (the “Solicitation Commencement Date”) unless the Basic Parties, either directly, or through their designated voting agent, have commenced the solicitation of votes on the Basic Plan.
(iii)    At 11:59 p.m. prevailing Eastern Time on October 25, 2016, unless the Basic Parties have commenced the Chapter 11 Cases and filed the Basic Plan and the Disclosure Statement.
(iv)    At 11:59 p.m. prevailing Eastern Time on October 25, 2016, unless the Basic Parties have filed with the Bankruptcy Court a motion seeking approval of the Backstop Agreement and the Rights Offering Procedures (the “Rights Offering Approval Motion”).

(v)    At 11:59 p.m. prevailing Eastern Time on November 2, 2016, if the order approving the Rights Offering Approval Motion (the “Rights Offering Approval Order”) shall not have been entered by the Bankruptcy Court.
(vi)    At 11:59 p.m. prevailing Eastern Time on October 26, 2016, if the Backstop Agreement is not effective in accordance with its terms.
(vii)    At 11:59 p.m. prevailing Eastern Time on January 8, 2017 (the “Confirmation Date”), if the Bankruptcy Court shall not have entered an order in form and substance reasonably satisfactory to the Basic Parties and the Requisite Creditors confirming the Basic Plan and approving the Disclosure Statement.
(viii)    At 11:59 p.m. prevailing Eastern Time on the date that is January 23, 2017 days after the Commencement Date (the “Outside Date”), if the Effective Date shall not have occurred.
(ix)    The Basic Parties withdraw the Basic Plan or Disclosure Statement, or the Basic Parties file any motion or pleading with the Bankruptcy Court that is not consistent with this Agreement or the Basic Plan and such motion or pleading has not been withdrawn prior to the earlier of (i) two (2) business days after the Basic Parties receive written notice from Requisite Term Loan Lenders or Requisite Noteholders (in accordance with Section 22) that such motion or pleading is inconsistent with this Agreement or the Basic Plan and (ii) entry of an order of the Bankruptcy Court approving such motion or pleading.
(x)    Any Basic Party files any motion for the (A) conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (B) appointment of examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver in one or more of the Chapter 11 Cases or (C) dismissal of one or more of the Chapter 11 Cases.
(xi)    An examiner with expanded powers or a trustee shall have been appointed in the Chapter 11 Cases or if the Chapter 11 Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code or have been dismissed by order of the Bankruptcy Court.
(xii)    Any Basic Party files any motion seeking to avoid, disallow, subordinate or recharacterize any claim, lien, or interest held by any Consenting Creditor arising under or relating to the Term Loan Agreement or the Indentures.
(xiii)    The Bankruptcy Court enters an order avoiding, disallowing, subordinating or recharacterizing, other than in a de minimis amount, any claim, lien, or interest held by any Consenting Creditor arising under the Term Loan Agreement or the Indentures, unless (A) the Basic Parties have sought a stay of such order within five (5) business days after the date of such issuance and such order is stayed within ten (10) business days after the date of such issuance and (B) such order is reversed or vacated within twenty (20) business days after the date of such issuance.
(xiv)    The Bankruptcy Court grants relief that (i) is inconsistent with this Agreement in any material respect or (ii) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring, unless the Basic Parties have sought a stay of such relief within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance.
(xv)    The Basic Parties file, propound or otherwise support any plan of reorganization other than the Basic Plan.
(xvi)    Any Basic Party files any motion or application seeking authority to sell all or a material portion of its assets.
(xvii)    The termination of the consensual use of cash collateral as provided in the DIP Order.
(xviii)    At the option of a non-terminating Consenting Class, if the Consenting Term Loan Lenders or the Consenting Noteholders give a notice of termination of this Agreement.
(xix)    On the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Basic Plan or refusing to approve the Disclosure Statement, provided that the Consenting Class shall not have the right to terminate this Agreement pursuant to this clause (b)(xxi) if the Bankruptcy Court declines to approve the Disclosure Statement or denies confirmation of the Basic Plan subject only to modifications to the Basic Plan or Disclosure Statement which (i) are not inconsistent with the Basic Plan (as same may be modified, amended or supplemented in accordance with the terms of this Agreement), (ii) do not create any new material obligation on any Party, and (iii) do not adversely affect the agreed treatment or rights of such Party (it being agreed that, for the avoidance of doubt, any change to the Basic Plan that results in a diminution of the value of the property to be received by a Consenting Class under the Basic Plan shall be deemed to adversely affect such Class) whether such change is made directly to the treatment of a Consenting Class or to the treatment of another Consenting Class or otherwise.
(xx)    At 11:59 p.m. prevailing Eastern Time on the date (x) that is four (4) business days after the Commencement Date if the Bankruptcy Court shall not have entered the DIP Order on an interim basis and (y) that is forty five (45) calendar days after the Commencement Date if the Bankruptcy Court shall not have entered the DIP Order on a final basis.
(xxi)     The failure by the Basic Parties to comply with the DIP Orders, including, without limitation, failure to make adequate protection payments when due, which remains uncured for a period of five (5) business days after the receipt of written notice of such event, or is not otherwise waived in accordance with the terms thereof.
(xxii)    The acceleration of the obligations or termination of commitments under the DIP Facility.
(xxiii)    The termination of the Backstop Agreement in accordance with its terms.
(xxiv)    Any of the Definitive Documentation shall have been modified in a manner adverse in any material respect to any Consenting Creditor, without the prior written consent of the Requisite Creditors.
(xxv)     The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Basic Plan, the DIP Facility or the Restructuring, which ruling, judgment or order has not been not stayed, reversed or vacated within ten (10) business days after such issuance.
(c)    A “Company Termination Event” shall mean the occurrence of any of the following events after two (2) business days’ prior written notice, delivered in accordance with Section 22 hereof:
(i)    The breach in any material respect by one or more of the Consenting Creditors in any Consenting Class, of any of the undertakings, representations, warranties or covenants of the Consenting Creditors set forth herein which remains uncured for a period of five (5) business days after the receipt of written notice of such breach pursuant to this Section 6 and Section 22 (as applicable), but only if the non-breaching Consenting Creditors in such Consenting Class own less than 66.67% of such Consenting Class, and only with respect to such breaching Class.
(ii)    The board of directors, board of managers, or such similar governing body of any Basic Party reasonably determines in good faith based on advice of outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, that the Company or another Basic Party provides notice of such determination to the Consenting Creditors within two (2) business days after the date thereof.
(iii)    The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order enjoining the consummation of a material portion of the Restructuring, which ruling, judgment or order has not been stayed, reversed or vacated within twenty (20) business days after such issuance; provided, that, for the avoidance of doubt, a ruling by the Bankruptcy Court that the Basic Plan is not confirmable as a result of terms included therein shall not, by itself, constitute a termination event pursuant to this Section 6(c).

(iv)    At 11:59 p.m. prevailing Eastern Time on the Confirmation Date, if the Bankruptcy Court shall not have entered the Confirmation Order in form and substance reasonably satisfactory to the Basic Parties and the Requisite Creditors.
(v)    At 11:59 p.m. prevailing Eastern Time on October 26, 2016, if the Backstop Agreement is not effective in accordance with its terms.
(vi)    At 11:59 p.m. prevailing Eastern Time on the Outside Date, if the Effective Date shall not have occurred.
(vii)    On the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Basic Plan or refusing to approve the Disclosure Statement, provided that the Basic Parties shall not have the right to terminate this Agreement pursuant to this clause (c)(vii) if the Bankruptcy Court declines to approve the Disclosure Statement or denies confirmation of the Basic Plan subject only to modifications to the Basic Plan or Disclosure Statement which (i) are not inconsistent with the Basic Plan (as same may be modified, amended or supplemented in accordance with the terms of this Agreement), (ii) do not create any new material obligation on any Party, and (iii) do not adversely affect the agreed treatment or rights of such Party (it being agreed that, for the avoidance of doubt, any change to the Basic Plan that results in a diminution of the value of the property to be received by a Consenting Class under the Basic Plan shall be deemed to adversely affect such Class) whether such change is made directly to the treatment of a Consenting Class or to the treatment of another Consenting Class or otherwise.
(viii)    If the Requisite Term Loan Lenders or the Requisite Noteholders give a notice of termination of this Agreement.
(ix)    The termination of the Backstop Agreement in accordance with its terms.
Notwithstanding any provision in this Agreement to the contrary, upon written consent of the Requisite Creditors, each of the dates set forth in Section 6(b)(ii)-(x) and (xxvi), and upon written consent of the Company, the dates set forth in Section 6(c)(iv)-(vi), may be extended prior to or upon such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein.
(d)    Mutual Termination. This Agreement may be terminated by mutual written agreement of the Company and the Requisite Creditors upon the receipt of written notice delivered in accordance with Section 22.
(e)    Individual Consenting Creditor Termination. At 11:59 p.m. prevailing Eastern Time on the date that is 365 days after the Support Effective Date, each Consenting Creditor may terminate this Agreement, solely as to such terminating Consenting Creditor, by written notice to the Company.

(f)    Effect of Termination. Subject to the provisions contained in Section 15, upon the termination of this Agreement in accordance with this Section 6, this Agreement shall become void and of no further force or effect with respect to any Party, and, except as otherwise provided in this Agreement, each Party shall be immediately released from its respective liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, shall have no further rights, benefits or privileges hereunder, and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. Upon any such termination of this Agreement, any and all consents and ballots tendered by the Consenting Creditors prior to such termination shall be deemed, for all purposes, automatically null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Basic Plan and this Agreement or otherwise, and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company allowing such change or resubmission), and the Company shall not oppose any such change or resubmission.
7.    Definitive Documents; Good Faith Cooperation; Further Assurances. The Definitive Documents shall include all (i) documents implementing, achieving, and relating to the Restructuring, including, without limitation, the Basic Plan, the Disclosure Statement, the DIP Order, the Plan Supplement (as defined in the Basic Plan) and its exhibits, solicitation procedures, commitment agreements, exit financing agreements, collateral or other related documents, the Backstop Agreement, the Rights Offering Procedures, organizational documents (including, without limitation, the organizational and governance documents for the reorganized Basic Parties), shareholder and member related agreements, or other related transactional or corporate documents (including, without limitation, any agreements and documents described in the Basic Plan and the exhibits thereto), (ii) motions or pleadings seeking approval or confirmation of any of the foregoing transactional or corporate documents, including the motion to approve the Disclosure Statement, confirm the Basic Plan, approve the DIP Facility, approve the Rights Offering, approve the Backstop Agreement, ratify the solicitation procedures, and schedule a joint hearing, and (iii) orders approving the DIP Facility, the Disclosure Statement, the Rights Offering, the Backstop Agreement, the solicitation procedures, the Basic Plan, and scheduling of a joint hearing. The Definitive Documents, whether filed with the Bankruptcy Court or otherwise finalized, shall be consistent with this Agreement, the Basic Plan and the Form of DIP Order in all respects, and shall otherwise be acceptable to the Company and the Requisite Creditors, each acting reasonably; provided that the Amended and Restated Term Loan Agreement shall satisfy the definition in the Basic Plan with any amendments to that definition being acceptable to the Term Loan Lenders in their sole discretion and acceptable to the Requisite Noteholders in their reasonable discretion; provided, further, that the Basic Plan, the Confirmation Order, the Disclosure Statement, the Rights Offering Procedures and the Backstop Agreement shall be in form and substance acceptable to the Requisite Creditors in their sole discretion, it being understood that the form of the Basic Plan, the Backstop Agreement and the Disclosure Statement attached hereto as Exhibits A, E and F, respectively, and the Rights Offering Procedures attached as Exhibit B to the Backstop Agreement, are acceptable to the Requisite Creditors. Any amendments, modifications or supplements to the Definitive Documents, whether filed with the Bankruptcy Court or otherwise finalized, shall be consistent with this Agreement, the Basic Plan and the Form of DIP Order in all respects, and in form and substance acceptable to the Requisite Creditors, in their sole discretion; provided, however, that the DIP Credit Agreement may be amended, modified or supplemented in accordance with its terms. Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to, the pursuit, approval, implementation and consummation of the Restructuring, as well as the negotiation, drafting, execution and delivery of the Definitive Documents. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.
8.    Representations and Warranties.
(a)    Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Consenting Creditor becomes a party hereto):
(i)    Such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part.
(ii)    The execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party, except, in the case of the Basic Parties, for the filing of the Chapter 11 Cases.
(iii)    The execution, delivery and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary or required by the SEC or other securities regulatory authorities under applicable securities laws.
(iv)    This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
(b)    Each Consenting Creditor severally (and not jointly) represents and warrants to the Basic Parties that, as of the date hereof (or as of the date such Consenting Creditor becomes a party hereto), such Consenting Creditor (i) (x) is the holder of the aggregate principal amount under the (A) Term Loan set forth below its name on the signature page hereto and/or (B) the Notes set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof), or (y) is the nominee, investment manager, or advisor for one or more beneficial holders thereof, and/or (ii) has, with respect to the beneficial owner(s) of the aggregate principal amount under the (x) Term Loan set forth below its name on the signature page hereto and/or (y) the Notes set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof), (A) sole investment or voting discretion with respect to the Term Loan or the Notes, (B) full power and authority to vote on and consent to matters concerning the Term Loan or the Notes or to exchange, assign and transfer the Term Loan or the Notes, and (C) full power and authority to bind or act on the behalf of, such beneficial owner(s).
(c)    Each Consenting Creditor, and any holder for which any such person acts as investment adviser or manager, is an Accredited Investor (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).
9.    Disclosure; Publicity. The Company shall submit drafts to each Consenting Creditors’ Counsel of any press releases, public documents and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) business days prior to making any such disclosure. Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Creditor, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Company, the principal amount or percentage of Loans or Notes held by any Consenting Creditor, in each case, without such Consenting Creditor’s prior written consent; provided that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of the Term Loan or the Notes held by all the Consenting Creditors collectively, and (c) any Party may disclose information requested by a regulatory authority with jurisdiction over its operations to such authority without limitation or notice to any Party or other Person. Notwithstanding the provisions in this Section 9, any Party may disclose, to the extent consented to in writing by a Consenting Creditor, such Consenting Creditor’s individual holdings. Any public filing of this Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Creditor (provided that the holdings disclosed in such signature pages may be filed in unredacted form with the Bankruptcy Court under seal).
10.    Creditors’ Committee. The Parties agree not to request that the United States Trustee appoint an official committee of creditors in the Chapter 11 Cases. Notwithstanding anything herein to the contrary, if any Consenting Creditor is appointed to and serves on an official committee of unsecured creditors in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Creditor’s exercise of its fiduciary duties to any Person arising from its service on such committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement. All Parties agree they shall not oppose the participation of any of the Consenting Creditors or the trustee under any applicable indenture on any official committee of unsecured creditors formed in the Chapter 11 Cases.
11.    Amendments and Modifications. Except as otherwise expressly set forth herein, this Agreement, including any exhibits or schedules hereto, and the Basic Plan may not be waived, modified, amended or supplemented except in a writing signed by the Company and the Requisite Creditors; provided, that (a) any modification, amendment or change to this Section 11 shall require the written consent of all Parties, (b) any modification, amendment or change to Section 6(e) of this Agreement or to the definition of Consenting Class, Requisite Creditors, Requisite Term Loan Lenders or Requisite Noteholders shall require the written consent of each Consenting Creditor affected thereby, (c) any waiver, change, modification or amendment to this Agreement or the Basic Plan that would have the effect of materially and adversely affecting any Consenting Noteholder in a manner that is disproportionate to any other Consenting Noteholder or the Consenting Noteholders as a whole shall require the written consent of each such Consenting Creditor materially and disproportionately affected thereby, and (d) any waiver, change, modification or amendment to this Agreement or the Basic Plan that would have the effect of adversely affecting the economic recoveries or treatment of any Consenting Creditor compared to the recoveries or treatment set forth in the Basic Plan attached hereto as of the Support Effective Date (it being agreed that, for the avoidance of doubt, any change to this Agreement or the Basic Plan that results in a diminution of the value of the property to be received by a Consenting Class under the Basic Plan or a Consenting Class’ proportionate share of the aggregate value to be distributed to all creditors under the Basic Plan shall be deemed to materially adversely affect such Class, whether such change is made directly to the treatment of a Consenting Class or to the treatment of another class or otherwise), may not be made without the written consent of each such adversely affected Consenting Creditor. In the event that an adversely affected Consenting Creditor (“Non-Consenting Creditor”) does not consent to a waiver, change, modification or amendment to this Agreement requiring the consent of each Consenting Creditor, but such waiver, change, modification or amendment receives the consent of Consenting Creditors owning at least 66.67% of the outstanding relevant debt of the affected Consenting Class of which such Non-Consenting Creditor is a member, this Agreement shall continue in full force and effect with respect to all members of the Consenting Class. Notwithstanding the foregoing, the Basic Parties may amend, modify or supplement the Basic Plan, from time to time, without the consent of any Consenting Creditor, in order to cure any ambiguity, defect (including any technical defect) or inconsistency, provided that any such amendments, modifications or supplements do not adversely affect the rights, interests or treatment of such Consenting Creditors under the Basic Plan.
12.    Effectiveness. This Agreement shall become effective and binding on all Parties on the Support Effective Date; provided that signature pages executed by Consenting Creditors shall be delivered to (a) other Consenting Creditors’ Counsel in a redacted form that removes such Consenting Creditors’ holdings of the Loans and Notes and (b) Weil in an unredacted form (to be held by Weil on a confidential and professionals’ eyes only basis, provided that Weil may disclose on a confidential basis to the Company and its financial advisors).

13.    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York (the “New York Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement and the Restructuring. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the New York Courts, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any New York Court. Each of the Parties further agrees that notice as provided in Section 22 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives and agrees not to assert that a proceeding in any New York Court is brought in an inconvenient forum or the venue of such proceeding is improper. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 13(a) shall be brought in the Bankruptcy Court.
(b)    Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).
14.    Specific Performance Sole and Exclusive Remedy. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the security or posting of any bond in connection with such remedies. Specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) shall be the sole and exclusive remedy for any breach of this Agreement by any Party.
15.    Survival. Notwithstanding the termination of this Agreement pursuant to Section 6, Sections 9, 10, 13 and 15 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.
16.    Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.
17.    Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided that nothing contained in this Section 17 shall be deemed to permit Transfers of the Loans, Notes or any Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
18.    Several, Not Joint, Obligations. The agreements, representations and obligations of each Consenting Creditor under this Agreement are, in all respects, several and not joint, and are made in favor of the Basic Parties only and not in favor of or for the benefit of any other Consenting Creditor. The agreements, representations and obligations of the Basic Parties under this Agreement are, in all respects, joint and several.
19.    Relationship Among Parties. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary hereof. No Party shall have any responsibility for any trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement.  The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.
20.    Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto (including the Basic Plan), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements executed between the Company and each Consenting Creditor prior to the execution of this Agreement shall continue in full force and effect for the duration of such confidentiality agreements.
21.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.
22.    Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(a)    If to any Basic Party, to:

Basic Energy Services, Inc.
801 Cherry Street, Suite 2100
Fort Worth, Texas 76102
Attention:    T. M. “Roe” Patterson, President, Chief Executive Officer and Alan Krenek, Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Email: Roe.Patterson@basicenergyservices.com and     Alan.Krenek@basicenergyservices.com
With a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP (as counsel to the Company)
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
Attention:    Ray Schrock and Ronit Berkovich
Email: Ray.Schrock@weil.com and Ronit.Berkovich@weil.com
(b)    If to the Term Loan Lenders, to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Facsimile: 212-701-5099
Attention: Marshall S. Huebner and Darren S. Klein
Email: marshall.huebner@davispolk.com and darren.klein@davispolk.com
(c)    If to the Noteholders, to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Facsimile: (212)299-6650
Attention:    Brad Eric Scheler and Peter Siroka
Email: Brad.Eric.Scheler@friedfrank.com and Peter.Siroka@friedfrank.com
Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine or electronic mail (as applicable) confirmation of transmission.
23.    Qualification on Consenting Creditor Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Creditor that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any

Claims that may be beneficially owned by such Consenting Creditor that are not held through accounts managed by such investment manager.
24.    Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
25.    No Solicitation; Adequate Information. This Agreement is not and shall not be deemed to be a solicitation for consents to the Basic Plan. The votes of the holders of claims against the Basic Parties will not be solicited until such holders who are entitled to vote on the Basic Plan have received the Basic Plan, the Disclosure Statement and related ballots, and other required solicitation materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any Person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.
26.    Reservation of Rights.
(a)    Except as expressly provided in this Agreement or the Basic Plan, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties.
(b)    If the Basic Plan is not consummated in the manner set forth, and on the timeline set forth in this Agreement and the Basic Plan, or if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses. This Agreement, the Basic Plan, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

27.    Interpretation; Rules of Construction; Representation by Counsel. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.” The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

BASIC PARTIES

BASIC ENERGY SERVICES, INC.

By: /s/ David C. Johnston
Name:    David C. Johnston
Title:    Chief Restructuring Officer

BASIC ENERGY SERVICES GP, LLC
BASIC ENERGY SERVICES LP, LLC
BASIC ESA, INC.
BASIC ENERGY SERVICES, L.P.
CHAPARRAL SERVICE, INC.
SCH DISPOSAL, L.L.C.
SLEDGE DRILLING CORP.
ADMIRAL WELL SERVICE, INC.
BASIC MARINE SERVICES, INC.
JS ACQUISITION LLC
PERMIAN PLAZA, LLC
MAVERICK COIL TUBING SERVICES, LLC
FIRST ENERGY SERVICES COMPANY
JETSTAR HOLDINGS, INC.
XTERRA FISHING & RENTAL TOOLS CO.
MAVERICK SOLUTIONS, LLC
LEBUS OIL FIELD SERVICE CO.
ACID SERVICES, LLC
TAYLOR INDUSTRIES, LLC
MAVERICK STIMULATION COMPANY, LLC
GLOBE WELL SERVICE, INC.
JETSTAR ENERGY SERVICES, INC.
PLATINUM PRESSURE SERVICES, INC.
MAVERICK THRU-TUBING SERVICES, LLC
MCM HOLDINGS, LLC
MSM LEASING, LLC
THE MAVERICK COMPANIES, LLC

By: /s/ David C. Johnston
Name:    David C. Johnston
Title:    Chief Restructuring Officer
BASIC ENERGY SERVICES, L.P.

By: Basic Energy Services GP, LLC, its sole general partner
By: Basic Energy Services, Inc., its sole member

By: /s/ David C. Johnston
Name:    David C. Johnston
Title:    Chief Restructuring Officer

ASCRIBE CAPITAL LLC (ON BEHALF OF ITSELF AND CERTAIN FUNDS)

By:	/s/ Lawrence First

Name:	Lawrence First

Title:	Chief Investment Officer

Principal Amount of the Term Loan Facility: $_______________

Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

ATLAS ENHANCED MASTER FUND, LTD. and ATLAS MASTER FUND, LTD. .

By:	/s/ Scott Schroeder

Name:	Scott Schroeder

Title:	Director

Principal Amount of the Term Loan Facility: $_______________

Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

BALIUS CAYMAN, L.P., as a Term Loan Lender By: Broad Street Energy Advisors, L.L.C., its General Partner

By:	/s/ Charlie Gailliot

Name:	Charlie Gailliot

Title:	Vice President

Principal Amount of the Term Loan Facility: $_______________

Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

BLACKGOLD CAPITAL MANAGEMENT LP

By:	/s/ Pravin Kanneganti

Name:	Pravin Kanneganti

Title:	COO/CCO

Principal Amount of the Term Loan Facility: $_______________

Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

BRIGADE CAPITAL MANAGEMENT LLC

By:	/s/ Scott Hoffman

Name:	Scott Hoffman

Title:	Senior Analyst

Principal Amount of the Term Loan Facility: $_______________

Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

COVALENT PARTNERS LLC

By:	/s/ William Stone

Name:	William Stone

Title:	Authorized Signatory

Principal Amount of the Term Loan Facility: $_______________

Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

CVI OPPORTUNITIES FUND I, LLLP By: Susquehanna Advisors Group, Inc.

By:	/s/ Kathy Harley

Name:	Kathy Harley

Title:	Assistant Vice President

Principal Amount of the Term Loan Facility: $_______________

Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, if any Party signs onto this Agreement solely as to a specific business unit or desk, no Affiliate of such Party or other business unit or desk within any such Party shall be subject to this Agreement unless they separately become a party hereto.

GOLDMAN, SACHS & CO.,
solely with respect to
the Multi-Strategy Investing Desk of the
Americas Special Situations Group

By:	/s/ Daniel S. Oneglia

Name:	Daniel S. Oneglia

Title:	Authorized Signatory

Principal Amount of the Term Loan Facility: $_______________
Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

GOLDMAN, SACHS & CO., solely as to the division that acts as Investment Advisor to, and on behalf of, certain Term Loan Lenders

By:	/s/ Charlie Gailliot

Name:	Charlie Gailliot

Title:	Managing Director

Principal Amount of the Term Loan Facility: $_______

Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

RIVERSTONE VI BASIC HOLDINGS, L.P., as a Term Loan Lender By: Riverstone Energy Partners IV, L.P., its General Partner By: Riverstone Energy GP VI, LLC, its General Partner

By:	/s/ Thomas J. Walker

Name:	Thomas J. Walker

Title:	Authorized Person

Principal Amount of the Term Loan Facility: $_________

Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

PHOENIX INVESTMENT ADVISER LLC

By:	/s/ Robert Yowee

Name:	Robert Yowee

Title:	CFO/COO

Principal Amount of the Term Loan Facility: $_______________

Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

SILVER POINT CAPITAL, L.P.

By:	/s/ Michael A. Gatto

Name:	Michael A. Gatto

Title:	Authorized Signatory

Principal Amount of the Term Loan Facility: $_______________

Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

WEST STREET ENERGY PARTNERS, L.P., as a Term Loan Lender By: Broad Street Energy Advisors, L.L.C., its General Partner

By:	/s/ Charlie Gailliot

Name:	Charlie Gailliot

Title:	Vice President

Principal Amount of the Term Loan Facility: $_________

Principal Amount of the 2019 Notes: $________ Principal Amount of the 2022 Notes: $________

WHITEBOX ADVISORS LLC

By:	/s/ Mark Strefling

Name:	Mark Strefling

Title:	COO/General Counsel

Principal Amount of the Term Loan Facility: $_______________

Principal Amount of the 2019 Notes: $_____________ Principal Amount of the 2022 Notes: $_____________

EXHIBIT A
Plan of Reorganization

Please see Exhibit A to the Disclosure Statement dated October 24, 2016.

EXHIBIT B
DIP Credit Agreement

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION
TERM LOAN CREDIT AGREEMENT
Dated as of [____________], 2016
among
BASIC ENERGY SERVICES, INC., a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as the Borrower,
THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,
each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Guarantors,
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent,
and
THE LENDERS PARTY HERETO

1

SCHEDULES
1.01    Commitments and Applicable Percentages
5.08    Real Property Matters
5.13    Subsidiaries and Other Equity Investments; Loan Parties
6.12    Guarantors
6.19    Deposit Accounts
7.02    Existing Indebtedness
7.03    Investments
7.09    Burdensome Agreements
10.02    Administrative Agent’s Office, Certain Addresses for Notices
10.06    Existing Noteholder Lenders

EXHIBITS
Form of
A    Loan Notice
B    DIP Budget
C    Note
D    Compliance Certificate
E-1    Assignment and Assumption
E-2    Administrative Questionnaire
F    Notice of Loan Prepayment
G    Initial Rolling Budget
H    Interim Order
I-1 –I-4    U.S. Tax Compliance Certificate

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT
This SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT is entered into as of [-], 2016 among Basic Energy Services, Inc., a Delaware corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the Subsidiaries of the Borrower from time party hereto as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and U.S. Bank National Association, as Administrative Agent.
PRELIMINARY STATEMENTS:
WHEREAS, on October 25, 2016 (the “Petition Date”), the Borrower and certain of its Subsidiaries (the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the cases of each of the Borrower and each other Debtor, each a “Case”, and collectively the “Cases”) and have continued in the possession of their assets and the management of their business pursuant to sections 1107 and 1108 of the Bankruptcy Code.
WHEREAS, the Borrower has requested that the Lenders provide a multiple delayed draw term loan facility denominated in Dollars in an aggregate principal amount not to exceed $90,000,000 (the “Facility”), with all of the Borrower’s obligations under the Facility to be guaranteed by each Guarantor, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“100 Day Anniversary” means the date that is 100 days after the Closing Date.
“2019 Senior Notes” means the 7-3/4% senior unsecured notes of the Borrower due 2019 in an aggregate principal amount of $475,000,000 issued and sold pursuant to the 2019 Senior Notes Documents.
“2019 Senior Notes Documents” means (a) the Indenture for the 2019 Senior Notes dated as of February 15, 2011, (b) the 2019 Senior Notes and (c) all other agreements, instruments and other documents pursuant to which the 2019 Senior Notes have been issued or otherwise setting forth the terms of the 2019 Senior Notes.
“2022 Senior Notes” means the 7-3/4% senior unsecured notes of the Borrower due 2022 in an aggregate principal amount of $300,000,000 issued and sold pursuant to the 2022 Senior Notes Documents.
“2022 Senior Notes Documents” means (a) the Indenture for the 2022 Senior Notes dated as of October 16, 2012, (b) the 2022 Senior Notes and (c) all other agreements, instruments and other documents pursuant to which the 2022 Senior Notes have been issued or otherwise setting forth the terms of the 2022 Senior Notes.
“ABL Agent” shall mean Bank of America, N.A., in its capacity as “Administrative Agent” under the ABL Credit Agreement.
“ABL Collateral Primed Liens” has the meaning specified in Section 2.14(a).
“ABL Collateral Priming Liens” has the meaning specified in Section 2.14(a).
“ABL Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 26, 2014, among the Borrower, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, as amended, amended and restated, refinanced, renewed, replaced, extended, supplemented or otherwise modified from time to time, in each case in accordance with the terms of the Prepetition Intercreditor Agreement.
“ABL Credit Agreement Loan Documents” means the Loan Documents under (and as defined in) the ABL Credit Agreement.
“ABL Facility Priority Collateral” has the meaning specified in the Prepetition Intercreditor Agreement.
“ABL Lenders” means the Lenders under (and as defined in) the ABL Credit Agreement.
“ABL Postpetition Collateral” has the meaning specified in the Orders.
“Acceptable Disclosure Statement” means the disclosure statement relating to the Acceptable Plan of Reorganization in the form attached to the Restructuring Support Agreement as Exhibit [F], with changes to such form as are satisfactory to the Required Lenders in their sole discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders in their sole discretion).
“Acceptable Plan of Reorganization” means a Reorganization Plan for each of the Cases in the form attached to the Restructuring Support Agreement as Exhibit [A], with changes to such form as are satisfactory to the Required Lenders in their sole discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders in their sole discretion).
“Acquisition” means the acquisition, directly or indirectly, by any Person of (a) not less than a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business or division of another Person, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.
“Ad Hoc Note Holder Committee” means the ad hoc group of holders that own or manage with the authority to act on behalf of the beneficial owners of the 2019 Senior Notes and the 2022 Senior Notes, consisting of Ascribe Capital LLC, Brigade Capital Management, L.P. and Silver Point Capital, L.P., and such other entities that may join such ad hoc group from time to time.
“Adequate Protection Liens” has the meaning specified in the Orders.
“Adequate Protection Payment” has the meaning specified in the Orders.
“Administrative Agent” means U.S. Bank National Association in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Advances” means, collectively, the Initial Advance, the Second Advance, the Third Advance and the Final Advance.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Superpriority Secured Debtor-in-Possession Term Loan Credit Agreement.
“Anti-Corruption Laws” has the meaning specified in Section 5.22.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the Aggregate Commitments shall be determined based on the Applicable Percentage of such Lender in respect of the Aggregate Commitments most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Premium” has the meaning specified in Section 2.05(c).
“Applicable Rate” means 12.00% per annum.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1.
“Assignment Triggering Event” means each of the following events: (i) entry of an order, or any other similar decree, by the Bankruptcy Court that expands, or has the effect of expanding, the rights granted to the Existing Noteholder Lenders pursuant to the Loan Documents unless the Required Lenders have consented to such expansion, (ii) the taking of any action by an Existing Noteholder Lender which, if taken by any Loan Party, would constitute an Event of Default hereunder, (iii) the taking of any action (or the failure to take any action) by an Existing Noteholder Lender that results in such Existing Noteholder Lender becoming a Defaulting Lender, including the failure of any Existing Noteholder Lender to fund all or any of its Applicable Percentage of any Loan within two Business Days of the date on which such Loan is required to be funded or (iv) in the event that an Existing Noteholder Lender has the right to consent to an amendment, waiver, consent or other modification to any of the Loan Documents that has the effect of extending the Scheduled Maturity Date to a date that is later than the twelve (12) month anniversary of the Closing Date, the failure by such Existing Noteholder Lender to timely deliver its consent to such amendment, waiver, consent or other modification.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Avoidance Action” has the meaning specified in Section 2.14.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.
“Beneficiaries” has the meaning specified in Section 11.01.
“Board” means the board of directors (or equivalent governing body) of the Borrower and each committee thereof.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Notice” shall have the meaning assigned to such term in the definition of Flood Zone Requirements.
“Borrowing” means a borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Carve-Out” has the meaning specified, and shall be construed and interpreted in accordance with, the Orders.

“Carve-Out Notice” has the meaning specified in the definition of Trigger Date in Section 1.01.
“Cases” has the meaning specified in the introductory paragraph hereto.
“Cash Collateral” has the meaning specified in the Orders.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Orders and the Collateral Documents and other Liens permitted hereunder):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of not less than $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and
(d)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
“Cash Management Order” shall mean one or more orders, in form and substance satisfactory to the Required Lenders in their sole discretion, authorizing, among other things, the continuation of the Debtors’ existing cash management systems and arrangements (as may be amended, supplemented or modified from time to time after entry thereof with the written consent of the Required Lenders, in their sole discretion).
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the Board or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
(b)    during any period of 12 consecutive months, a majority of the members of the Board or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination not less than a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination not less than a majority of that board or equivalent governing body; or
(c)    the passage of 30 days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the Board or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or
(d)    a “change of control” or any comparable term under, and as defined in, any credit agreement, indenture or other similar agreement governing any material post-petition debt shall have occurred;
provided that, notwithstanding the foregoing, the Acceptable Plan of Reorganization or the Restructuring Support Agreement shall not constitute a Change of Control.
“Closing Date” means [-], 2016, so long as on or prior to such date all the conditions precedent in Section 4.01 have been satisfied or waived in accordance with Section 10.01.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents, the Interim Order or the Final Order and all of the other property that is or is intended under the terms of the Collateral Documents, the Interim Order or the Final Order to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Documents” means, collectively, this Agreement, the Security Agreement, the Intellectual Property Security Agreement, the Intercompany Note, each of the Mortgages (if any), collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements, landlord’s agreements, control agreements or other similar agreements delivered to the Administrative Agent pursuant to Sections 4.01 and 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties. The Collateral Documents shall supplement, and shall not limit, the security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Orders.
“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consummation Date” means the date of the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Card Cash Collateral” means an amount not to exceed $2,000,000 pledged to Bank of America, N.A., and deposited in the Bank of America, N.A. Account No. XXXXXX5481, pursuant to the Credit Card Control Agreement as security exclusively for the obligations under the P-Card Agreements.
“Credit Card Control Agreement” means that certain Treasury Management Services Security and Control Agreement dated as of September 14, 2016 between Bank of America, N.A. and Basic Energy Services L.P., as may be amended, modified or supplemented from time to time.
“Creditors’ Committee” has the meaning specified in the definition of “Carve-Out” in Section 1.01.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Debtors” has the meaning specified in the introductory paragraphs hereto.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) the Applicable Rate plus (ii) 3% per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iii) become the subject of a Bail-in Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“DIP Budget” means a monthly line item budget for the Borrower and its Subsidiaries, substantially in the form attached hereto as Exhibit B, covering a period from the Petition Date through the Scheduled Maturity Date, and dated as of a date that is no earlier than three Business Days prior to the Closing Date.
“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above or (c) contains any repurchase obligation.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to Hazardous Materials, pollution and the protection of the environment or the release of any materials into the environment, including those related to air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or relating to the Borrower, any other Loan Party or any of their respective Subsidiaries and directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license, franchise, certificate or other authorization relating to or required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (provided, however, that debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests shall not constitute Equity Interests prior to conversion or exchange thereof).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the United States, any State or the District of Columbia (or any political subdivision thereof) or by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a) and (d) any U.S. federal withholding Taxes imposed by FATCA.
“Existing Noteholder Lender” means, at any time, any Lender specified on Schedule 10.06, any Affiliate thereof or any of their successors or permitted assigns.
“Exit Fee” means the fee payable pursuant to Section 2.09(c).
“Extraordinary Receipts” means the Net Proceeds of any payments received by any Loan Party or any of its Subsidiaries not in the ordinary course of business and consisting, or otherwise in respect, of (a) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action or claim under color of law (including, in each case, any payments arising from, or in connection with, any non-judicial proceeding or alternative dispute resolution procedure), (b) indemnity payments, (c) tax refunds, (d) any purchase price adjustment (other than a working capital adjustment) received in connection with any acquisition or any other purchase agreement (whether in respect of assets or Equity Interests) and (e) any other extraordinary receipt.
“Facility” has the meaning specified in the introductory paragraph hereto.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to U.S. Bank National Association on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for all purposes of this Agreement.
“Fee Letter” means the letter agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent.
“Final Advance” has the meaning specified in Section 2.01(d).
“Final Advance Amount” has the meaning specified in Section 2.01(d).
“Final Advance Date” has the meaning specified in Section 2.01(d).
“Final Order” means an order of the Bankruptcy Court authorizing and approving on a final basis, among other things, the Loans and the transactions contemplated by this Agreement in the form of the Interim Order (with only such modifications thereto as are necessary to convert the Interim Order to a final order and such other modifications as are satisfactory to the Required Lenders in their sole discretion) (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders in their sole discretion) as to which no stay has been entered.
“Flood Zone Requirements” means, with respect to any improved Real Property of any Loan Party that is Collateral, to the extent required to comply with the National Flood Insurance Reform Act of 1994 and related legislation (included the regulations of the Board of Governors of the Federal Reserve System), to the extent applicable to the Administrative Agent or any Lender: (1) a completed standard flood hazard determination form, (2) if the improvement(s) to any such improved Real Property is located in a special flood hazard area, a notice to the Borrower (a “Borrower Notice”) and, if applicable, notification to such Loan Party that flood insurance coverage under the National Flood Insurance Program (the “NFIP”) is not available because the community does not participate in the NFIP, (3) documentation evidencing the applicable Loan Party’s receipt of the Borrower Notice and (4) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of the flood insurance policy, such Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent and the federally regulated Lenders.
“Foreign Lender” means any Lender that is not a U.S. Person.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“GS Approved Party” means any of The Goldman Sachs Group, Inc. and its Affiliates (“GS”), and any funds, investments, Persons, vehicles or accounts that are managed or sponsored by GS or for which GS acts as investment advisor.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (i) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (ii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iii) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning specified in Section 11.01.
“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 6.12 and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.
“Guaranty” means the Guaranty made by the Guarantors in Article XI in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that, if such indebtedness is limited in recourse, then the amount of such indebtedness for purposes of this Agreement will not exceed the fair market value of such property;
(f)    all Attributable Indebtedness in respect to Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Loan Party or Subsidiary valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Initial Advance” has the meaning specified in Section 2.01(a).
“Initial Advance Amount” has the meaning specified in Section 2.01(a).
“Initial Advance Date” has the meaning specified in Section 2.01(a).
“Initial Tranche” has the meaning specified in Section 2.01(b).
“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code of the United States, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.
“Intellectual Property Security Agreement” has the meaning specified in Section 6.12.
“Intercompany Note” means the Intercompany Note to be executed by the Borrower and each Subsidiary of the Borrower, in form and substance reasonably satisfactory to the Required Lenders, as supplemented from time to time.
“Interest Payment Date” means the last Business Day of each calendar month and the Maturity Date.
“Interim Order” means an interim order of the Bankruptcy Court authorizing and approving on an interim basis, among other things, the Loans and the transactions contemplated by this Agreement in the form attached to the Restructuring Support Agreement as Exhibit [C] (and also attached hereto for reference as Exhibit H), with changes to such form as are satisfactory to the Required Lenders in their sole discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders in their sole discretion).
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IP Rights” has the meaning specified in Section 5.17.
“IP Security Agreement Supplement” means any Copyright Security Agreement Supplement, Patent Security Agreement Supplement or Trademark Security Agreement Supplement, as such terms are defined in the Security Agreement.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“License” means any license or agreement under which a Loan Party is authorized to use IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property or any other conduct of its business.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means any loan by a Lender to the Borrower under Article II.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Fee Letter and (e) the Orders.
“Loan Notice” means a notice of a Borrowing substantially in the form of Exhibit A, appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole, other than as a result of events leading up or related to the Cases and as customarily occurs following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Cases or as a result of matters publicly disclosed prior to the filing of the Cases or as a result of actions req    uired by, or as a result of failing to take actions that are restricted by, the Orders; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Contract” means, with respect to any Person, any agreement or instrument to which such Person is a party which is material to the business, condition (financial or otherwise), operations, performance or properties of such Person.
“Material Real Property” means (i) any parcel or parcels of land together with related improvements thereon (including Salt Water Disposal Assets) owned in fee by any Loan Party and (ii) any parcel or parcels of land leased by any Loan Party, together with any Salt Water Disposal Assets thereon, underlying, providing access to or otherwise related to Salt Water Disposal Assets; provided that, Material Real Property shall exclude any lease of real property which by its express terms prohibits the grant of a security interest or requires a landlord consent, except to the extent such prohibition is ineffective under the UCC or the Bankruptcy Code, or rendered ineffective by the Orders or the Bankruptcy Court, and the landlord thereunder refuses to execute and deliver such consent notwithstanding Borrower’s commercially reasonable efforts (which, for the avoidance of doubt, will not require the expenditure of any consent fee, other than reimbursement of costs, to the landlord).
“Maturity Date” means the earliest of (i) the Scheduled Maturity Date, (ii) the effective date of a Reorganization Plan or plan of liquidation in the Cases, (iii) the date of filing by the Borrower of a Reorganization Plan that is not an Acceptable Plan of Reorganization or (iv) the date of termination of the Commitments and the acceleration of the Loans pursuant to Article VIII.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgages” means any mortgages or deeds of trust or other similar security documents creating and evidencing a Lien on any Real Property or any Salt Water Disposal Assets made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, suitable for recording or filing in the appropriate jurisdiction, in form and substance reasonably satisfactory to the Administrative Agent, at the direction of the Required Lenders.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) not less than two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) the amount of all taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) the amount of any reserves established in accordance with GAAP consistently applied to fund contingent liabilities under any indemnification obligations and any purchase price adjustments associated with a sale, transfer or other disposition of an asset that are directly attributable to such event.

“NFIP” shall have the meaning assigned to such term in the definition of Flood Zone Requirements.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F, appropriately completed and signed by a Responsible Officer.
“NPL” means the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Orders” means, collectively, the Interim Order and the Final Order.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Superpriority Claim” means a superpriority administrative expense claim against any of the Debtors with priority over any and all claims against each of the Debtors, now existing or hereafter arising, of any kind whatsoever, including all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 365, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code other than the Superpriority Claims described in Section 2.14.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).
“Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“P-Card Agreements” means, collectively, (i) that certain Bank of America Corporate Purchasing Card Agreement between Bank of America, N.A. and Basic Energy Services L.P., dated on or around July 21, 2005 and (ii) that certain Commercial Prepaid Card Purchase Agreement between Bank of America, N.A. and Basic Energy Services L.P., dated on our around March 14, 2006, each as may be amended, supplemented or modified from time to time.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Liens” means any Liens permitted by Section 7.01 and any Liens otherwise permitted or created or established by the Orders.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petition Date” has the meaning specified in the introductory paragraph hereto.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Pledged Equity” has the meaning specified in the Security Agreement.
“Prepetition ABL Adequate Protection Liens” has the meaning specified in the Orders.
“Prepetition Cash Management System” has the meaning specified in Section 6.22.
“Prepetition Intercreditor Agreement” means the Intercreditor Agreement, dated as of February 26, 2016, by and among the Prepetition Term Loan Administrative Agent, the ABL Agent and the Loan Parties under (and as defined in) the Prepetition Term Loan Credit Agreement party thereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms thereof.
“Prepetition Payment” means a payment (by way of adequate protection, set off or otherwise) of principal, interest or otherwise on account of any (i) Indebtedness of any Debtor outstanding and unpaid on the date on which such Person becomes a Debtor, (ii) “critical vendor payments” or (iii) trade payables (including in respect of reclamation claims) or other pre-petition claims against any Debtor.
“Prepetition Term Loan Administrative Agent” means the Administrative Agent under (and as defined in) the Prepetition Term Loan Credit Agreement.
“Prepetition Term Loan Credit Agreement” means the Term Loan Credit Agreement dated as of February 17, 2016, among Basic Energy Services, Inc., as borrower, the lenders from time to time party thereto and the Prepetition Term Loan Administrative Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms thereof.
“Prepetition Term Loan Credit Agreement Loan Documents” means the Loan Documents under (and as defined in) the Prepetition Term Loan Credit Agreement.
“Prepetition Term Loan Lenders” means the Lenders under (and as defined in) the Prepetition Term Loan Credit Agreement.
“Prepetition Term Loans” means the Loans under (and as defined in) the Prepetition Term Loan Credit Agreement.
“Primed Liens” has the meaning specified in Section 2.14.
“Priming Liens” has the meaning specified in Section 2.14.
“Public Lender” has the meaning specified in Section 6.02.
“Qualified Capital Stock” of any Person shall mean any capital stock of such person that is not Disqualified Capital Stock; provided that such capital stock shall not be deemed Qualified Capital Stock to the extent sold or owed to a Subsidiary of such person or financed, directly or indirectly, using funds (1) borrowed from such person or any Subsidiary of such person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such person or any Subsidiary of such person (including in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of Borrower.
“Real Estate Collateral Requirement” means the requirement that the Administrative Agent shall have received a Mortgage for each Material Real Property, which includes to the extent reasonably available, with respect to any Salt Water Disposal Well, a specific reference to the API number for such well and any lease (if applicable), together with the following documents: (a) with respect to each Material Real Property that has a net book value of $500,000 or more, a title report and a fully paid policy of title insurance (or “pro forma” or marked up commitment having the same effect of a title insurance policy) (i) in a form approved by the Administrative Agent, at the direction of the Required Lenders (such approval not to be unreasonably withheld) insuring the Lien of the Mortgage encumbering such property as a valid first priority Lien, (ii) in an amount reasonably satisfactory to the Administrative Agent, at the direction of the Required Lenders, (iii) issued by a nationally recognized title insurance company reasonably satisfactory to the Administrative Agent, at the direction of the Required Lenders (the “Title Company”), (iv) containing no exceptions other than (A) the Liens described in Sections 7.01(a), (c), (d), (g) and (j) and (B) Liens that are otherwise acceptable to the Administrative Agent and the Required Lenders and (v) that includes (A) such coinsurance and direct access reinsurance as the Required Lenders may reasonably deem necessary or desirable and (B) such endorsements or affirmative insurance reasonably required by the Administrative Agent, at the direction of the Required Lenders, and available in the applicable jurisdiction, (b) with respect to each Material Real Property that has a net book value of between $100,000 and $500,000, a title report, (c) to the extent required by Required Lenders pursuant to Section 6.18, an appraisal complying with the requirements of the Financial Institutions Reform Recovery and Enforcement Act of 1989, by a third-party appraiser selected by the Administrative Agent, (d) with respect to each Material Real Property, an opinion of local counsel reasonably acceptable to the Administrative Agent and the Required Lenders and in form and substance satisfactory to the Administrative Agent and the Required Lenders, (e) with respect to each Material Real Property on which is located a building or mobile home, to the extent applicable to the Administrative Agent or any Lender, satisfy the Flood Zone Requirements, (f) to the extent required by the Administrative Agent, environmental assessment reports, including existing reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, at the direction of the Required Lenders and (g) with respect to any leased real property related to Salt Water Disposal Assets, to the extent required by the applicable lease, Borrower shall use commercially reasonable efforts to obtain the consent of the lessor of such real property to the Mortgage of such lease in form and substance reasonably acceptable to the Administrative Agent, at the direction of the Required Lenders (which, for the avoidance of doubt, will not require the expenditure of any consent fee, other than reimbursement of costs, to the landlord). For the purposes of determining relevant net book value with respect to any Material Real Property, such value shall (x) with respect to Material Real Property as of the Closing Date, equal the amount set forth opposite such Material Real Property on Schedule 5.08, (y) with respect to Material Real Property that is leased or acquired by a Loan Party after the Closing Date, be reasonably determined on the date of acquisition of such Material Real Property and (z) with respect to Material Real Property owned or leased by an entity which becomes a Loan Party after the Closing Date, be reasonably determined on the date on which such entity becomes a Loan Party, in each case as determined by the Administrative Agent at the direction of the Required Lenders. Notwithstanding the foregoing, the Borrower will not be required to deliver a title policy with respect to (i) any Salt Water Disposal Asset that is uninsurable due to the nature of the Borrower’s interest in such Salt Water Disposal Asset or (ii) any Salt Water Disposal Asset for which the issuance of a title policy requires documentation from a third party that has been requested but has not been delivered after the Borrower has used commercially reasonable efforts (without the expenditure of funds) to obtain such documentation.
“Real Property” means any parcel or parcels of land together with related improvements thereon owned in fee or leased by any Loan Party (including Salt Water Disposal Assets).
“Recipient” means (a) any Lender and (b) the Administrative Agent, as applicable.
“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning set forth in Section 9.06.
“Reorganization Plan” means a plan of reorganization in any or all of the Cases.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or, subject to Section 10.06(b)(vii), any Existing Noteholder Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resignation Effective Date” has the meaning set forth in Section 9.06.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent or the Required Lenders, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent or the Required Lenders, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent, at the direction of the Required Lenders.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of October [ ], 2016, among the Borrower, the Guarantors, the Prepetition Term Loan Lenders, certain holders of the 2019 Senior Notes and the 2022 Senior Notes and the other parties thereto (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof).
“Rolling Budget” means a projected statement of sources and uses of cash for the Borrower and its Subsidiaries on a weekly basis, covering the 13 calendar weeks immediately succeeding the week during which such Rolling Budget is required to be delivered hereunder, including the anticipated use of the cash proceeds of Loans made hereunder and of Cash Collateral for each week during such period and setting forth, among other things, on a cumulative roll-forward basis the projected cash disbursements and projected cash receipts for each applicable week, in form substantially similar to the initial Rolling Budget attached hereto as Exhibit G (unless otherwise reasonably agreed by the Required Lenders) and in substance reasonably satisfactory to the Required Lenders (which Rolling Budget shall be deemed reasonably satisfactory if the Required Lenders do not provide notice of dispute to such Rolling Budget within three Business Days after delivery thereof).
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“Salt Water Disposal Assets” means assets used by any Loan Party in connection with the operation of a commercial salt water and non-hazardous oil and gas waste disposal facility, including any Salt Water Disposal Well and any tankage or equipment used in connection therewith.
“Salt Water Disposal Well” means an underground well used for the disposal of fluids associated with oil and gas production.
“Sanctions” means any sanction administered or enforced by the United States Government (including OFAC and the United States Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Scheduled Maturity Date” means [-], 2017; provided that, if such date is not a Business Day, the Scheduled Maturity Date shall be the next preceding Business Day.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Advance” has the meaning specified in Section 2.01(b).
“Second Advance Amount” has the meaning specified in Section 2.01(b).
“Second Advance Date” has the meaning specified in Section 2.01(b).
“Second Tranche” has the meaning specified in Section 2.01(d).
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security Agreement” means the Security Agreement dated as of the Closing Date, as amended and supplemented from time to time, executed by each of the Loan Parties in favor of the Administrative Agent. The Security Agreement shall supplement, and shall not limit, the security interests granted pursuant to the Orders.
“Security Agreement Supplement” means the form of supplement attached to the Security Agreement as Annex I.
“Senior Notes” means (a) the 2019 Senior Notes and (b) the 2022 Senior Notes.
“Senior Notes Documents” means (a) the 2019 Senior Notes Documents and (b) the 2022 Senior Notes Documents.
“Subject Obligations” has the meaning specified in Section 11.06(b).
“Subordinated Obligations” has the meaning specified in Section 11.08(a).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Superpriority Claim” has the meaning specified in Section 2.14.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Priority Collateral” has the meaning specified in the Prepetition Intercreditor Agreement.
“Term Loan Priority Collateral Primed Liens” has the meaning specified in Section 2.14(a).
“Term Loan Priority Collateral Priming Liens” has the meaning specified in Section 2.14(a).
“Term Loan Proceeds Collateral Account” has the meaning assigned to such term in the in the Prepetition Term Loan Credit Agreement.
“Testing Date” means the last Business Day of each week occurring after the Closing Date, which initial Testing Date shall be [November 4, 2016].
“Testing Period” has the meaning set forth in Section 6.01(h).
“Title Company” has the meaning assigned to such term in the definition of Real Estate Collateral Requirement.
“Third Advance” has the meaning specified in Section 2.01(c).
“Third Advance Amount” has the meaning specified in Section 2.01(c).
“Third Advance Date” has the meaning specified in Section 2.01(c).
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Trigger Date” means the earlier of (i) the first business day after the occurrence of an Event of Default and delivery by the Lenders of notice thereof (the “Carve-out Notice”) to (A) the United States Trustee and (B) the Borrower’s lead restructuring counsel (and, upon receipt, Borrower’s lead restructuring counsel shall promptly deliver such Carve-out Notice to the United States Trustee) and (ii) the Maturity Date.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii).
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
Section 1.03.    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
Section 1.04.    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
Section 1.06.    Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 10:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
Section 1.07.    Uniform Commercial Code. Terms relating to Collateral used and not otherwise defined herein that are defined in the UCC shall have the meanings set forth in the UCC, as applicable and as the context requires.
ARTICLE II
THE COMMITMENTS AND LOANS
Section 2.01.    The Loans.
(a)    The Initial Advance. Subject to the terms and conditions set forth herein and in the Orders, each Lender severally agrees to make a loan to the Borrower on the Closing Date (such loan, the “Initial Advance”) in an amount equal to its Applicable Percentage of the lesser of (i) $30,000,000 and (ii) the amount authorized by the Bankruptcy Court in the Interim Order (such lesser amount, the “Initial Advance Amount”). Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.
(b)    The Second Advance. Subject to the terms and conditions set forth herein (including Section 2.02(a)) and in the Orders, each Lender severally agrees to make a loan to the Borrower on any Business Day during the period commencing on the date of the Final Order and ending at 5:00 p.m. (New York City time) on the date that is one day prior to the 100 Day Anniversary (such loan, the “Second Advance”; the Commitments with respect thereto and with respect to the Initial Advance (in an aggregate amount equal to $40,000,000), the “Initial Tranche”; the date the Second Advance is made, the “Second Advance Date”) in an amount equal to its Applicable Percentage of the lesser of (i) $10,000,000 and (ii) the incremental amount in excess of the Initial Advance authorized by the Bankruptcy Court in the Final Order (such lesser amount, the “Second Advance Amount”). Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.
(c)    The Third Advance. Subject to the terms and conditions set forth herein (including Section 2.02(a)) and in the Orders, each Lender severally agrees to make a loan to the Borrower on any Business Day during the period commencing on the later of (x) the date of the Final Order and (y) the 100 Day Anniversary and ending on the date that is two months prior to the Scheduled Maturity Date (such loan, the “Third Advance” and the date such loan is made, the “Third Advance Date”) in an amount equal to its Applicable Percentage of the lesser of (i) $40,000,000 and (ii) the incremental amount in excess of the Initial Advance authorized by the Bankruptcy Court in the Final Order less the Second Advance Amount (such lesser amount, the “Third Advance Amount”). Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.
(d)    The Final Advance. Subject to the terms and conditions set forth herein (including Section 2.02(a)) and in the Orders, each Lender severally agrees to make a loan to the Borrower on any Business Day during the period commencing on the later of (x) the date of the Final Order and (y) the 100 Day Anniversary and ending on the date that is two months prior to the Scheduled Maturity Date (such loan, the “Final Advance”; the Commitments with respect thereto and with respect to the Third Advance (in an aggregate amount equal to $50,000,000), the “Second Tranche”; the date the Final Advance is made, the “Final Advance Date”) in an amount equal to its Applicable Percentage of the lesser of (x) the remaining Commitments and (y) the incremental amount in excess of the Initial Advance authorized by the Bankruptcy Court in the Final Order less the Second Advance Amount and the Third Advance Amount (such lesser amount, the “Final Advance Amount”). Amounts borrowed under this Section 2.01(d) and repaid or prepaid may not be reborrowed.
Section 2.02.    Borrowings of Loans.
(a)    Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (i) telephone or (ii) a Loan Notice. A Loan Notice in respect of the Initial Advance shall be delivered on the Closing Date in accordance with Section 4.02 and each other notice must be received by the Administrative Agent not later than 11:00 a.m. (i) in the case of the Second Advance, at least seven days prior to the requested date of such Borrowing and (ii) in the case of the Third Advance and the Final Advance, at least 24 days prior to the requested date of such Borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Loan Notice and each telephonic notice shall specify (i) whether the Borrower is requesting the Initial Advance, the Second Advance, Third Advance or the Final Advance, (ii) the requested date of the Borrowing (which shall be a Business Day) and (iii) the principal amount of Loans to be borrowed (which (w) in the case of the Initial Advance, shall be in an amount equal to the Initial Advance Amount, (x) in the case of the Second Advance, shall be in an amount equal to the Second Advance Amount, (y) in the case of the Third Advance, shall be in an amount equal to the Third Advance Amount and (z) in the case of the Final Advance, shall be in an amount equal to the Final Advance Amount).
(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
Section 2.03.    [Reserved].
Section 2.04.    [Reserved].
Section 2.05.    Prepayments.
(a)    Optional. The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, except as set forth in Section 2.05(c); provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. one Business Day prior to the date of such prepayment and (ii) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid. Subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)    Mandatory.
(i)    [Reserved].
(ii)    Sales of Assets. Upon receipt of Net Proceeds from (A) the sale or other disposition of any property or assets of any Loan Party or any of its Subsidiaries (other than inventory sold in the ordinary course) or (B) any casualty insurance pursuant to Section 6.07 or business interruption insurance, or if any of such property or assets are comprised of real property subject to a mortgage that is damaged, destroyed or taken by condemnation, in whole or in part, the Borrower shall pay or cause such Loan Party or its Subsidiaries to pay to the Administrative Agent, for the ratable benefit of the Lenders, an amount equal to 100% of such Net Proceeds as a mandatory prepayment of the Obligations; provided that, no proceeds realized in a transaction or series of transactions which would otherwise be subject to the prepayment requirements under the foregoing clause (A) or (B) shall constitute Net Proceeds for purposes of this Section 2.05(b)(ii) until the aggregate proceeds from all such transactions exceed $100,000 over the term of this Agreement (and thereafter all such proceeds, including the initial $100,000 of such proceeds, shall constitute Net Proceeds for purposes of this Section 2.05(b)(ii) and be subject to the prepayment requirement included herein); provided that Net Proceeds from the sale or other disposition of ABL Facility Priority Collateral shall be applied in accordance with the Orders.
(iii)    Proceeds from Issuance of Indebtedness. If any Loan Party or any of its Subsidiaries issues any Indebtedness (other than Indebtedness permitted pursuant to Section 7.02), the Borrower shall pay, or cause such Loan Party or its Subsidiaries to pay, to the Administrative Agent, for the ratable benefit of the Lenders, when and as received by such Loan Party or its Subsidiaries, as a mandatory prepayment of the Obligations, an amount equal to 100% of the Net Proceeds of such issuance of Indebtedness.
(iv)    Proceeds from Issuance of Equity Interests. If any Loan Party or any of its Subsidiaries issues any of its Equity Interests, the Borrower shall pay, or cause such Loan Party or its Subsidiaries to pay, to the Administrative Agent, for the ratable benefit of the Lenders, when and as received by such Loan Party or its Subsidiaries, as a mandatory prepayment of the Obligations, an amount equal to 100% of the Net Proceeds of such issuance of Equity Interests.
(v)    Extraordinary Receipts. Upon receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall pay, or cause such Loan Party or Subsidiary to pay, to the Administrative Agent, for the ratable benefit of the Lenders, when and as received by such Loan Party or Subsidiary and as a mandatory prepayment of the Obligations, an amount equal to 100% of such Extraordinary Receipts.
(vi)    [Reserved].
(vii)    Right to Decline Mandatory Prepayments. Any mandatory prepayment (other than pursuant to clause (iii) above) may be declined by any Lender without prejudice to such Lender’s rights hereunder to accept or decline any future mandatory prepayment, and any such election to decline a prepayment shall not be construed as a waiver of any other requirement (including the requirement to repay all Obligations) hereunder. If a Lender chooses to decline a mandatory prepayment, such Lender shall provide written notice thereof to the Administrative Agent and the Borrower not less than one (1) Business Day prior to the date on which such mandatory prepayment is due (or within one (1) Business Day of receipt of such prepayment notice), if such prepayment was not provided by the Borrower not less than one (1) Business Day prior to the making of such prepayment (return of such prepayment to accompany any such notice), and the Lenders that accept such mandatory prepayment shall share the proceeds thereof on a pro rata basis as determined among the Lenders electing to participate in such mandatory prepayment (and if declined by all Lenders, the amount of such mandatory prepayment shall be retained by the Borrower).
(c)    Applicable Premium. With respect to (x) each repayment or prepayment of Loans under Section 2.05(a) and Section 2.05(b)(iii), in each case, prior to the Maturity Date, and (y) any repayment upon acceleration of the Loans pursuant to Article VIII prior to the Scheduled Maturity Date, the Borrower shall be required to pay with respect to the amount of the Loans repaid or prepaid, in each case, concurrently with such repayment or prepayment, a premium in an amount equal to 3.00% of the amount of the Loans being repaid or prepaid (the “Applicable Premium”).
(d)    Application of Payments and Prepayments. Subject to Section 2.05(b)(vii) and Section 2.16, each prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. For the avoidance of doubt, all such payments will reduce the principal amount of Loans net of any interest, fees, charges, premiums or other amounts due and payable hereunder at the time of such payment.
Section 2.06.    Termination or Reduction of Commitments.
(a)    Optional. The Borrower may not terminate or reduce the Commitments, other than as a result of a Borrowing made in accordance with this Agreement.
(b)    Mandatory. (i) The Commitments shall be automatically and permanently reduced by an amount equal to the Initial Advance upon the earlier of (a) the borrowing of the Initial Advance and (b) 12:01 a.m. New York City time on the day immediately succeeding the Closing Date, (ii) the Commitments shall be automatically and permanently further reduced by an amount equal to the Second Advance upon the earlier of (a) the borrowing of the Second Advance and (b) 12:01 a.m. New York City time on the day immediately succeeding the last day upon which the Second Advance may be made pursuant to Section 2.01(b), (iii) the Commitments shall be automatically and permanently further reduced by an amount equal to the Third Advance upon the earlier of (a) the borrowing of the Third Advance and (b) 12:01 a.m. New York City time on the day immediately succeeding the last day upon which the Third Advance may be made pursuant to Section 2.01(c) and (iv) the Commitments shall be automatically and permanently further reduced by an amount equal to the Final Advance upon the earlier of (a) the borrowing of the Final Advance and (b) 12:01 a.m. New York City time on the day immediately succeeding the last day upon which the Final Advance may be made pursuant to Section 2.01(d).
(c)    Maturity Date. The aggregate Commitment shall be automatically and permanently reduced to zero on the Maturity Date.
Section 2.07.    Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date, together with all other amounts due under this Agreement or the other Loan Documents, including the Exit Fee.
Section 2.08.    Interest.
(a)    Subject to the provisions of Section 2.08(b), each Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Rate.
(b)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(c)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (i) all Obligations consisting of the principal amount of Loans outstanding hereunder and (ii) all overdue amounts other than in respect of such principal of Loans shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(d)    Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(e)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.09.    Fees.
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a commitment fee in Dollars equal to 5.00% per annum of the actual daily amount of the aggregate unused Commitments commencing on the Closing Date until such Commitment is terminated pursuant to Section 2.06(b), including at any time during which one or more of the conditions in Article IV is not met, which fee shall be due and payable monthly in arrears on the last Business Day of each month; provided that, with respect to an amount of Commitments equal to the Second Tranche, no commitment fee shall be payable if the Maturity Date has occurred prior to the 100 Day Anniversary, but thereafter such commitment fee with respect to such Commitments that has accrued since the Closing Date shall be payable on the 100 Day Anniversary, and the commitment fee in respect of the remaining undrawn Commitments shall continue to accrue thereafter and be payable monthly in arrears as set forth in this Section 2.09(a) and on the Maturity Date.
(b)    Administrative Agent Fee and Upfront Fees.
(i)    The Borrower shall pay to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter between the Administrative Agent and the Borrower. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage an upfront fee equal to 4.00% of the aggregate principal amount of Commitments equal to the Initial Tranche (which may take the form of original issue discount at the election of the Required Lenders), which such fee shall be earned, due and payable in full on the Closing Date. Notwithstanding the foregoing, no applicable original issue discount applied to the principal amount of the Loans shall reduce the amount of Obligations below 100% of the original aggregate principal amount of such Loans.
(iii)    If the Maturity Date has not occurred prior to the 100 Day Anniversary, the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a fee equal to 4.00% of the aggregate principal amount of Commitments equal to the Second Tranche, which such fee shall be earned, due and payable in full on the 100 Day Anniversary.
(c)    Exit Fee. Other than with respect to a repayment or prepayment of Loans that is subject to the Applicable Premium, the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage an exit fee in an amount equal to 1.00% of the principal amount of the Loans repaid at or following the Maturity Date or following any acceleration thereof. The exit fee shall be payable on the date of such repayment of the Loans.
Section 2.10.    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.11.    Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
Section 2.12.    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made free and clear and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
(b)
(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to 11:00 a.m. on the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required by Section 2.01(d) and may, but in no event shall it be obligated to, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the Applicable Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, but in no event shall it be obligated to, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowings set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of fees then due hereunder of the Administrative Agent, (ii) second, toward payment of interest and fees then due hereunder, ratably among the other parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (iii) third, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
Section 2.13.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of the amount of such Obligations due and payable to such Lender at such time to the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of the amount of such Obligations owing (but not due and payable) to such Lender at such time to the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 2.14.    Priority and Liens; No Discharge.
(a)    Each of the Loan Parties hereby covenants and agrees that upon the entry of an Interim Order (and, when applicable, the Final Order) its obligations hereunder and under the other Loan Documents shall be subject to the Carve-Out and: (i) pursuant to section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed superpriority administrative expense claim in the Case of such Loan Party (collectively, the “Superpriority Claims”); (ii) pursuant to section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected first priority security interest in and Lien on the Collateral of each Loan Party (A) to the extent such Collateral is not subject to valid, perfected and non-avoidable Liens as of the Petition Date and (B) excluding claims and causes of action under sections 502(d), 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code (collectively, “Avoidance Actions”) (it being understood that notwithstanding such exclusion of Avoidance Actions, upon entry of the Final Order, such security interest and Lien shall attach to any proceeds of Avoidance Actions), provided that such security interest in and Lien on ABL Postpetition Collateral shall be subject and subordinate to the Prepetition ABL Adequate Protection Liens; (iii) except as otherwise provided in the immediately following clause (iv), pursuant to section 364(c)(3) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected second priority security interest in and Lien on the ABL Facility Priority Collateral, junior only to the security interest and Liens of the ABL Agent and the ABL Lenders with respect to such ABL Facility Priority Collateral; and (iv) pursuant to section 364(d)(1) of the Bankruptcy Code, be secured by (A) a valid, binding, continuing, enforceable perfected first priority priming security interest in and Lien on the Term Loan Priority Collateral of each Loan Party (the “Term Loan Priority Collateral Priming Liens”) to the extent that such Collateral is subject to existing Liens that secure the obligations of the applicable Loan Party under the Prepetition Term Loan Credit Agreement (collectively, the “Term Loan Priority Collateral Primed Liens”) and (B) a valid, binding, continuing, enforceable perfected second priority priming security interest in and Lien on the ABL Facility Priority Collateral of each Loan Party (the “ABL Collateral Priming Liens” and, together with the Term Loan Priority Collateral Priming Liens, the “Priming Liens”) to the extent that such Collateral is subject to existing second priority Liens that secure the obligations of the applicable Loan Party under Prepetition Term Loan Credit Agreement (collectively, the “ABL Collateral Primed Liens” and, together with the Term Loan Priority Collateral Primed Liens, the “Primed Liens”), all of which Primed Liens shall be primed by and made subject and subordinate to the perfected first or second priority Liens, as the case may be, to be granted to the Administrative Agent for the benefit of the Secured Parties, which Priming Liens in favor of the Administrative Agent for the benefit of the Secured Parties shall also prime any Liens (other than, with respect to the ABL Facility Priority Collateral and the ABL Postpetition Collateral, the Prepetition ABL Adequate Protection Liens) granted after the commencement of the Cases to provide adequate protection Liens in respect of any of the Primed Liens, subject to the Carve-Out.
(b)    (i)    Each Loan Party hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Administrative Agent on behalf of and for the benefit of the Secured Parties in all of such Loan Party’s Collateral, which includes all of such Loan Party’s Real Property, shall be created and perfected without the recordation or filing in any land records or filing offices of any Mortgage, assignment or similar instrument. All of the Liens described in this Section 2.14 shall be effective and perfected upon entry of the Interim Order without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order.
(c)    (ii)    Further to Section 2.14(b)(i) and the Interim Order (and, when entered, the Final Order), subject to Section 2.14(a) above and 2.14(d) below, to secure the full and timely payment and performance of the Obligations, each Loan Party hereby GRANTS, BARGAINS, SELLS, CONVEYS, TRANSFERS, ASSIGNS and SETS OVER to the Administrative Agent for the ratable benefit of the Secured Parties, with power of sale (if applicable), all of the types and items of real and personal property and interests whether now owned by or hereafter acquired by such Loan Party, including such Loan Party’s right, title and interest in and to: (i) Salt Water Disposal Assets; (ii) land; (iii) leases demising land or improvements, including all amendments, supplements, consolidations, extensions, renewals and other modifications now or hereafter entered into; (iv) any and all buildings, structures, improvements, alterations or appurtenances; (v) all (1) streets, roads, alleys, easements, rights-of-way, licenses, rights of ingress and egress, vehicle parking rights and public places, existing or proposed, abutting, adjacent, used in connection with or pertaining to any land or leased premises of such Loan Party, (2) strips or gores between parcels of land and abutting or adjacent properties, (3) options to purchase land or demised premises or any portion thereof or interest therein, and any greater estate in land, demises premises or improvements, and (4) water and water rights, timber, crops and mineral interests on or pertaining to land owned or leased by such Loan Party; (vi) all fixtures, equipment, systems, machinery, furniture, furnishings, appliances, goods, building and construction materials, supplies, and articles of personal property, of every kind and character, tangible and intangible (including software embedded therein), now owned or hereafter acquired by such Loan Party, including, but not limited to, any and all oil wells, gas wells, injection wells, salt water disposal wells, or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing), product marketing terminal, storage tanks (including tank bottoms and substances lying below the outlet flange), and pipelines (including line fill), and all renewals and replacements of, substitutions for and additions to the foregoing; (vii) all (A) plans and specifications for improvements; (B) all commitments, insurance policies (or additional or supplemental coverage related thereto), contracts and agreements for the design, construction, operation or inspection of the improvements or equipment or the operation thereof; (viii) all intangible property used by such Loan Party, including, without limitation, all contract rights, guarantees, permits, consents of governmental authorities, licenses, franchises, certificates, development rights, commitments and rights for utilities, and other rights and privileges relating solely to the ownership, operation or maintenance of land, leased premises, improvements or equipment, and all of such Loan Party’s right, title and interest in and to all proceeds of the conversion, whether voluntary or involuntary, of any of the above-described property into cash as illiquid claims including, without limitation, all awards, payments or proceeds, including interest thereon, and the right to receive the same, which may be made as a result of casualty, any exercise of the right of eminent domain or deed in lieu thereof, the alteration of the grade of any street and any injury to or decrease in the value thereof, and any rights to a rebate, offset or other assignment, warranty or service under a purchase order, invoice or purchase agreement with any manufacturer or supplier of any portion of the foregoing; (ix) leases, rents, royalties, bonuses, issues, profits, revenues and other benefits of land, demised premises, improvements or equipment; (xi) as-extracted collateral; (xii) engineering, accounting, title, legal, and other technical or business data which are in the possession of such Loan Party or in which such Loan Party can otherwise grant a security interest, including but not limited to proceeds of any sale, lease or other disposition thereof, proceeds of each policy of insurance (or additional or supplemental coverage related thereto); and (xiii) all articles of personal property of every kind and nature whatsoever owned by such Loan Party, or in which such Loan Party has or shall have an interest, including without limitation, all building equipment, materials and supplies and any of the Collateral which may be subject to any security interests, foregoing rights, interests and properties, and all rights, estates, powers and privileges appurtenant thereto, unto the Administrative Agent, and its successors and assigns, for the ratable benefit of the Secured Parties, in trust, forever, to secure the Obligations. Each Loan Party hereby agrees to warrant and forever defend, all and singular, title to the foregoing property and interests forever against every person whomsoever lawfully claiming, or to claim, the same or any part thereof, subject, however, to Permitted Liens. Notwithstanding the foregoing, excluded from the foregoing grant of Lien is any right, title and interest of any Loan Party in and to any (i) Real Property improved by a Building or Manufactured (Mobile) Home and no such property shall be “Collateral” hereunder to the extent and for so long as the Flood Zone Requirements with respect to such property has not been satisfied to the satisfaction of each federally regulated Lender and (ii) property and assets described in Section 2.14(d) below.
(d)    (iii)    Each Loan Party further agrees that, upon the request of the Administrative Agent, in the exercise of its business judgment, such Loan Party shall execute and deliver to the Administrative Agent, as soon as reasonably practicable following such request but in any event within 60 days following such request (or such longer periods as agreed by the Administrative Agent, at the direction of the Required Lenders (which, for the avoidance of doubt, may be provided via email), in their sole discretion), Mortgages in recordable form with respect to such Material Real Property owned or leased by such Loan Party and identified by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent and including the deliverables (as applicable) as necessary to satisfy the Real Estate Collateral Requirement within the time periods specified therein.
(c)    Notwithstanding anything to the contrary herein, in no event shall the Collateral include (a) any Equipment (as defined in the UCC) owned by any Debtor on the date hereof or hereafter acquired that is subject to a Permitted Lien if the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such Equipment except to the extent such prohibition is ineffective under the UCC or rendered ineffective by the Orders or the Bankruptcy Code; provided that such contractual prohibition existed on the Closing Date, or, with respect to any Subsidiary acquired after the Closing Date (and so long as such contractual prohibition was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired; (b) General Intangibles, Contracts, and Investment Property (each as defined in the UCC) which by their respective express terms prohibit the grant of a security interest, except to the extent such prohibition is ineffective under the UCC or rendered ineffective by the Orders or the Bankruptcy Code; provided that such contractual prohibition existed on the Closing Date, or, with respect to any Subsidiary acquired after the Closing Date (and so long as such contractual prohibition was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired; (c) permits and licenses to the extent the grant of a security interest therein is prohibited under applicable Law or regulation or by their express terms, except to the extent such prohibition is ineffective under the UCC or rendered ineffective by the Orders or the Bankruptcy Code; (d) 34% of the Equity Interests in each direct Subsidiary of any Loan Party that is a “controlled foreign corporation” under the Code; and (e) until such time as the Credit Card Control Agreement is terminated or otherwise no longer in effect, the Credit Card Cash Collateral; provided that the Collateral shall include the Borrower’s interests in the Credit Card Cash Collateral, including any residual interest therein after payment in full of the Borrower’s obligations under the P-Card Agreements.
(e)    (d)    The relative priorities of the Liens described in this Section 2.14 with respect to the Collateral of the Debtors shall be as set forth in the Interim Order (and, when entered, the Final Order). In the event of any inconsistency between this Section 2.14 and the terms of the Interim Order (and, when entered, the Final Order), the terms of the Interim Order (and, when entered, the Final Order) shall govern.
(f)    (e)    Each of the Loan Parties agrees that to the extent that its obligations under the Loan Documents have not been satisfied when due in full in cash, its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Loan Parties, pursuant to section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and the Superpriority Claims granted to the Administrative Agent and the Lenders pursuant to the Orders and the Liens granted to the Administrative Agent and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.
Section 2.15.    Payment of Obligations. Subject to the last paragraph of Section 8.02, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.
Section 2.16.    Defaulting Lenders.
(a)    Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)    Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy potential future obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the applicable conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    [Reserved].
(c)    Defaulting Lender Cure.  If the Borrower and the Administrative Agent, at the direction of the Required Lenders, agree in writing in their sole discretion that a Defaulting Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.17.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01.    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require an applicable withholding agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any applicable withholding agent shall be required to withhold or deduct any Taxes, including both United States federal backup withholding and withholding Taxes, from any payment, then such withholding agent shall withhold or make such deductions as are determined by such withholding agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, such withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and if such Tax subject to withholding or deduction is an Indemnified Tax or Other Tax, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c)    Tax Indemnifications.
(i)    Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify each Recipient and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the applicable Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) or (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c) (3)(B) of the Code, or a “CFC” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct or indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming an exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Lender or Administrative Agent be required to pay any amount to the Administrative Agent or Borrower pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
Section 3.02.    [Reserved].
Section 3.03.    [Reserved].
Section 3.04.    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Recipient in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Taxes described in clauses (a) or (b) of the definition of Excluded Tax payable by such Recipient); or
(iii)    impose on any Lender any other condition, cost or expense affecting this Agreement or the Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.05.     [Reserved].
Section 3.06.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender in accordance with Section 10.13.
Section 3.07.    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT
Section 4.01.    Conditions to the Closing Date. The effectiveness of this Agreement on the Closing Date is subject to the satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender, the Borrower and each Guarantor;
(ii)    resolutions, written consents, incumbency certificates and/or other organizational documents certified by a Responsible Officer of each Loan Party in a form substantially consistent with those delivered in connection with the Prepetition Term Loan Credit Agreement;
(iii)    good standing certificates (or similar document, as applicable in the applicable jurisdiction) for each Loan Party;
(iv)    a certificate signed by a Responsible Officer of the Borrower certifying (i) that the conditions specified in Sections 4.02(b), (c), (h) and (i) have been satisfied and (ii) that there has been no event or circumstance since June 30, 2016 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect other than events or circumstances that affect the oil field service industry generally;
(v)    (A) the DIP Budget and (B) the initial Rolling Budget;
(vi)    a Note executed by the Borrower in favor of each Lender requesting a Note;
(vii)    the Fee Letter executed by the parties thereto;
(viii)    executed counterparts of the Security Agreement, in form and substance satisfactory to the Lenders, duly executed by the parties thereto, together with:
(A)    certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank; provided that the foregoing shall be deemed to be satisfied to the extent such certificates or instruments in existence on the Closing Date have been delivered to the Pre-Petition Term Loan Administrative Agent, and
(B)    Uniform Commercial Code financing statements in form appropriate for filing in all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement.
(ix)    unless the Administrative Agent shall have otherwise agreed to that the following requirements may be satisfied after the Closing Date pursuant to arrangements to be agreed, evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral.
(b)    The Administrative Agent shall have received not less than three Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent in writing not less than five Business Days prior to the Closing Date.
(c)    The Restructuring Support Agreement shall become effective and binding pursuant to Section 12 thereof, and shall not have been terminated.
(d)    The Acceptable Plan of Reorganization and the Acceptable Disclosure Statement shall have been filed in each of the Cases on the Petition Date.
(e)    The Cases of any of the Debtors shall have not been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code.
(f)    No trustee under Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases of the Debtors.
(g)    All “first day” orders and all related pleadings intended to be entered on or prior to the date of entry of the Interim Order shall have been entered by the Bankruptcy Court, shall not have been modified, stayed or vacated (except with the consent of the Required Lenders, and shall be reasonably satisfactory in form and substance to the Required Lenders, [it being understood that drafts approved by counsel to the Required Lenders prior to the Petition Date are reasonably satisfactory.]
(h)    Within four business days after the Petition Date (or such later date as the Required Lenders may agree in their sole discretion), the Bankruptcy Court shall have entered the Interim Order.
(i)    The Borrower shall have made no payments after the Petition Date on account of any Indebtedness arising prior to the Petition Date unless such payment is made (i) with the consent of the Required Lenders in their sole discretion or (ii) pursuant to “first day” orders reasonably acceptable to the Required Lenders.
(j)    The entry into this Agreement and the other Loan Documents shall not violate any requirement of law and shall not be temporarily, preliminarily or permanently enjoined.
(k)    The unrestricted cash balances and Cash Equivalents of the Borrower and its consolidated Subsidiaries shall not be less than $2,500,000.
(l)    The Borrower shall have satisfied all requirements set forth in Section 4.02 with respect to the Initial Advance and shall have borrowed the Initial Advance substantially simultaneously with the satisfaction of the conditions set forth in this Section 4.01.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 4.02.    Conditions to Borrowing Any Advance. The obligation of each Lender to fund any Advance hereunder is subject to satisfaction of the following conditions precedent:
(a)    The Closing Date shall have occurred.
(b)    The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in (x) Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, and (y) Section 5.05(c) with respect to Rolling Budgets shall be deemed to refer to the most recent Rolling Budget furnished pursuant to Section 6.01(g).
(c)    No Default shall exist, or would result from the Borrowing of such Advance or from the application of the proceeds thereof.
(d)    The Administrative Agent shall have received a Loan Notice with respect to such Borrowing in accordance with the requirements hereof.
(e)    All fees required to be paid to the Administrative Agent and the Lenders on or before the date of such Advance shall have been paid.
(f)    The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and the Lenders (directly to such counsel if requested by the Administrative Agent or the Lenders, as applicable) to the extent invoiced prior to or on the date of such Advance, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through such Advance (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent and the Lenders, as applicable).
(g)    (i) The making of such Advance shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently and (ii) no law or regulation shall be applicable in the judgment of the Required Lenders that imposes materially adverse conditions upon the Loans or the transactions contemplated by this Agreement.
(h)    There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases) that could reasonably be expected to have a Material Adverse Effect.
(i)    All consents, licenses, approvals, waivers, acknowledgements and other agreements required in connection with the execution, delivery and performance by such Loan Party, and the validity against such Loan Party, of the Loan Documents to which it is a party shall be in full force and effect (without the imposition of any adverse conditions that are not reasonably acceptable to the Required Lenders).
(j)    The Interim Order shall be in full force and effect, shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified (other than pursuant to the Final Order) without the prior written consent of Required Lenders and, solely with respect to amendments or modifications adversely affecting its rights granted under the Interim Order, the Administrative Agent, in their sole discretion.
(k)    Other than with respect to the making of the Initial Advance, the Bankruptcy Court shall have entered the Final Order and such Final Order shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of Required Lenders and, solely with respect to amendments or modifications adversely affecting its rights granted under the Final Order, the Administrative Agent, in their sole discretion.
(l)    Other than with respect to the making of the Initial Advance, the most recent Rolling Budget delivered hereunder projects the unrestricted cash and Cash Equivalents of the Borrower and its consolidated Subsidiaries to be below $40,000,000 on the proposed date of Borrowing set forth in the applicable Loan Notice.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable Advance specifying its objection thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
Section 5.01.    Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) subject to entry of the Orders and subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code, has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.02.    Authorization; No Contravention. Subject to the entry of the Orders and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not contravene the terms of any of such Person’s Organization Documents; conflict with or result in any breach or contravention of, or require any payment to be made under, any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, except for conflicts, breaches or contraventions that could not reasonably be expected to result in a Material Adverse Effect; violate any Law or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or result in the creation or imposition of any Lien on any property of the Borrower or any Subsidiary except Liens created under the Loan Documents.
Section 5.03.    Governmental Authorization; Other Consents. Subject to the entry of the Orders and subject to the terms thereof, no approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection or continuance of the Liens created under the Collateral Documents (including the priority thereof as set forth in Section 2.14) or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, are required by the Loan Documents, or in the case of any authorization, approval, action, notice or filing from or with a Person other than a Governmental Authority, the failure to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.04.    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Subject to the entry of the Orders and subject to the terms thereof, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.
Section 5.05.    Financial Statements; No Material Adverse Effect.
(a)
(i)    The audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2015, and each audited balance sheet of the Borrower and its Subsidiaries subsequently delivered under Section 6.01(a), and the related consolidated statements of operations, stockholders’ equity, and cash flows for such fiscal year, were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and show or describe all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(ii)    The consolidated balance sheet of the Borrower and its Subsidiaries for the most recent fiscal quarter ended, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for such fiscal quarter, fairly present in all material respects the financial position, results of operations cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
(b)    Since June 30, 2016, there has been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect other than those affecting the oil field service industry generally.
(c)    The DIP Budget, each Rolling Budget, the consolidated forecasted balance sheet, statements of income and cash flows of the Borrower and its Subsidiaries, in each case, delivered pursuant to Section 4.01 or 6.01, as applicable, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance, recognizing that there are industry-wide risks normally associated with the types of business conducted by the Borrower and its Subsidiaries and that the Borrower does not warrant that such forecasts and estimates will ultimately prove to have been accurate.
Section 5.06.    Litigation. Except for the Cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement, any other Loan Document or, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect or is not subject to the automatic stay as a result of the Case.
Section 5.07.    No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation (other than such violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 5.08.    Ownership of Property; Liens; Investments. Other than as a result of the Case, Loan Party and each of its Subsidiaries has good title to, or valid leasehold interests in, all of their respective property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No such property is subject to a Lien, other than Permitted Liens. As of the Closing Date, to the Borrower’s knowledge Schedule 5.08 lists all Material Real Property.
Section 5.09.    Environmental Compliance.
(a)    The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential Environmental Liability on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and Environmental Liabilities could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    None of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property. Except as in accordance in all material respects with the requirements of all Environmental Laws: (i) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and (ii) Hazardous Materials have not been released, discharged or disposed of (x) on, at, under, to, from, or in any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries or (y) by any Loan Party or any of their respective Subsidiaries at any other property, facility or location. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no asbestos or asbestos-containing material on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries.
(c)    Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any investigations, assessments or remedial or response actions not reasonably expected to result in a material Environmental Liability. All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in accordance with the requirements of all Environmental Laws in all material respects and in a manner not reasonably expected to result in a material Environmental Liability.
(d)    The Loan Parties and each of their respective Subsidiaries have obtained all Environmental Permits necessary for the ownership and operation of their properties and assets and the conduct of their business except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to result a material Environmental Liability. Except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Loan Parties and their respective Subsidiaries have been and are in compliance with all Environmental Laws and the terms and conditions of applicable Environmental Permits. There are no pending or, to the best knowledge of the Borrower, threatened, claims against any Loan Party or any of its Subsidiaries under any Environmental Laws and neither the Loan Parties nor any of their respective Subsidiaries has received any written notice of alleged non-compliance with applicable Environmental Laws or Environmental Permits which could, in each case, either individually or in the aggregate, reasonably be expected to result in a material Environmental Liability.
Section 5.10.    Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
Section 5.11.    Taxes. The Borrower and its Subsidiaries have filed all federal, state and other material Tax returns and reports required to be filed, and have paid all federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (x) that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (y) that need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code. There is no proposed Tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any Tax sharing agreement
Section 5.12.    ERISA Compliance.
(a)    Except to the extent excused by the Bankruptcy Code or as a result of the filing of the Cases, the Borrower, its Subsidiaries and each ERISA Affiliate have maintained each Plan (other than a Multiemployer Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.
(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    Other than as a result of the Cases, except as could not, either individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect: (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
Section 5.13.    Subsidiaries; Equity Interests; Loan Parties. No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except Permitted Liens. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.
Section 5.14.    Margin Regulations; Investment Company Act.
(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
(b)    None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.15.    Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, recognizing that there are industry-wide risks normally associated with the types of business conducted by the Borrower and its Subsidiaries and that the Borrower does not warrant that such projections and estimates will ultimately prove to have been accurate.
Section 5.16.    Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.17.    Intellectual Property; Licenses, Etc.
(a)    The Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, Licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b)    To the knowledge of the Borrower and each of its Subsidiaries, on and as of the date hereof, there is no material violation by any Person of any right of the Borrower or any of its Subsidiaries with respect to any IP Rights included in the Collateral, pledged by it under the name of the applicable Loan Party.
Section 5.18.    [Reserved.]
Section 5.19.    Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.20.    Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.
Section 5.21.    Collateral Documents. Subject to, and upon the entry of, the Orders, the Orders and the provisions of the Collateral Documents are or will be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien with the priorities set forth in Section 2.14 on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.
Section 5.22.    Sanctions and Anti-Corruption Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is a Person that is, or is owned or controlled by one or more Persons that are, (a) currently the subject or target of any Sanctions or (b) located, organized or resident in a Designated Jurisdiction. The Loan Parties and their Subsidiaries are in compliance in all material respects with applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption laws (“Anti-Corruption Laws”).
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
Section 6.01.    Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ending December 31, 2016), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for a qualification or exception in respect of the financial condition of the Borrower and its Subsidiaries);
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, five days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ending September 30, 2016), (A) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in stockholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (B) desktop appraisals with respect to the Collateral as of the last day of each fiscal quarter by an appraiser reasonably acceptable to the Required Lenders and the Administrative Agent;
(c)    as soon as available, but in any event within 30 days after the end of each month, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for such month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(d)    as soon as available, but in any event not later than 45 days after the end of each fiscal year of the Borrower, a financial forecast of the Borrower and its Subsidiaries on a consolidated basis prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Required Lenders, including consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs);
(e)    [reserved];
(f)    as soon as available, but in any event no later than 5:00 p.m. (New York City time) on [October 31, 2016] and the first Business Day of each week thereafter, a report of the unrestricted cash and Cash Equivalents of the Borrower and its consolidated Subsidiaries as of the close of the last Business Day of the preceding week;
(g)    as soon as available, but in any event no later than 5:00 p.m. (New York City time) on [November 4, 2016] and the last Business Day of the first week of each month thereafter, a Rolling Budget; and
(h)    as soon as available, but in any event no later than 5:00 p.m. (New York City time) on [November 4, 2016] and each Testing Date thereafter, a variance report setting forth (1) actual cash receipts and disbursements (excluding professional fees and expenses) made by the Borrower and its Subsidiaries for the applicable Testing Period ending on the last Business Day of the prior week, (2) variances, on a line-item basis, of the receipts and disbursements of the Borrower and the Subsidiaries for such Testing Period against the line-item receipts and disbursements (other than in respect of professional fees and expenses) set forth for such period in an appendix to the most recent Rolling Budget on a weekly basis and (3) an explanation, in reasonable detail, for any material variance, and a certification of a Responsible Officer of the Borrower of compliance with Section 7.11; and as used herein “Testing Period” means (i) in respect of the first Testing Date covered in the most recent Rolling Budget, the one-week period ending on the last Business Day of the week prior to the week of such Testing Date, (ii) in respect of the second Testing Date covered in the most recent Rolling Budget, the two-week period ending on the last Business Day of the week prior to the week of such Testing Date, (iii) in respect of the third Testing Date covered in the most recent Rolling Budget, the three-week period ending on the last Business Day of the week prior to the week of such Testing Date and (iv) in respect of any subsequent Testing Date covered in the most recent Rolling Budget, the four-week period ending on the last Business Day of the week prior to the week of such Testing Date.
As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
Section 6.02.    Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;
(b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(c)    promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board (or the audit committee of the Board) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;
(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(f)    as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;
(g)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(h)    not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all material notices, requests and other documents (including amendments, waivers and other modifications) received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, or any Lender through the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;
(i)    promptly after the assertion or occurrence thereof, notice of (x) any action or proceeding against any Loan Party or any of its Subsidiaries related to any Environmental Law or Environmental Permit or (y) noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit, in each case that could reasonably be expected to have a Material Adverse Effect;
(j)    (i) as soon as reasonably practicable in advance of filing with the Bankruptcy Court or delivering to any statutory committee appointed in the Cases or the U.S. Trustee, as the case may be, the Final Order and all other proposed orders and pleadings related to or affecting the Loans, the Prepetition Term Loans, the Prepetition Term Loan Credit Agreement Loan Documents and the Loan Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any Reorganization Plan and/or any disclosure statement related thereto and (ii) not later than the earlier of (A) three Business Days prior to being filed (and if impracticable, then as soon as possible and in no event later than one Business Day prior to being filed) on behalf of any of the Debtors with the Bankruptcy Court or (B) at the same time as such documents are provided by any of the Debtors to any statutory committee appointed in the Cases, the Creditors’ Committee, the Ad Hoc Note Holder Committee or the U.S. Trustee, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or any request for relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure; and
(k)    promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Debt Domain, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
Section 6.03.    Notices. Promptly notify the Administrative Agent and each Lender:
(a)    of the occurrence of any Default;
(b)    of (i) the breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary; or (iv) any other matter; in each case, that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    of the commencement of, or any material development in, any investigation, litigation or proceeding affecting the Borrower or any Subsidiary pursuant to any applicable Environmental Laws which could, either individually or in the aggregate, reasonably be expected to result in a material Environmental Liability;
(d)    of the occurrence of any ERISA Event; and
(e)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.
Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Section 6.04.    Payment of Obligations. In the case of any Debtor, in accordance with the Bankruptcy Code and subject to obtaining any required approval by the Bankruptcy Court, pay and discharge as the same shall become due and payable, in each case as permitted by the applicable Rolling Budget, all its material obligations and liabilities (in the case of any Debtor, solely to the extent arising post-petition), including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
Section 6.05.    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect the Borrower’s and the Loan Parties’ legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
Section 6.06.    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and any equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
Section 6.07.    Maintenance of Insurance. (a) Maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A+, unless otherwise approved by the Administrative Agent, at the direction of the Required Lenders, in their discretion) satisfactory to the Administrative Agent, at the direction of the Required Lenders. All proceeds under each policy covering Collateral shall be payable to the Administrative Agent as a lender loss payee. From time to time upon request, the Borrower shall deliver to the Administrative Agent the originals or certified copies of its insurance policies. Unless the Administrative Agent, at the direction of the Required Lenders, shall agree otherwise, each policy shall include satisfactory endorsements that (i) provide for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance (ii) with respect to insurance covering Collateral, name the Administrative Agent as loss payee, and (iii) specify that the interest of the Administrative Agent shall not be impaired or invalidated by any act or negligence of any Loan Party or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If the Borrower fails to provide and pay for any insurance, the Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge the Borrower therefor. The Borrower agrees to deliver to the Administrative Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, the Loan Parties may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Administrative Agent. If an Event of Default exists, only the Administrative Agent shall be authorized to settle, adjust and compromise such claims; and (b) in addition to the insurance required under clause (a) with respect to Collateral, maintain insurance with insurers (with a Best’s Financial Strength Rating of at least A+, unless otherwise approved by the Administrative Agent in its discretion) satisfactory to the Administrative Agent, at the direction of the Required Lenders, with respect to the properties and business of the Loan Parties, of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are at the time of placing such insurance customary for companies similarly situated and which are available at commercially reasonable rates.
Section 6.08.    Compliance with Laws. Except as otherwise excused by the Bankruptcy Court, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
Section 6.09.    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
Section 6.10.    Inspection Rights. (a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
(b)    Subject to the reimbursement limitations contained in the next sentence, at any time upon the Administrative Agent’s or the Required Lenders’ request, the Loan Parties will allow the Administrative Agent (or its designee) to conduct field examinations to ensure the adequacy of Collateral and related reporting and control systems, and prepared on a basis reasonably satisfactory to the Administrative Agent, at the direction of the Required Lenders, such field examinations to include information required by applicable law and regulations. The Borrower shall reimburse the Administrative Agent for all reasonable and documented charges, costs and expenses (including a reasonable per diem field examination charge and out of pocket expenses) related thereto with respect to no more than one such field examination during each calendar year; provided that if an Event of Default has occurred and is continuing, (x) the Borrower shall reimburse the Administrative Agent for all reasonable charges, costs and expenses (including a per diem field examination charge and out of pocket expenses) related to a second such field examination during such calendar year; and (y) there shall be no limitation on the number or frequency of field examinations that shall be at the sole expense of the Borrower.
Section 6.11.    Use of Proceeds. Subject to the terms of the Orders, use the proceeds of the Loans only for the following purposes, in each case in accordance with the Rolling Budget and any variances to the Rolling Budget permitted herein: (a) to fund working capital needs, capital improvements and expenditures of the Debtors in the Cases; (b) to pay fees and expenses related to the Cases, including professional fees and expenses; and (c) to pay Adequate Protection Payments and reimburse drawings under Letters of Credit (as defined in the ABL Credit Agreement).
Section 6.12.    Covenant to Guarantee Obligations and Give Security. (a) The formation or acquisition of any new direct or indirect Subsidiary after the Closing Date shall occur only with the consent of the Required Lenders. With respect to any Person that becomes a direct or indirect Subsidiary after the Closing Date (other than a CFC, a Subsidiary that is held directly or indirectly by a CFC or as otherwise agreed by the Required Lenders), the Borrower shall, at the Borrower’s expense:
(i)    within 15 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent, at the direction of the Required Lenders, in their sole discretion), cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, at the direction of the Required Lenders, guaranteeing the other Loan Parties’ obligations under the Loan Documents,
(ii)    within 30 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent, at the direction of the Required Lenders, in their sole discretion), furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent, at the direction of the Required Lenders,
(iii)    within 15 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent, at the direction of the Required Lenders, in their sole discretion), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, at the direction of the Required Lenders (including delivery of all Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(vii)(A)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such personal properties, as required by the Security Agreement,
(iv)    within 15 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent, at the direction of the Required Lenders, in their sole discretion), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent, at the direction of the Required Lenders, to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, as required by the Security Agreement,
(v)    [Reserved],
(vi)    upon the request of the Administrative Agent, at the direction of the Required Lenders, in the exercise of its business judgment, within 90 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent, at the direction of the Required Lenders, in their sole discretion), deliver to the Administrative Agent with respect to all Material Real Property owned, leased or held by the entity that is the subject of such formation or acquisition, evidence that the Real Estate Collateral Requirement has been satisfied with respect to such Material Real Property; provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any item of diligence such as title information, environmental or engineering reports or surveys, with respect to such Material Real Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.
(b)    Upon the acquisition of any property by any Loan Party, if such property, in the judgment of the Lenders, shall not already be subject to a perfected security interest with the priorities set forth in Section 2.14 in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:
(i)    within 30 days after such acquisition (or such longer period as may be agreed by the Administrative Agent, at the direction of the Required Lenders, in their sole discretion), furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,
(ii)    within 15 days after such acquisition (or such longer period as may be agreed by the Administrative Agent, at the direction of the Required Lenders, in their sole discretion), (A) cause the applicable Loan Party to duly execute and deliver to the Administrative Agent Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, at the direction of the Required Lenders, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such personal properties and (B) cause the applicable Loan Party to take whatever action (including the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Required Lenders to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,
(iii)    [Reserved],
(iv)    within 30 days after any acquisition of any Material Real Property, notify the Administrative Agent and the Lenders of such acquisition and, upon the request of the Administrative Agent, in the exercise of its business judgment, within 60 days after any such acquisition (or such longer period as may be agreed by the Administrative Agent, at the direction of the Required Lenders, in their sole discretion), satisfy the Real Estate Collateral Requirement; provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any item of diligence such as title information, environmental or engineering reports or surveys, in satisfaction of such requirement with respect to such Material Real Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.
(c)    At any time upon request of the Administrative Agent, at the direction of the Required Lenders, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent, at the direction of the Required Lenders, may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, IP Security Agreement Supplements (each intellectual property security agreement and intellectual property security agreement supplement currently in effect and hereafter delivered pursuant to this Section 6.12, in each case in form and substance reasonably satisfactory to the Required Lenders and as amended, the “Intellectual Property Security Agreement”) and other security and pledge agreements.
(d)    No later than 60 days after the Closing Date (or such longer periods as agreed by the Administrative Agent, at the direction of the Required Lenders (which, for the avoidance of doubt, may be provided via email), in their sole discretion), enter into the Control Agreements (as defined in the Security Agreement and in form and substance reasonably satisfactory to the Required Lenders and the Administrative Agent) required pursuant to Section 4.07 of the Security Agreement.
Section 6.13.    Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials (i) from any of its properties and (ii) released, discharged or disposed of by any Loan Party or its Subsidiaries at any other property, facility or location, in each case in accordance with the requirements of all Environmental Laws in all material respects; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
Section 6.14.    Preparation of Environmental Reports. At the request of the Required Lenders during the existence of any Default, provide to the Lenders within 60 days (or such longer period as the Administrative Agent, at the direction of the Required Lenders, may agree in their sole discretion) after such request, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties. Without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may, at the direction of the Required Lenders, retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Loan Party or Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.
Section 6.15.    Further Assurances. Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents or the Orders, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents or the Orders, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder or under the Orders and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or the Orders or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
Section 6.16.    Compliance with Terms of Leaseholds. In the case of any Debtor, in accordance with the Bankruptcy Code and subject to obtaining any required approval by the Bankruptcy Court, make all payments (to the extent permitted by the applicable Rolling Budget) and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
Section 6.17.    Material Contracts. In the case of any Debtor, in accordance with the Bankruptcy Code and subject to obtaining any required approval by the Bankruptcy Court, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent, at the direction of the Required Lenders, and, upon request of the Administrative Agent, at the direction of the Required Lenders, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 6.18.    Appraisals. At any time upon the Required Lenders’ request, promptly provide the Administrative Agent with appraisals thereof of the Loan Parties’ Collateral from an appraiser selected and engaged by the Administrative Agent, at the direction of the Required Lenders, and prepared on a basis reasonably satisfactory to the Administrative Agent, at the direction of the Required Lenders, such appraisals to include information required by applicable law and regulations. The Borrower shall reimburse the Administrative Agent for all reasonable and documented charges, costs and expenses related thereto with respect to one appraisal during each calendar year; provided, however, that when an Event of Default exists there shall be no limitation on the number or frequency of appraisals that shall be at the sole expense of the Borrower.
Section 6.19.    Administration of Deposit Accounts. Schedule 6.19 sets forth all deposit accounts maintained by the Loan Parties. The applicable Loan Party shall be the sole account holder of each deposit account and shall not allow any other Person (other than the Administrative Agent, the Prepetition Term Loan Administrative Agent and, except with respect to the Term Loan Proceeds Collateral Account, the ABL Agent) to have control over a deposit account or any property deposited therein. The proceeds of all Loans shall be deposited in the Term Loan Proceeds Collateral Account and, thereafter until such proceeds are used by the Borrower, shall be held solely in the Term Loan Proceeds Collateral Account. Funds in the Term Loan Proceeds Collateral Account may be transferred to other deposit accounts of the Loan Parties if and to the extent such funds are to be disbursed to third parties and, in such case, such transfer shall occur substantially concurrently with or reasonably in advance of such disbursement. The Borrower shall promptly notify the Administrative Agent of any opening or closing of a deposit account by any Loan Party and, with the consent of Administrative Agent, will amend Schedule 6.19 to reflect the same.
Section 6.20.    Certain Case Milestones.
(a)    No later than 45 calendar days after the Petition Date (or such later date as the Required Lenders may agree in their sole discretion), obtain the entry of the Final Order;
(b)    as promptly as possible, but in no event later than 75 calendar days after the Petition Date (or such later date as the Required Lenders may agree in their sole discretion) (the “Disclosure Statement/Plan Deadline”), (i) the Acceptable Disclosure Statement shall have been approved by the Bankruptcy Court, and the Bankruptcy Court’s approval of the Acceptable Disclosure Statement shall not have been amended, modified or supplemented (or any portions thereof reversed, stayed or vacated) other than as agreed in writing by the Required Lenders in their sole discretion and (ii) the Acceptable Plan of Reorganization shall have been confirmed by an order of the Bankruptcy Court, which order shall be in form and substance acceptable to the Required Lenders in their sole discretion and shall not have been amended, modified or supplemented (or any portions thereof reversed, stayed or vacated) other than as agreed in writing by the Required Lenders in their sole discretion.
(c)    no later than 90 calendar days after the Petition Date (or such later date as the Required Lenders may agree in their sole discretion) cause the Consummation Date to occur.
Section 6.21.    Certain Orders. (i) Cause all proposed (A) “first day” orders, (B) “second day” orders, (C) orders related to or affecting the Loans, the Prepetition Term Loans, the Prepetition Term Loan Credit Agreement Loan Documents and the Loan Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any Reorganization Plan and/or any disclosure statement related thereto, (D) orders concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or seeking relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure, and (E) orders establishing procedures for administration of the Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the Debtors to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Required Lenders in all respects[, it being understood and agreed that the forms of orders approved by the Required Lenders prior to the Petition Date are in accordance with and permitted by the terms of this Agreement and are reasonably acceptable in all respects] and (ii) once entered by the Bankruptcy Court, comply with any order listed in clause (i) of this Section 6.21 in all material respects.
Section 6.22.    Cash Management System. Obtain entry of the Cash Management Order and use a cash management system that is the same as or substantially similar to the cash management system in effect immediately prior to the Petition Date (the “Prepetition Cash Management System”). Any material changes made to the Prepetition Cash Management System must be acceptable to the Required Lenders in their reasonable discretion.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
Section 7.01.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:
(a)    Liens pursuant to any Loan Document or the Orders;
(b)    Liens in favor of the Prepetition Term Loan Administrative Agent to secure Indebtedness under the Prepetition Term Loan Credit Agreement;
(c)    Liens for (i) pre-petition Taxes not yet due as of the Petition Date or which are being contested in good faith and by appropriate proceedings diligently conducted or (ii) post-petition Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, in each case, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which do not secure Indebtedness for borrowed money and which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; provided that the sum of the aggregate amount of obligations secured thereby and the aggregate amount of such deposits and Liens shall not exceed $4,000,000 outstanding at any time;
(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(i)    Liens securing Indebtedness permitted under Section 7.02(f), including such Liens outstanding on the date hereof; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j)    Leases with respect to the assets or properties of any of the Borrower or any Subsidiary, in each case entered into in the ordinary course of such Person’s business so long as such leases are subordinate in all respects to the Liens granted and evidenced by the Collateral Documents or the Orders and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
(k)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business in accordance with the past practices of such Person;
(l)    Liens of the ABL Agent to secure the Indebtedness under the ABL Credit Agreement permitted by Section 7.02(d) hereof; provided, that, such Liens are secured solely by ABL Facility Priority Collateral and the ABL Postpetition Collateral and subject to the Prepetition Intercreditor Agreement;
(m)    Liens in favor of Bank of America, N.A. on the Credit Card Cash Collateral to secure obligations of any Loan Party under the P-Card Agreements;
(n)    Liens on Real Property that are disclosed in any policy of title insurance delivered pursuant to the Prepetition Term Loan Credit Agreement or under the Real Estate Collateral Requirement;
(o)    Liens in favor of the ABL Agent to secure Indebtedness permitted by Section 7.02(l) hereof; provided that (i) such Liens are secured solely by ABL Facility Priority Collateral, (ii) such Liens are subject to the Prepetition Intercreditor Agreement and (iii) such Indebtedness arises under a Secured Cash Management Agreement (as defined in the ABL Credit Agreement as in effect on February 17, 2016) and is otherwise permitted under the ABL Credit Agreement.
Section 7.02.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    [Reserved];
(b)    Indebtedness among the Borrower and its wholly owned Subsidiaries, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, be evidenced by the Intercompany Note, (ii) in the case of Indebtedness owed by any Loan Party to a Subsidiary that is not Loan Party, be unsecured, evidenced by the Intercompany Note and subordinated in right of payment to the Obligations, and (iii) be otherwise permitted under the provisions of Section 7.03;
(c)    Indebtedness under the Loan Documents;
(d)    Indebtedness outstanding on the date hereof that is listed on Schedule 7.02 and Indebtedness outstanding on the date hereof under the Prepetition Term Loan Credit Agreement, the 2019 Senior Notes, the 2022 Senior Notes and the ABL Credit Agreement;
(e)    Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;
(f)    Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding (including any such Indebtedness outstanding on the date hereof) shall not exceed $85,000,000; provided, further, that the Borrower shall not, nor shall it permit any Subsidiary to, (x) amend, modify or otherwise change any agreement or other document governing such Indebtedness existing as of the date hereof in order to (i) add any liquidity, financial maintenance or other similar covenant or (ii) make any such covenant existing as of the date hereof more restrictive as to the Borrower or any Subsidiary or (y) on or after the date hereof, enter into any agreement or other document governing any such Indebtedness that includes, whether on the date of inception or at a later date, any liquidity, financial maintenance or other similar covenant;
(g)    [Reserved];
(h)    Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by the Borrower or a Subsidiary in the ordinary course of its business and consistent with the applicable Rolling Budget, giving effect to Section 7.11;
(i)    Indebtedness in respect of (i) self-insurance obligations or completion, bid, performance, appeal or surety bonds issued for the account of the Borrower or any wholly-owned Subsidiary in the ordinary course of business and consistent with the applicable Rolling Budget, giving effect to Section 7.11, including guarantees or obligations of the Borrower or any wholly-owned Subsidiary with respect to letters of credit supporting such self-insurance, completion, bid, performance, appeal or surety obligations (in each case other than for an obligation for money borrowed) or (ii) obligations represented by letters of credit for the account of the Borrower or any wholly-owned Subsidiary, as the case may be, in order to provide security for workers’ compensation claims;
(j)    [Reserved];
(k)    [Reserved];
(l)    Indebtedness arising under any Cash Management Agreement (as defined in the ABL Credit Agreement as in effect on February 17, 2016) entered into by any Loan Party so long as (i) such Cash Management Agreement is entered into by such Loan Party in the ordinary course of business and is consistent with the applicable Rolling Budget, giving effect to Section 7.11 and (ii) such Indebtedness is in an aggregate principal amount at any one time outstanding not to exceed $3,500,000;
Section 7.03.    Investments. Make or hold any Investments, except:
(a)    Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;
(b)    [Reserved];
(c)    (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof and identified on Schedule 7.03, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties and (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties;
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and consistent with the applicable Rolling Budget, giving effect to Section 7.11, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)    Guarantees permitted by Section 7.02; and
(f)    Investments existing on the date hereof (including those referred to in Section 7.03(c)(i)) and identified on Schedule 7.03.
Section 7.04.    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    (i) the Borrower may merge with one or more of its Subsidiaries, provided that the Borrower shall be the continuing or surviving Person, and (ii) any of its Subsidiaries may merge with any of its other Subsidiaries provided that if any of such Subsidiaries is a Guarantor, a Guarantor shall be the surviving Person;
(b)    any Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Guarantor; and
(c)    any Subsidiary that is not a Guarantor may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to the Borrower or another Subsidiary.
Section 7.05.    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)    Dispositions of inventory in the ordinary course of business and consistent with the applicable Rolling Budget, giving effect to Section 7.11;
(c)    Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such Disposition are (x) paid solely in cash, (y) reinvested in replacement equipment within 30 days of receipt and during such period the proceeds of such Disposition are deposited in the Term Loan Proceeds Collateral Account and (z) if the equipment subject to such Disposition was Collateral, such replacement equipment is or becomes Collateral subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties substantially contemporaneously with the consummation of such replacement;
(d)    Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;
(e)    Dispositions permitted by Section 7.04;
(f)    [Reserved]; and
(g)    non-exclusive licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Borrower or any wholly-owned Subsidiary in the ordinary course of business consistent with past practices and consistent with the applicable Rolling Budget, giving effect to Section 7.11;
provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(e) (other than Dispositions to a Loan Party) shall be for fair market value.
Section 7.06.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person (to the extent the proceeds of such Restricted Payments are being passed through by such other Person substantially concurrently with the receipt thereof to a Guarantor or the Borrower) that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made.
Section 7.07.     Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
Section 7.08.    Transactions with Affiliates. Enter into or permit to exist any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties or the transactions contemplated by the Restructuring Support Agreement.
Section 7.09.    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or the ABL Agreement as in effect on the date hereof) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Obligations or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on its property to secure the Obligations; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness existing as of the date hereof and permitted under Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations.
Section 7.10.    Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
Section 7.11.    Budget Variance. As of any Testing Date, for the Testing Period ending on such Testing Date, the Borrower shall not permit (a) the aggregate receipts of the Borrower and its Subsidiaries for such Testing Period to be less than, in the aggregate, (i) 75% of the aggregate receipts line item for the Borrower and its Subsidiaries for the first such Testing Period covered in the appendix to the applicable Rolling Budget, (ii) 75% of the aggregate receipts line item for the Borrower and its Subsidiaries for the second such Testing Period covered in the appendix to the applicable Rolling Budget, (iii) 80% of the aggregate receipts line item for the Borrower and its Subsidiaries for the Testing Period after the second Testing Period covered in the appendix to the applicable Rolling Budget and each Testing Period thereafter beginning on or prior to the 100 Day Anniversary and (iv) 85% of the aggregate receipts line item for the Borrower and its Subsidiaries for each Testing Period beginning after the 100 Day Anniversary, and (b) the aggregate operating disbursements (excluding professional fees and expenses) made by the Borrower and its Subsidiaries for such Testing Period to be greater than (i) 125% of the aggregate operating disbursements line item for the first such Testing Period covered in the appendix to the applicable Rolling Budget, (ii) 125% of the aggregate operating disbursements line item for the second such Testing Period covered in the appendix to the applicable Rolling Budget, (iii) 120% of the aggregate operating disbursements line item for the Testing Period after the second Testing Period covered in the appendix to the applicable Rolling Budget and each Testing Period thereafter beginning on or prior to the 100 Day Anniversary and (iv) 115% of the aggregate operating disbursements line item for each Testing Period beginning after the 100 Day Anniversary, in each case set forth in the most recent Rolling Budget covering such Testing Period.
Section 7.12.    Capital Expenditures and Capitalized Lease Payments. Make or become legally obligated to make (without duplication) any Capital Expenditure or make or become legally obligated to make any payment in respect of a Capitalized Lease, except for Capital Expenditures and Capitalized Lease payments that are made in the ordinary course of business consistent with the applicable Rolling Budget, giving effect to Section 7.11; provided that, in each case, as of the date of any such Capital Expenditure or Capitalized Lease payment (and giving pro forma effect to such Capital Expenditure or Capitalized Lease payment and any concurrent incurrence of Indebtedness) no Default exists and such Capital Expenditure or Capitalized Lease payment could not reasonably be expected to cause a Default.
Section 7.13.    Amendments of Organization Documents. Amend any of its Organization Documents in a manner which could materially and adversely affect the interests of the Administrative Agent or the Lenders.
Section 7.14.    Accounting Changes. Make any change in (a) its accounting policies or reporting practices, except as required by GAAP, or (b) its fiscal year.
Section 7.15.    Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any post-petition Indebtedness or any Indebtedness existing on the Petition Date, except (i) the prepayment of the Loans in accordance with the terms of this Agreement and (ii) in the case of such Indebtedness in existence on the Petition Date, (A) as expressly provided for in the “first day” orders entered by the Bankruptcy Court that are reasonably acceptable to the Required Lenders, (B) payments that are made substantially simultaneous with or following the termination of the Commitments and the repayment of the Obligations in cash in full and are provided for in the Acceptable Plan of Reorganization and (C) Adequate Protection Payments.
Section 7.16.    Amendment, Etc. of Indebtedness. Amend, modify or change in any manner any term or condition of the ABL Credit Agreement, the Senior Notes, the Senior Notes Documents or any Indebtedness set forth on Schedule 7.02, except for with respect to the Senior Notes and the Senior Notes Documents, any amendments or modifications made to (i) cure any ambiguity, defect or inconsistency, (ii) evidence or provide for the acceptance of appointment by a successor trustee or effect any similar immaterial administrative modifications or (iii) supplemental indentures to the Senior Notes Documents made solely to add guarantors.
Section 7.17.    Sanctions. Directly or indirectly, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available such Loan or the proceeds of any Loan to any Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory that, at the time of such funding, is a Designated Jurisdiction, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions or Anti-Corruption Laws.
Section 7.18.    Additional Bankruptcy Matters. Without the Required Lenders’ prior written consent, do any of the following:
(a)    assert or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against the Administrative Agent or the Lenders;
(b)    subject to the terms of the Orders and Section 8.01, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default (provided that any Loan Party may contest or dispute whether an Event of Default has occurred); or
(c)    except (i) as expressly provided or permitted hereunder (including to the extent pursuant to any “first day” or “second day” orders complying with the terms of this Agreement), (ii) with the prior consent of the Required Lenders in their sole discretion or (iii) as provided pursuant to any other order of the Bankruptcy Court reasonably acceptable to the Required Lenders, make any payment or distribution to any non-Debtor Affiliate or insider of the Borrower outside of the ordinary course of business or any Prepetition Payment.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
Section 8.01.    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or (ii) pay within three days after the same becomes due, any interest on any Loan, or any fee due hereunder or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.14, 6.01, 6.02(a), 6.02(b), 6.03(a), 6.03(b), 6.05, 6.07, 6.10, 6.11, 6.12, 6.14, 6.19, 6.20, 6.21 or 6.22 or Article VII or (ii) the Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.02 (other than Section 6.02(a) and 6.02(b)) or Section 6.03 (other than Section 6.03(a) and 6.03(b)) and such failure continues for five days; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $3,000,000 or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case with respect to clause (B) only, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $3,000,000; provided, that this clause (e) shall not apply to any Indebtedness of any Debtor that was incurred prior to the Petition Date (or, if later, the date on which such Person became a Debtor); or
(f)    Insolvency Proceedings, Etc. Any Subsidiary (other than a Debtor) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; unless (x) prior to any of the foregoing described in clause (f), such Subsidiary becomes a Loan Party, (y) within five (5) Business Days of such action, such Subsidiary’s insolvency proceeding becomes jointly administered with that of the Borrower and (iii) each of the Interim Order (within five (5) Business Days of the commencement of such proceeding or such other circumstance) and Final Order (within forty-five (45) days of the commencement of such proceeding or such other circumstance) are made applicable to such Subsidiary; or
(g)    Inability to Pay Debts; Attachment. (i) Any Subsidiary (other than a Debtor) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Loan Party and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. There is entered against any Loan Party or any Subsidiary thereof (which, in the case of the Debtors only, arose post-petition) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $3,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on the assets of a Loan Party or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure to pay has resulted or could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on the assets of a Loan Party; or
(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)    Minimum Liquidity. As of any date on or after the Closing Date (after giving effect to the Initial Advance), the unrestricted cash balances and Cash Equivalents of the Borrower and its consolidated Subsidiaries shall be less than (i) unless clause (ii) applies, $25,000,000 or (ii) if the Final Order has not been entered by the Bankruptcy Court on or prior to November 18, 2016, from November 18, 2016 until the earlier of (x) the date the Second Advance is made, after giving effect to such Borrowing, and (y) the date on which all funds in the Escrow Account (as defined in the Prepetition Term Loan Credit Agreement) are released to the Term Loan Proceeds Collateral Account, after giving effect to the receipt of such funds, $20,000,000.
(l)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 or the Orders shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien on the Collateral (with the priorities set forth in Section 2.14) having an aggregate fair market value in excess of $5,000,000 that is purported to be covered thereby unless such occurrence results solely from action of the Administrative Agent or any Lender and involves no Default by the Borrower or any Guarantor hereunder or under any Collateral Document; or
(m)    Cases.
(i)    Any of the Cases shall be dismissed or converted into a case under Chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal of any of the Cases under section 1112 of the Bankruptcy Code or otherwise; or
(ii)    A trustee, responsible officer or an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) is appointed or elected in the any of the Cases, any Loan Party applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment; or
(iii)    An application shall be filed by any Debtor for the approval of any Other Superpriority Claim, or an order of the Bankruptcy Court shall be entered granting any Other Superpriority Claim (other than with respect to (A) the Carve-Out in any of the Cases or (B) any application or order that provides for immediate indefeasible payment in full in cash of the Obligations) that is pari passu with or senior to (x) the claims of the Administrative Agent or the Lenders against any Loan Party under any Loan Document, (y) the claims of the Prepetition Term Loan Administrative Agent or the Prepetition Term Loan Lenders against any Loan Party under the Prepetition Term Loan Credit Agreement or any other Prepetition Term Loan Credit Agreement Loan Documents or (z) the claims of the ABL Agent or the ABL Lenders against any Loan Party under the ABL Credit Agreement or any other ABL Credit Agreement Loan Document, or there shall arise or otherwise be granted any such pari passu or senior Other Superpriority Claim, in each case other than the Superpriority Claims, any Other Superpriority Claims of the Prepetition Term Loan Administrative Agent, the ABL Agent, the ABL Lenders or the Prepetition Term Loan Lenders or with respect to the Carve-Out; or
(iv)    The Loan Parties shall create or incur, or the Bankruptcy Court enters an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents or the adequate protection Liens granted under the Interim Order, other than the Liens permitted to have such priority under the Loan Documents and the Orders; or
(v)    The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay application under section 362 of the Bankruptcy Code (or equivalent) so as to (A) permit a third party to proceed on any assets of any of the Debtors which have a value in excess of $500,000 in the aggregate or (B) permit other actions that would result in a Material Adverse Effect; or
(vi)    (A) An order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of seven (7) days or more, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order, or a Loan Party shall apply for the authority to do so; (B) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Loan Parties and the Loan Parties shall have not obtained use of Cash Collateral pursuant to an order consented to by, and in form and substance reasonably acceptable to, the Required Lenders; (C) the Interim Order (prior to the entry of the Final Order) or the Final Order (at all times thereafter) shall cease to create a valid and perfected Lien on the Collateral with the priority described in this Agreement and the Orders or grant the Superpriority Claims in respect of the Loan or to be in full force and effect; (D) the entry of an order in any of the Cases (other than the Orders) granting adequate protection to any other Person; (E) an order shall have been entered by the Bankruptcy Court modifying the adequate protection obligations granted in any Order, (F) an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Administrative Agent or any of the Lenders of any amounts received in respect of the Obligations, (G) any Loan Party shall file a motion or other request with the Bankruptcy Court seeking any financing under section 364(d) of the Bankruptcy Code secured by any of the Collateral that does not provide for termination of the Commitments and indefeasible payment in full in cash of the Obligations or (H) a final non-appealable order in the Cases shall be entered charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Lenders, or the commencement of any other actions by the Loan Parties that challenges the rights and remedies of the Administrative Agent or the Lenders in any of the Cases or that is inconsistent with the Loan Documents; or
(vii)    Except as permitted by the Orders or by Section 7.18(c) hereof, any Debtor shall make any Prepetition Payment other than Prepetition Payments authorized by the Bankruptcy Court in accordance with the orders of the Bankruptcy Court reasonably acceptable to the Required Lenders; or
(viii)    A Reorganization Plan that is not the Acceptable Plan of Reorganization shall be (A) confirmed by the Bankruptcy Court or (B) confirmed or filed by any Loan Party in any of the Cases, or any order shall be entered which dismisses any of the Cases and which order does not provide for termination of the Commitments and indefeasible payment in full in cash of the Obligations and continuation of the Liens with respect thereto until the effectiveness thereof (other than contingent indemnification obligations not yet due and payable) or any of the Debtors shall seek confirmation or support any other entity seeking confirmation of any such plan or entry of any such order; or
(ix)    Any of the Loan Parties shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Loan Party or by oral argument) any motion to, (A) disallow in whole or in part any of the Obligations, (B) disallow in whole or in part any of the Indebtedness owed by the Loan Parties under the Prepetition Term Loan Credit Agreement Loan Documents, (C) challenge the validity and enforceability of the Liens or security interests granted under any of the Loan Documents or in any Order in favor of the Administrative Agent or (D) challenge the validity and enforceability of the Liens or security interests granted under the Prepetition Term Loan Credit Agreement Loan Documents or in any Order in favor of the Prepetition Term Loan Administrative Agent or the Prepetition Term Loan Lenders; or
(x)    Termination, reduction or expiration of any exclusivity period for any Loan Party to file or solicit acceptances for a Reorganization Plan; or
(xi)    Termination of the Restructuring Support Agreement as to any party thereto in accordance with its terms; or
(xii)    Noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Order or the Final Order in any material respect or the occurrence of a Termination Event (as defined in the Orders); or
(xiii)    The Loan Parties shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against (A) the Prepetition Term Loan Administrative Agent or any of the Prepetition Term Loan Lenders regarding the obligations of any Loan Party under the Prepetition Term Loan Credit Agreement or Liens granted to the Prepetition Term Loan Administrative Agent or any of the Prepetition Term Loan Lenders under the Prepetition Term Loan Credit Agreement Loan Documents or (B) the Administrative Agent or any of the Lenders regarding their respective rights and remedies under the Loan Documents in the Cases in a manner inconsistent with the Loan Documents; or
(xiv)    Any Loan Party shall file any motion seeking authority to consummate the sale of assets of any Loan Party that is Collateral (other than any such sale that is permitted under the Loan Documents or an Acceptable Plan of Reorganization) pursuant to section 363 of the Bankruptcy Code; or
(xv)    Any Loan Party or other Subsidiary shall take any action in support of any matter set forth in paragraphs (i)-(viii) and (xiii) above or in support of any filing by any Person of a Reorganization Plan that is not an Acceptable Plan of Reorganization and the relief requested is granted in an order that is not stayed pending appeal.
(n)    Change of Control. A Change of Control shall have occurred.
Section 8.02.    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable (an “acceleration”), which amount shall include the Exit Fee in effect on the date of such acceleration, as if such acceleration were an optional or mandatory prepayment on the principal amount of Loans accelerated, whereupon they shall be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c)    subject to the proviso below, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, the Orders or applicable Law or equity;
provided, however, that, notwithstanding the foregoing, with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Loan Parties under the preceding clause (c) under the Loan Documents, the Orders or applicable Law or equity, the Administrative Agent shall provide the Borrower with five (5) Business Days’ written notice prior to taking the action contemplated thereby (in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing).
Section 8.03.    Application of Funds. After the exercise of remedies provided for in Section 8.02, any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Administrative Agent and the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to payment of all other Obligations ratably among the Secured Parties; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX
ADMINISTRATIVE AGENT
Section 9.01.    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints, designates and authorizes U.S. Bank National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 9.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender (to the extent it is or becomes a Lender) as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
Section 9.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.
Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable Advance, specifying its objections.
The Administrative Agent shall not be liable for any action taken (x) in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instruction to exercise such discretion or grant such consent from any such Lender, as applicable) or (y) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02). The Administrative Agent shall not be liable for any error of judgment made in good faith unless it shall be proven that Administrative Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Loan Documents or related documents shall obligate the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. The Administrative Agent shall not be liable for any indirect, special or consequential damages (including but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Any permissive grant of power to Administrative Agent hereunder shall not be construed to be a duty to act. Administrative Agent shall have only the duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the collateral agent. Before acting hereunder, Administrative Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action.

The Administrative Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 9.06.    Resignation of Administrative Agent.
(a)    Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 9.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.08.    [Reserved].
Section 9.09.    Administrative Agent May File Proofs of Claim; Credit Bidding.
(a)    In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 10.01 of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 9.10.    Collateral and Guaranty Matters.
(a)    Each of the Lenders irrevocably authorizes the Administrative Agent, at its option and in its discretion,
(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;
(ii)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
(iii)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(c)    The Administrative Agent shall have no liability for losses arising from (i) any cause beyond its control, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. The Administrative Agent shall not be responsible for any special, exemplary, punitive or consequential damages.
(d)    The Administrative Agent shall not be responsible for the preparation or filing of any UCC financing statements or the correctness of any financing statements filed in connection with this Agreement or the validity or perfection of any lien or security interest created pursuant to this Agreement or the other Loan Documents.
(e)    The Administrative Agent shall not be liable for interest on any money received by it except as the Administrative Agent may agree in writing with the Borrower. The Administrative Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder. For the avoidance of doubt, all of the Administrative Agent’s rights, protections and immunities provided herein shall apply to the Administrative Agent for any actions taken or omitted to be taken under any Loan Documents and any other related agreements in any of its capacities. All protections provided herein shall apply to U.S. Bank National Association in its various capacities hereunder.
(f)    It is expressly agreed and acknowledged that the Administrative Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.
(g)    If, in performing its duties under this Agreement, the Administrative Agent is required to decide between alternative courses of action, the Administrative Agent may request written instructions from the Required Lenders as to the course of action desired by it. If the Administrative Agent does not receive such instructions within three Business Days after it has requested them, the Administrative Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Administrative Agent shall act in accordance with instructions received after such three-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions.
(h)    The Administrative Agent shall have no liability for any failure, inability or unwillingness on the part of any Lender or the Borrower to provide accurate and complete information on a timely basis to the Administrative Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Administrative Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.
ARTICLE X
MISCELLANEOUS
Section 10.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01 or Section 4.02 without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender without the written consent of such Lender;
(d)    subject to Section 10.06(b)(vii), reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(e)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)    change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(g)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or
(h)    amend or modify the Superpriority Claim status of the Lenders or the Administrative Agent under the Orders or under any Loan Document or release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to the other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything to the contrary herein the Administrative Agent may, at the direction of the Required Lenders, with the prior written consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
Section 10.02.    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, any other Loan Party or the Administrative Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging services, or through the Internet.
(d)    Change of Address, Etc. The Administrative Agent or any Loan Party may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause not less than one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices and Notice of Loan Prepayment) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03.    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.04.    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders and their Affiliates (including (x) the reasonable fees, charges and disbursements of counsel for each of the Administrative Agent and the Lenders and (y) the reasonable fees, charges and disbursements relating to financial diligence and third-party appraisers retained by or on behalf of the Administrative Agent and the Lenders), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by each of the Administrative Agent and any Lender (including (x) the fees, charges and disbursements of any counsel for each of the Administrative Agent and any Lender and (y) the reasonable fees, charges and disbursements relating to financial diligence and third-party appraisers retained by or on behalf of the Administrative Agent and the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Borrower. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel or financial advisors for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by the Loan Parties or any of their respective Subsidiaries, or any Environmental Liability related in any way to the Loan Parties or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arose out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower, any other Loan Party or any of their Affiliates and that is brought solely by an Indemnitee against another Indemnitee; provided that the Administrative Agent shall remain indemnified in such capacities.
(c)    Reimbursement by Lenders. To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such or against any Related Party of the Administrative Agent acting for the Administrative Agent (or any such sub-agent). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
(g)    Waiver. The Borrower acknowledges and agrees that if payment of the Obligations are accelerated or the Loans and other Obligations otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Exit Fee will also be due and payable as though the Loans were redeemed and shall constitute part of the Obligations, by mutual agreement of the parties. The Borrower agrees that the Exit Fee is reasonable under the circumstances currently existing. The Exit Fee shall also be payable in the event the Loans are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING EXIT FEE IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (a) the Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) the Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between holders and the Borrower giving specific consideration in this transaction for such agreement to pay the Exit Fee; and (d) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Exit Fee to Lenders as herein described is a material inducement to Lenders to make the Loans.
Section 10.05.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 10.06.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal not less than the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of unfunded Commitments unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender, a GS Approved Party or an Approved Fund or any Person disclosed to the Borrower by the Lender prior to the Closing Date; provided that the Borrower shall be deemed to have consented to any such assignment (for which its consent is required) unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that the Borrower shall have no consent rights over any assignment of Loans; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender, an Approved Fund with respect to a Lender or a GS Approved Party.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)    Assignments to Existing Noteholder Lenders. Notwithstanding anything in this Agreement to the contrary:
(A)    Existing Noteholder Lenders will not attend or participate in meetings attended solely by the Lenders and the Administrative Agent;
(B)    (A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Loan Document, each Existing Noteholder Lender will be deemed to have consented in the same proportion as the Lenders that are not Existing Noteholder Lenders consented to such matter, unless such matter (x) adversely affects such Existing Noteholder Lender more than other Lenders in any material respect, (y) modifies or extends the Maturity Date, the commitment termination date or date fixed for final payment of principal, in each case applicable to such Existing Noteholder Lender to be a date that is later than the twelve (12) month anniversary of the Closing Date or (z) increases the commitment of or reduces the principal of Loans of such Existing Noteholder Lender or modifies the rate of interest on any Loan of such Existing Noteholder Lender and (B) each Existing Noteholder Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Existing Noteholder Lender’s attorney-in-fact, with full authority in the place and stead of such Existing Noteholder Lender and in the name of such Existing Noteholder Lender (solely in respect of Loans therein and not in respect of any other claim or status such Existing Noteholder Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this clause (B);
(C)    the Existing Noteholder Lenders will not be entitled to bring actions against the Administrative Agent, in its role as such, or receive advice of counsel or other advisors to the Administrative Agent or any other Lenders or challenge the attorney client privilege of their respective counsel; and
(D)    each Existing Noteholder Lender agrees to provide all information relating to itself and its Affiliates as the Borrower or the Administrative Agent may reasonably request in connection with the Borrower’s motion to the Bankruptcy Court seeking approval by the Bankruptcy Court of the Facility under the Bankruptcy Code.
(viii)    Assignment Triggering Events. Upon the occurrence of any Assignment Triggering Event, each applicable Existing Noteholder Lender and, solely with respect to an event described in clause (i) of the definition thereof, any other Existing Noteholder Lender specified by the Required Lenders shall, at the request of the Required Lenders in their sole discretion, assign its portion of the Loans at par and any unfunded Commitments to, at the election of the Required Lenders in their sole discretion, those Lenders who are Prepetition Term Loan Lenders (or any Affiliate thereof) and/or any other Eligible Assignee, subject to Section 10.06(b)(iii).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for U.S. Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participations.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than those in the proviso in Section 10.01(d)) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.07.    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) to any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower and its obligations, or (iii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lenders or (C) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lenders, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and, in such event, the Loan Parties or such Affiliate will, in each case to the extent permitted by law, prior to issuance thereof, provide such press release or other public disclosure (including any earnings reports) to the Lenders and incorporate any reasonable comments from the Lenders to such press release or other public disclosure (including any earnings reports).
The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.
Section 10.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or any other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender a agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.09.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 10.10.    Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate.
Section 10.11.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 10.12.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.13.    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 10.14.    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.
(b)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW
Section 10.15.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) any arranging and/or other activities or services regarding this Agreement (and the Loan Documents) provided by the Administrative Agent and any Affiliate thereof, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent (and as applicable, its Affiliates) and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates nor any Lender or its Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates and the Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates nor any Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates, or any Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
Section 10.17.    Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
Section 10.18.    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
Section 10.19.    [Reserved].
Section 10.20.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.21.    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. TO THE EXTENT THAT ANY PROVISION HEREIN IS INCONSISTENT WITH ANY TERM OF THE ORDERS, THE ORDERS SHALL CONTROL.
ARTICLE XI
GUARANTY
Section 11.01.    Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and not as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and including any amounts which would become due but for the operation of an automatic stay under any Debtor Relief Law, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, owing by the Borrower or any other Loan Party to the Administrative Agent and the Lenders (the “Beneficiaries”) arising under, pursuant to, or in connection with this Agreement or under any other Loan Document (including all renewals, extensions, amendments and other modifications thereof and, as provided in the Loan Documents, all costs, attorneys’ fees and expenses incurred by Administrative Agent or any Beneficiary in connection with the collection or enforcement thereof), and whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any proceeding under any Debtor Relief Laws with respect to any Borrower or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding and including all Obligations, liabilities and indebtedness arising from any extensions or credit under or in connection with any Loan Document from time to time, regardless of whether such interest and fees are allowed claims in such proceeding (collectively, the “Guaranteed Obligations”). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty other than the indefeasible payment in full of the Guaranteed Obligations, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. Unless otherwise agreed by the Administrative Agent (at the direction of the Required Lenders) and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Loan Party for the benefit of the Administrative Agent or any other Beneficiary or any term or provision thereof.
Section 11.02.    No Setoff or Deductions; Taxes; Payments. Each Guarantor represents and warrants that it is organized and resident in the United States of America. Each Guarantor shall make all payments hereunder without condition or deduction for any counterclaim, defense, recoupment, or setoff. Any and all payments by each Guarantor hereunder shall be made in accordance with the requirements of Section 3.01 and each Guarantor shall comply with the requirements of Section 3.01, in each case as if each reference to the Borrower therein were a reference to such Guarantor, and regardless of whether this Agreement remains in effect. The obligations of each Guarantor under this Section 11.02 shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
Section 11.03.    Rights of Administrative Agent and Lenders. Each Guarantor consents and agrees that the Administrative Agent and the other Beneficiaries may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, at the direction of the Required Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
Section 11.04.    Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Beneficiary) of the liability of the Borrower other than due to the indefeasible payment in full in cash of the Guaranteed Obligations; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other guarantor; (c) any right to require the Administrative Agent or any other Beneficiary to proceed against the Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Administrative Agent’s or any other Beneficiary’s power whatsoever; (d) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent or any other Beneficiary; and (e) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives, to the maximum extent permitted by applicable law, all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of the terms set forth in this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.
Section 11.05.    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are separate and distinct from the Guaranteed Obligations of the Borrower and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower, any other Guarantor, or any other person or entity is joined as a party.
Section 11.06.    Subrogation. (a) No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty (including with respect to all “claims” (as defined in section 101(5) of the Bankruptcy Code)) against Borrower or any other Guarantor arising in connection with, or any Collateral securing the Guaranteed Obligations (including rights of subrogation (whether contractual, under section 509 of the Bankruptcy Code or otherwise) contribution, and the like) until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of the Beneficiaries or the facility provided by the Beneficiaries with respect to the Guaranteed Obligations are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation (whether contractual, under section 509 of the Bankruptcy Code or otherwise), then such amounts shall be held in trust for the benefit of the Beneficiaries and shall forthwith be paid to the Administrative Agent for the benefit of the Beneficiaries to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
Section 11.01.    (b) The Guarantors hereby agree, as among themselves, that if any Guarantor or any other guarantor of the Guaranteed Obligations shall become an Excess Funding Guarantor (as defined below) (but subject to the succeeding provisions of this Section 11.06), to pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 11.06(b) shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess except as provided in Section 11.06(a) or in any similar provision of any other guaranty of the Guaranteed Obligations. For purposes hereof, (a) “Excess Funding Guarantor” shall mean, in respect of any obligations arising under the other provisions of this Guaranty and any similar provisions of any other guaranty of the Guaranteed Obligations (hereafter, the “Subject Obligations”), a Guarantor or any other guarantor of the Guaranteed Obligations that has paid an amount in excess of its Pro Rata Share of the Subject Obligations; (b) “Excess Payment” shall mean, in respect of any Subject Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Subject Obligations; and (c) “Pro Rata Share”, for purposes of this Section 11.06(b) shall mean, for any Guarantor or any other guarantor of the Guaranteed Obligations, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such guarantor under this Guaranty or the other applicable guaranty) to (y) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower, all of the Guarantors and all of the other guarantors of the Guaranteed Obligations exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower under this Agreement, the Guarantors hereunder and any other guarantors of the Guaranteed Obligations under the applicable guaranties) of the Borrower, all of the Guarantors and all of the other guarantors of the Guaranteed Obligations, all as of the Closing Date (if any Guarantor becomes a party hereto (or any other guarantor of the Guaranteed Obligations becomes a party to the applicable guaranty) subsequent to the Closing Date, then for purposes of this Section 11.06(b) such subsequent guarantor shall be deemed to have been a guarantor of the Guaranteed Obligations as of the Closing Date and the information pertaining to, and only pertaining to, such guarantor as of the date such guarantor became a guarantor of the Guaranteed Obligations shall be deemed true as of the Closing Date).
Section 11.07.    Termination; Reinstatement. (a) This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect; provided that the Guarantors shall be released from their respective guarantee obligations and other obligations under this Guaranty as follows: (a) with respect to all Guarantors, upon the termination of the Aggregate Commitments and indefeasible payment in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations), (b) with respect to any Guarantor that ceases to be a Subsidiary as a result of a transaction permitted under this Agreement, automatically upon such Guarantor so ceasing to be a Subsidiary, and (c) with respect to any other release of a Guarantor, upon approval, authorization or ratification in writing in accordance with Section 10.01.
Section 11.02.    (b) Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Loan Party is made, or the Administrative Agent or any other Beneficiary exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent (at the direction of the Required Lenders) or any other Beneficiary in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, to the extent of such payment, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent or any other Beneficiary is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The foregoing obligations of each Guarantor under paragraph (b) of this Section shall survive termination of this Guaranty.
Section 11.08.    Subordination. All Subordinated Obligations (as defined below) of a Guarantor shall be subordinate and junior in right of payment and collection to the payment and collection in full of all Guaranteed Obligations as described below:
(a) As used herein, the term “Subordinated Obligations” for a Guarantor means: (i) all present and future indebtedness, liabilities, and obligations of any kind owed to such Guarantor by the Borrower or any other Loan Party liable for the payment or performance of the Guaranteed Obligations, including debt obligations, equity obligations, and other contractual obligations requiring payments of any kind to be made to such Guarantor and including any right of subrogation (including any statutory rights of subrogation under section 509 of the Bankruptcy Code, 11 U.S.C. § 509, or under Chapter 43 of the Texas Civil Practice and Remedies Code), contribution, indemnification, reimbursement, exoneration, or any right to participate in any claim or remedy of any Beneficiary against the Borrower or any other Loan Party liable for the payment or performance of the Guaranteed Obligations, or any collateral which the Administrative Agent now has or may acquire, and (ii) any increases, extensions, and rearrangements of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating the foregoing obligations.
(b)    Until all Guaranteed Obligations have been irrevocably paid in full in cash (and therefore the payment thereof is no longer subject to being set aside or returned under the law), no Guarantor shall take any action to enforce payment of the Subordinated Obligations of such Guarantor, but this standstill is not intended as a permanent waiver of the subrogation, contribution, indemnification, reimbursement, exoneration, participation, or other rights of such Guarantor.
(c)    Following notice from the Administrative Agent to the Borrower that an Event of Default exists, unless otherwise consented in writing by the Administrative Agent at the direction of the Required Lenders, no further payments shall be made on the Subordinated Obligations of any Guarantor, and all amounts due with respect to the Guaranteed Obligations shall be paid in full before any Guarantor shall be entitled to collect or receive any payment with respect to the Subordinated Obligations of such Guarantor.
(d)    Any lien, security interest, or assignment securing the repayment of the Subordinated Obligations of any Guarantor shall be fully subordinate to any lien, security interest, or assignment in favor of the Administrative Agent which secures the Guaranteed Obligations. At the request of the Administrative Agent (at the direction of the Required Lenders), each Guarantor will take any and all steps necessary to fully evidence the subordination granted hereunder, including amending or terminating financing statements and executing and recording subordinations of liens.
(e)    This is an absolute and irrevocable agreement of subordination and the Administrative Agent may, at the direction of the Required Lenders, without notice to any Guarantor, take any action described in this Agreement, this Guaranty or in any other Loan Document without impairing or releasing the obligations of any Guarantor hereunder.
(f)    No Guarantor shall assign or otherwise transfer to any other Person other than a Loan Party any interest in the Subordinated Obligations of such Guarantor without the prior written permission of the Lenders.
(g)    If any amount shall be paid to any Guarantor in violation of this Section 11.08, such amount shall be held in trust for the benefit of the Administrative Agent on behalf of the Beneficiaries and immediately turned over to the Administrative Agent, with any necessary endorsement, to be applied to the Guaranteed Obligations.
Section 11.09.    Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that neither the Administrative Agent nor any other Beneficiary has any duty, and such Guarantor is not relying on the Administrative Agent or any other Beneficiary at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Guarantor waiving any duty on the part of the Administrative Agent or any other Beneficiary to disclose such information and any defense relating to the failure to provide the same).
Section 11.10.    Covenant. Each Guarantor hereby agrees to take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or refrain from taking such action by such Guarantor or any of its Subsidiaries.
Section 11.11.    Additional Guarantors. Any Subsidiary of the Borrower that is required pursuant to this Agreement to enter into a guaranty on substantially similar terms as those set forth herein after the date hereof shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Subsidiary of a Security Agreement Supplement.
Section 11.12.    Several Enforcement. This Guaranty shall apply to each Guarantor and may be enforced against each Guarantor as if each Guarantor had executed a separate agreement. Except as expressly set forth in this Guaranty, no Guarantor shall have any contractual rights or obligations against any other Guarantor under this Guaranty, including any rights to have this Guaranty enforced ratably or any right to restrict the amendment or waiver hereof with respect to another Guarantor.

1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BASIC ENERGY SERVICES, INC.
By:
Name: T.M. “Roe” Patterson
Title: President and Chief Executive Officer

[Signature Page to Debtor-In-Possession Term Loan Credit Agreement]

GUARANTORS:
ACID SERVICES, LLC
ADMIRAL WELL SERVICE, INC.
BASIC ENERGY SERVICES GP, LLC
BASIC ESA, INC.
BASIC MARINE SERVICES, INC.
CHAPARRAL SERVICE, INC.
FIRST ENERGY SERVICES COMPANY
GLOBE WELL SERVICE, INC.
JETSTAR ENERGY SERVICES, INC.
JETSTAR HOLDINGS, INC.
JS ACQUISITION LLC
LEBUS OIL FIELD SERVICE CO.
MAVERICK COIL TUBING SERVICES, LLC
MAVERICK SOLUTIONS, LLC
MAVERICK STIMULATION COMPANY, LLC
MAVERICK THRU-TUBING SERVICES, LLC
MCM HOLDINGS, LLC
MSM LEASING, LLC
PERMIAN PLAZA, LLC
PLATINUM PRESSURE SERVICES, INC.
SCH DISPOSAL, L.L.C.
SLEDGE DRILLING CORP.
TAYLOR INDUSTRIES, LLC
THE MAVERICK COMPANIES, LLC
XTERRA FISHING & RENTAL TOOLS CO.

By:
Name:    Alan Krenek

Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Debtor-In-Possession Term Loan Credit Agreement]

BASIC ENERGY SERVICES, L.P.

By: Basic Energy Services GP, LLC, its sole general partner

By: Basic Energy Services, Inc., its sole member

By:
Name:    Alan Krenek

Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Debtor-In-Possession Term Loan Credit Agreement]

BASIC ENERGY SERVICES LP, LLC

By:
Name:    Jerry Tufly
Title:    Sole Manager and President

[Signature Page to Debtor-In-Possession Term Loan Credit Agreement]

WEST STREET ENERGY PARTNERS, L.P., as a Lender

By:	Broad Street Energy Advisors, L.L.C., its General Partner
By:
Name:
Title:
BALIUS CAYMAN L.P., as a Lender

By:	Broad Street Energy Advisors, L.L.C., its General Partner
By:
Name:
Title:

GOLDMAN, SACHS & CO., as Investment Advisor to certain Lenders

By:
Name:
Title:

[Signature Page to Debtor-In-Possession Term Loan Credit Agreement]

RIVERSTONE VI BASIC HOLDINGS, L.P., as Lender By: Riverstone Energy GP VI, LLC, its General Partner

By:
Name:
Title:

7

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

8

EXHIBIT C
Form of DIP Order

1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

------------------------------------------------------x
In re BASIC ENERGY SERVICES, INC., et al., Debtors.	: : : : : : : :	Chapter 11 Case No. 16-__________ (___) Joint Administration Requested
------------------------------------------------------x
INTERIM ORDER (I) AUTHORIZING DEBTORS
(A) TO OBTAIN POSTPETITION FINANCING PURSUANT TO
11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) AND
364(e) AND (B) TO USE CASH COLLATERAL PURSUANT TO 11 U.S.C. § 363,
(II) GRANTING ADEQUATE PROTECTION TO PREPETITION SECURED PARTIES PURSUANT TO 11 U.S.C. §§ 361, 362, 363, 364 AND 507(b), AND (III) SCHEDULING FINAL HEARING PURSUANT TO BANKRUPTCY RULES 4001(b) AND (c)
Upon the motion (the “Motion”), dated October 25, 2016, of Basic Energy Services, Inc. (“Basic” or the “Borrower”) and the direct and indirect subsidiaries of the Borrower that are debtors and debtors-in-possession in the above-captioned cases (collectively, the “Guarantors”; the Guarantors collectively with the Borrower, the “Debtors” or the “Loan Parties”), pursuant to sections 105, 361, 362, 363(b), 363(c)(2), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e) and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), and Rules 2002, 4001, 6004 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Bankruptcy Rules”), seeking, among other things:

(a)
authorization for the Borrower to obtain secured postpetition financing (the “DIP Financing”), and for the Guarantors to guaranty the Borrower’s obligations in connection with the DIP Financing, consisting of a superpriority secured multiple delayed-draw term loan facility (the “DIP Facility”) in an aggregate principal amount of $90 million, with U.S. Bank National Association, acting as administrative agent and collateral agent (in such capacities, the “DIP Agent”), and the DIP Lenders (as defined below), all on the terms and conditions set forth in this Interim Order and the DIP Documents (each as defined below), pursuant to which DIP Facility the Borrower is authorized, on an interim basis, to borrow from the DIP Lenders an aggregate principal amount on the Closing Date (as defined in the DIP Credit Agreement (as defined below)) not to exceed $30 million;

(b)
authorization for the Loan Parties to execute, deliver, and enter into the Superpriority Secured Debtor-in-Possession Credit Agreement to be dated on or around October [•], 2016, among the Borrower, the Guarantors party thereto, the lenders from time to time party thereto (collectively, the “DIP Lenders” and, together with the DIP Agent, the “DIP Secured Parties”), and the DIP Agent, substantially in the form attached to the Motion as Exhibit B (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the “DIP Credit Agreement” and, together with the schedules and exhibits attached thereto and all agreements, documents, instruments and/or amendments executed and delivered in connection therewith, including, without limitation, the Security Agreement, dated as of the Closing Date, among the Loan Parties and the DIP Agent (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the “DIP Security Agreement”), the “DIP Documents”) and the other DIP Documents and to perform all such other and further acts as may be required in connection with the DIP Documents;

(c)
the granting of adequate protection to the Prepetition ABL Agent and the Prepetition ABL Lenders (each as defined below) under or in connection with (i) that certain Amended and Restated Credit Agreement, dated as of November 26, 2014, by and among the Borrower, the subsidiary loan parties party thereto and the lenders from time to time party thereto (collectively, in such capacities, the “Prepetition ABL Lenders”) and Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer (in such capacities, the “Prepetition ABL Agent” and, together with the Prepetition ABL Lenders, the “Prepetition ABL Secured Parties”) (as amended, supplemented or otherwise modified prior to the date hereof, the “Prepetition ABL Credit Agreement”) and (ii) that certain Second Amended and Restated Security Agreement, dated as of February 26, 2016, between the Borrower, the Prepetition ABL Agent and subsidiaries of the Borrower party thereto (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Prepetition ABL Security Agreement” and, collectively with the Prepetition ABL Credit Agreement, and the mortgages and all other agreements and documentation executed in connection therewith, the “Prepetition ABL Loan Documents”), whose liens on and security interests in the ABL Facility Priority Collateral (as defined in the ICA (as defined below)) and the ABL Postpetition Collateral (as defined below) will be senior to the DIP Liens (as defined below);

(d)
the granting of adequate protection to the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders (each as defined below) under or in connection with (i) that certain Term Loan Credit Agreement, dated as of February 17, 2016, by and among the Borrower and the other subsidiaries of the Borrower party thereto, the lenders from time to time party thereto (collectively, in such capacities, the “Prepetition Term Loan Lenders”) and U.S. Bank National Association, as Administrative Agent (in such capacity, the “Prepetition Term Loan Agent” and, together with the Prepetition Term Loan Lenders, the “Prepetition Term Loan Secured Parties” and together with the Prepetition ABL Secured Parties, the “Prepetition Secured Parties”) (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Prepetition Term Loan Credit Agreement”), (ii) that certain Security Agreement, entered into in connection with the Prepetition Term Loan Credit Agreement and dated as of February 26, 2016 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Prepetition Term Loan Security Agreement”), (iii) that certain Term Loan Escrow Agreement, entered into in connection with the Prepetition Term Loan Credit Agreement and dated as of February 26, 2016 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Prepetition Term Loan Escrow Agreement”) and (iv) such other mortgages and all other agreements and documentation executed in connection with the Prepetition Term Loan Credit Agreement (collectively, with the Prepetition Term Loan Credit Agreement, the Prepetition Term Loan Security Agreement and the Prepetition Term Loan Escrow Agreement, the “Prepetition Term Loan Documents” and, together with the Prepetition ABL Loan Documents, the “Existing Agreements”), whose liens and security interests in respect of the Debtors are being primed by the DIP Liens (as defined below);

(e)
subject to the restrictions set forth in the DIP Documents and this Interim Order, authorization for the Loan Parties to continue to use Cash Collateral (as defined below) and all other Prepetition Collateral (as defined below) in which any of the Prepetition Secured Parties have an interest, and the granting of adequate protection to the Prepetition Secured Parties with respect to, inter alia, such use of their Cash Collateral and the other Prepetition Collateral;

(f)
subject to certain challenge rights of parties in interest set forth herein, approval of certain stipulations by the Debtors with respect to the Existing Agreements and the liens and security interests arising therefrom;

(g)
the grant of superpriority administrative claims pursuant to section 364(c)(1) of the Bankruptcy Code to the DIP Secured Parties payable from, and secured by liens pursuant to section 364(c)(2) and 364(c)(3) of the Bankruptcy Code and priming liens pursuant to section 364(d) of the Bankruptcy Code on, all prepetition and postpetition property of the Loan Parties’ estates (other than the Excluded Property (as defined in the DIP Documents)) and all proceeds thereof (including, subject only to and effective upon entry of the Final Order (as defined below), any Avoidance Proceeds (as defined below)), subject only to (i) the Carve-Out and (ii) solely with respect to the ABL Facility Priority Collateral and the ABL Postpetition Collateral, the Prepetition ABL Liens and the Prepetition ABL Adequate Protection Liens (as each is defined below);

(h)
subject only to and effective upon entry of the Final Order, the waiver of the Debtors’ right to surcharge the Prepetition Collateral and the Collateral (as defined below) pursuant to section 506(c) of the Bankruptcy Code and any right of the Debtors under the “equities of the case” exception in section 552(b) of the Bankruptcy Code;

(i)	modification of the automatic stay to the extent set forth herein and in the DIP Documents;

(j)
pursuant to Bankruptcy Rule 4001, that an interim hearing (the “Interim Hearing”) on the Motion be held before this Court to consider entry of an order granting the Motion on an interim basis (this “Interim Order”); and

(k)
that this Court schedule a final hearing (the “Final Hearing”) to be held within forty (40) calendar days of the entry of this Interim Order to consider entry of a final order (the “Final Order”) approving the relief granted herein on a final basis and authorizing the Borrower to borrow from the DIP Lenders under the DIP Documents the remainder of the amount of the DIP Financing in the manner and at the times set forth in the DIP Facility and the Guarantors to guaranty all obligations owing to the DIP Lenders under the DIP Documents;

and due and appropriate notice of the Motion, the relief requested therein and the Interim Hearing having been served by the Debtors on (i) the Office of the United States Trustee for the District of Delaware (“U.S. Trustee”), (ii) the holders of the 30 largest unsecured claims against the Debtors on a consolidated basis, (iii) Davis Polk & Wardwell LLP and Potter Anderson & Corroon LLP as counsel to certain of the DIP Lenders and the Prepetition Term Loan Lenders, (iv) Lowenstein Sandler LLP as counsel to the DIP Agent and the Prepetition Term Loan Agent, (v) Fried, Frank, Harris, Shriver & Jacobson LLP and Blank Rome LLP as counsel to the ad hoc group of holders of the Basic’s 7.75% Senior Notes due 2019 and 7.75% Senior Notes due 2022 (the “Ad Hoc Group”), (vi) Vinson & Elkins LLP and Morris, Nichols, Arsht & Tunnell LLP as counsel to the Prepetition ABL Agent, (vii) the Internal Revenue Service, (viii) the Securities and Exchange Commission, (ix) the Environmental Protection Agency, (x) the United States Attorney’s Office for the District of Delaware, (xi) the office of the attorneys general for the states in which the Debtors operate, (xii) all parties known by the Debtors to hold or assert a lien on any asset of any Debtor, (xiii) all relevant state taxing authorities, (xiv) all of the Debtors’ landlords, and owners and/or operators of premises at which any of the Debtors inventory and/or equipment is located, (xv) any party that has requested notice pursuant to Bankruptcy Rule 2002, and (xvi) any other party entitled to notice pursuant to Local Rule 9013-1(m); and it appearing that no other or further notice need be provided; and the Court having reviewed the Motion; and the Interim Hearing having been held by this Court on [•], 2016; and the relief requested in the Motion being in the best interests of the Debtors, their creditors and their estates and all other parties-in-interest in the Cases (as defined below); and the Court having determined that the relief requested in the Motion is necessary to avoid immediate and irreparable harm; and the Court having determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and upon the record made by the Debtors in the Motion, the Declaration of Adam Keil in Support of Motion of Debtors for Interim and Final Orders (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Use Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c) (D.I. [__]) (the “Keil Declaration”), the Declaration of David C. Johnston in Support of the Debtors’ Chapter 11 Petitions and First Day Relief (D.I. [__]) (the “Johnston Declaration”), and at the Interim Hearing and after due deliberation and sufficient cause appearing therefor;
IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:
1.    Disposition. The relief requested in the Motion is granted on an interim basis in accordance with the terms of this Interim Order. Any objections to the Motion with respect to the entry of this Interim Order that have not been withdrawn, waived or settled, and all reservations of rights included therein, are hereby denied and overruled on the merits. This Interim Order shall become effective immediately upon its entry.
2.    Jurisdiction. This Court has core jurisdiction over the Cases (as defined below), this Motion, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(b) and 1334. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.
3.    Notice. Proper, timely, adequate and sufficient notice of the Motion has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules, and no other or further notice of the Motion, the relief requested at the Interim Hearing or the entry of this Interim Order shall be required, except as set forth in paragraph 36 below. The interim relief granted herein is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing.
4.    Debtors’ Stipulations. Without prejudice to the rights of any party in interest (but subject to the limitations thereon contained in paragraphs 18 and 19 below), the Debtors admit, stipulate and agree that:
(a)    (i) as of the date (the “Petition Date”) of the filing of the Debtors’ chapter 11 cases (the “Cases”), the Debtors were justly and lawfully indebted and liable to (A) the Prepetition ABL Secured Parties, without defense, counterclaim or offset of any kind, in the aggregate face amount of not less than $51,062,000 in respect of letters of credit issued by certain of the Prepetition ABL Lenders pursuant to, and in accordance with the terms of, the Prepetition ABL Credit Agreement and the other Prepetition ABL Loan Documents, plus accrued and unpaid interest thereon and fees, expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees, in each case, that are chargeable or reimbursable under the Prepetition

ABL Loan Documents), charges, indemnities and other obligations incurred in connection therewith (whether arising before or after the Petition Date) as provided in the Prepetition ABL Loan Documents (collectively, the “Prepetition ABL Secured Debt”), which Prepetition ABL Secured Debt has been guaranteed on a joint and several basis by all of the Guarantors and (B) the Prepetition Term Loan Secured Parties, without defense, counterclaim or offset of any kind, in the aggregate principal amount of $164,175,000 in respect of loans made pursuant to, and in accordance with the terms of, the Prepetition Term Loan Credit Agreement and the other Prepetition Term Loan Documents, plus the Applicable Premium (as defined in the Prepetition Term Loan Credit Agreement) in the amount of not less than $58,000,000, accrued and unpaid interest thereon and fees, expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees, in each case, that are chargeable or reimbursable under the Prepetition Term Loan Documents), charges, indemnities and other obligations incurred in connection therewith (whether arising before or after the Petition Date) as provided in the Prepetition Term Loan Documents (collectively, the “Prepetition Term Loan Secured Debt” and, together with the Prepetition ABL Secured Debt, the “Prepetition Secured Debt”), which Prepetition Term Loan Secured Debt has been guaranteed on a joint and several basis by all of the Guarantors; (ii) the Prepetition Secured Debt constitutes the legal, valid and binding obligations of the Borrower and the Guarantors, enforceable in accordance with its terms (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code); and (iii) no portion of the Prepetition Secured Debt or any payments made to the Prepetition Secured Parties or applied to or paid on account of the obligations owing under the Existing Agreements prior to the Petition Date is subject to any contest, attack, rejection, recovery, recoupment, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance or other claim, cause of action or other challenge of any nature under the Bankruptcy Code or applicable non-bankruptcy law;
(b)    the liens and security interests granted to the Prepetition ABL Secured Parties (the “Prepetition ABL Liens”) pursuant to and in connection with the Prepetition ABL Loan Documents: (i) are valid, binding, perfected, enforceable, first-priority liens and security interests in the ABL Facility Priority Collateral; (ii) were granted to, or for the benefit of, the Prepetition ABL Secured Parties for fair consideration and reasonably equivalent value; (iii) are not subject to avoidance, recharacterization, subordination, recovery, attack, effect, counterclaim, defense or Claim under the Bankruptcy Code or applicable non-bankruptcy law; and (iv) as of the Petition Date, are subject and subordinate only to valid, perfected and unavoidable liens to the extent that such liens are senior to the liens of the Prepetition ABL Agent on the Prepetition Collateral;
(c)    the liens and security interests granted to the Prepetition Term Loan Secured Parties (the “Prepetition Term Loan Liens” and, together with the Prepetition ABL Liens, the “Prepetition Liens”) pursuant to and in connection with the Prepetition Term Loan Credit Agreement and the other Prepetition Term Loan Documents: (i) are legal, valid, binding, perfected, enforceable, first-priority liens and security interests in the Term Loan Priority Collateral (as defined in the ICA) (the “Term Loan Priority Collateral” and, together with the ABL Facility Priority Collateral, the “Prepetition Collateral”); (ii) are legal, valid, binding, perfected, enforceable, second-priority liens and security interests in the ABL Facility Priority Collateral; (iii) were granted to, or for the benefit of, the Prepetition Term Loan Secured Parties for fair consideration and reasonably equivalent value; (iv) are not subject to avoidance, recharacterization, subordination (other than as provided in the ICA), recovery, attack, effect, counterclaim, defense or Claim under the Bankruptcy Code or applicable non-bankruptcy law; and (v) as of the Petition

Date are subject and subordinate only to (A) in the case of the ABL Facility Priority Collateral, the liens and security interests in favor of the Prepetition ABL Secured Parties and (B) valid, perfected and unavoidable liens to the extent that such liens are senior to the liens of the Prepetition Term Loan Agent on the Prepetition Term Loan Collateral;
(d)    none of the Prepetition Secured Parties control the Debtors or their properties or operations, have authority to determine the manner in which any Debtor’s operations are conducted or are control persons or insiders of the Debtors by virtue of any of the actions taken with respect to, in connection with, related to or arising from any of the Existing Agreements;
(e)    the Debtors and their estates have no claims or causes of action against, or with respect to, the Prepetition Secured Parties;
(f)    effective as of the date of entry of this Interim Order, the Debtors hereby absolutely and unconditionally release and forever discharge and acquit the Prepetition Secured Parties and their respective Representatives (as defined below) (collectively, the “Released Parties”) from any and all obligations and liabilities to the Debtors (and their successors and assigns) and from any and all claims, counterclaims, demands, debts, accounts, contracts, liabilities, actions and causes of action arising prior to the Petition Date (collectively, the “Released Claims”) of any kind, nature or description, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, arising in law or equity or upon contract or tort or under any state or federal law or otherwise, arising out of or related to (as applicable) any of the Existing Agreements, the obligations owing and the financial obligations made thereunder, the negotiation thereof and of the deal reflected thereby, and the obligations and financial obligations made thereunder, in each case that the Debtors at any time had, now have or may have, or that their successors or assigns hereafter can or may have against any of the Released Parties for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the date of this Interim Order, whether such Released Claims are matured or unmatured or known or unknown;
(g)    that certain Intercreditor Agreement dated as of February 26, 2016 among the Prepetition ABL Agent, the Prepetition Term Loan Agent and the grantors party thereto (as amended, supplemented or otherwise modified prior to the date hereof, the “ICA”), is binding and enforceable against the Borrower and the Guarantors in accordance with its terms, and the Borrower and the Guarantors are not entitled to take any action that would be contrary to the provisions thereof; and
(h)    all cash, securities or other property of the Loan Parties (and the proceeds therefrom) as of the Petition Date, including, without limitation, all cash, securities or other property (and the proceeds therefrom) and other amounts on deposit or maintained by the Loan Parties in any account or accounts with any depository institution (collectively, the “Depository Institutions”), were subject to rights of set-off and valid, perfected, enforceable, first priority liens under the Existing Agreements and applicable law, for the benefit of the Prepetition ABL Secured Parties or the Prepetition Term Loan Secured Parties, as applicable.  All proceeds of the Prepetition Collateral (including cash on deposit at the Depository Institutions as of the Petition Date, securities or other property, whether subject to control agreements or otherwise, in each case that constitutes Prepetition Collateral) are “cash collateral” of the Prepetition Secured Parties within the meaning of section 363(a) of the Bankruptcy Code (the “Cash Collateral”).
5.    Findings Regarding the DIP Financing and Cash Collateral.
(a)    Good and sufficient cause has been shown for the entry of this Interim Order.
(b)    The Loan Parties have an immediate need to obtain the DIP Financing and continue to use the Prepetition Collateral (including Cash Collateral) to permit, among other things,

the orderly continuation of the operation of their businesses, to maintain business relationships with vendors, suppliers and customers, to make payroll, to make capital expenditures, to satisfy other working capital and operational needs, to pay the Adequate Protection Payments (as defined below) and to fund administration of the Cases, including, without limitation, payment of Professional Fees (as defined below). The access of the Loan Parties to sufficient working capital and liquidity through the use of Cash Collateral and other Prepetition Collateral, incurrence of new indebtedness under the DIP Documents are necessary and vital to the preservation and maintenance of the going concern values of the Loan Parties and to a successful reorganization of the Loan Parties.
(c)    The Loan Parties are unable to obtain financing on more favorable terms from sources other than the DIP Lenders under the DIP Documents and are unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The Loan Parties are also unable to obtain secured credit allowable under sections 364(c)(1), 364(c)(2) and 364(c)(3) of the Bankruptcy Code without the Loan Parties granting to the DIP Agent and the DIP Lenders, subject to the Carve-Out, the DIP Liens and the DIP Superpriority Claims (as defined below) and incurring the Adequate Protection Obligations, in each case, under the terms and conditions set forth in this Interim Order and in the DIP Documents.
(d)    Based on the Motion, the declarations filed in support of the Motion, and the record presented to the Court at the Interim Hearing, the terms of the DIP Financing, the terms of the Adequate Protection Obligations granted to the Prepetition Secured Parties and the terms on which the Loan Parties may continue to use the Prepetition Collateral (including Cash Collateral) pursuant to this Interim Order and the DIP Documents are fair and reasonable, reflect the Loan

Parties’ exercise of prudent business judgment consistent with their fiduciary duties and constitute reasonably equivalent value and fair consideration.
(e)    To the extent such consent is required, the Prepetition Secured Parties have consented or are deemed under the ICA to have consented to the Loan Parties’ use of Cash Collateral and the other Prepetition Collateral, and the Loan Parties’ entry into the DIP Documents in accordance with and subject to the terms and conditions in this Interim Order and the DIP Documents.
(f)    The DIP Financing, as well as the terms of the Adequate Protection Obligations and Adequate Protection Liens, and the use of the Prepetition Collateral (including Cash Collateral) have been negotiated in good faith and at arm’s length among the Loan Parties, the DIP Agent, the DIP Lenders, and the Prepetition Secured Parties and all of the Loan Parties’ obligations and indebtedness arising under, in respect of, or in connection with, the DIP Financing and the DIP Documents, including, without limitation, (i) all loans made to and guarantees issued by the Loan Parties pursuant to the DIP Documents (collectively, the “DIP Loans”) and (ii) any “Obligations” (as defined in the DIP Credit Agreement) of the Debtors owing to the DIP Agent, any DIP Lender or any of their respective affiliates, in accordance with the terms of the DIP Documents, including any obligations, to the extent provided for in the DIP Documents, to indemnify the DIP Agent or the DIP Lenders and to pay any fees, expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees that are chargeable or reimbursable under the DIP Documents), amounts, charges, costs, indemnities and other obligations that are chargeable or reimbursable under this Interim Order, the Final Order or the DIP Documents (the foregoing in clauses (i) and (ii) collectively, the “DIP Obligations”), shall be deemed to have been extended by the DIP Agent and the DIP Lenders and their respective affiliates in good faith, as that term is used in section 364(e) of the Bankruptcy Code and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and the DIP Agent and the DIP Lenders (and the successors and assigns thereof) shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise. The Prepetition Secured Parties have acted in good faith regarding the Loan Parties’ continued use of the Prepetition Collateral (including the Cash Collateral) to fund the administration of the Loan Parties’ estates and continued operation of their businesses (including the incurrence and payment of the Adequate Protection Obligations and the granting of the Adequate Protection Liens), in accordance with the terms hereof, and the Prepetition Secured Parties (and the successors and assigns thereof), and shall be entitled to the full protection of section 363(m) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.
(g)    The Prepetition Secured Parties are entitled to the adequate protection provided in this Interim Order as and to the extent set forth herein pursuant to sections 361, 362, 363 and 364 of the Bankruptcy Code. Based on the Motion and on the record presented to the Court, the terms of the proposed adequate protection arrangements and of the use of the Prepetition Collateral (including the Cash Collateral) are fair and reasonable, reflect the Loan Parties’ prudent exercise of business judgment and constitute reasonably equivalent value and fair consideration for the use of Cash Collateral; provided, however, that nothing in this Interim Order or the other DIP Documents shall (x) be construed as the affirmative consent by any of the Prepetition Secured Parties for the use of Cash Collateral, other than on the terms set forth in this Interim Order and in the context of the DIP Financing authorized by this Interim Order, (y) be construed as a consent by any party to the terms of any other financing or any other lien encumbering the Prepetition

Collateral (whether senior or junior), or (z) prejudice, limit or otherwise impair the rights of any of the Prepetition Secured Parties, subject to any applicable provisions of the ICA, to seek new, different or additional adequate protection or assert the interests of any of the Prepetition Secured Parties.
(h)    The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2) and the Local Bankruptcy Rules. Absent granting the relief set forth in this Interim Order, the Loan Parties’ estates will be immediately and irreparably harmed. Consummation of the DIP Financing and the use of Prepetition Collateral, including Cash Collateral, in accordance with this Interim Order and the DIP Documents are therefore in the best interests of the Loan Parties’ estates and consistent with the Loan Parties’ exercise of their fiduciary duties.
6.    Authorization of the DIP Financing and the DIP Documents.
(a)    The Loan Parties are hereby authorized to execute, enter into and perform all obligations under the DIP Documents. The Borrower is hereby authorized to forthwith borrow money pursuant to the DIP Credit Agreement, and the Guarantors are hereby authorized to guaranty the Borrower’s obligations with respect to such borrowings, up to an aggregate principal amount equal to $30 million under the DIP Facility (plus interest, fees, prepayment premiums, expenses (including professional fees and expenses) and other amounts, in each case, as provided for in the DIP Documents), subject to any limitations on borrowing under the DIP Documents, which shall be used for all purposes permitted under the DIP Documents (and subject to the terms and conditions set forth herein and therein), and for other general corporate purposes of, the Loan Parties, including the payment of expenses of administration in the Cases and the Adequate Protection Obligations.

(b)    In furtherance of the foregoing and without further approval of this Court, each Debtor is authorized and directed to perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution or recordation of security agreements, mortgages and financing statements), and to pay all fees that may be reasonably required or necessary for the Loan Parties’ performance of their obligations under or related to the DIP Financing, including, without limitation:
(i)    the execution and delivery of, and performance under, each of the DIP Documents;
(ii)    the execution and delivery of, and performance under, one or more amendments, waivers, consents or other modifications to and under the DIP Documents, in each case, in such form as the Loan Parties, the DIP Agent and the requisite DIP Lenders may agree with, where practicable, prior notice of three business days for substantive amendments to the Creditors’ Committee (as defined below) and the U.S. Trustee, it being understood that no further approval of the Court shall be required for authorizations, amendments, waivers, consents or other modifications to and under the DIP Documents (and any fees and other expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees), amounts, charges, costs, indemnities and other obligations paid in connection therewith) that do not shorten the maturity of the extensions of credit thereunder or increase the aggregate commitments or the rate of interest payable thereunder;
(iii)    the non-refundable payment to the DIP Agent or the DIP Lenders, as the case may be, of all fees, including, without limitation, any closing fee, commitment fee, exit fee, prepayment fee or agency fee (which fees shall be, and shall be deemed to have been, approved upon entry of this Interim Order and upon payment thereof, shall not be subject to any contest, attack, rejection, recoupment, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance or other claim, cause of action or other challenge of any nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise, by any party) and any amounts due (or that may become due) in respect of the indemnification obligations, in each case referred to in the DIP Credit Agreement (and in any separate letter agreements between any or all Loan Parties, on the one hand, and the DIP Agent and/or DIP Lenders, on the other, in connection with the DIP Financing) and the costs and expenses as may be due from time to time, including, without limitation, fees and expenses of the professionals retained by any of the DIP Agent or DIP Lenders, in each case, as provided for in the DIP Documents, without the need to file retention motions or fee applications or to provide notice to any party; and
(iv)    the performance of all other acts required under or in connection with the DIP Documents, including the granting and perfection of the DIP Liens and the DIP Superpriority Claims as permitted herein and therein.
(c)    Upon execution and delivery of the DIP Documents, the DIP Documents shall constitute valid, binding and unavoidable obligations of the Loan Parties, enforceable against each Loan Party party thereto in accordance with the terms of the DIP Documents and this Interim Order. No obligation, payment, transfer or grant of security under the DIP Documents or this Interim Order to the DIP Agent and/or the DIP Lenders shall be stayed, restrained, voidable or recoverable under the Bankruptcy Code or under any applicable law (including, without limitation, under sections 502(d), 548 or 549 of the Bankruptcy Code, any applicable Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or other similar state statute or common law), or subject to any defense, reduction, setoff, recoupment, recharacterization, subordination (except as provided herein), disallowance, impairment, cross-claim, claim or counterclaim.

7.    DIP Superpriority Claims.
(a)    Pursuant to section 364(c)(1) of the Bankruptcy Code, all of the DIP Obligations shall constitute allowed superpriority administrative expense claims against the Loan Parties (without the need to file any proof of claim) with, except as provided in this Interim Order, priority over any and all administrative expenses, diminution in value claims (including all Adequate Protection Claims) and all other claims against the Loan Parties, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) (including all 507(b) Claims (as defined below)) of the Bankruptcy Code and any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 365, 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code (including the Adequate Protection Claims), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims (the “DIP Superpriority Claims”) shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which DIP Superpriority Claims shall be payable from and have recourse to all pre- and postpetition property of the Loan Parties and all proceeds thereof, including, without limitation, any and all cash and Cash Collateral of the Loan Parties (excluding the Loan Parties’ claims and causes of action under sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code (collectively, “Avoidance Actions”), but, subject only to and effective upon entry of the Final Order, including any proceeds or property recovered, unencumbered or otherwise from Avoidance Actions, whether by judgment, settlement or otherwise (“Avoidance Proceeds”)), subject only to payment of the Carve-Out. The DIP Superpriority Claims shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise. Notwithstanding the foregoing, the DIP Superpriority Claims shall not be payable from or have recourse to the ABL Facility Priority Collateral or the ABL Postpetition Collateral unless and until the Prepetition ABL Secured Debt has been satisfied in full in cash and all Letters of Credit (as defined in the Prepetition ABL Credit Agreement) have been terminated or Cash Collateralized in Full (as defined below) or the Prepetition ABL Secured Parties have agreed in writing to a different treatment of the Prepetition ABL Secured Debt and all Letters of Credit.
(b)    For purposes hereof, the “Carve-Out” is an amount equal to the sum of (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code, (ii) all reasonable and documented fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in an amount not to exceed $25,000, (iii) to the extent ultimately allowed by the Court, all accrued and unpaid claims for fees, costs, disbursements and expenses incurred by persons or firms retained by the Debtors, or by the official committee of unsecured creditors in the Cases, if any (the “Creditors’ Committee”) (but excluding fees and expenses of any professionals employed individually by members of the Creditors’ Committee and any restructuring fee, sale fee, transaction fee or other success fee of any investment banker or financial advisor of the Debtors or the Creditors’ Committee), whose retention is approved by the Bankruptcy Court pursuant to sections 327, 328, 363 (solely with respect to AP Services, LLC), or 1103 of the Bankruptcy Code (collectively, the “Professional Persons,” and the fees, costs and expenses of the Professional Persons, the “Professional Fees”), to the extent such Professional Fees are incurred at any time on or prior to the Trigger Date (as defined below)

regardless of when such fees are allowed by the Bankruptcy Court and (iv) any Professional Fees of the Professional Persons incurred after the Trigger Date and allowed by the Bankruptcy Court at any time, whether before or after the Trigger Date, whether by interim order, procedural order or otherwise, in an amount not to exceed $1.0 million in the aggregate (the “Post-Trigger Date Carve-Out Cap”) (the obligations of the Debtors with respect to the Carve-Out, the “Carve-Out Obligations”); provided that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (i), (ii), (iii) or (iv) above, on any grounds. For the avoidance of doubt, subject to clauses (i) and (ii) above, only Professional Persons shall be entitled to payment from the funds constituting the Carve-Out; provided that the DIP Agent, the Prepetition Term Loan Agent and the Prepetition ABL Agent shall be entitled to gain possession of the funds constituting the Carve-Out after payment of the fees and expenses of Professional Persons that are payable from the Carve-Out and allowed on a final basis by the Court and paid in full.
(c)    For purposes hereof, the “Trigger Date” shall mean the earlier of: (i) the first business day after the occurrence of an Event of Default (as defined in the DIP Credit Agreement) and delivery (including via email) by the DIP Lenders of notice thereof (the “Carve-Out Notice”) to the Borrower’s lead restructuring counsel (and, upon receipt, Borrower’s lead restructuring counsel shall promptly deliver such Carve-Out Notice to the U.S. Trustee), or (ii) the Maturity Date (as defined in the DIP Credit Agreement).
(d)    On the Trigger Date, the Debtors shall be required to transfer from their accounts (other than the ABL Segregated Cash Collateral Account (as defined below)) to a segregated account (the “Carve-Out Account”) not subject to the control of the DIP Agent an amount equal to the Post-Trigger Date Carve-Out Cap plus an amount equal to the aggregate unpaid fees, costs and expenses described in clauses (i)-(iii) of paragraph 7(b) above, in each case as determined by a good faith estimate of the applicable Professional Person.  The proceeds on deposit in the Carve-Out Account shall be available first to satisfy the Carve-Out Obligations, and (1) the DIP Agent shall not sweep or foreclose on cash of the Debtors necessary to fund the Carve-Out Account and (2) the Prepetition ABL Agent (solely to the extent of any funds from accounts constituting ABL Facility Priority Collateral or ABL Postpetition Collateral, respectively, transferred to the Carve-Out Account), the Prepetition Term Loan Agent and the DIP Agent shall each have a security interest in any residual interest in the Carve-Out Account available following satisfaction in full of all the Carve-Out Obligations.
(e)    For the avoidance of doubt, the Carve-Out Obligations shall be senior to any obligations or claims arising under or relating to (including any liens securing such obligations or claims) the DIP Loan, the Prepetition ABL Credit Agreement and the Prepetition Term Loan Credit Agreement, including, without limitation, any administrative or superpriority claims and all forms of adequate protection liens or security interests (it being understood and agreed that the Carve-Out shall, as among the Prepetition Secured Parties, be allocated and deemed allocated for all purposes 16.67% to the ABL Facility Priority Collateral and 83.33% to the Term Loan Priority Collateral); provided that, notwithstanding the foregoing and for the avoidance of doubt, such allocation shall not affect the funding of the Carve-Out, and all Collateral (save and except for Cash Collateral in the ABL Segregated Cash Collateral Account) shall be available to fund the Carve-Out; provided further that, for the avoidance of doubt, upon the funding of the Carve-Out, the DIP Secured Parties and the Prepetition Secured Parties shall have no further obligation whatsoever to fund or otherwise ensure payment of fees, costs and expenses payable from the

Carve-Out. Notwithstanding the foregoing, prior to the Trigger Date, the Carve-Out shall not be reduced by the payment of Professional Fees allowed at any time by the Bankruptcy Court.
(f)    Notwithstanding the foregoing, (x) the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation (other than, prior to the Trigger Date, as permitted under paragraph 19 of this Interim Order), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation, or assert any defense or counterclaim, against any of the DIP Lenders, the DIP Agent, the Prepetition Term Loan Lenders, the Prepetition Term Loan Agent, the Prepetition ABL Lenders or the Prepetition ABL Agent, each in such capacity, and their respective agents, attorneys, advisors or representatives, including challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations (including, without limitation, any obligations arising from or related to the Applicable Premium (as defined in the Prepetition Term Loan Credit Agreement)) and the liens and security interests granted under the DIP Documents or the Existing Agreements (whether in such capacity or otherwise), including, in each case, without limitation, for lender liability or pursuant to section 105, 506(c), 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the DIP Lenders, the DIP Agent or the Prepetition Secured Parties; (c) attempts to prevent, hinder or otherwise delay any of the DIP Lenders’ or the DIP Agent’s assertion, enforcement or realization upon any DIP Collateral (as defined below) or Term Loan Priority Collateral in accordance with the DIP Documents and the Final Order other than to seek a determination that an Event of Default has not occurred or is not continuing; (d) attempts to prevent, hinder or otherwise delay any of the Prepetition Secured Parties assertion, enforcement or realization upon any of the ABL Facility Priority Collateral or ABL Postpetition Collateral in

accordance with the Existing Agreements, this Interim Order and the Final Order; or (e) paying any amount on account of any claims arising before the commencement of the Cases unless such payments are approved by an order of the Bankruptcy Court, and (y) prior to the Trigger Date, the Carve-Out shall not be reduced by the payment of Professional Fees allowed at any time by the Bankruptcy Court.
8.    DIP Liens. As security for the DIP Obligations, effective and perfected upon the date of this Interim Order and without the necessity of the execution, recordation of filings by the Loan Parties of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, any notation of certificates of title for a titled good, or the possession or control by the DIP Agent of, or over, all owned or hereafter acquired assets and property of the Loan Parties and the proceeds thereof, other than the Excluded Property (the foregoing, together with any other property identified in clauses (a), (b) and (c) below being referred to collectively, as the “Collateral”), the following security interests and liens are hereby granted to the DIP Agent for its own benefit and the benefit of the DIP Lenders, subject only to the payment of the Carve-Out (all such liens and security interests granted to the DIP Agent, for its benefit and for the benefit of the DIP Lenders, pursuant to this Interim Order and the DIP Documents, the “DIP Liens”):
(a)    First Lien On Unencumbered Property. Pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority senior security interest in and lien upon all tangible and intangible pre- and postpetition property of each Loan Party, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date, is not subject to a valid, perfected and non-avoidable lien (collectively, “Unencumbered Property”), including, without limitation, any and all unencumbered cash of the Loan Parties

(whether maintained with the DIP Agent or otherwise) and any investment of such cash and cash collateral, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date (including, without limitation, post-petition intercompany claims against the Loan Parties and their non-Debtor affiliates), contracts, litigation claims, properties, plants, fixtures, machinery, equipment, general intangibles, documents, instruments, securities, chattel paper, interests in leaseholds, real properties, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, capital stock of subsidiaries, wherever located, and the proceeds, products, rents and profits of the foregoing, whether arising under section 552(b) of the Bankruptcy Code or otherwise, of all the foregoing, in each case other than: (i) the Excluded Property, but including any proceeds of the Excluded Property that do not otherwise constitute Excluded Property; and (ii) Avoidance Actions, but subject only to and effective upon entry of the Final Order, including Avoidance Proceeds; provided that such security interest in and lien on ABL Postpetition Collateral shall be subject and subordinate to the Prepetition ABL Adequate Protection Liens on the terms provided for herein;
(b)    Liens Priming Prepetition Term Loan Secured Parties’ Liens. Pursuant to section 364(d)(1) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected priming security interest in and lien upon all pre- and postpetition property of each Loan Party (including, without limitation, any and all cash and cash collateral (whether maintained with the DIP Agent or otherwise) and any investment of such cash and cash collateral, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date (including, without limitation, post-petition intercompany claims against the Loan Parties and their non-Debtor affiliates), contracts, properties, plants, fixtures, machinery, equipment, general intangibles, documents, instruments, securities, chattel paper, interests in leaseholds, real properties, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, capital stock of subsidiaries, wherever located, and the proceeds, products, rents and profits of the foregoing), whether now existing or hereafter acquired, subject to the Prepetition Term Loan Liens, which shall be senior in all respects to the Prepetition Term Loan Liens and the Prepetition Term Loan Adequate Protection Liens but shall be junior and subordinate to, solely with respect to the ABL Facility Priority Collateral and the ABL Postpetition Collateral, the Prepetition ABL Liens and the Prepetition ABL Adequate Protection Liens;
(c)    Liens Junior to Certain Other Liens. Pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected security interest in and lien upon all tangible and intangible pre- and postpetition property of each Loan Party subject to valid, binding and unavoidable liens on the Petition Date (including, without limitation, any and all cash and cash collateral of the Loan Parties (whether maintained with the DIP Agent or otherwise) and any investment of such cash and cash collateral, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date (including, without limitation, post-petition intercompany claims against the Loan Parties and their non-Debtor affiliates), contracts, properties, plants, fixtures, machinery, equipment, general intangibles, documents, instruments, securities, chattel paper, interests in leaseholds, real properties, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, capital stock of subsidiaries, wherever located, and the proceeds, products, rents and profits of the foregoing, whether arising under section 552(b) of the Bankruptcy Code or otherwise, in each case other than (x) the Excluded Property, but including any proceeds of Excluded Property that do not constitute Excluded Property and (y) the Avoidance Actions), junior and subordinate to (i) solely with respect to the ABL Facility Priority Collateral and the ABL

Postpetition Collateral, the Prepetition ABL Liens and the Prepetition ABL Adequate Protection Liens, (ii) any valid, perfected and unavoidable liens (other than the Prepetition Liens) in existence immediately prior to the Petition Date to the extent such liens are senior or pari passu to the Prepetition Liens, and (iii) any such valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, in each case (ii) and (iii) above other than the security interests and liens securing the Prepetition Term Loan Secured Debt (including, without limitation, the Prepetition Term Loan Adequate Protection Liens); provided, that nothing in the foregoing clauses (ii) and (iii) shall limit the rights of the DIP Secured Parties under the DIP Documents to the extent such liens are not permitted thereunder; and
(d)    Liens Senior to Certain Other Liens. The DIP Liens shall not be (i) subject or subordinate to or made pari passu with (A) any lien or security interest that is avoided and preserved for the benefit of the Loan Parties and their estates under section 551 of the Bankruptcy Code, (B) unless otherwise provided for in the DIP Documents or this Interim Order, any liens or security interests arising after the Petition Date, including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other foreign or domestic governmental unit (including any regulatory body), commission, board or court for any liability of the Loan Parties, other than the Prepetition ABL Adequate Protection Liens (solely with respect to the ABL Facility Priority Collateral and the ABL Postpetition Collateral) or (C) any intercompany or affiliate liens or security interests of the Loan Parties; or (ii) subordinated to or made pari passu with any other lien or security interest under section 363 or 364 of the Bankruptcy Code or otherwise other than the Prepetition ABL Liens and the Prepetition ABL Adequate Protection Liens (solely with respect to the ABL Facility Priority Collateral and the ABL Postpetition Collateral), and except as otherwise permitted pursuant to the DIP Credit Agreement. Until such time as the Control Agreement (as defined below) is terminated or otherwise no longer in effect, the DIP Liens and the Adequate Protection Liens shall not attach to the funds, in the amount not to exceed $2,000,000, pledged to Bank of America, N.A. (“BofA”), and deposited in the BofA Account No. XXXXXX5481, pursuant to that certain Treasury Management Services Security and Control Agreement dated as of September 14, 2016 between BofA and Basic (the “Control Agreement”) as security exclusively for the obligations under that under that certain Bank of America Corporate Purchasing Card Agreement between BofA and Basic Energy Services L.P. dated on or around July 21, 2005 and that certain Commercial Prepaid Card Purchase Agreement between BofA and the Basic dated on our around March 14, 2006 (each as amended, supplemented or modified from time to time, collectively, the “P-Card Agreements”); provided that the DIP Liens shall attach to the Debtors’ interests in such property and to any residual interest after the indefeasible payment in full, in cash, of the Debtors’ obligations (excluding any unasserted contingent obligations) and the termination of BofA’s obligations under the P-Card Agreements.
9.    Protection of DIP Lenders’ Rights.
(a)    So long as there are any DIP Obligations outstanding (other than contingent indemnity obligations as to which no claim has been asserted when all other DIP Obligations have been indefeasibly paid in full in cash and the Commitments (as defined in the DIP Credit Agreement) have been terminated) or the DIP Lenders have any outstanding Commitments under the DIP Credit Agreement, (i) the Prepetition Term Loan Secured Parties shall: (A) have no right to and shall take no action to foreclose upon, or recover in connection with, the liens granted on the Prepetition Collateral pursuant to the Prepetition Term Loan Documents or this Interim Order, or otherwise seek to exercise or enforce any rights or remedies against any Collateral or the Prepetition Term

Loan Adequate Protection Liens; (B) be deemed to have consented to any transfer, disposition or sale of, or release of liens on, any Collateral (but not any proceeds of such transfer, disposition or sale to the extent remaining after payment in cash in full of the DIP Obligations and termination of the Commitments), to the extent such transfer, disposition, sale or release is authorized under the DIP Documents; (C) not file any further financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or otherwise take any action to perfect their security interests in any Collateral unless, solely as to this clause (C), the DIP Agent or the DIP Lenders file financing statements or other documents to perfect the liens granted pursuant to this Interim Order, or as may be required by applicable state law to continue the perfection of valid and unavoidable liens or security interests as of the Petition Date and (D) deliver or cause to be delivered, at the Debtors’ cost and expense, any termination statements, releases and/or assignments in favor of the DIP Agent, the DIP Lenders or other documents necessary to effectuate and/or evidence the release, termination and/or assignment of liens on any portion of any Collateral subject to any sale or disposition; and (ii) the Prepetition Term Loan Agent shall assert its rights under the ICA for the benefit of, and at the direction of, the DIP Lenders.
(b)    Unless and until the DIP Agent, acting at the direction of the Required Lenders (as defined in the DIP Credit Agreement), enforces any of its rights and remedies under the DIP Documents and this Interim Order with respect to the Collateral, or a Borrowing Base Default (as defined below) has occurred and is continuing for a period of more than five (5) days or as otherwise expressly provided in this Interim Order including in paragraph 14(i) below, the Prepetition ABL Secured Parties shall take no action to foreclose upon, or recover in connection with, the liens granted on the ABL Facility Priority Collateral or the ABL Postpetition Collateral pursuant to the Prepetition ABL Loan Documents or this Interim Order, or otherwise seek to exercise or enforce any rights or remedies against any ABL Facility Priority Collateral or the ABL Postpetition Collateral or the Prepetition ABL Adequate Protection Liens; provided that, to the extent a Borrowing Base Default has occurred and is continuing for a period of more than five (5) business days, the rights of the Prepetition ABL Secured Parties may be exercised only with respect to ABL Facility Priority Collateral or ABL Postpetition Collateral of an aggregate value not greater than the amount of funds required to cure such Borrowing Base Default, which funds shall be transferred by the Debtors to the ABL Segregated Cash Collateral Account, to the extent the balance in such account is insufficient to cure such Borrowing Base Default as of the date thereof. Nothing in this Interim Order shall prohibit the Debtors from seeking a determination from the Court at any time that no Out-of-Formula Event (as defined below), Borrowing Base Default, Letter of Credit Default (as defined below) or Event of Default occurred under this Interim Order.
(c)    To the extent any Prepetition Secured Party has possession of any Prepetition Collateral or Collateral or has control with respect to any Prepetition Collateral or Collateral, or has been noted as secured party on any certificate of title for a titled good constituting Prepetition Collateral or Collateral, then such Prepetition Secured Party shall be deemed to maintain such possession or notation or exercise such control as a gratuitous bailee and/or gratuitous agent for perfection for the benefit of the DIP Agent and the DIP Lenders, and the Prepetition Term Loan Agent shall comply with the instructions of the DIP Agent with respect to the exercise of such control.
(d)    The automatic stay provisions of section 362 of the Bankruptcy Code are hereby vacated and modified to the extent necessary to permit the DIP Agent, acting at the direction of the requisite DIP Lenders, and the DIP Lenders to enforce all of their rights under the DIP Documents and this Interim Order and (i) immediately upon the occurrence and during the continuance of an Event of Default, without further order of or application or motion to this Court, declare (A) the termination, reduction or restriction of any further Commitment to the extent any such Commitment remains and (B) all Obligations to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Loan Parties and (ii) upon the occurrence of an Event of Default and the giving of five business days’ prior written notice (which shall run concurrently with any notice required to be provided under the DIP Documents) (the “Remedies Notice Period”) via email to counsel to the Debtors, counsel to the Creditors’ Committee, and the U.S. Trustee for the purpose of permitting the DIP Lenders to do any of the following: (x) foreclose on the Collateral (other than the ABL Facility Priority Collateral or the ABL Postpetition Collateral, without the prior written consent of the Prepetition ABL Agent or unless the Prepetition ABL Secured Debt has been paid in full in cash and all Letters of Credit (as defined in the Prepetition ABL Credit Agreement) have been terminated or the Prepetition ABL Debt has been Cash Collateralized in Full (as defined below)) and (y) enforce all of the rights under the DIP Documents (except with respect the ABL Facility Priority Collateral and the ABL Postpetition Collateral, without the prior written consent of the Prepetition ABL Agent or unless the Prepetition ABL Secured Debt has been paid in full in cash and all Letters of Credit (as defined in the Prepetition ABL Credit Agreement) have been terminated or the Prepetition ABL Secured Debt has been Cash Collateralized in Full). In any hearing on any request to re-impose or continue the automatic stay of section 362(a) of the Bankruptcy Code, the only issue that may be raised by the Debtors or the Prepetition Secured Parties in opposition thereto shall be whether, in fact, an Event of Default has occurred and is continuing under the DIP Documents, and the Debtors hereby waive their right to and shall not be entitled to seek relief, including, without limitation, under section 105 of the Bankruptcy Code, to the extent that such relief would in any way impair or restrict the rights and remedies of the DIP Agent or the DIP Lenders set forth in this Interim Order or the DIP Documents. In no event shall the DIP Agent, the DIP Lenders or the Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral, absent the express written consent of such party. Further, subject only to and effective upon entry of the Final Order, in no event shall the “equities of the case” exception in section 552(b) of the Bankruptcy Code apply to the claims of the Prepetition Secured Parties. For purposes of this Interim Order, the term “Cash Collateralized in Full” means the deposit of cash into the ABL Segregated Cash Collateral Account in an amount equal to 105% of the then outstanding amount of the Prepetition ABL Secured Debt (including, without limitation, the aggregate outstanding face amount of any undrawn Letters of Credit (as defined in the Prepetition ABL Credit Agreement)). In the event the Prepetition ABL Secured Debt is Cash Collateralized in Full, the Debtors shall continue to make the Prepetition ABL Adequate Protection Payments (as defined below) and all other payments set forth in paragraph 14 of this Interim Order.
(e)    No rights, protections or remedies of the DIP Agent or the DIP Lenders granted by the provisions of this Interim Order or the DIP Documents shall be limited, modified or impaired in any way by: (i) any actual or purported withdrawal of the consent of any party to the Loan Parties’ authority to continue to use Cash Collateral; (ii) any actual or purported termination of the Loan Parties’ authority to continue to use Cash Collateral; or (iii) the terms of any other order or stipulation related to the Loan Parties’ continued use of Cash Collateral or the provision of adequate protection to any party.
10.    Limitation on Charging Expenses Against Collateral. Subject only to and effective upon entry of the Final Order, except to the extent of the Carve-Out, no costs or expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the Collateral (including Cash Collateral) pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the DIP Agent, the Prepetition Term Loan Agent or the Prepetition ABL Agent, as the case may be and in each case acting at the written direction of the requisite percentage of DIP Lenders, Prepetition Term Loan Lenders or Prepetition ABL Lenders, as applicable, and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Agent, the DIP Lenders, the Prepetition ABL Agent, the Prepetition Term Loan Agent or other Prepetition Secured Parties, and nothing contained in this Interim Order shall be deemed to be a consent by the DIP Agent, the DIP Lenders or the Prepetition Secured Parties to any charge, lien, assessment or claim against the Collateral under section 506(c) of the Bankruptcy Code or otherwise.
11.    Payments Free and Clear. Subject only to the Carve-Out, any and all payments or proceeds remitted to the DIP Agent, the Prepetition ABL Agent or the Prepetition Term Loan Agent on behalf of itself and the DIP Lenders, the Prepetition ABL Lenders or the Prepetition Term Loan Lenders, as the case may be, in each case pursuant to the provisions of this Interim Order or the Final Order or the DIP Documents shall be received free and clear of any claim, charge, assessment or other liability.
12.    Use of Cash Collateral. Subject to the terms and conditions of this Interim Order and the DIP Documents, the Loan Parties are hereby authorized to use Cash Collateral during the period beginning on the Petition Date and ending on the date on which a Termination Event (as defined below) occurs for disbursements set forth in the Rolling Budget (as defined in the DIP Credit Agreement, and as such budget may be modified from time to time by the Loan Parties with the prior written consent of the DIP Agent at the direction of the Required Lenders, as defined in the DIP Credit Agreement) (such initial Rolling Budget, the “Interim DIP Budget,” attached to the DIP Credit Agreement as Exhibit G) and, solely if such modified budget contemplates an Out-of-Formula Event, the Prepetition ABL Agent, subject to any permitted variances as set forth in the DIP Credit Agreement); provided that (a) the Prepetition Secured Parties are granted the adequate protection as hereinafter set forth and (b) except on the terms and conditions of this Interim Order, the Loan Parties shall be enjoined and prohibited from at any times using the Cash Collateral absent further order of the Court. For purposes of this Interim Order, a “Termination Event” shall occur with respect to each of the following, if:

(i)
(A) an Event of Default has occurred, (B) the DIP Agent delivered a notice to the Debtors’ lead counsel that an Event of Default has occurred, and (C) the Debtors have not cured such an Event of Default or obtained a ruling from the Bankruptcy Court that no Event of Default has occurred, in each case within five (5) business days following such notice;

(ii)
(A) an event listed in paragraph 17(b) of this Interim Order has occurred, (B) the Prepetition Term Loan Agent or the Prepetition ABL Agent delivered a notice to the Debtors’ lead counsel that such an event has occurred, and (C) solely with respect to an event listed in clauses (i) or (ii) of paragraph 17(b), the Debtors have not cured such an event within five (5) business days following such notice (the five day period described in clauses (i) and (ii) above, the “Cash Collateral Access Grace Period”);

(iii)	a Borrowing Base Default has occurred; or

(iv)	a Letter of Credit Default has occurred.
13.    Adequate Protection of Prepetition Term Loan Secured Parties. The Prepetition Term Loan Secured Parties are entitled, pursuant to sections 361, 362, 363(e), 364(d)(1) and 507 of the Bankruptcy Code, to adequate protection of their interests in the Prepetition Collateral, including the Cash Collateral, for and equal in amount to the aggregate diminution in the value of the Prepetition Secured Parties’ prepetition security interests in all Prepetition Collateral (including Cash Collateral) from and after the Petition Date, if any, for any reason provided for under the Bankruptcy Code, including, without limitation, any such diminution resulting from the depreciation, sale, lease or use by the Loan Parties (or other decline in value) of the Prepetition Collateral, the priming of the Prepetition Term Loan Secured Parties’ security interests and liens in the Prepetition Collateral by the DIP Agent and the DIP Lenders pursuant to the DIP Documents and this Interim Order, or the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code (the “Prepetition Term Loan Adequate Protection Claim”). As adequate protection of the Prepetition Term Loan Adequate Protection Claim, the Prepetition Term Loan Secured Parties are hereby granted the following (collectively, the “Prepetition Term Loan Adequate Protection Obligations”):
(a)    Prepetition Term Loan Secured Parties Adequate Protection Liens. The Prepetition Term Loan Agent (for itself and for the benefit of the Prepetition Term Loan Lenders) is hereby granted (automatically effective and perfected upon the Petition Date and without the necessity of the execution of any mortgages, security agreements, pledge agreements, financing statements or other agreements), to secure the amount of the Prepetition Term Loan Adequate Protection Claim, a valid, binding, continuing, enforceable, fully perfected security interest in and lien upon all of the Collateral (including, without limitation, Unencumbered Property and, subject to entry of the Final Order, Avoidance Proceeds), subject and subordinate only to: (i) the DIP Liens and any liens to which the DIP Liens are junior (including, without limitation, with respect to the ABL Facility Priority Collateral and the ABL Postpetition Collateral, the Prepetition ABL Liens and the Prepetition ABL Adequate Protection Liens) and (ii) the Carve-Out (the “Prepetition Term Loan Adequate Protection Liens”).
(b)    Prepetition Term Loan Secured Parties Section 507(b) Claim. The Prepetition Term Loan Secured Parties are hereby granted, subject to the Carve-Out, an allowed superpriority administrative expense claim as provided for in section 507(b) of the Bankruptcy Code in the amount of the Prepetition Term Loan Adequate Protection Claim with, except as set forth in this Interim Order, priority in payment over any and all administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code (the “Prepetition Term Loan Secured Parties 507(b) Claim”). The Prepetition Term Loan Secured Parties 507(b) Claim shall have recourse to and be payable from all of the Collateral including, without limitation, subject to entry of the Final Order, the Avoidance Proceeds. The Prepetition Term Loan Secured Parties 507(b) Claim shall be (i) subject and subordinate only to (x) the Carve-Out and (y) the DIP Superpriority Claims granted in respect of the DIP Obligations and (ii) pari passu with the Prepetition ABL Secured Parties 507(b) Claim (as defined below). Except to the extent expressly set forth in this Interim Order or the DIP Credit Agreement, the Prepetition Term Loan Secured Parties shall not receive or retain any payments, property or other amounts in respect of the Prepetition Term Loan Secured Parties 507(b) Claim unless and until the DIP Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and any claims having a priority superior to or pari passu with the DIP Superpriority Claims have indefeasibly been paid in full in cash in accordance with the DIP Documents and the Commitments have been terminated. Notwithstanding the foregoing, the Prepetition Term Loan Secured Parties 507(b) Claim shall not be payable from or have recourse to the ABL Facility Priority Collateral or the ABL Postpetition Collateral unless and until the Prepetition ABL Secured Debt has been satisfied in full in cash and all Letters of Credit have been terminated or Cash Collateralized in Full or the ABL Secured Parties have agreed in writing to a different treatment of the Prepetition ABL Secured Debt and all Letters of Credit.
(c)    Prepetition Term Loan Lender Cash Payments. The Prepetition Term Loan Agent shall receive from the Debtors for the benefit of itself and the Prepetition Term Loan Secured Parties, (i) to the extent not already received, upon entry of this Interim Order and receipt of an invoice for such amounts, immediate cash payment of all accrued and unpaid interest on the Prepetition Term Loan Secured Debt at the default rate provided for in the Prepetition Term Loan Documents through the date of entry of this Interim Order and all other accrued and unpaid fees and expenses owing to the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders and, in each case, chargeable and reimbursable under the Prepetition Term Loan Documents incurred prior to the Petition Date, (ii) cash payments, on the first business day of each month, in an amount equal to the non-default interest payable under the Prepetition Term Loan Credit Agreement, but not including payment of the Applicable Premium; provided that the Prepetition Term Loan Lenders reserve the right to assert interest at the default rate; provided, further, that the Prepetition Term Loan Lenders shall (x) forbear from exercising such right so long as an Event of Default has not occurred and (y) waive such right upon the Debtors’ emergence pursuant to an Acceptable Plan of Reorganization (as defined in the DIP Credit Agreement); provided, further, that the payments made under this paragraph 13(c)(ii) shall be without prejudice to the right of any party as to whether such payments constitute postpetition interest allowable under section 506(b) of the Bankruptcy Code or are in respect of principal, and (iii) cash payments of principal in the amount, and on the dates, set forth in section 2.07 of the Prepetition Term Loan Credit Agreement (clauses (i), (ii), and (iii) collectively, the “Prepetition Term Loan Adequate Protection Payments”).
(d)    Prepetition Term Loan Secured Parties Fees and Expenses. Without duplication of amounts required to be paid pursuant to the DIP Documents, (i) upon entry of this Interim Order, the Loan Parties shall pay in cash all reasonable and documented out-of-pocket professional fees, expenses and disbursements payable to the advisors to the Prepetition Term Loan Agent (including, without limitation, Lowenstein Sandler LLP) and the Prepetition Term Loan Lenders (including, without limitation, Davis Polk & Wardwell LLP, Potter Anderson & Corroon LLP and PJT Partners) that have accrued as of the Petition Date promptly upon the receipt of invoices therefor and (ii) the Loan Parties shall pay in cash all reasonable and documented out-of-pocket professional fees, expenses and disbursements payable to the advisors to the Prepetition Term Loan Agent (including, without limitation, Lowenstein Sandler LLP) and the Prepetition Term Loan Lenders (including, without limitation, Davis Polk & Wardwell LLP, Potter Anderson & Corroon LLP and PJT Partners) that have accrued on or after the Petition Date. The payment of the fees, expenses and disbursements set forth in clause (ii) of the foregoing sentence shall be made within ten (10) days (which time period may be extended by the applicable professional) after the receipt by the Debtors, the Creditors’ Committee and the U.S. Trustee (the “Term Loan Fees Review Period”) of invoices therefor (the “Term Loan Invoiced Fees”) and without the necessity of filing formal fee applications. The invoices for such Term Loan Invoiced Fees shall include the number of hours billed (except for financial advisors compensated on other than an hourly basis) and a reasonably detailed description of services provided and the expenses incurred by the applicable professional; provided, however, that any such invoice: (i) may be redacted to protect privileged, confidential or proprietary information and (ii) shall not be required to contain individual time detail (provided, that such invoice shall contain (except for financial advisors compensated on other than an hourly basis), at a minimum, summary data regarding hours worked by each timekeeper for the applicable professional and such timekeepers’ hourly rates). The Debtors, the Creditors’ Committee and the U.S. Trustee may object to any portion of the Term Loan Invoiced Fees (the “Term Loan Disputed Invoiced Fees”) within the Term Loan Fees Review Period by filing with the Court a motion or other pleading, on at least ten (10) days’ prior written notice to the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders of any hearing on such motion or other pleading, setting forth the specific objections to the Term Loan Disputed Invoiced Fees in reasonable narrative detail and the bases for such objections; provided, that payment of any undisputed portion of Term Loan Invoiced Fees shall be paid within the time frame set forth above and shall not be delayed based on any objections thereto; provided, further, that the applicable parties shall endeavor to consensually resolve any such dispute in good faith prior to the filing of any such motion or pleading.
(e)    Adequate Protection Milestones and Covenants. The Prepetition Term Loan Agent, on behalf of itself and the Prepetition Term Loan Lenders, is hereby entitled to performance of those certain case milestones set forth in section 6.20 of the DIP Credit Agreement and those certain covenants set forth in section 6.07 and section 8.01(k) of the DIP Credit Agreement, in each case as may be waived, amended, modified or extended from time to time by the Required Lenders (as defined in the DIP Credit Agreement) (the “Adequate Protection Milestones and Covenants”).

(f)    Information Rights. The Debtors shall promptly provide the Prepetition Term Loan Agent, on behalf of itself and the Prepetition Term Loan Lenders, with all required written financial reporting and other periodic reporting that is provided to the DIP Agent or the DIP Lenders. In addition, the Prepetition Term Loan Lenders are hereby entitled to the rights set forth in section 6.10(c) of the Prepetition Term Loan Credit Agreement.
(g)    The Adequate Protection Milestones and Covenants and reporting obligations in subparagraphs (e) and (f) above shall survive any termination of the DIP Credit Agreement or the Commitments thereunder. Following any such termination of the DIP Credit Agreement or the Commitments thereunder, the Adequate Protection Milestones and Covenants may be waived, amended, modified or extended from time to time solely by the Required Lenders (as defined in the Prepetition Term Loan Credit Agreement) in their sole discretion.
14.    Adequate Protection of Prepetition ABL Secured Parties. The Prepetition ABL Secured Parties are entitled, pursuant to sections 361, 362, 363(e), 364(d)(1) and 507 of the Bankruptcy Code, to adequate protection of their interests in the ABL Facility Priority Collateral, including the Cash Collateral, for and equal in amount to the aggregate diminution in the value of the Prepetition ABL Secured Parties’ prepetition security interests in the ABL Facility Priority Collateral (including Cash Collateral) from and after the Petition Date, if any, for any reason provided for under the Bankruptcy Code, including, without limitation, any such diminution resulting from the depreciation, sale, lease or use by the Loan Parties (or other decline in value) of the ABL Facility Priority Collateral or the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code (the “Prepetition ABL Adequate Protection Claim” and, together with the Prepetition Term Loan Adequate Protection Claim, the “Adequate Protection Claims”). As adequate protection of the Prepetition ABL Adequate Protection Claim, the Prepetition ABL Secured Parties are hereby granted the following (collectively, the “Prepetition ABL Adequate Protection Obligations” and, together with the Prepetition Term Loan Adequate Protection Obligations, the “Adequate Protection Obligations”):
(a)    Prepetition ABL Secured Parties Adequate Protection Liens. The Prepetition ABL Agent (for itself and on behalf of the Prepetition ABL Lenders) is hereby granted (automatically effective and perfected upon the Petition Date and without the necessity of the execution of any mortgages, security agreements, pledge agreements, financing statements or other agreements), to secure the amount of the Prepetition ABL Adequate Protection Claim, a valid, binding, continuing, enforceable, fully perfected first priority security interest in and lien upon all of the ABL Facility Priority Collateral created or acquired on or after the Petition Date (including, all proceeds, products, or profits of such ABL Facility Priority Collateral created or acquired on and after the Petition Date to the extent such proceeds, products or profits themselves constitute ABL Facility Priority Collateral (the “ABL Postpetition Collateral”)) (the “Prepetition ABL Adequate Protection Liens” and, together with the Prepetition Term Loan Adequate Protection Liens, the “Adequate Protection Liens”), subject and subordinate only to the Carve-Out and valid, perfected and unavoidable liens existing as of the Petition Date to the extent that such liens are senior to the liens of the Prepetition ABL Secured Parties on the ABL Postpetition Collateral. For the avoidance of doubt, (i) the ABL Postpetition Collateral shall include, without limitation, all accounts (including unbilled accounts and accounts which constitute proceeds of inventory and are treated as account receivable on the books of a Loan Party but excluding accounts arising solely from the sale, lease, license, assignment or other disposition of Term Loan Priority Collateral other than inventory) of the Borrower and the Guarantors generated on and after the Petition Date and all proceeds, products or profits of such accounts to the extent such proceeds, products or profits themselves constitute ABL Facility Priority Collateral, (ii) the Prepetition ABL Adequate Protection Liens shall be senior in priority to the DIP Liens, the Prepetition Term Loan Liens and the Prepetition Term Loan Adequate Protection Liens with respect to the ABL Facility Priority Collateral and the ABL Postpetition Collateral and (iii) there shall be no Prepetition ABL Adequate Protection Liens on, and there are no Prepetition ABL Liens on, (x) the Unencumbered Property that is not ABL Postpetition Collateral or (y) the Term Loan Priority Collateral.
(b)    Prepetition ABL Secured Parties Section 507(b) Claim. The Prepetition ABL Secured Parties are hereby granted, subject to the Carve-Out, an allowed superpriority administrative expense claim as provided for in section 507(b) of the Bankruptcy Code in the amount of the Prepetition ABL Adequate Protection Claim (the “Prepetition ABL Secured Parties 507(b) Claim” and together with the Prepetition Term Loan Secured Parties 507(b) Claim, the “507(b) Claims”). The Prepetition ABL Secured Parties 507(b) Claim shall have recourse to and be payable from all of the Collateral including, without limitation, subject to entry of the Final Order, the Avoidance Proceeds; provided, however, the Prepetition ABL Secured Parties 507(b) Claim shall be (i) subject and subordinate only to the Carve-Out and the DIP Superpriority Claims granted in respect of the DIP Obligations and (ii) pari passu with the Prepetition Term Loan Secured Parties 507(b) Claim. Except to the extent expressly set forth in this Interim Order or the DIP Credit Agreement, the Prepetition ABL Secured Parties shall not receive or retain any payments, property or other amounts solely on account of the Prepetition ABL Secured Parties 507(b) Claim unless and until the DIP Obligations (other than contingent indemnification obligations as to which no claim has been asserted) have indefeasibly been paid in full in cash in accordance with the DIP Documents and the Commitments have been terminated.

(c)    Prepetition ABL Lender Cash Payments. The Prepetition ABL Agent shall receive from the Debtors for the benefit of itself and the Prepetition ABL Secured Parties, (i) to the extent not already received, upon entry of this Interim Order and receipt of an invoice for such amounts, immediate cash payment of all accrued and unpaid fees with respect to the Prepetition ABL Secured Debt at the rates provided for in the Prepetition ABL Loan Documents and all other accrued and unpaid fees and expenses owing to the Prepetition ABL Agent and the Prepetition ABL Lenders and, in each case, chargeable and reimbursable under the Prepetition ABL Loan Documents incurred prior to the Petition Date (including, for the avoidance of doubt, payment of all prepetition accrued and unpaid letter of credit fees and commitment fees), (ii) with respect to outstanding Letters of Credit, cash payments, paid on each date and in the manner specified in Section 2.03(h) and Section 2.03(i) of the Prepetition ABL Credit Agreement, in an amount equal to the Letter of Credit Fee (as defined in the Prepetition ABL Credit Agreement and based on the default rate) and the fronting, issuance, presentation, amendment and other processing fees and other standard costs and charges and (iii) cash payment of accrued interest on any “Unreimbursed Amount” (as defined in the Prepetition ABL Credit Agreement) in accordance with paragraph 14(i) of this Interim Order (clauses (i), (ii) and (iii), collectively, the “Prepetition ABL Adequate Protection Payments” and, together with the Prepetition Term Loan Adequate Protection Payments, the “Adequate Protection Payments”).
(d)    Prepetition ABL Secured Parties Fees and Expenses. (i) Upon entry of this Interim Order, the Loan Parties shall pay in cash all reasonable and documented out-of-pocket professional fees, expenses and disbursements payable to the advisors to the Prepetition ABL Agent (including, without limitation, Vinson & Elkins LLP and Morris, Nichols, Arsht & Tunnell LLP) or any of the Prepetition ABL Lenders that have accrued as of the Petition Date promptly upon the receipt of invoices therefor and (ii) the Loan Parties shall pay in cash all reasonable and documented out-of-pocket professional fees, expenses and disbursements payable to the advisors to the Prepetition ABL Agent (including, without limitation, Vinson & Elkins LLP and Morris, Nichols, Arsht & Tunnell LLP) or any of the Prepetition ABL Lenders that have accrued on or after the Petition Date. The payment of the fees, expenses and disbursements set forth in clause (ii) of the foregoing sentence shall be made within ten (10) days (which time period may be extended by the applicable professional) after the receipt by the Debtors, the Creditors’ Committee and the U.S. Trustee (the “ABL Fees Review Period”) of invoices therefor (the “ABL Invoiced Fees”) and without the necessity of filing formal fee applications. The invoices for such ABL Invoiced Fees shall include the number of hours billed (except for financial advisors compensated on other than an hourly basis) and a reasonably detailed description of services provided and the expenses incurred by the applicable professional; provided, however, that any such invoice: (i) may be redacted to protect privileged, confidential or proprietary information and (ii) shall not be required to contain individual time detail (provided, that such invoice shall contain (except for financial advisors compensated on other than an hourly basis), at a minimum, summary data regarding hours worked by each timekeeper for the applicable professional and such timekeepers’ hourly rates). The Debtors, the Creditors’ Committee and the U.S. Trustee may object to any portion of the ABL Invoiced Fees (the “ABL Disputed Invoiced Fees”) within the ABL Review Fees Period by filing with the Court a motion or other pleading, on at least ten (10) days’ prior written notice to the Prepetition ABL Agent and the Prepetition ABL Lenders of any hearing on such motion or other pleading, setting forth the specific objections to the ABL Disputed Invoiced Fees in reasonable narrative detail and the bases for such objections; provided, that payment of any undisputed portion of ABL Invoiced Fees shall be paid within the time frame set forth above and shall not be delayed based on any objections thereto; provided, further, that the applicable parties shall endeavor to consensually resolve any such dispute in good faith prior to the filing of any such motion or pleading.
(e)    Information Rights. The Debtors shall provide the Prepetition ABL Secured Parties with all required written financial and other periodic reporting,  and shall permit the Prepetition ABL Agent to exercise inspection rights (including conducting a field examination), in each case in accordance with the terms of the Prepetition ABL Loan Documents; provided, however, the Debtors stipulate and agree that a Weekly BBC Trigger Period (as defined in the Prepetition ABL Credit Agreement) is in effect and thus the Debtors shall deliver to the Prepetition ABL Agent a weekly Borrowing Base Certificate (as defined in the Prepetition ABL Credit Agreement) on the third (3rd) business day after the end of each calendar week. In addition, the Debtors shall promptly provide the Prepetition ABL Agent, on behalf of itself and the other Prepetition ABL Lenders, with copies of all required written financial reporting and other periodic reporting that is provided to the DIP Agent or the DIP Lenders including without limitation the variance report required by Section 6.01 (h) of the DIP Credit Agreement.
(f)    Borrowing Base. Effective as of the Petition Date, the definition of Borrowing Base as set forth in the Prepetition ABL Credit Agreement shall be amended and restated as follows:
“Borrowing Base” means, on any date of determination, an amount equal to the lesser of (a) $51,062,139; or (b) the sum, without duplication, of the following:

(i)	75% of the Value of Eligible Accounts, plus

(ii)	the lesser of (A) 70% of the Value of Eligible Unbilled Accounts and (B) $25,000,000, minus

(iii)	the Availability Reserve.

If for any reason the Total Outstandings (as defined in the Prepetition ABL Credit Agreement) at any time exceeds the Borrowing Base at such time (an “Out-of-Formula Event”), the Debtors shall, within five (5) business days after receipt of notice by e-mail from the lead counsel to the Prepetition ABL Agent to lead counsel to the Debtors, the U.S. Trustee and counsel to the Prepetition Term Loan Lenders of such Out-of-Formula event, deposit cash into the ABL Segregated Cash Collateral Account in an aggregate amount equal to such excess. In the event the Debtors fail to timely satisfy their obligations under the immediately preceding sentence (such failure, a “Borrowing Base Default”), the Debtors’ right to use any Cash Collateral that is ABL Facility Priority Collateral or ABL Postpetition Collateral shall be automatically terminated without further notice, application, hearing or order of the Court unless and until such default is cured. The “ABL Segregated Cash Collateral Account” means that certain segregated Cash Collateral account, BofA Account No. XXXXXX8520, established with and pledged to the Prepetition ABL Agent (which Cash Collateral and account shall constitute ABL Facility Priority Collateral and ABL Postpetition Collateral for all purposes hereunder), which has a balance of $5.9 million as of the date hereof. The ABL Segregated Cash Collateral Account shall be under the exclusive dominion and control of the Prepetition ABL Agent and the Debtors shall have no right or ability to withdraw or otherwise use the Cash Collateral on deposit therein absent the written consent of the Prepetition ABL Agent.
(g)    Commitments. No commitments to make loans or issue or renew Letters of Credit shall remain in effect under the Prepetition ABL Credit Agreement from and after the Petition Date, and the only obligations of the Prepetition ABL Secured Parties under the Prepetition ABL Credit Agreement after the Petition Date shall be solely with respect to the drawings under Letters of Credit in existence immediately prior to the Petition Date.

(h)    Liability Payments. Subject to entry of an appropriate order of the Court, the Debtors shall continue to pay when due in the ordinary course all claims and liabilities that are supported by any Letter of Credit issued under the Prepetition ABL Credit Agreement.
(i)    Reimbursement. The Debtors shall reimburse the L/C Issuers (under and as defined in the Prepetition ABL Credit Agreement) on the “Honor Date” (as defined therein) in accordance with the terms of Section 2.03(c) of the Prepetition ABL Credit Agreement, including the payment of interest on any unreimbursed amount accrued at a rate per annum equal to the base rate plus 4.25% in accordance with the terms thereof for any payment under a Letter of Credit honored by any of the L/C Issuers (an “L/C Draw”). In the event the Debtors fail to pay the “Unreimbursed Amount” (as defined in the Prepetition ABL Credit Agreement) in full in cash by 11:00 am Central time on the next business day with respect to an L/C Draw as to which the Debtors receive notice before 3:00 pm Central time on the day on which the L/C Draw occurred, then the Prepetition ABL Agent shall be entitled (without further notice, application, hearing or order of the Court) at any time thereafter to apply funds in the ABL Segregated Cash Collateral Account to pay such Unreimbursed Amount, including all applicable accrued and unpaid interest and fees. If the amount of funds in the ABL Segregated Cash Collateral Account is insufficient to pay in full such Unreimbursed Amount, including all applicable accrued and unpaid interest and fees, then within 30 days after the Honor Date, the Prepetition ABL Agent shall be entitled to apply the ABL Facility Priority Collateral and/or the ABL Postpetition Collateral collected and deposited into any deposit account with the Prepetition ABL Agent or any Prepetition ABL Lender to pay any Unreimbursed Amount, including all applicable accrued and unpaid interest and fees. In the event the Unreimbursed Amount remains unsatisfied, including all applicable accrued and unpaid interest and fees, within 40 days after the Honor Date because of the insufficiency of the foregoing two enumerated sources or for any other reason (a “Letter of Credit Default”), the Debtors’ right to use any Cash Collateral that is ABL Facility Priority Collateral or ABL Postpetition Collateral shall be automatically terminated without further notice, application, hearing or order of the Court. The automatic stay provisions of section 362 of the Bankruptcy Code are hereby vacated and modified to the extent necessary to allow the Prepetition ABL Agent and the Prepetition ABL Lenders to enforce all rights provided for in this paragraph.
15.    Reservation of Rights of Prepetition Secured Parties. Under the circumstances and given that the above-described adequate protection is consistent with the Bankruptcy Code, including section 506(b) thereof, the Court finds that the adequate protection provided herein is reasonable and sufficient to protect the interests of the Prepetition Secured Parties. Notwithstanding any other provision hereof, the grant of adequate protection to the Prepetition Secured Parties pursuant to this Interim Order is without prejudice to the right of any of the Prepetition Secured Parties upon a change in circumstances to seek modification of the grant of adequate protection provided hereby so as to provide different or additional adequate protection and all other parties’ rights to contest such request (subject to the ICA); provided that any such additional or modified adequate protection (other than the Prepetition ABL Adequate Protection Liens on ABL Facility Priority Collateral and ABL Postpetition Collateral) shall at all times be subordinate and junior to the claims and liens of the DIP Agent and the DIP Lenders granted under this Interim Order and the DIP Documents.
16.    Perfection of DIP Liens and Adequate Protection Liens.
(a)    The DIP Agent, the DIP Lenders and the Prepetition Secured Parties are hereby authorized, but not required, to file or record (and to execute in the name of the Loan Parties, as their true and lawful attorneys, with full power of substitution, to the maximum extent permitted by law) financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments in any jurisdiction, or take possession of or control over cash or securities, notate its name as secured party on any certificates of title for a titled good, or take any other action in order to validate and perfect the liens and security interests granted to them hereunder. Whether or not the DIP Agent, on behalf of the DIP Lenders, the Prepetition ABL Agent, on behalf of the Prepetition ABL Lenders, or the Prepetition Term Loan Agent, on behalf of the Prepetition Term Loan Lenders, shall, in their sole discretion, choose to file such financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or take possession of or control over any cash or securities, notate its name as secured party on any certificates of title for a titled good, or otherwise confirm perfection of the liens and security interests granted to them hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination (other than as provided in this Interim Order), as of the Petition Date. Upon the request of the DIP Agent, the Prepetition Term Loan Agent, or the Prepetition ABL Agent, each of the Loan Parties, without any further consent of any party, is authorized and directed to take, execute, deliver and file such instruments (in each case, without representation or warranty of any kind) to enable the DIP Agent, the Prepetition Term Loan Agent or the Prepetition ABL Agent to further validate, perfect, preserve and enforce the DIP Liens or the Prepetition Adequate Protection Liens (as the case may be). All such documents will be deemed to have been recorded and filed as of the Petition Date.
(b)    A certified copy of this Interim Order may, in the discretion of the DIP Agent, the Prepetition Term Loan Agent or the Prepetition ABL Agent, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized and directed to accept such certified copy of this Interim Order for filing and/or recording, as applicable. For the avoidance of doubt, the automatic stay provisions of section 362(a) of the Bankruptcy Code shall be modified to the extent necessary to permit the DIP Agent, the Prepetition Term Loan Agent or the Prepetition ABL Agent to take all actions, as applicable, referenced in this subparagraph (b) and the immediately preceding subparagraph (a).
17.    Preservation of Rights Granted Under This Interim Order.
(a)    Other than the Carve-Out and other claims and liens expressly granted by this Interim Order, absent the express written consent of the DIP Lenders, the Prepetition Secured Parties and the Debtors, in their sole discretion, no claim or lien having a priority superior to or pari passu with those granted by this Interim Order to the DIP Agent and the DIP Lenders or the Prepetition Secured Parties shall be permitted while any of the DIP Obligations or the Adequate Protection Obligations remain outstanding other than valid, perfected and otherwise unavoidable prepetition liens to which the DIP Liens or the Adequate Protection Obligations, as applicable, are subject and subordinate pursuant to this Interim Order, and, except as otherwise expressly provided in paragraphs 8 or 13(a) of this Interim Order, the DIP Liens and the Adequate Protection Liens shall not be: (i) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Loan Parties’ estates under section 551 of the Bankruptcy Code; (ii) subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise; (iii) subordinated to or made pari passu with any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other domestic or foreign governmental unit (including any regulatory body), commission, board or court for any liability of the Loan Parties; or (iv) subject or junior to any intercompany or affiliate liens or security interests of the Loan Parties.

(b)    If (A) any of the Loan Parties, without the prior written consent of the Required Lenders (as defined in each of the DIP Credit Agreement, the Prepetition Term Loan Credit Agreement and the Prepetition ABL Agreement) and, in addition, solely with respect to (iii) below, the Prepetition Term Loan Agent and the DIP Agent, seeks, proposes or supports (whether by way of motion or other pleadings filed with the Court or any other writing executed by any Loan Party or by oral argument), or if there is entered or confirmed (in each case, as applicable), or if there occurs:

(i)	a failure of the Debtors to make any payment under this Interim Order to any of the Prepetition Secured Parties when due;

(ii)
a failure of the Debtors to (x) observe or perform any of the material terms or provisions contained in this Interim Order or (y) comply with any covenant or agreement in this Interim Order in any material respect;

(iii)	any modifications, amendments, reversal or extensions of this Interim Order, and no such consent shall be implied by any other action, inaction or acquiescence by any party;

(iv)	an order converting or dismissing any of the Cases;

(v)	an order appointing a chapter 11 trustee in the Cases;

(vi)	an order appointing an examiner with enlarged powers in the Cases (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code);

(vii)	a plan of reorganization other than an Acceptable Plan of Reorganization (as defined in the DIP Credit Agreement) or confirmation thereof;

(viii)
confirmation of a plan that does not provide for the indefeasible payment in full in cash of the Prepetition ABL Secured Debt and termination of all Letters of Credit, or such other treatment of the Prepetition ABL Secured Debt and all Letters of Credit as may be agreed to in writing by the Debtors and the Prepetition ABL Agent;

(ix)	the sale of all or substantially all of the assets of the Loan Parties (except to the extent permitted under the DIP Documents), which does not provide for the repayment in full in cash of all DIP

Obligations (other than any contingent indemnification or expense reimbursement obligations for which no claim has been made) and for the indefeasible payment in full in cash of the Prepetition ABL Secured Debt and termination of all Letters of Credit or for the Prepetition ABL Secured Debt to be Cash Collateralized in Full upon the consummation thereof, or such other treatment of the Prepetition ABL Secured Debt and all Letters of Credit as may be agreed to by the Debtors and the Prepetition ABL Agent; or

(x)
a failure of the Debtors to pay in full in cash the Prepetition ABL Secured Debt and to terminate all Letters of Credit, or provide such other treatment of the Prepetition ABL Secured Debt as may be agreed to in writing by the Debtors and the Prepetition ABL Agent by the Maturity Date (as defined in the DIP Credit Agreement);

(B) the Prepetition Term Loan Credit Agent or the Prepetition ABL Agent delivers to the Debtors’ lead counsel notice that one of the events set forth above has occurred; and (C) solely with respect to clauses (i) and (ii) above, the Debtors fail to cure such an event during the Cash Collateral Grace Period, then a Termination Event under this Interim Order shall occur. Notwithstanding any order that may be entered dismissing any of the Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered: (i) the DIP Superpriority Claims, the 507(b) Claims, the DIP Liens and the Adequate Protection Liens shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all DIP Obligations and Adequate Protection Obligations shall have been indefeasibly paid in full in cash (and that such DIP Superpriority Claims, 507(b) Claims, DIP Liens and Adequate Protection Liens shall, notwithstanding such dismissal, remain binding on all parties in interest); (ii) the other rights granted by this Interim Order shall not be affected; and (iii) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in this paragraph and otherwise in this Interim Order. Notwithstanding anything to the contrary in this paragraph 17(b) or elsewhere in this Interim

Order, the Debtors shall have the right, regardless of whether an Event of Default under this Interim Order has occurred, or whether a Cash Collateral Access Grace Period has commenced and is continuing, to seek non-consensual use of Cash Collateral of the Prepetition Secured Parties (whether by way of motion or other pleadings filed with the Court, or any other writing executed by any loan Party, or by oral argument).
(c)    If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacation or stay shall not affect: (i) the validity, priority or enforceability of any DIP Obligations or Adequate Protection Obligations incurred prior to the actual receipt of written notice by the DIP Agent, the Prepetition ABL Agent or the Prepetition Term Loan Agent, as applicable, of the effective date of such reversal, modification, vacation or stay; or (ii) the validity, priority or enforceability of the DIP Liens or the Adequate Protection Liens. Notwithstanding any such reversal, modification, vacation or stay of any use of Cash Collateral, any DIP Obligations, DIP Liens, Adequate Protection Obligations or Adequate Protection Liens incurred by the Loan Parties to the DIP Agent, the DIP Lenders or the Prepetition Secured Parties, as the case may be, prior to the actual receipt of written notice by the DIP Agent, the Prepetition ABL Agent or the Prepetition Term Loan Agent, as applicable, of the effective date of such reversal, modification, vacation or stay shall be governed in all respects by the original provisions of this Interim Order, and the DIP Agent, the DIP Lenders and the Prepetition Secured Parties shall be entitled to all the rights, remedies, privileges and benefits granted in section 364(e) of the Bankruptcy Code, this Interim Order and the DIP Documents with respect to all uses of Cash Collateral, DIP Obligations and Adequate Protection Obligations.
(d)    Except as expressly provided in this Interim Order or in the DIP Documents, the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the 507(b) Claims

and the Adequate Protection Obligations and all other rights and remedies of the DIP Agent, the DIP Lenders and the Prepetition Secured Parties granted by the provisions of this Interim Order and the DIP Documents shall survive, and shall not be modified, impaired or discharged by: (i) the entry of an order converting any of the Cases to a case under chapter 7, dismissing any of the Cases, terminating the joint administration of the Cases or by any other act or omission; (ii) the entry of an order approving the sale of any Collateral pursuant to section 363(b) of the Bankruptcy Code (except to the extent permitted by the DIP Documents); or (iii) the entry of an order confirming a chapter 11 plan in any of the Cases and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Loan Parties have waived any discharge as to any remaining DIP Obligations or Adequate Protection Obligations. The terms and provisions of this Interim Order and the DIP Documents shall continue in the Cases, in any successor cases if the Cases cease to be jointly administered and in any superseding chapter 7 cases under the Bankruptcy Code, and the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Obligations and the 507(b) Claims and all other rights and remedies of the DIP Agent, the DIP Lenders and the Prepetition Secured Parties granted by the provisions of this Interim Order and the DIP Documents shall continue in full force and effect until the DIP Obligations and the Adequate Protection Obligations are indefeasibly paid in full in cash, as set forth herein and in the DIP Documents, and the Commitments have been terminated.
18.    Effect of Stipulations on Third Parties. The Debtors’ stipulations, admissions, agreements and releases contained in this Interim Order, including, without limitation, in paragraph 4 of this Interim Order, shall be binding upon the Debtors and any successor thereto (including, without limitation, any chapter 7 or chapter 11 trustee or examiner appointed or elected for any of the Debtors) in all circumstances and for all purposes. The Debtors’ stipulations, admissions, agreements and releases contained in this Interim Order, including, without limitation, in paragraph 4 of this Interim Order, shall be binding upon all other parties in interest, including, without limitation, any statutory or non-statutory committees appointed or formed in the Cases (including the Creditors’ Committee, if any) and any other person or entity acting or seeking to act on behalf of the Debtors’ estates, including any chapter 7 or chapter 11 trustee or examiner appointed or elected for any of the Debtors, in all circumstances and for all purposes unless: (a) such committee or any other party in interest (subject in all respects to any agreement or applicable law that may limit or affect such entity’s right or ability to do so), in each case, with requisite standing granted by the Court, has timely filed an adversary proceeding or contested matter (subject to the limitations contained herein, including, inter alia, in this paragraph 18) by no later than (i) (x) with respect to parties in interest other than the Creditors’ Committee, 75 calendar days after entry of this Interim Order and (y) with respect to the Creditors’ Committee, 60 calendar days after the appointment of the Creditors’ Committee, if any, (ii) any such later date as has been agreed to, in writing, by the Prepetition ABL Agent (with the consent of the Required Lenders (as defined in the Prepetition ABL Credit Agreement)) and the Prepetition Term Loan Agent (with the consent of the Required Lenders (as defined in the Prepetition Term Loan Credit Agreement)), as applicable, and (iii) any such later date as has been ordered by the Court for cause upon a motion filed and served within any applicable period of time set forth in this paragraph (the time period established by the foregoing clauses (i), (ii), and (iii), the “Challenge Period”), (A) objecting to or challenging the amount, validity, perfection, enforceability, priority or extent of the Prepetition Secured Debt or the Prepetition Liens, or (B) otherwise asserting or prosecuting any action for preferences, fraudulent transfers or conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests or defenses (collectively, the “Challenges”) against the Prepetition

Secured Parties or their respective subsidiaries, officers, directors, managers, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals and the respective successors and assigns thereof, in each case in their respective capacity as such (each a “Representative” and, collectively, the “Representatives”) in connection with matters related to the Existing Agreements, the Prepetition Secured Debt, the Prepetition Liens and the Prepetition Collateral; and (b) there is a final non-appealable order in favor of the plaintiff sustaining any such Challenge in any such timely filed adversary proceeding or contested matter; provided, however, that any pleadings filed in connection with any Challenge shall set forth with specificity the basis for such challenge or claim and any challenges or claims not so specified prior to the expiration of the Challenge Period shall be deemed forever, waived, released and barred. If no such Challenge is timely and properly filed during the Challenge Period or the Court does not rule in favor of the plaintiff in any such proceeding then: (a) the Debtors’ stipulations, admissions, agreements and releases contained in this Interim Order, including, without limitation, those contained in paragraph 4 of this Interim Order, shall be binding on all parties in interest, including, without limitation, the Creditors’ Committee; (b) the obligations of the Loan Parties under the Existing Agreements, including the Prepetition Secured Debt, shall constitute allowed claims not subject to defense, claim, counterclaim, recharacterization, subordination, offset or avoidance, for all purposes in the Cases, and any subsequent chapter 7 case(s); (c) the Prepetition Liens on the Prepetition Collateral shall be deemed to have been, as of the Petition Date, legal, valid, binding, perfected, security interests and liens, not subject to recharacterization, subordination (except as provided in the ICA or with respect to valid, perfected and otherwise unavoidable prepetition liens to which such Prepetition Liens are subject and subordinate), avoidance or other defense; and (d) the Prepetition Secured Debt and the Prepetition Liens on the Prepetition Collateral

shall not be subject to any other or further claim or challenge by the Creditors’ Committee, any non-statutory committees appointed or formed in the Cases or any other party in interest acting or seeking to act on behalf of the Debtors’ estates, including, without limitation, any successor thereto (including, without limitation, any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors) and any defenses, claims, causes of action, counterclaims and offsets by the Creditors’ Committee, any non-statutory committees appointed or formed in the Cases, or any other party acting or seeking to act on behalf of the Debtors’ estates , including, without limitation, any successor thereto (including, without limitation, any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors), whether arising under the Bankruptcy Code or otherwise, against any of the Prepetition Secured Parties and their Representatives arising out of or relating to any of the Existing Agreements shall be deemed forever waived, released and barred. If any such Challenge is timely filed during the Challenge Period, the stipulations, admissions, agreements and releases contained in this Interim Order, including, without limitation, those contained in paragraph 4 of this Interim Order, shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on any statutory or nonstatutory committee appointed or formed in the Cases, including the Creditors’ Committee, and on any other person or entity, except to the extent that such stipulations, admissions, agreements and releases were expressly and successfully challenged in such Challenge as set forth in a final, non-appealable order of a court of competent jurisdiction. Nothing in this Interim Order vests or confers on any Person (as defined in the Bankruptcy Code), including the Creditors’ Committee or any non-statutory committees appointed or formed in the Cases, standing or authority to pursue any claim or cause of action belonging to the Debtors or their estates, including, without limitation, Challenges with respect to the Existing Agreements, the Prepetition Secured Debt or the Prepetition Liens.

19.    Limitation on Use of DIP Financing Proceeds and Collateral. Notwithstanding anything herein or in any other order by this Court to the contrary, no DIP Loans, Cash Collateral, Collateral, Prepetition Collateral, proceeds of any of the foregoing or the Carve-Out may be used: (a) for professional fees and expenses incurred for (i) any litigation or threatened litigation (whether by contested matter, adversary proceeding or otherwise, including any investigation in connection with litigation or threatened litigation) against any of the DIP Agent, the DIP Lenders or the Prepetition Secured Parties or for the purpose of objecting to or challenging the amount, validity, perfection, enforceability, extent or priority of any claim, lien or security interest held or asserted by any of the DIP Agent, the DIP Lenders or the Prepetition Secured Parties or (ii) asserting any defense, claim, cause of action, counterclaim, or offset with respect to the DIP Obligations, the Prepetition Secured Debt, including, without limitation, any obligations arising from or related to the Applicable Premium (as defined in the Prepetition Term Loan Credit Agreement) (including, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550 or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise), the DIP Liens or the Prepetition Liens or against any of the DIP Agent, the DIP Lenders, Prepetition Secured Parties or their respective Representatives; (b) to prevent, hinder or otherwise delay any of the DIP Agent’s or the Prepetition Secured Parties’ assertion, enforcement or realization on the Prepetition Collateral or the Collateral in accordance with the DIP Documents, the Existing Agreements or this Interim Order other than to seek a determination that an Event of Default has not occurred or is not continuing; (c) to seek to modify any of the rights granted to the DIP Agent, the DIP Lenders or the Prepetition Secured Parties under this Interim Order or under the DIP Documents or the Existing Agreements, in each of the foregoing cases without such parties’ prior written consent, which may be given or withheld by such party in the exercise of its respective sole discretion, subject to any applicable terms of the ICA, if any; or (d) pay any amount on account of any claims arising prior to the Petition Date unless such payments are (i) approved by an order of this Court (including, without limitation, hereunder) and (ii) permitted under the DIP Documents; provided that, notwithstanding anything to the contrary herein, no more than an aggregate of $50,000 (the “Investigation Fund”) may be used for allowed fees and expenses incurred solely by the Creditors’ Committee during the Challenge Period to investigate the claims and liens of the Prepetition Secured Parties; provided, further, that no portion of the Investigation Fund may be used for fees and expenses incurred to litigate, contest, initiate, assert, join, commence, support or prosecute any Challenges.
20.    Loss or Damage to Collateral. Nothing in this Interim Order, the DIP Documents, or any other documents related to these transactions shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agent, any DIP Lender or any of the Prepetition Secured Parties of any liability for any claims arising from the prepetition or postpetition activities of the Debtors in the operation of their business, or in connection with their restructuring efforts. So long as the DIP Agent and the DIP Lenders comply with their obligations under the DIP Documents and their obligations, if any, under applicable law (including the Bankruptcy Code), (a) the DIP Agent and the DIP Lenders shall not, in any way or manner, be liable or responsible for (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof or (iv) any act or default of any carrier, servicer, bailee, custodian, forwarding agency or other person and (b) all risk of loss, damage or destruction of the Collateral shall be borne by the Loan Parties.
21.    Reservation of Rights Under the ICA. Except as expressly provided in this Interim Order, nothing in this Interim Order shall amend modify or otherwise waive the terms or provisions of the ICA.

22.    Interim Order Governs. In the event of any inconsistency between the provisions of this Interim Order, the DIP Documents or any other order entered by this Court, the provisions of this Interim Order shall govern. Notwithstanding anything to the contrary in any other order entered by this Court, any payment made pursuant to any authorization contained in any other order entered by this Court shall be consistent with and subject to the requirements set forth in this Interim Order and the DIP Documents, including, without limitation, the Interim DIP Budget.
23.    Binding Effect; Successors and Assigns. The DIP Documents and the provisions of this Interim Order, including all findings herein (subject to paragraph 18 hereof, if applicable) shall be binding upon all parties in interest in the Cases, including, without limitation, the DIP Agent, the DIP Lenders, the Prepetition Secured Parties, the Creditors’ Committee, any non-statutory committees appointed or formed in the Cases, the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors) and shall inure to the benefit of the DIP Agent, the DIP Lenders, the Prepetition Secured Parties and the Debtors and their respective successors and assigns; provided, however, that the DIP Agent, the DIP Lenders and the Prepetition Secured Parties shall have no obligation to permit the use of the Prepetition Collateral (including Cash Collateral) or to extend any financing to any chapter 7 trustee, chapter 11 trustee or similar responsible person appointed for the estates of the Debtors.

24.    Limitation of Liability. In determining to make any loan or other extension of credit under the DIP Credit Agreement, to permit the use of Cash Collateral or in exercising any rights or remedies as and when permitted pursuant to this Interim Order or the DIP Documents, the DIP Agent, the DIP Lenders and the Prepetition Secured Parties shall not (i) be deemed to be in “control” of the operations of or participating in the management of the Debtors; (ii) owe any fiduciary duty to the Debtors, their respective creditors, shareholders or estates; and (iii) be deemed to be acting as a “Responsible Person” or “Owner” or “Operator” with respect to the operation or management of the Debtors (as such terms or similar terms are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§ 9601, et seq., as amended, or any similar federal or state statute).
25.    Release of Term Loan Escrowed Funds. Upon entry of the Final Order consented to by the Prepetition Term Loan Lenders, the Prepetition Term Loan Agent and Prepetition Term Loan Lenders consent to release of all funds held in the Escrow Account (as defined in the Prepetition Term Loan Escrow Agreement) (the “Term Loan Escrow Funds”) and transfer of such funds to the Term Loan Proceeds Collateral Account (as defined in the Prepetition Term Loan Credit Agreement), which Term Loan Escrow Funds that consist of proceeds of the loans made under the Prepetition Term Loan Credit Agreement on February 26, 2016 shall be treated as obligations of the Debtors under the Prepetition Term Loan Credit Agreement. Pursuant to the ICA, the Term Loan Escrow Funds shall be excluded from the ABL Facility Priority Collateral and no Prepetition ABL Adequate Protection Liens granted to the Prepetition ABL Agent shall be granted with respect to the Term Loan Escrow Funds.
26.    Master Proof of Claim. Neither the Prepetition ABL Agent nor the Prepetition Term Loan Agent shall be required to file proofs of claim in the Cases or any successor case in order to assert claims on behalf of itself and the Prepetition Secured Parties for payment of the Prepetition Secured Debt arising under the Existing Agreements including, without limitation, any principal, unpaid interest, fees, expenses and other amounts. The statements of claim in respect of the Prepetition Secured Debt set forth in this Interim Order, together with any evidence accompanying the Motion and presented at the Interim Hearing, are deemed sufficient to and do constitute proofs of claim in respect of such debt and such secured status. However, in order to facilitate the processing of claims, to ease the burden upon the Court and to reduce an unnecessary expense to the Debtors’ estates, the Prepetition ABL Agent and the Prepetition Term Loan Agent are each authorized, but not directed, to file in the Debtors’ lead chapter 11 case In re Basic Energy Services, Inc., et al., Case No. 16-[•] ([•]), a single, master proof of claim on behalf of itself and the Prepetition Term Loan Secured Parties and the Prepetition ABL Secured Parties, as applicable, on account of any and all of their respective claims arising under the Existing Agreements and hereunder (the “Master Proof of Claim”) against each of the Debtors. Upon the filing of the Master Proof of Claim against each of the Debtors, (i) the Prepetition ABL Agent and the other Prepetition ABL Secured Parties and (ii) the Prepetition Term Loan Agent and the other Prepetition Term Loan Secured Parties, and each of their respective successors and assigns, shall be deemed to have filed a proof of claim in the amount set forth opposite its name therein in respect of its claims against each of the Debtors of any type or nature whatsoever with respect to the Existing Agreements and the claim of each Prepetition Secured Party (and each of its respective successors and assigns), named in the Master Proof of Claim shall be treated as if such entity had filed a separate proof of claim in each of these Cases. Neither the Prepetition ABL Agent nor the Prepetition Term Loan Agent shall be required to identify whether any Prepetition Secured Party acquired its claim from another party and the identity of any such party or to amend the Master Proof of Claim to reflect a change in the holders of the claims set forth therein or a reallocation among such holders of the claims asserted therein resulting from the transfer of all or any portion of such claims. The provisions of this paragraph 26 and the Master Proof of Claim are intended solely for the purpose of administrative convenience and shall not affect the right of each Prepetition Secured Party (or its successors in interest) to vote separately on any plan proposed in these Cases. Neither the Prepetition ABL Agent nor the Prepetition Term Loan Agent shall be required to attach any instruments, agreements or other documents evidencing the obligations owing by each of the Debtors to the Prepetition Secured Parties, which instruments, agreements or other documents will be provided upon written request to counsel to the Prepetition ABL Agent and the Prepetition Term Loan Agent, as applicable.
27.    Insurance. To the extent that the Prepetition Term Loan Agent is listed as loss payee under the Borrower’s or Guarantors’ insurance policies, the DIP Agent is also deemed to be the loss payee under such insurance policies and shall act in that capacity and distribute any proceeds recovered or received in respect of any such insurance policies, first, subject to the Carve-Out, to the payment in full of the DIP Obligations (other than contingent indemnification obligations as to which no claim has been asserted), and second, to the payment of the Prepetition Secured Debt.
28.    Effectiveness. This Interim Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062, or 9014 of the Bankruptcy Rules or any Local Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.
29.    Headings. Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Interim Order.

30.    Payments Held in Trust. Except as expressly permitted in this Interim Order or the DIP Documents, in the event that any person or entity receives any payment on account of a security interest in Collateral, receives any Collateral or any proceeds of Collateral or receives any other payment with respect thereto from any other source prior to indefeasible payment in full in cash of all DIP Obligations under the DIP Documents, and termination of the Commitments in accordance with the DIP Documents, such person or entity shall be deemed to have received, and shall hold, any such payment or proceeds of Collateral in trust for the benefit of the DIP Agent and the DIP Lenders and shall immediately turn over such proceeds to the DIP Agent, or as otherwise instructed by this Court, for application in accordance with the DIP Documents and this Interim Order provided, that the foregoing shall not apply to the receipt of ABL Facility Priority Collateral or ABL Postpetition Collateral (or any proceeds thereof to the extent constituting ABL Facility Priority Collateral or ABL Postpetition Collateral) by any Prepetition ABL Secured Party on account of its security interest in ABL Facility Priority Collateral or ABL Postpetition Collateral.
31.    Credit Bidding. (a) The DIP Agent shall, acting at the direction of the Required Lenders, have the right to credit bid, in accordance with the DIP Documents, up to the full amount of the DIP Obligations in any sale of the Collateral, (b) subject to the ICA, the Prepetition Term Loan Agent shall, acting at the direction of the requisite Prepetition Term Loan Secured Parties, have the right to credit bid up to the full amount of the Prepetition Term Loan Secured Debt in any sale of the Collateral, in the case of the Prepetition Term Loan Secured Debt and (c) subject to the ICA, the Prepetition ABL Agent shall, acting at the direction of the requisite Prepetition ABL Secured Parties, have the right to credit bid the full amount of the Prepetition ABL Secured Debt in any sale of the ABL Facility Collateral or ABL Postpetition Collateral, in the case of Prepetition ABL Secured Debt as provided for in section 363(k) of the Bankruptcy Code, and in each case without the need for further Court order authorizing the same and whether any such sale is effectuated through section 363(k) or 1129(b) of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise.
32.    Bankruptcy Rules. The requirements of Bankruptcy Rules 4001, 6003 and 6004, in each case to the extent applicable, are satisfied by the contents of the Motion.
33.    Necessary Action. The Debtors are authorized to take all such actions as are necessary or appropriate to implement the terms of this Interim Order.
34.    Retention of Jurisdiction. The Court shall retain jurisdiction to enforce the provisions of this Interim Order, and this retention of jurisdiction shall survive the confirmation and consummation of any chapter 11 plan for any one or more of the Debtors notwithstanding the terms or provisions of any such chapter 11 plan or any order confirming any such chapter 11 plan.
35.    Final Hearing. The Final Hearing is scheduled for __________, 2016 at _______ __.m. before this Court.
36.    Objections. Responses or objections, if any, to the relief sought at the Final Hearing must be (i) in writing; (ii) signed by counsel or attested to by the objecting party; (iii) in conformity with the Bankruptcy Rules and the Local Bankruptcy Rules; (iv) filed with the Clerk of the United States Bankruptcy Court for the District of Delaware and (v) served on: (a) the Debtors, 801 Cherry Street, Suite 2100, Fort Worth, TX 76102, Attn.: T. M. “Roe” Patterson and Alan Krenek; (b) proposed counsel to the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153-0119, Attn: Ray Schrock, P.C. and Ronit Berkovich; (c) proposed local counsel to the Debtors, Richards, Layton & Finger, P.A., 920 North King Street, Wilmington, Delaware 19801, Attn:  Daniel J. DeFranceschi and Michael J. Merchant; (d) counsel to any statutory committee appointed in these cases; (e) Office of the United States Trustee for the District of Delaware, 844 King Street, Suite

2207, Lockbox 35, Wilmington, DE 19801; (f) counsel to the Prepetition Term Loan Lenders and certain of the DIP Lenders, (x) Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attn: Marshall S. Huebner and Darren S. Klein, and (y) Potter Anderson & Corroon LLP, 1313 North Market Street, 6th Floor, Wilmington, Delaware, Attn: Jeremy W. Ryan; (g) counsel to the Prepetition Term Loan Agent and the DIP Agent, Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020, Attn: Theodore Sica, and Lowenstein Sandler LLP, 65 Livingston Avenue, Roseland, New Jersey 07068, Attn.: Nicholas B. Vislocky; (h) counsel to the Prepetition ABL Agent, (x) Vinson & Elkins LLP, 2001 Ross Avenue, Suite 3700, Dallas, TX 75201-2975, Attn: James A. Markus and Paul E. Heath and (y) Morris, Nichols, Arsht & Tunnell LLP, 1201 N. Market Street, Wilmington, DE 19801, Attn.: Robert J. Dehney and Eric D. Schwartz; (i) counsel to the Ad Hoc Group, (x) Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, Attn: Brad Eric Scheler and Peter Siroka and (y) Blank Rome LLP, 1201 N. Market Street Suite 800, Wilmington, DE 19801, Attn.: Michael D. DeBaecke and (j) any other party that has filed a request for notices with this Court, in each case to allow actual receipt by the foregoing no later than ______________, 2016 at 4:00 p.m., prevailing Eastern Time.
37.    Service. The Debtors shall serve copies of this Interim Order within 48 hours of its entry (which shall constitute adequate notice of the Final Hearing, including, without limitation, notice that the Debtors will seek approval at the Final Hearing of a waiver of rights under sections 506(c) and 552(b) of the Bankruptcy Code) to the parties having been given notice of the Interim Hearing, to any party that has filed a request for notices with this Court and to the Creditors’ Committee after the same has been appointed, or such Creditors’ Committee’s counsel, if the same shall have been appointed.

Dated:	October __, 2016 Wilmington, Delaware

THE HONORABLE [ ] UNITED STATES BANKRUPTCY JUDGE

EXHIBIT D
Form of Joinder Agreement

FORM OF JOINDER AGREEMENT FOR CONSENTING CREDITORS
This Joinder Agreement to the Restructuring Support Agreement, dated as of October 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Basic (the “Company”), the subsidiaries of the Company party thereto, the holders of the principal amounts outstanding under the Term Loan Facility and the Notes (together with their respective successors and permitted assigns, the “Consenting Creditors” and each, a “Consenting Creditor”) is executed and delivered by ________________________________ (the “Joining Party”) as of ______________, 2016. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.
1.    Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Creditor” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.
2.    Representations and Warranties. With respect to the aggregate principal amount under the Term Loan Facility or the aggregate principal amount of Notes, in each case, set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Creditors set forth in Section 8 of the Agreement to each other Party to the Agreement.
3.    Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.
[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[CONSENTING CREDITOR]

By:
Name:
Title:

Principal Amount of the Term Loan Facility: $___________________________

Principal Amount of the 2019 Note: $___________________________

Principal Amount of the 2022 Notes: $___________________________

Acknowledged:

BASIC ENERGY SERVICES, INC.

By:
Name:
Title:

EXHIBIT E
Backstop Agreement

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BACKSTOP AGREEMENT
AMONG
BASIC ENERGY SERVICES, INC.
AND
CERTAIN INVESTORS
_______________
Dated as of October 25, 2016

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INDEX OF DEFINED TERMS

Agreement	1	Investor Replacement Notice	6
Backstop Commitments	5	Investor Termination	6
Backstop Put Premium	5	Investors	1
Backstop Put Premium Notes	5	Losses	22
Bankruptcy Code	1	Material Adverse Effect	8
Bankruptcy Court	1	Outside Date	20
Business Day	2	Participating Investor	6
Call Option Exercise Period	3	Petition Date	1
Chapter 11 Cases	1	Plan	1
Chosen Courts	27	Plan Effective Date	1
Company	1	Purchase Notice	3
Company Replacement Notice	6	Purchase Price	1
Confirmation Date	20	Put Option	4
Confirmation Order	1	Put Option Exercise Period	4
Debtors	1	Replacement Right	6
Defaulting Investor	6	Requisite Investors	1
Disclosure Statement	15	Restructuring Support Agreement	2
Disclosure Statement Order	15	Right	1
Environmental Law	10	Rights Expiration Time	2
Exchange Act	9	Rights Offering	1
Exchange Act Documents	9	Rights Offering Notes	1
Final Replacement Notice	6	Satisfaction Notice	3
Hazardous Materials	10	SEC	8
HSR Act	16	Securities Act	14
Indemnified Claim	23	Subscription Agent	2
Indemnified Person	22	Subscription Form	2
Indenture	7	Taxes	12
Intellectual Property Rights	11	Terminating Investor	6
Investor Default	5	Termination Fee	22
Investor Percentages	1	Transaction Expenses	5
Investor Replacement	6	Unsubscribed Notes	1
Investor Replacement Funds	6

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ii

BACKSTOP AGREEMENT
BACKSTOP AGREEMENT (the “Agreement”), dated as of October 25, 2016, among Basic Energy Services, Inc., a Delaware corporation (the “Company”), and each of the undersigned parties identified on the signature pages hereto (collectively, the “Investors”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
WHEREAS, the Company and certain of its subsidiaries (collectively, the “Debtors”) will file voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the date of such filings being referred to herein as the “Petition Date”);
WHEREAS, subject to the Bankruptcy Court’s entry of an order confirming the Plan (the “Confirmation Order”), consummation of the Plan, and the other conditions specified in Section 10 and Section 11, the Company proposes to offer and sell convertible subordinated unsecured notes as part of a rights offering (the “Rights Offering Notes”) with an aggregate exercise price of up to $125,000,000 (the “Rights Offering”), whereby Eligible Offerees (as defined in the Rights Offering Procedures) shall be offered a non-transferable right (each, a “Right”) to purchase up to such Eligible Offeree’s pro rata portion of the Rights Offering Notes at a purchase price equal to 100% of the principal amount of such Rights Offering Notes so acquired (the “Purchase Price”);
WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, (A) each Investor, severally and not jointly, has agreed to (i) purchase, on the effective date of the Plan (the “Plan Effective Date”), and the Company agrees to sell to such Investor, at the Purchase Price, such Investor’s percentage, as set forth on Exhibit A (the “Investor Percentages”), of the aggregate principal amount of Rights Offering Notes minus the aggregate principal amount of Rights Offering Notes purchased on or before the Expiration Time (as hereinafter defined) in the Rights Offering (such remaining Rights Offering Notes, in the aggregate, the “Unsubscribed Notes”), (ii) sell its Put Option to the Company, (iii) acquire its Call Option from the Company, and (iv) exercise its Call Option during the Call Option Exercise Period, and (B) the Company agrees to (i) grant a Call Option to each Investor, (ii) acquire a Put Option from each Investor, and (iii) in consideration for the Backstop Commitments, pay the Backstop Put Premium to the Investors on the Plan Effective Date; and
WHEREAS, the Company will conduct the Rights Offering pursuant to a pre-packaged plan of reorganization, to be filed in connection with the Debtors’ Chapter 11 Cases, attached as Exhibit A to the Restructuring Support Agreement (the “Plan”). For purposes of this Agreement, “Requisite Investors” shall mean those Investors holding a majority of the Backstop Commitments (as hereinafter defined) held by all Investors; and

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WHEREAS, certain creditors of the Company have entered into a Restructuring Support Agreement, dated as of the date hereof (the “Restructuring Support Agreement”), pursuant to which such parties have agreed to, among other things, vote in favor of the Plan.
NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Investors agree as follows:
1.    The Rights Offering. The Rights Offering will be conducted in accordance with the Rights Offering Procedures attached hereto as Exhibit B and as follows:
(a)    Subject to the terms and conditions of this Agreement, the Company hereby undertakes to offer Rights Offering Notes for subscription by holders of Rights pursuant to the Plan as set forth in this Agreement.
(b)    In connection with the Plan, the Company shall issue Rights to purchase the Rights Offering Notes. Each Eligible Offeree as of a record date to be determined by the Company will receive a Right to purchase, at the Purchase Price, up to its pro rata share (measured as the principal amount of Senior Notes Claims held by such Eligible Offeree as compared to the aggregate amount of Senior Notes Claims) against the Debtors.
(c)    Following the Petition Date, the Company will provide, or cause to be provided, to each Eligible Offeree a subscription form (the “Subscription Form”), whereby each Eligible Offeree may exercise its Right in whole or in part. The Rights may be exercised during a period specified in the order approving the Rights Offering, which period will commence on the date the Subscription Forms are distributed and will end at the Rights Expiration Time. For purposes of this Agreement, the “Rights Expiration Time” means 5:00 p.m. New York City time on such date that is specified in the order approving the Rights Offering, or, if by permitted by the order approving the Rights Offering, such other date as the Company, subject to the approval of the Requisite Investors, may specify in a notice provided to the Investors before 9:00 a.m. New York City time on the Business Day before the then-effective Rights Expiration Time. For purposes of this Agreement, “Business Day” means any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close. The Plan shall provide that in order to exercise a Right, each Eligible Offeree shall, prior to the Rights Expiration Time, (x) return a duly executed Subscription Form to the subscription agent for the Rights Offering selected by the Company (the “Subscription Agent”) and (y) pay an amount equal to the full Purchase Price of the Rights Offering Notes elected to be purchased by such Eligible Offeree by wire transfer of immediately available funds prior to the Rights Expiration Time to an account established by the Subscription Agent for the Rights Offering.
(d)    The Company will issue the Rights Offering Notes to the Eligible Offerees with respect to which Rights were validly exercised by such Eligible Offerees upon the Plan Effective Date. The portion of Rights Offering Notes issued to an Eligible Offeree

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who elects to acquire such Rights Offering Notes shall be rounded down to the nearest dollar.
(e)    If the Subscription Agent for any reason does not receive from an Eligible Offeree both a timely and duly completed Subscription Form and timely payment for the Rights Offering Notes being purchased by such Eligible Offeree, the Plan shall provide that, unless otherwise approved by the Company and the Requisite Investors, such Eligible Offeree shall be deemed to have relinquished and waived its right to participate in the Rights Offering.
(f)    The Company hereby agrees and undertakes to give the Investors by email and facsimile transmission the certification by an authorized signatory of the Company conforming to the requirements specified herein for such certification of either (i) a true and accurate calculation of the amount of Unsubscribed Notes, and the aggregate Purchase Price therefor (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Notes, the fact that there are no Unsubscribed Notes and that the Backstop Commitments are terminated (a “Satisfaction Notice”) as soon as practicable after the Rights Expiration Time but in no event less than three (3) Business Days before the Plan Effective Date. The Company agrees to promptly provide any written backup, information and documentation relating to the information contained in the applicable Purchase Notice as any Investor may reasonably request.
2.    Call Option.
(a)    Grant of Option. The Company hereby grants to each Investor, and each Investor hereby accepts from the Company, an irrevocable call option (each, a “Call Option”) to acquire, on the Plan Effective Date, its Investor Percentage of the Unsubscribed Notes, if any, as of the Rights Expiration Time at the Purchase Price.
(b)    Call Option Exercise Period. Each Call Option is exercisable during the time between (i) the date hereof and (ii) ten (10) Business Days prior to the Confirmation Hearing (the “Call Option Exercise Period”).
(c)    Exercise of Call Option. Upon the exercise of its Call Option by an Investor, this Agreement shall become a contract for the sale of such Investor’s Investor Percentage of the Unsubscribed Notes, if any, at the Purchase Price, and the Company shall sell, and such Investor shall purchase, on the Plan Effective Date, subject to the terms and conditions as set forth herein, its Investor Percentage of the Unsubscribed Notes, if any, at the Purchase Price. Each Investor shall be deemed to have exercised its Call Option in full at the end of the Call Option Exercise Period, unless such Investor shall have given written notice to the Company on or prior to such date that it has elected not to exercise its Call Option.
(d)    Call Option Termination. Each Investor’s Call Option shall terminate automatically, without any further action by either the Company or such Investor, if (i) the Call Option Exercise Period expires without such Call Option having been exercised or

4

deemed exercised, (ii) in the event of an Investor Default or Investor Termination with respect to such Investor, no other Investor has assumed the Call Option in accordance with the terms of Section 5, or (iii) upon termination of this Agreement with respect to such Party in accordance with its terms.
3.    Put Option.
(a)    Sale of Put Option. The Company hereby agrees to purchase from each Investor, and each Investor hereby agrees to sell to the Company, an irrevocable put option (the “Put Option”) requiring such Investor to purchase from the Company, on the Plan Effective Date its Investor Percentage of the Unsubscribed Notes, if any, as of the Rights Expiration Time at the Purchase Price.
(b)    Put Option Exercise Period. Each Put Option is exercisable during the time between the Rights Expiration Time and five (5) Business Days thereafter (the “Put Option Exercise Period”).
(c)    Exercise of Put Option. Upon the exercise of a Put Option by the Company with respect to an Investor, this Agreement shall become a contract for the purchase by such Investor of such Investor’s Investor Percentage of the Unsubscribed Notes, if any, at the Purchase Price, and such Investor shall purchase, and the Company shall sell, on the Plan Effective Date, subject to the terms and conditions as set forth herein, such Investor’s Investor Percentage of the Unsubscribed Notes, if any, at the Purchase Price. The Company shall be deemed to have exercised each Put Option in full at the end of the Put Option Exercise Period unless the Company shall have given written notice to such Investor on or prior to such date that it has elected not to exercise a Put Option. Any such election by the Company not to exercise a Put Option shall not be effective and shall be void ab initio unless consented to in writing by the Requisite Investors.
(d)    Put Option Termination. Each Investor’s obligations with respect to its Put Option shall terminate automatically, without any further action by the Company or any Investor, if (i) the Company has given written notice, with the prior written consent of the Requisite Investors, to the Investors that it has elected not to exercise its Put Options pursuant to Section 3(a) hereof, or (ii) upon valid termination of this Agreement by all Parties hereto pursuant to its terms, or (iii) this Agreement has been terminated by an Investor in accordance with its terms, in which case only the obligations of such Terminating Investor shall automatically terminate.
4.    The Backstop Commitments.
(a)    On the basis of the representations and warranties contained herein, but subject to the conditions set forth in Section 10, each of the Investors, severally and not jointly, agrees to:

5

(i)    subscribe for and purchase, on the Plan Effective Date, at the aggregate Purchase Price therefor, its Investor Percentage of the Unsubscribed Notes as of the Rights Expiration Time;
(ii)    duly exercise its Call Option during the Call Option Exercise Period; and
(iii)     purchase, on the Plan Effective Date, the Unsubscribed Notes, if any, it is required to purchase pursuant to a duly exercised Call Option or Put Option pursuant to the terms hereof (together, the “Backstop Commitments”).
(b)    On the basis of the representations and warranties herein contained, but subject to the entry of the Confirmation Order, as consideration for the Put Options, the Backstop Commitments and the other undertakings of the Investors herein, the Company will pay to the Investors, in the aggregate, on the Plan Effective Date, a nonrefundable aggregate premium in an amount equal to five (5)% of the aggregate offering amount of the Rights Offering (the “Backstop Put Premium”), in the form of $6,250,000 aggregate principal amount of Rights Offering Notes (the “Backstop Put Premium Notes”), which shall be allocated among the Investors based on the Investor Percentages (as set forth on Exhibit A) of the Unsubscribed Notes that each Investor has agreed to backstop. The Backstop Put Premium shall be delivered by the Company on the Plan Effective Date whether or not the Put Options are exercised.
(c)    Subject to the entry of the Confirmation Order, which order shall approve this Section 4(c), upon consummation of the Plan, the Company will reimburse or pay, as the case may be, the out-of-pocket expenses reasonably incurred by the Investors whether prior to or after the date hereof (collectively, “Transaction Expenses”), including all reasonable fees with respect to the negotiation, documentation and execution of the transactions and agreements contemplated herein, and including, but not limited to all reasonable fees, expenses and costs relating to the Company’s Chapter 11 Cases and including all reasonable fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP and Blank Rome LLP, counsel to the Investors (but no other counsel), in connection with the transactions and agreements contemplated hereby.
(d)    On the Plan Effective Date, the Investors will purchase, and the Company will sell, only such amount of Unsubscribed Notes as is listed in the Purchase Notice, without prejudice to the rights of the Company or the Investors to seek later an upward or downward adjustment if the amount of Unsubscribed Notes in such Purchase Notice is inaccurate.
(e)    Delivery of the Unsubscribed Notes will be made by the Company to the respective Investors on the Plan Effective Date against payment of the aggregate Purchase Price for the Unsubscribed Notes by wire transfer of immediately available funds to the account specified by the Company to the Investors at least twenty four (24) hours in advance.

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5.    Investor Replacement Backstop.
(a) Replacement Right. If any Investor (x) defaults on any of its Backstop Commitment obligations under this Agreement (such default, an “Investor Default”, and such Investor a “Defaulting Investor”), or (y) validly terminates this Agreement, (such termination, an “Investor Termination” and such Investor, a “Terminating Investor”), the Company shall, within one (1) Business Day thereof, provide written notice (a “Company Replacement Notice”) to each Non-Defaulting or Non-Terminating Investor (as applicable) of such Investor Default or Investor Termination (as applicable). Each Non-Defaulting or Non-Terminating Investor (as applicable) shall then have the right (the “Replacement Right”), but not the obligation, to, within five (5) Business Days of receipt of a Company Replacement Notice to provide written notice (a “Investor Replacement Notice”) to the Company and the other Investors that such Investor wishes to assume and exercise up to 100% of the Defaulting Investors or the Terminating Investors (as applicable) Backstop Commitment (an “Investor Replacement”, and such Investor, a “Participating Investor”), to be allocated to each Participating Investor based on its Investor Percentage in the event of oversubscription (adjusted, as applicable, for the removal of any Terminating Investor, any Defaulting Investor and any Investor not wishing to exercise its Replacement Right) on the terms and subject to the conditions set forth in this Agreement.
(b) In the event the Participating Investors, in the aggregate, elect to assume and exercise more than 100% of the Defaulting Investors or the Terminating Investors (as applicable) rights and obligations under this Agreement, the allocation of such rights and obligations to each Participating Investor shall be adjusted down proportionate to their respective Investor Percentage, so that the aggregate allocation to the Participating Investors equals 100% of the Defaulting Investors or Terminating Investors (as applicable) rights and obligations under this Agreement. Within two (2) Business Days following of the deadline for submission of Investor Replacement Notices to the Company, the Company shall provide written notice (a “Final Replacement Notice”) to each Participating Investor, if any, informing it of the total number of Unsubscribed Notes and the aggregate purchase price thereof (the “Investor Replacement Funds”) that the Participating Investor is obligated to purchase pursuant to the Investor Replacement. Each Participating Investor must deliver the Investor Replacement Funds by wire transfer of immediately available funds to the account specified by the Company to the Investors within two (2) Business Days following receipt of the Final Replacement Notice.
(c) For the avoidance of doubt, the assumption by any Participating Investor of any Defaulting Investors obligations under this Agreement shall not relieve such Defaulting Investor of its liability for breach of this Agreement.
6.    Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Investors as set forth below, except as set forth in the Schedules. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof.
(a)    Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as

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now conducted. The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing in each non-Delaware jurisdiction would not be reasonably likely to result in a Material Adverse Effect (as defined in Section 6(f) hereof).
(b)    Power and Authority.
(i)    The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to entry of the Confirmation Order and consummation of the Plan, to perform its obligations hereunder, including the issuance of the Rights and the Rights Offering Notes. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Rights and the Rights Offering Notes.
(ii)    The Company has the requisite corporate power and authority to execute the Plan and to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and consummation of the Plan, to perform its obligations thereunder, and will have taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of the Plan.
(c)    Execution and Delivery; Enforceability.
(i)    This Agreement has been and, upon the execution and delivery of the indenture for the Rights Offering Notes (the “Indenture”), the Indenture and the Rights Offering Notes will be, duly and validly executed and delivered by the Company, and, subject to entry of the Confirmation Order and consummation of the Plan, constitutes or will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
(ii)    The Plan will be duly and validly filed with the Bankruptcy Court by the Company in accordance with Section 8(a) and, upon entry of the Confirmation Order and consummation of the Plan, will constitute the valid and binding obligation of the Company, enforceable against it in accordance with its terms.
(d)    Authorized Capital. Upon the Plan Effective Date, the authorized capital of the Company will conform to the authorized capital set forth in the Plan and Disclosure Statement and the issued and outstanding Rights Offering Notes of the Company will conform to the description set forth in the Plan and Disclosure Statement.
(e)    Issuance. The distribution of the Rights and, subject to entry of the Confirmation Order and consummation of the Plan, the issuance of the Rights Offering Notes, including the Unsubscribed Notes to be issued and sold by the Company to the Investors hereunder, will have been duly and validly authorized and, when the Rights Offering Notes are issued and delivered against payment therefor in the Rights Offering or

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to the Investors hereunder, will be duly and validly issued and outstanding, and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights. Upon the conversion of the Rights Offering Notes to shares of common stock in accordance with the terms of the Indenture and the Rights Offering Notes, such shares, when issued, shall be duly authorized, validly issued, fully-paid and non-assessable.
(f)    No Conflict. The distribution of the Rights, and, subject to entry of the Confirmation Order and consummation of the Plan, the sale, issuance and delivery of the Rights Offering Notes upon exercise of the Rights, the consummation of the Rights Offering by the Company, the sale, issuance and delivery of the Unsubscribed Notes pursuant to the terms hereof, and the execution and delivery (or, with respect to the Plan, the filing with the Bankruptcy Court) by the Company of this Agreement and the Plan and compliance by it with all of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby: (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent expressly provided in or contemplated by the Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of their properties or assets is subject; (ii) will not result in any violation of the provisions of the organizational documents of the Company; and (iii) assuming the accuracy of the Investors’ representations and warranties in Section 7, will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of their properties, except in any such case described in clause (i) or clause (iii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Company or (ii) the ability of the Debtors, subject to the approvals and other authorizations set forth in Section 6(g), to consummate the transactions contemplated by this Agreement or the Plan, other than, with respect to clauses (i) and (ii), the effect: (A) of any change in the United States or foreign economies or securities or financial markets in general; (B) of any change that generally affects any industry in which Debtors operate; (C) of any change arising in connection with any natural disaster; (D) of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (E) of any matter disclosed in any filings by the Company with the Securities and Exchange Commission (the “SEC”); (F) of any changes in applicable laws or accounting rules; (G) resulting from the filing of the Chapter 11 Cases, any reasonably anticipated effects thereof or from any action approved by the Bankruptcy Court; (H) resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated hereby; or (I) resulting from any act or omission of any of the Company taken with the prior written consent of the Requisite Investors.

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(g)    Consents and Approvals. Assuming the accuracy of the Investors’ representations and warranties in Section 7, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of their properties is required for the distribution of the Rights, the sale, issuance and delivery of the Rights Offering Notes upon exercise of the Rights, the issuance, sale and delivery of Unsubscribed Notes to the Investors hereunder, the consummation of the Rights Offering by the Company and the execution and delivery by the Company of this Agreement or the Plan and performance of and compliance by them with all of the provisions hereof and thereof (including payment of the Backstop Put Premium and Transaction Expenses of the Investors as required hereby) and the consummation of the transactions contemplated hereby and thereby, except (i) the entry of the Confirmation Order and (ii) such consents, approvals, authorizations, registrations or qualifications the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(h)    Financial Statements. The financial statements and the related notes thereto of the Company and its consolidated subsidiaries included or incorporated by reference in the documents filed by the Company with the SEC under the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder (the “Exchange Act”) since January 1, 2016 and prior to the date of this Agreement (the “Exchange Act Documents”) present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Exchange Act Documents).
(i)    Exchange Act Documents. The Exchange Act Documents, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to the requirements of the Exchange Act, and none of such Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference when such documents are filed with the SEC, will conform in all material respects to the requirements of the Exchange Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(j)    No Violation. The Company is not, except as a result of the Chapter 11 Cases or as disclosed prior to the date of this Agreement in the Exchange Act Documents, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such default or violation that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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(k)    Legal Proceedings. Except as disclosed prior to the date of this Agreement in the Exchange Act Documents, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened, in each case, to which the Company is or may be a party or to which any property of the Company is or may be the subject that, individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.
(l)    No Broker’s Fees. Except for Moelis & Company, the Company is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against it or the Investors for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Rights or the Rights Offering Notes.
(m)    Absence of Certain Changes. Since January 1, 2016, no change, event, circumstance effect, development, occurrence or state of facts has occurred or exists that have had or are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(n)    Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, claim, demand, request for information, order, complaint or penalty has been received by the Company, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Company, (ii) the Company is in compliance with Environmental Law and has obtained, maintains in full force and effect, and is in compliance with all permits, licenses and other approvals currently required under any Environmental Law for conduct of its business as presently conducted by the Company, and (iii) no Hazardous Materials have been released by the Company at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company under any Environmental Laws. For purposes of this Agreement, “Environmental Law” means all applicable foreign, federal, state and local conventions, treaties, protocols, laws, statutes, rules, regulations, ordinances, orders and decrees relating in any manner to contamination, pollution or protection of the environment or exposure to hazardous or toxic substances, materials or wastes, and “Hazardous Materials” means all materials, substances, chemicals, or wastes (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law.
(o)     Insurance. The Company has insured its respective properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses. All premiums due and payable in respect of material insurance policies maintained by the Company have been paid. As of the date hereof, to the knowledge of the Company, the Company has not received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company of cancellation or

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termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.
(p)    Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, licenses, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (ii) to the knowledge of the Company, neither the Company nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by the Company, is infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any person, and (iii) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened.
(q)    No Undisclosed Relationship. No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers and 10% stockholders of the Company, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC and that are not so described in such filings, except for the transactions contemplated by this Agreement.
(r)    Money Laundering Laws. The operations of the Company are and have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Company operates (and the rules and regulations promulgated thereunder) and any related or similar laws and no material legal proceeding by or before any governmental entity or any arbitrator involving the Company with respect to such laws is pending or, to the knowledge of the Company, threatened.
(s)    Sanctions Laws. Neither the Company nor, to the knowledge of the Company, any of its respective directors, officers, employees or other persons acting on its behalf with express authority to so act are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, for the purpose of financing the activities of any person that, to the knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.
(t)    Foreign Corrupt Practices Act. The Company has no knowledge of any actual or alleged material violations of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable anti-corruption or anti-bribery laws in any jurisdiction other than the United States, by the Company or any of its respective officers, directors, agents, distributors, employees or any other person acting on behalf of the Company.

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(u)    Taxes.
(i)    The Company and each of its subsidiaries have paid, or will pay in full pursuant to the Plan, all material income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfalls profits, customs duties, capital stock, franchise, profits, withholding, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes levied by a governmental authority, including interest and penalties thereon (“Taxes”) imposed on it or its assets, business or properties, or, to the extent not yet due, such Taxes have been accrued and fully provided for in accordance with generally accepted accounting principles. The Company and each of its subsidiaries has timely filed all returns, information statements or reports required to be filed with any governmental authority with respect to Taxes.
(ii)    There are no material Liens for Taxes on any asset of the Company or its subsidiaries other than liens for Taxes not yet delinquent or for Taxes contested in good faith by appropriate proceedings.
(iii)    The Company and its subsidiaries have no liability for any material amount of Taxes of any other person or entity, either by operation of law, by contract or as a transferee or successor. The Company and its subsidiaries are not a party to any material Tax allocation or Tax sharing agreement with any third party (other than an agreement entered into in the ordinary course of business consistent with past practice (such as a lease or a license) the principal purpose of which is not the sharing, assumption or indemnification of Tax).
(iv)    As of the date hereof, there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company and its subsidiaries (taken as a whole), and the Company and its subsidiaries have not received from any governmental authority any written notice regarding any contemplated or pending audit, examination or other administrative proceeding or court proceeding concerning any material amount of Taxes imposed thereon.
(v)    All material Taxes that the Company and its subsidiaries (taken as a whole) were (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.
(vi)     None of the Company and any of its subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under any law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its current or past Subsidiaries are or were the only members).
(vii)    None of the Company and any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the

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last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), is applicable.
(viii)    None of the Company and any of its subsidiaries has been requested in writing, and, to the knowledge of the Company, there are no claims against the Company or any of its subsidiaries, to pay any liability for Taxes of any person (other than the Company or its subsidiaries) that are material to the Company and its subsidiaries taken as a whole, arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.
(ix)    The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five (5) year period ending on the date hereof.
(v)    Title to Property.
(i)    Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company has good title to, free and clear of any and all Liens, or a valid leasehold interest in, all personal properties, machinery, equipment and other tangible assets of the business necessary for the conduct of the business as presently conducted by the Company and (B) such properties, (x) are in the possession or control of the Company; and (y) are in good and operable condition and repair, reasonable wear and tear excepted.
(ii)    Leased Real Property. The Company has complied with all obligations under all leases to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
7.    Representations and Warranties of the Investors. Each of the Investors severally represents and warrants to, and agrees with, the Company as set forth below. Each representation, warranty and agreement is made as of the date hereof.
(a)    Formation. Such Investor has been duly organized or formed, as applicable, and is validly existing as a corporation or other entity in good standing under the applicable laws of its jurisdiction of organization or formation.
(b)    Power and Authority. Such Investor has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

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(c)    Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Investor and constitutes its valid and binding obligation, enforceable against such Investor in accordance with its terms.
(d)    Securities Laws Compliance. The Unsubscribed Notes and Backstop Put Premium Notes will not be offered for sale, sold or otherwise transferred by such Investor except pursuant to an effective registration statement under the Securities Act of 1933 and the rules and regulations of the SEC thereunder (the “Securities Act”) or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.
(e)    Purchase Intent. Such Investor is acquiring Unsubscribed Notes and Backstop Put Premium Notes for its own account or for the accounts for which it is acting as investment advisors or manager, and not with a view to distributing or reselling such Unsubscribed Notes or Backstop Put Premium Notes or any part thereof or the shares of common stock issuable upon the conversion thereof. Such Investor understands that such Investor must bear the economic risk of this investment indefinitely, unless the Unsubscribed Notes and Backstop Put Premium Notes are registered pursuant to the Securities Act and any applicable state securities or Blue Sky laws or an exemption from such registration is available, and further understands that the Company has no present intention of registering the resale of any Unsubscribed Notes or Backstop Put Premium Notes.
(f)    Investor Status. Such Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act.
(g)    Reliance on Exemptions. Such Investor understands that the Unsubscribed Notes and Backstop Put Premium Notes are being offered and sold to such Investor in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire Unsubscribed Notes and Backstop Put Premium Notes.
(h)    Sophistication. Such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Rights Offering Notes and Backstop Put Premium Notes. Such Investor understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Rights Offering Notes and Backstop Put Premium Notes for an indefinite period of time) and is able to afford a loss of its investment in the Rights Offering Notes.
(i)    Access to Information. Such Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company

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and to obtain additional information that it has requested to verify the accuracy of the information contained herein.
(j)    Legend. Such Investor understands that the Unsubscribed Notes and the Backstop Put Premium Notes acquired by it under this Agreement (to the extent certificated) shall bear a customary Securities Act legend.
8.    Additional Covenants of the Company. The Company agrees with the Investors as follows:
(a)    Plan and Disclosure Statement. The Company shall: (i) file as soon as practicable after the Petition Date, the Plan and a related disclosure statement (the “Disclosure Statement”) with the Bankruptcy Court, each in form and substance acceptable to the Requisite Investors, and that is consistent in all material respects with the Plan or as otherwise approved by the Requisite Investors, it being understood that the form of Plan and the form of the Disclosure Statement attached as Exhibit A and Exhibit F, respectively, to the Restructuring Support Agreement are acceptable to the Requisite Investors; (ii) seek the entry of an order by the Bankruptcy Court, in form and substance reasonably acceptable to the Requisite Investors, approving the Disclosure Statement (the “Disclosure Statement Order”) as soon as practicable after the Petition Date; and (iii) seek the entry of a Confirmation Order by the Bankruptcy Court, in form and substance acceptable to the Requisite Investors, as soon as practicable. The Company will, not later than four (4) days prior to the filing thereof, provide to the Investors and their counsel a draft copy of the Plan and the Disclosure Statement and any other filing with the Bankruptcy Court to be made pursuant to this Agreement and shall afford the Investors and their counsel a reasonable opportunity to review and comment on such documents prior to such documents being filed with the Bankruptcy Court. In addition, the Company will provide to the Investors and their counsel a draft copy of the Disclosure Statement Order and Confirmation Order and a reasonable opportunity to review and comment on such orders prior to such orders being filed with the Bankruptcy Court.
(b)    Rights Offering. The Company shall effectuate the Rights Offering in accordance with the Plan.
(c)    Unsubscribed Notes. The Company, in consultation with counsel for the Investors, shall determine the amount of Unsubscribed Notes, if any, and, in good faith, provide a Purchase Notice or a Satisfaction Notice that accurately reflects the amount of Unsubscribed Notes as so determined and to provide to the Investors a certification by the Subscription Agent of the Unsubscribed Notes or, if such certification is not available, such written backup to the determination of the Unsubscribed Notes as the Investors may reasonably request.
(d)    Approvals. Except as set forth in this Agreement or with the prior written consent of the Requisite Investors, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Company shall use reasonable best efforts to reasonably

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promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Investors as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any governmental authority, including under any Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement. The Company shall reasonably promptly notify the Investors (and furnish to them copies of, if requested) any communications from governmental authorities and shall not participate in any meeting with any such authority unless it consults with the Investors in advance to the extent permitted by applicable law and gives the Investors a reasonable opportunity to attend and participate thereat. The Company shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties hereto to obtain any necessary approvals required for the transactions contemplated by this Agreement. For purposes of this Agreement, “Antitrust Laws” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any similar law enforced by any governmental antitrust entity of any jurisdiction regarding pre-acquisition notifications for the purpose of competition reviews of mergers and acquisitions, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.
(e)    Conduct of Business. The Company shall carry on its business in the ordinary course and use its commercially reasonable efforts to (i) preserve intact its business, (ii) keep available the services of its officers and employees and (iii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Company in connection with its business. The Company shall not enter into (A) any transaction that is material to its business other than transactions in the ordinary course of business and (B) other transactions after prior notice to the Investors to implement tax planning which transactions are not reasonably expected to materially adversely affect any Investor.
(f)    Access to Information. The Company shall (i) afford the Investors and their respective representatives upon request and reasonable notice, from the period commencing on the date hereof and through the Plan Effective Date, reasonable access, during normal business hours and without unreasonable disruption or interference with the Company’s business or operations, to the Company’s employees, properties, books, contracts and records and (ii) during such period, furnish promptly to such parties all reasonable information concerning the Company’s business, properties and personnel as may reasonably be requested by any such party, provided that the foregoing shall not require the Company (x) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company to violate any of its obligations with respect to confidentiality to a third party if the shall have used its

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reasonable best efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (y) to disclose any legally privileged information of the Company or (z) to violate any applicable laws or orders.
(g)    Further Assurances. Without in any way limiting any other obligation of the Company in this Agreement, the Company shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, and as any Investor may reasonably request, in order to consummate and make effective the transactions contemplated by this Agreement. The Company furthermore agrees that it shall perform any and all of its covenants, agreements and obligations under this Agreement and not take any actions that would be inconsistent with such obligations
(h)    Tax Treatment of Call Options and Put Options. The Company agrees to treat its Put Options and its corresponding Call Options as forward contracts for U.S. federal income     tax purposes, and to treat the Backstop Put Premium as an adjustment to the number of Rights Offering Notes acquired pursuant to the transactions contemplated by this Agreement.
9.    Additional Covenants of the Investors. Each of the Investors agrees, severally and not jointly, with the Company:
(a)    Approvals. Except as set forth in this Agreement or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Requisite Investors shall use reasonable best efforts to promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Company as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any governmental authority, including under any Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement.
(b)    Tax Treatment of Call Options and Put Options. Each Investor agrees to treat its Call Option and its corresponding Put Option as a single forward contract for U.S. federal income tax purposes, and to treat the Backstop Put Premium as an adjustment to the number of Rights Offering Notes acquired pursuant to the transactions contemplated by this Agreement.

10.    Conditions to the Obligations of the Investors. The obligations of the Investors to purchase Unsubscribed Notes pursuant to their respective Backstop Commitments (including obligations to fund amounts due in respect of the Call Options or the Put Options) on the Plan Effective Date are subject to the satisfaction of the following conditions (unless waived by the Requisite Investors):

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(a)    Plan and Confirmation Order. The Plan, as approved, and the Confirmation Order, as entered by the Bankruptcy Court and which shall have become a Final Order, shall each be in the form and substance approved by the Requisite Investors, with only such amendments, modifications or changes that are satisfactory to the Requisite Investors.
(b)    Conditions to Plan Effective Date. The conditions to the Plan Effective Date set forth in the Plan shall have been satisfied (or waived by the Requisite Investors) in accordance with the Plan and the Plan Effective Date shall have occurred.
(c)    Rights Offering. The Company shall have commenced the Rights Offering, the Rights Offering shall have been conducted in all material respects in accordance with this Agreement, and the Rights Expiration Time shall have occurred.
(d)    Purchase Notice or Satisfaction Notice. The Investors shall have received a Purchase Notice or Satisfaction Notice from the Company, as applicable, in accordance with Section 1(f).
(e)    Valid Issuance. The Rights Offering Notes shall be, upon (i) payment of the aggregate Purchase Price as provided herein and (ii) the Plan Effective Date, validly issued and outstanding, and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights.
(f)    No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated hereby.
(g)    Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Plan Effective Date as if made on and as of the Plan Effective Date (or, to the extent given as of a specific date, as of such date), except for such failures to be true and correct that, individually and in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.
(h)    Covenants. The Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Plan Effective Date.
(i)    Option Exercise. Either a Call Option or a Put Option shall have been exercised with respect to the Unsubscribed Notes, if any.
(j)    Backstop Put Premium, etc. All premiums and other amounts, including the Backstop Put Premium, required to be paid or reimbursed by the Company to the Investors as of the Plan Effective Date shall have been so paid or reimbursed.

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(k)    Material Adverse Effect. Since January 1, 2016, there shall not have occurred, and there shall not exist, any change, event, circumstance, effect, development, occurrence or state of facts that constitutes, individually or in the aggregate, a Material Adverse Effect.
(l)    Officer’s Certificate. The Investors shall have received on and as of the Plan Effective Date a certificate of the chief executive officer or chief financial officer of the Company, in their capacity as such and not in their individual capacity, confirming that the conditions set forth in Sections 10(g) and 10(h) have been satisfied.
11.    Conditions to the Obligations of the Company. The obligations of the Company to sell Unsubscribed Notes pursuant to this Agreement on the Plan Effective Date are subject to satisfaction of the following conditions (unless waived by the Company), except where the failure to satisfy any such condition is the result of a failure by the Company to comply with this Agreement:
(a)    Confirmation Order. The Confirmation Order, in form and substance acceptable to each of the Company and the Requisite Investors, shall have been entered by the Bankruptcy Court, and such order shall have become final.
(b)    Conditions to Confirmation. The conditions to confirmation and the conditions to the Plan Effective Date set forth in the Plan shall have been satisfied (or waived by the Company) in accordance with the Plan and the Plan Effective Date shall have occurred.
(c)    No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated hereby.
(d)    Representations and Warranties. The representations and warranties of the Investors set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of the Plan Effective Date as if made on and as of the Plan Effective Date (or, to the extent given as of a specific date, as of such date).
(e)    Covenants. The Investors shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Investors on or prior to the Plan Effective Date.
12.    Survival of Representations and Warranties. The representations and warranties made in this Agreement will not survive the Plan Effective Date. Covenants and agreements that by their terms are to be satisfied after the Plan Effective Date shall survive until satisfied in accordance with their terms.

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13.    Termination.
(a)    Mutual Termination. The Company and the Requisite Investors may terminate this Agreement by mutual written consent.
(b)    Investor Termination. At 11:59 p.m. prevailing Eastern Time on the date that is 365 days after the effective date of the Restructuring Support Agreement, each Investor may terminate this Agreement, solely as to such terminating Investor, by written notice to the Company.
(c)    Termination by the Requisite Investors. The Requisite Investors may terminate this Agreement by written notice to the Company upon the occurrence and during the continuance of any of the following:
(i)    upon the breach in any material respect by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth herein which remains uncured for a period of five (5) business days after the receipt of written notice of such breach from any of the Requisite Investors pursuant to this Section 13 and in accordance with Section 12 (as applicable), which notice period shall run concurrently with the notice of termination of this Agreement set forth above;
(ii)    at 11:59 p.m. prevailing Eastern Time on October 25, 2016, unless the Debtors have filed with the Bankruptcy Court a motion seeking approval of this Agreement and the procedures related to the Rights Offering;
(iii)    at 11:59 p.m. prevailing Eastern Time on November 2, 2016, if the order approving this Agreement and procedures with respect to the Rights Offering shall not have been entered by the Bankruptcy Court;
(iv)    at 11:59 p.m. prevailing Eastern Time on January 8, 2017(the “Confirmation Date”), if the Bankruptcy Court shall not have entered an order in form and substance satisfactory to the Company and the Requisite Investors confirming the Plan and approving the Disclosure Statement;
(v)    at 11:59 p.m. prevailing Eastern Time on January 23, 2017 (the “Outside Date”), if the Plan Effective Date shall not have occurred;
(vi)    at 11:59 p.m. prevailing Eastern Time on the date that is eight (8) Business Days after issuance of Company Replacement Notice, if Investor Terminations or Investor Defaults (as applicable) representing more than 33% of the Backstop Commitments in the aggregate, have not been assumed by Participating Investors pursuant to Section 5;
(vii)     at 11:59 p.m. prevailing Eastern Time on the date that is eight (8) Business Days after issuance of Company Replacement Notice, if the other Investors have failed to assume 100% of the rights and obligations of the Defaulting Investors or the Terminating Investors, as applicable, pursuant to Section 5, unless the Company provides

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evidence reasonably satisfactory to the Non Defaulting Investors that such Investor Defaults or Investor Terminations, as applicable, would not otherwise prevent consummation of the Plan in accordance with the milestones set forth in the Restructuring Support Agreement;
(viii)    if an examiner with expanded powers or a trustee shall have been appointed in the Chapter 11 Cases or if the Chapter 11 Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code or have been dismissed by order of the Bankruptcy Court;
(ix)    if the Debtors file, propound or otherwise support any plan of reorganization other than the Plan;
(x)    on the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Plan or refusing to approve the Disclosure Statement, provided that the Requisite Investors shall not have the right to terminate this Agreement pursuant to this clause (x) if the Bankruptcy Court declines to approve the Disclosure Statement or denies confirmation of the Plan subject only to modifications to the Plan or Disclosure Statement which (i) are not inconsistent with the Plan (as same may be modified, amended or supplemented in accordance with the terms of this Agreement), (ii) do not create any new material obligation on any Party, and (iii) do not adversely affect the agreed treatment or rights of such Party (it being agreed that, for the avoidance of doubt, any change to the Plan that results in a diminution of the value of the property to be received by a Requisite Investor under the Plan shall be deemed to adversely affect such Investors);
(xi)    upon the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring, which ruling, judgment or order has not been not stayed, reversed or vacated within twenty (20) business days after such issuance;
(xii)    upon the failure of any of the conditions set forth in Section 10 to be satisfied when required to be satisfied; or
(xiii)    upon the termination of the Restructuring Support Agreement.
(d)    Termination by the Company. The Company may terminate this Agreement by written notice to the Investors upon the occurrence of any of the following:
(i)    upon the breach in any material respect by one or more of the Investors of any of the undertakings, representations, warranties or covenants of the Investors set forth herein which remains uncured for a period of five (5) business days after the receipt of written notice of such breach from the Company pursuant to this Section 13 and in accordance with Section 14 (as applicable), which notice period shall run concurrently with the notice of termination of this Agreement set forth above;

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(ii)    upon the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring, which ruling, judgment or order has not been not stayed, reversed or vacated within twenty (20) business days after such issuance;
(iii)    at 11:59 p.m. prevailing Eastern Time on the Confirmation Date, if the Bankruptcy Court shall not have entered an order in form and substance satisfactory to the Company and the Requisite Investors confirming the Plan and approving the Disclosure Statement;
(iv)    at 11:59 p.m. prevailing Eastern Time on the Outside Date, if the Plan Effective Date shall not have occurred;
(v)    upon the failure of any of the conditions set forth in Section 10 to be satisfied when required to be satisfied;
(vi)    upon the termination of the Restructuring Support Agreement; or
(vii)    on the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Plan or refusing to approve the Disclosure Statement, provided that the Requisite Investors shall not have the right to terminate this Agreement pursuant to this Section 13(d)(vii) if the Bankruptcy Court declines to approve the Disclosure Statement or denies confirmation of the Plan subject only to modifications to the Plan or Disclosure Statement which (i) are not inconsistent with the Plan (as same may be modified, amended or supplemented in accordance with the terms of this Agreement), (ii) do not create any new material obligation on any Party, and (iii) do not adversely affect the agreed treatment or rights of such Party (it being agreed that, for the avoidance of doubt, any change to the Plan that results in a diminution of the value of the property to be received by a Requisite Investor under the Plan shall be deemed to adversely affect such Investors).
(e)    Effect of Termination. Subject to Section 16, upon termination of this Agreement, each party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the transactions contemplated hereby or otherwise, that it would have been entitled to take had it not entered into this Agreement. Notwithstanding anything contained herein, if this Agreement is terminated as a result of a breach of this Agreement by a party hereto, such party shall not be released and shall remain liable for any damages resulting from such termination.
(f)    Termination Fee. To the extent this Agreement is terminated in accordance with (x) Sections 13(c)(xi) or 13(d)(ii) or (y) 13(c)(xiii) or 13(d)(vi) hereof (but solely if the Restructuring Support Agreement was terminated pursuant to sections 6(b)(xix) (but solely upon entry of an order denying confirmation of the Basic Plan), 6(b)(xxv), 6(c)(ii),

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6(c)(iii) or (6)(c)(vii) (but solely upon entry of an order denying confirmation of the Basic Plan) thereof), the Company shall pay or cause to be paid to the Investors that are not Defaulting Investors (pro rata in accordance with their Investor Percentages) a non-refundable cash fee in an aggregate amount equal to $6,250,000 (the “Termination Fee”). The claim of the Investors that are not Defaulting Investors for the Termination Fee shall be subordinated in right of payment to the Allowed Claims of the ABL Facility Lenders, the DIP Facility Lenders and the Term Loan Lenders and shall not be paid by the Company unless the ABL Facility Claims, the DIP Facility Claims and the Term Loan Claims have been paid in full in cash or have otherwise been satisfied in full.
14.    Indemnification Obligations.
(a)    Following the entry of the Backstop Order, the Company shall indemnify and hold harmless each Investor and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Investors except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the Backstop Commitments, the Rights Offering, the payment of the Backstop Put Premium or the use of the proceeds of the Rights Offering, the Transaction Expenses or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, its equity holders, Affiliates, creditors or any other person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (i) as to any Investor that has defaulted on its obligation to exercise its Rights under the Rights Offering or to pay the Purchase Price for such Investor’s Backstop Commitment of any Unsubscribed Notes or any Indemnified Person related thereto, caused by such default by such Investor, or (ii) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.
(b)    Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be

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made hereunder against the Indemnified Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (A) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (B) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Section 14. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Company.
(c)    Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be

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unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Section 14. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
(d)    Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 14(a), then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Unsubscribed Notes in the Rights Offering contemplated by this Agreement and the Plan, bears to (ii) the Backstop Premium paid or proposed to be paid to the Investors. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other person in connection with an Indemnified Claim.
(e)    Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Section 14 shall, to the extent permitted by applicable law, be treated as adjustments to the Purchase Price for the Unsubscribed Notes purchased by such Indemnified Person for all Tax purposes. The provisions of this Section 14 are an integral part of the transactions contemplated by this Agreement and without these provisions the Investors would not have entered into this Agreement, and the obligations of the Company under this Section 14 shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code and are payable without further order of the Bankruptcy Court, and

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the Company may comply with the requirements of this Section 14 without further order of the Bankruptcy Court.
15.    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) five (5) days after being deposited with the United States Post Office, by registered or certified mail, postage prepaid, (d) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (e) when sent by electronic mail (with acknowledgment received), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party hereto may have specified by like notice):
If to Investors, to each of the undersigned Investors at the addresses listed on the signatures pages hereto, with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:    Brad Eric Scheler, Peter Siroka and Josh Wechsler
Facsimile:    (212) 299-6650

Email:	Brad.Eric.Scheler@friedfrank.com and
    Peter.Siroka@friedfrank.com
Joshua.Wechsler@friedfrank.com

If to the Company, to:
Basic Energy Services, Inc.
801 Cherry Street, Suite 2100
Fort Worth, Texas 76102
Attention:    T. M. “Roe” Patterson, President, Chief Executive Officer and Alan Krenek, Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Facsimile: (817) 344-4101
Email: Roe.Patterson@basicenergyservices.com and     Alan.Krenek@basicenergyservices.com
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:    Ray C. Schrock, P.C.
     Ronit J. Berkovich, Esq.

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Facsimile:    (212) 310-8007
Email:        ray.schrock@weil.com
ronit.berkovich@weil.com
16.    Survival. Notwithstanding the termination of this Agreement, the agreements and obligations of the parties hereto in Section 13(e) and Sections 14 through 22 shall survive such termination and shall continue in full force and effect for the benefit of the parties hereto in accordance with the terms hereof.
17.    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Notwithstanding the previous sentence, the Investors’ obligations hereunder may be assigned, delegated or transferred, in whole or in part, by any Investor to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of such Investor over which such Investor or any of its Affiliates exercises investment authority, including with respect to voting and dispositive rights; provided that any such assignee assumes the obligations of the assigning Investor hereunder and agrees in writing prior to such assignment to be bound by the terms of this Agreement in the same manner as the assigning Investor. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the assigning Investor of its obligations hereunder if such assignee fails to perform such obligations. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.
18.    Complete Agreement. This Agreement (including the Exhibits, the Schedules, and the other documents and instruments referred to herein constitutes the entire agreement of the parties hereto and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the parties hereto with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties hereto will continue in full force and effect.
19.    Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (including the exhibits and schedules hereto), or the negotiation, execution, termination, performance or nonperformance of this Agreement (including the exhibits and schedules hereto), shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this agreement, any provision hereof or any of the transactions contemplated hereby, in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan of New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and

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(c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; provided that upon the commencement of the Chapter 11 Cases, the Bankruptcy Court shall be the sole Chosen Court. Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
20.    Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.
21.    Action by, or Consent or Approval of, the Investors. Whenever this Agreement refers to any action to be taken by, or any consent or approval to be given by, the Investors, unless otherwise expressly provided in any particular instance, such reference shall be deemed to require the action, consent or approval of the Requisite Investors.
22.    Amendments and Waivers.
(a)    This Agreement may be amended, modified or supplemented and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Company and the Requisite Investors and subject, to the extent required after the Petition Date, to the approval of the Bankruptcy Court; provided that any modification of, or amendment or supplement to, this Agreement that would (i) have the effect of materially and adversely affecting any Investor in a manner that is disproportionate to any other Investor or the Investors as a whole, or increasing or decreasing an Investor’s Investor Percentage (as set forth on Exhibit A) shall require the prior written consent of such Investor, or (ii) be inconsistent with the Plan or would have the effect of modifying this sentence shall require the prior written consent of all of the Investors; provided, further, that any modification of, or amendment or supplement to Section 13(b) hereof shall require the prior written consent of each such Investor affected thereby.
(b)    No delay on the part of any party hereto in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party hereto otherwise may have at law or in equity.
23.    Specific Performance. The parties hereto acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would

29

not be an adequate remedy and, accordingly, the parties hereto agree that in addition to any other remedies, each party hereto will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.
24.    Other Interpretive Matters.
(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) any reference in this Agreement to $ shall mean U.S. dollars; (iii) all exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement; (iv) words imparting the singular number only shall include the plural and vice versa; (v) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (vi) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (viii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
BASIC ENERGY SERVICES, INC.

By:
    Name:
Title:

[Signature Page to Backstop Agreement]

[INVESTORS]

By:
    Name:
Title:

Address: [•]
Attention: [•]
Facsimile: [•]
email: [•]

[Signature Page to Backstop Agreement]

Exhibit A

Investor	Percentage of Unsubscribed Notes to be Purchased

Total:	100%

1

Exhibit B

Rights Offering Procedures

2

RIGHTS OFFERING PROCEDURES
I.    Introduction
Basic Energy Services, Inc. (the “Debtor”) and certain of its subsidiaries collectively, the “Debtors”) are pursuing a proposed financial restructuring of their existing debt and other obligations to be effectuated pursuant to a plan of reorganization (the “Plan”) in connection with a chapter 11 bankruptcy case, in accordance with the terms and conditions set forth in the Restructuring Support Agreement, dated as of October 23, 2016 (the “Restructuring Support Agreement”), by and among the Debtors, the lenders party to the debtor’s existing secured term loan agreement and certain holders of Unsecured Notes Claims. Capitalized terms used but not otherwise defined herein shall have the meanings set forth for such terms in the Plan or the Backstop Agreement (as hereinafter defined).
On [●], 2016, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an order (the “Rights Offering Approval”) that approved, among other things, the form and manner of the Debtor’s rights offering (the “Rights Offering”). In connection with the Plan, and in accordance with these procedures (the “Rights Offering Procedures”), the Debtor will launch the Rights Offering to Eligible Offerees (as defined below), pursuant to which Eligible Offerees will be entitled to receive their pro rata portion of non-transferable subscription rights to acquire $125 million of 9% mandatorily convertible unsecured PIK notes (the “New Convertible Notes”) issued by the Debtor, on the terms and conditions set forth in the Plan at a purchase price equal to 100% of the principal amount of such New Convertible Notes so acquired. An “Eligible Offeree” is a holder of an Allowed Unsecured Notes Claim as of the Rights Offering Record Date (as defined below).
Only Eligible Offerees may participate in the Rights Offering. The Rights Offering Procedures will govern the ability of Eligible Offerees to participate in the Rights Offering.
All questions relating to these Rights Offering Procedures, other documents associated with the Rights Offering, or the requirements to participate in the Rights Offering should be directed to Epiq Systems, the subscription agent (the “Subscription Agent”) retained by the Debtors at:
Epiq Corporate Restructuring
777 Third Avenue, 12th Floor
New York, New York, 10017
Attention: Basic Energy Processing
Tel: (866) 734-9393 or (646) 282-2500
___________________________
1 The entities included in the definition of “Debtors” are as follows: Basic Energy Services, Inc.; Basic Energy Services GP, LLC; Basic Energy Services LP, LLC; Basic Energy Services, L.P.; Basic ESA, Inc.; Chaparral Service, Inc.; SCH Disposal, LLC; Sledge Drilling Corp.; Admiral Well Service, Inc.; Basic Marine Services, Inc.; JS Acquisition LLC; Permian Plaza, LLC; Maverick Coil Tubing Services, LLC; First Energy Services Company; JetStar Holding, Inc.; Xterra Fishing & Rental Tools Co.; Maverick Solutions, LLC; LeBus Oil Field Service Co.; Acid Services, LLC; Taylor Industries, LLC; Maverick Stimulation Company, LLC; Globe Well Service, Inc.; JetStar Energy Services, Inc.; Platinum Pressure Services, Inc.; Maverick Thru-Tubing Services, LLC; MCM Holdings, LLC; MSM Leasing, LLC; The Maverick Companies, LLC.
Questions (but not documents) may be directed to tabulation@epiqsystems.com
(please reference “Basic Energy” in the subject line)

THE DISCLOSURE STATEMENT DISTRIBUTED IN CONNECTION WITH THE DEBTORS’ SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN SETS FORTH IMPORTANT INFORMATION THAT SHOULD BE CAREFULLY READ AND CONSIDERED BY EACH ELIGIBLE OFFEREE PRIOR TO MAKING A DECISION TO

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PARTICIPATE IN THE RIGHTS OFFERING, INCLUDING THE SECTIONS ENTITLED “CERTAIN RISK FACTORS TO BE CONSIDERED,” “VALUATION ANALYSIS,” “RIGHTS OFFERING PROCEDURES” AND “FINANCIAL INFORMATION AND PROJECTIONS.” THE DISCLOSURE STATEMENT IS AVAILABLE ON THE DEBTOR’S RESTRUCTURING WEBSITE AT HTTP://DM.EPIQ11.COM/BASICENERGY AND COPIES ARE ALSO AVAILABLE UPON REQUEST FROM THE SUBSCRIPTION AGENT.
II.    Rights Offering
To fully exercise its right to participate in the Rights Offering (the “Subscription Rights”), an Eligible Offeree must (i) complete the rights offering subscription exercise form (the “Rights Exercise Form”), which has been distributed with these Rights Offering Procedures to Eligible Offerees and (ii) pay the purchase price, which is an amount equal to its pro rata share of $125 million (the “Rights Exercise Price”), such pro rata share to be calculated as the proportion that an Eligible Offeree’s Allowed Unsecured Notes Claim bears to the aggregate of all Allowed Unsecured Notes Claims as of October 27, 2016 (the “Rights Offering Record Date”), rounded down to the nearest dollar.
Each Eligible Offeree may exercise (in whole dollar increments) all, some, or none of such pro rata share, and the Rights Exercise Price for such Eligible Offeree will be adjusted accordingly (in whole dollar increments). The portion of New Convertible Notes issued to an Eligible Offeree who elects to acquire such New Convertible Notes shall be rounded down to the nearest dollar. No compensation shall be paid, whether in cash or otherwise, in respect of such rounded-down amounts.
The Subscription Rights shall not be transferable, assignable, or detachable.
III.    The Backstop
The Rights Offering will be backstopped by the Backstop Parties. Each of the Backstop Parties, severally and not jointly, has agreed, pursuant to the Backstop Agreement, to purchase all New Convertible Notes that are not purchased by other Eligible Offerees pursuant to the Rights Offering (the “Unsubscribed Notes”) on a pro rata basis in accordance with the percentages set forth in Exhibit A to the Backstop Agreement. As consideration for their undertakings in the Backstop Agreement, the Backstop Parties will receive the Backstop Put Premium set forth in the Backstop Agreement. The Backstop Parties will be provided with a special form (the “Backstop Addendum”) to attach to their Rights Exercise Form(s).
There will be no over-subscription privilege in the Rights Offering. The Unsubscribed Notes will not be offered to other Eligible Offerees but will be purchased by the Backstop Parties in accordance with the Backstop Agreement.
IV.    Commencement/Expiration of the Rights Offering
The Rights Offering shall commence on the day upon which the Rights Exercise Form is first mailed or made available to Eligible Offerees (the “Rights Commencement Date”), which is expected to be the first Business Day after receipt of the Rights Offering Approval. The Rights Offering shall

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expire at 5:00 p.m. New York City time on the date specified in the Rights Offering Approval, which is expected to be the 20th Business Day after the Rights Commencement Date, unless, if permitted by the Rights Offering Approval, extended by the Debtor with the consent of the Requisite Investors (as defined in the Backstop Agreement) (such time and date, as may be amended, the “Rights Expiration Time”). The Debtor shall promptly notify the Eligible Offerees of any extension and of the new Rights Expiration Time by press release or otherwise.
The Debtor will furnish, or cause to be furnished, Rights Exercise Forms to the Eligible Offerees and/or, to the extent applicable, their brokers, dealers, commercial banks, trust companies, or other agents or nominees (the “Subscription Nominees”). Each Subscription Nominee is entitled to receive sufficient copies of these Rights Offering Procedures and the Rights Exercise Form for distribution to the beneficial owners of the Unsecured Notes for whom such Subscription Nominee holds such Unsecured Notes.
V.    Exercise of Subscription Rights
Each Eligible Offeree that elects to participate in the Rights Offering must affirmatively make a binding, irrevocable election to exercise its Subscription Rights (the “Binding Rights Election”) before the Rights Expiration Time.

The Binding Rights Election, upon receipt by the Subscription Agent, cannot be withdrawn.

Each Eligible Offeree will be entitled to participate in the Rights Offering solely to the extent provided in these Rights Offering Procedures, except in the case of Eligible Offerees who are Backstop Parties, who are entitled to participate in the Rights Offering to the extent also provided in Backstop Agreement. The Debtor will accept a Binding Rights Election by delivery of written notice to each participating Eligible Offeree and the Subscription Agent (the “Acceptance Notice”).
A.    Exercise by Eligible Offerees
To exercise the Subscription Rights, each Eligible Offeree must (i) return a duly completed Rights Exercise Form to the Subscription Agent so that the duly completed Rights Exercise Form is actually received by the Subscription Agent on or before the Rights Expiration Time and (ii) pay to the Subscription Agent, by wire transfer of immediately available funds, the Rights Exercise Price, so that payment of the Rights Exercise Price is actually received by the Subscription Agent on or before the Rights Expiration Time; provided, that the Backstop Parties (in their capacities as Eligible Offerees) shall not be required to pay their respective Rights Exercise Prices until the effective date of the Plan (the “Effective Date”), in accordance with these Rights Offering Procedures, and the Backstop Agreement.
In order to exercise its Subscription Rights, any Eligible Offeree who holds Allowed Unsecured Note Claims through a Subscription Nominee must return a duly completed Rights Exercise Form to its Subscription Nominee or otherwise instruct its Subscription Nominee as to its instructions for the Subscription Rights (in each case in sufficient time to allow such Subscription Nominee to

3

deliver the Rights Exercise Form to the Subscription Agent prior to the Rights Expiration Time) in accordance with procedures established by its Subscription Nominee, which, in turn, must comply with clauses (i) and (ii) of the immediately preceding paragraph.
For purposes of this Rights Offering, Wilmington Trust, National Association, in its capacity as Indenture Trustee for the each of the series of Unsecured Notes, shall not constitute a Subscription Nominee and shall have no responsibility with respect to sending any Rights Offering information or collecting any Rights Exercise Forms.
B.    Deemed Representations and Acknowledgements
Any Eligible Offeree that participates in the Rights Offering is deemed to have made the following representations and acknowledgements:

(i)
Such Eligible Offeree recognizes and understands that the Subscription Rights are not transferable (see Section II above for details) and that the benefits of the Subscription Rights are not separable from the claim or securities with respect to which the Subscription Rights have been granted. Such creditor represents and warrants that it is an Eligible Offeree.

(ii)
Such Eligible Offeree represents and warrants that it will not accept a distribution of New Convertible Notes if at such time, it does not hold all of the Allowed Unsecured Notes Claim associated with its Subscription Rights and, by accepting a distribution of New Convertible Notes, such Eligible Offeree will be deemed to be the owner thereof.

C.    Failure to Exercise Subscription Rights
Unexercised Subscription Rights will be relinquished at the Rights Expiration Time. If, on or prior to the Rights Expiration Time, the Subscription Agent for any reason does not receive from an Eligible Offeree or its Subscription Nominee a duly completed Rights Exercise Form, such Eligible Offeree shall be deemed to have irrevocably relinquished and waived its right to participate in the Rights Offering.
Any attempt to exercise Subscription Rights after the Rights Expiration Time shall be null and void and the Debtor shall not be obligated to honor any such purported exercise received by the Subscription Agent after the Rights Expiration Time regardless of when the documents relating thereto were sent.
The method of delivery of the Rights Exercise Form and any other required documents is at each Eligible Offeree’s option and sole risk, and delivery will be considered made only when actually received by the Subscription Agent. Delivery by reputable overnight courier is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Rights Expiration Time.

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The risk of non-delivery of the Rights Exercise Form and any other required documents sent to the Subscription Agent in connection with the exercise of the Subscription Rights lies solely with the holders of the Allowed Unsecured Notes Claims, and none of the Debtors, the reorganized Debtors, the Backstop Parties, or any of their respective officers, directors, employees, agents or advisers, including the Subscription Agent, assumes the risk of non-delivery under any circumstance whatsoever.
D.    Payment for Subscription Rights
If, on or prior to the Rights Expiration Time, the Subscription Agent for any reason does not receive on behalf of an Eligible Offeree immediately available funds by wire transfer in an amount equal to the total Rights Exercise Price for such Eligible Offeree’s Subscription Rights, such Eligible Offeree shall be deemed to have relinquished and waived its Subscription Rights, subject to the next paragraph; provided, that the Backstop Parties (in their capacities as Eligible Offerees) shall not be required to pay their respective Rights Exercise Prices until the Effective Date.
E.    Disputes, Waivers, and Extensions
Any and all disputes concerning the timeliness, viability, form, and eligibility of any exercise of Subscription Rights shall be addressed in good faith by the Debtor in consultation with the Backstop Parties, the determinations of which shall be final and binding. The Debtor, with the approval of the Requisite Investors, may (i) waive any defect or irregularity, or permit a defect or irregularity to be corrected, within such times as it may determine in good faith to be appropriate or (ii) reject the purported exercise of any Subscription Rights for which the Rights Exercise Form and/or payment includes defects or irregularities. Rights Exercise Forms shall be deemed not to have been properly completed until all irregularities have been waived or cured. The Debtor reserves the right, with the approval of the Requisite Investors, to give notice to any Eligible Offeree regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Eligible Offeree and the Debtor may, with the approval of the Requisite Investors, permit such defect or irregularity to be cured; it being understood, that none of the Debtor, the Subscription Agent, or the Backstop Parties (or any of their respective officers, directors, employees, agents or advisors) shall incur any liability for failure to give such notification.
The Debtor, with the approval of the Bankruptcy Court (if applicable) and the Requisite Investors, may (i) extend the duration of the Rights Offering or adopt additional detailed procedures to more efficiently administer the distribution and exercise of the Subscription Rights; and (ii) make such other changes to the Rights Offering, including changes that affect which parties constitute Eligible Offerees.
F.    Funds
The payments made to acquire New Convertible Notes pursuant to the Rights Offering (the “Rights Offering Funds”) shall be deposited when made and held by the Subscription Agent pending the Effective Date in a segregated account or accounts (i) which shall be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any lien, encumbrance, or cash collateral arrangements and (ii) which segregated account or accounts will be maintained

5

for the purpose of holding the money for administration of the Rights Offering until the Effective Date. The Subscription Agent shall not use the Rights Offering Funds for any purpose other than to release the funds as directed by the Debtor on the Effective Date or as otherwise set forth in these Rights Offering Procedures or in the Plan, and, until released in accordance with the foregoing, the Rights Offering Funds will not be deemed part of the Debtors’ bankruptcy estate. The Subscription Agent shall not permit the Rights Offering Funds to be encumbered by any lien, encumbrance, or cash collateral obligation. No interest will be paid to participating Eligible Offerees on account of any amounts paid in connection with their exercise of Subscription Rights under any circumstances.
Notwithstanding anything to the contrary herein, each Backstop Party shall make all payments in connection with the Rights Offering directly to the Debtor on the Effective Date.
G.    Participating Eligible Offeree Release
See Section 10.7 of the Plan for important information regarding releases.
VI.    Miscellaneous
A.    Issuance
The New Convertible Notes to be issued pursuant to the Rights Offering are expected to be delivered to Eligible Offerees that have properly exercised their Subscription Rights on or as soon as practicable following the Effective Date. See Section VII. The New Convertible Notes will be issued in book-entry form.
B.    Securities Law and Related Matters
The New Convertible Notes issued to the Eligible Offerees participating in the Rights Offering will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and any other applicable federal and state securities laws pursuant to Section 1145 of the Bankruptcy Code, and may be resold, without registration under the Securities Act or other applicable federal and state securities laws, unless the holder is an “underwriter” with respect to such securities, as that term is defined in Section 1145(b) of the Bankruptcy Code.

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There is not and there may not be a public market for the New Convertible Notes, and the Debtor does not intend to seek any listing of the New Convertible Notes on any stock exchange or other trading market of any type whatsoever. Accordingly, there can be no assurance that an active trading market for the New Convertible Notes will ever develop or, if such a market does develop, that it will be maintained. The Company has agreed to use its reasonable best efforts to list its common stock, for which the New Convertible Notes are convertible, on a nationally recognized exchange, as soon as practicable subject to meeting applicable listing requirements following the Effective Date. However, there can be no assurance that the existing New York Stock Exchange listing will be maintained or a new listing will be achieved or that an active trading market for the shares of common stock of the Debtor will ever develop or, if such a market does develop that it will be maintained.

VII.	Rights Offering Conditioned Upon Effectiveness of the Plan; Reservation of Subscription Rights; Return of Rights Offering Amount
All exercises of Subscription Rights are subject to and conditioned upon the effectiveness of the Plan. The Debtor will accept a Binding Rights Election only upon the confirmation and effectiveness of the Plan. Notwithstanding anything contained herein, in the Disclosure Statement or in the Plan to the contrary, the Debtor reserves the right, with the approval of the Requisite Investors, not to be unreasonably withheld, to modify these Rights Offering Procedures or adopt additional detailed procedures if necessary in the Debtor’s business judgment to more efficiently administer the distribution and exercise of the Subscription Rights or comply with applicable law.
In the event that (i) the Rights Offering is terminated, (ii) the Debtor revokes or withdraws the Plan, or (iii) the Effective Date of the Plan does not occur on or before January 23, 2017 (which is the “Outside Date,” as defined in the Restructuring Support Agreement, and may be extended in accordance with the terms thereof), the Subscription Agent shall, within five (5) Business Days of such event, return all amounts received from Eligible Offerees, without any interest, and, in the case of clauses (ii) and (iii) above, the Rights Offering shall automatically be terminated.

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EXHIBIT F
Disclosure Statement
Please see Exhibit T3E.1 to the Form T-3 dated October 24, 2016.

1

Exhibit G

Management Incentive Plan Term Sheet

2

Basic Energy Services, Inc.
Post-Emergence Management Incentive Plan Term Sheet

The following describes the principal terms of the management incentive plan (the “Plan”) to be adopted by Basic Energy Services, Inc., a Delaware corporation (the “Company”), in connection with its chapter 11 restructuring, and the initial grant of awards immediately after the Company’s emergence from chapter 11 (the “Emergence Awards”). This term sheet does not contain all of the terms and conditions of the Plan.

TERMS OF THE PLAN

Category	Terms
Effective Date	The Plan (and the Emergence Awards) shall be effective on the effective date of the Company’s chapter 11 plan of reorganization (the “Effective Date”).
Administration
The Compensation Committee of the Board of Directors of the reorganized Company (the “Compensation Committee”) shall administer the plan and make all determinations with respect to awards granted under the Plan.

Participants	Officers and employees of the reorganized Company who are designated by the Compensation Committee to receive awards under the Plan.
Award Pool
• 10% of the outstanding equity securities of the reorganized Company, on a fully diluted basis (taking into account shares to be issued in respect of the New Convertible Notes and awards issuable under the Plan but excluding shares issued pursuant to the Warrants) as of the Effective Date will be available for grant under the Plan (the “Award Pool”).
• If any outstanding award expires or is forfeited, cancelled or otherwise terminated, the equity underlying such award shall again be available for grant under the Plan.
• Shares available and granted under the Plan shall be subject to equitable adjustments in the event of capital restructuring events.

Plan Awards
• The Plan will be an “omnibus” incentive plan (similar to the Company’s Amended and Restated 2003 Incentive Plan) which will permit the Compensation Committee to grant various types of equity awards, including:
▪ stock options (ISOs and NQSOs)
▪ stock appreciation rights
▪ restricted stock
▪ restricted stock units
▪ other stock-based awards.

Vesting of Awards	• Vesting of awards may be time-based or performance-based, and may include provisions for acceleration of vesting under certain circumstances.
Anti-dilution / Adjustment	• Awards will be subject to customary anti-dilution and other adjustments for changes in capitalization and other events.

1

TERMS OF EMERGENCE AWARDS

Category	Terms
Participants
The Emergence Awards will be allocated to the top 28 management and key employees, including executive officers, as set forth in Exhibit A (the “Emergence Participants”), as such allocations may be modified as set forth below under “Emergence Award Pool.”
Within 90 days of the Effective Date, the Compensation Committee and the Board of Directors of the reorganized Company, as applicable, will in good faith take such actions as may be necessary or desirable to grant the Emergence Awards.
Recipients of any future awards will be determined by the Compensation Committee in consultation with the CEO, as appropriate.

Emergence Award Pool
70% of the Award Pool will be granted upon the Effective Date, pursuant to the schedule attached hereto as Exhibit A. With respect to the allocations for the Time-based RSUs and Time-based Options (as each is defined below), the allocations set forth on Exhibit A may not be modified by the Compensation Committee without the approval of the CEO. With respect to the Performance-based RSUs and Performance-based Options (as each is defined below), it is anticipated that the award allocations will be in accordance with the schedule set forth on Exhibit A, but such allocations may be modified by the Compensation Committee in consultation with the CEO, provided that half of the award allocations set forth on Exhibit A shall be time-based awards in the form and percentage described in “Form of Emergence Awards” below.

Form of Emergence Awards
• 25% of the Award Pool upon emergence will be time-based restricted stock units (“Time-based RSUs”).
• 25% of the Award Pool upon emergence will be performance-based restricted stock units (“Performance-based RSUs”).
• 20% of the Award Pool upon emergence will be non-qualified stock options, with the exercise price equal to the fair market value of a share of common stock of the Company upon emergence, of which:
o 10% of the Award Pool will be non-qualified stock options and will provide for performance-based vesting (“Performance-based Options”); and
o 10% of the Award Pool will be non-qualified stock options and will provide for time-based vesting (“Time-based Options”).
• RSUs are based on value of the common stock, together with dividend equivalent rights (which will be accumulated and reinvested in RSUs or distributed to participants, as determined by the Compensation Committee).

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Category	Terms
Vesting for Emergence Awards
• Time-based RSUs – one-third (1/3) of the Time-based RSUs will vest immediately on the Effective Date, one-third (1/3) will vest on the first anniversary of the Effective Date and one-third (1/3) will vest on the second anniversary of the Effective Date, provided that the participant remains employed on each vesting date.
• Performance-based RSUs/Performance-based Options – reasonable performance metrics and performance period will be set by the Compensation Committee (in consultation with the CEO of the Company) prior to grant in consideration of performance period in equal annual installments over three (3) years. Performance-based awards will vest as to performance upon each installment vesting date (subject to the Compensation Committee determining that the performance metrics have been achieved), and will be subject to the participant’s continued employment through the one-year anniversary of such date. Notwithstanding the foregoing, after the first anniversary of the date of grant, the Compensation Committee may (in consultation with the CEO) adjust the duration of the performance periods of any unvested award to a maximum of 3 years from the grant date.  The grant date of the Performance-based RSUs and Performance-based Options shall be deemed to occur on the Effective Date.
• Time-based Options – one-third (1/3) of the Time-based Options will vest on the first anniversary of the Effective Date, one-third (1/3) will vest on the second anniversary of the Effective Date and one-third (1/3) will vest on the third anniversary of the Effective Date, provided that the participant remains employed on each vesting date.

Accelerated Vesting for Emergence Awards
• Upon (i) termination by Company without “cause,” or (ii) resignation by participant for “good reason”: (x) in respect of any unvested Time-based RSUs, unvested Time-based Options, unvested Performance-based RSUs for which the performance metrics have previously been achieved and unvested Performance-based Options for which the performance metrics have previously been achieved, that portion of such award that would have otherwise vested during twelve (12) month period following the termination date, if the termination event had not occurred, will become vested as of the participant’s termination date, and (y) in respect of any unvested Performance-based RSUs and unvested Performance-based Options for which the performance metrics have not previously been achieved, one-third (1/3) of such awards will remain outstanding until the expiration of the relevant performance period and will vest or not at the end of the applicable performance period based on actual Company performance and, if such performance metric is achieved and such awards become so vested, will not be subject to any future service requirement.
• Upon the participant’s death or permanent disability, any awards that are unvested at such time will fully vest.
• Upon a “change of control,” (i) any unvested Time-based Options, unvested Time-based RSUs, unvested Performance-based RSUs for which the performance metrics have previously been achieved and unvested Performance-based Options for which the performance metrics have previously been achieved shall fully vest on the date of such change of control and (ii) with respect to Performance-based Options and Performance-based RSUs, the portion of the awards that would have vested as of the date of such change of control (assuming performance metrics for such awards have been met) shall fully vest, provided that, a minimum performance threshold has been achieved, such threshold to be determined by the Compensation Committee in consultation with the CEO at the time of the awards, and it being understood that such threshold is intended to be materially less difficult to achieve than the performance vesting metrics for the awards generally.
• The definition of a “change of control” in the Plan to be drafted in a manner that is typical and customary for a public company and is consistent with the standards of a change of control under Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

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Category	Terms
Terms for Future Awards
• Vesting, acceleration and other terms applicable to any future awards (i.e., other than the Emergence Awards) to be determined by the Compensation Committee in consultation with the CEO prior to the grant of such awards.

Settlement
Net settlement promptly following vesting or exercise (as applicable) in shares of common stock, net of applicable withholding taxes and exercise price (if applicable); Company option to settle in cash.

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Exhibit A

[REDACTED]

EXHIBIT C

Organizational Chart

C-1

Basic Energy Services, Inc.
Delaware (Formerly BES Holding Co.)
54-2091194
100%
100%
100%
Basic Energy Services GP, LLC
Delaware
54-2091197
Basic Energy Services LP, LLC
Delaware
54-2091195
Basic ESA, Inc.
Texas
75-1772279
0.01%
99.99%
1%
Basic Energy Services, L.P.
Delaware
75-2441819
100%
Basic Energy Services International, LLC
Delaware
27-0216025
99%
ESA de Mexico S.A. de C.v
Debtor
Non-Debtor
Chaparral Service, Inc.
New Mexico
85-0206424
SCH Disposal, L.L.C.
Texas
75-2788335
Sledge Drilling Corp.
Texas
20-4223140
Admiral Well Service, Inc.
Texas
26-3164899
Basic Marine Services, Inc.
Delaware
20-2274888
JS Acquisition LLC
Delaware
26-2529500
Permian Plaza, LLC
Texas
26-0753425
Maverick Coil Tubing Services, LLC
Colorado
84-1563281
First Energy Services Company
Delaware
84-1424993
JetStar Holdings, Inc.
Delaware
74-3144248
Xterra Fishing & Rental Tools Co.
Texas
76-0647818
Maverick Solutions, LLC
Colorado
20-0122876
LeBus Oil Field Service Co.
Texas
75-2073125
Acid Services, LLC
Kansas
48-1180455
Taylor Industries, LLC
Texas
27-2417037
Maverick Stimulation Company, LLC
Colorado
84-1354572
Globe Well Service, Inc.
Texas
75-1634275
JetStar Energy Services, Inc.
Texas
68-0605237
Platinum Pressure Services, Inc.
Texas
26-1338379
Maverick Thru-Tubing Services, LLC Colorado
27-1501902
MCM Holdings, LLC
Colorado
84-1520949
MSM Leasing, LLC
Colorado
27-0629182
The Maverick Companies, LLC
Colorado
20-5244170
Robota Energy Equipment, LLC
Texas

EXHIBIT D

Liquidation Analysis

D-1

LIQUIDATION ANALYSIS

NOTHING CONTAINED IN THE FOLLOWING LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH HEREIN AND THE ASSUMPTIONS MADE IN CALCULATING SUCH CLAIMS SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS UNDER THE PREPACKAGED PLAN. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THESE CHAPTER 11 CASES COULD DIFFER MATERIALLY FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

INTRODUCTION
Pursuant to section 1129(a)(7) of the Bankruptcy Code, each holder of an Impaired Claim or Interest must either (a) accept the Prepackaged Plan or (b) receive or retain under the Prepackaged Plan property of a value, as of the effective date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code (often referred to as the “Best Interests Test”). To make these findings, the Bankruptcy Court must: (a) estimate the cash proceeds (the “Gross Liquidation Proceeds Available for Distribution”) that a chapter 7 trustee would generate if each Debtor’s chapter 11 case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s estate were liquidated; (b) determine the distribution (the “Estimated Recovery Under Liquidation”) that each non-accepting holder of a Claim or Equity Interest would receive from the Net Estimated Liquidation Proceeds under the priority scheme dictated in chapter 7; and (c) compare each holder’s Estimated Recovery Under Liquidation to the distribution that such holder would receive under the Prepackaged Plan (the “Plan Recovery”) if the Prepackaged Plan were confirmed and consummated. In connection with this requirement, the following hypothetical liquidation analysis (the “Liquidation Analysis”) has been prepared by the Debtors. The purpose of the Liquidation Analysis is to provide information so that the Bankruptcy Court may determine that the Prepackaged Plan is in the best interests of all Classes impaired by the Prepackaged Plan. Based on the Liquidation Analysis, the Debtors believe the Prepackaged Plan satisfies the Best Interests Test and that each holder of an impaired Claim or Equity Interest will receive value under the Prepackaged Plan that is not less than the value such holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code.
THE DEBTORS’ LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. UNDERLYING THE LIQUIDATION ANALYSIS ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT LEGAL, ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS’ MANAGEMENT AND THEIR ADVISORS. ADDITIONALLY, VARIOUS LIQUIDATION DECISIONS UPON WHICH CERTAIN ASSUMPTIONS ARE BASED ARE SUBJECT TO CHANGE. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS AND ESTIMATES EMPLOYED IN DETERMINING THE LIQUIDATION VALUES OF THE DEBTORS’ ASSETS WILL RESULT IN THE PROCEEDS WHICH WOULD BE REALIZED WERE THE DEBTORS TO UNDERGO AN ACTUAL LIQUIDATION AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. THIS ANALYSIS HAS NOT BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (THE “AICPA”).

Given the concentration of assets and liabilities, the liquidation analysis for Debtors was prepared on a consolidated basis. Asset book values and claims shown below represent estimated balances as of December 31, 2016, unless otherwise noted. The following Liquidation Analysis for Consolidated Debtors should be reviewed in conjunction with the associated notes:

[A] Cash and Cash Equivalents: A 100% recovery has been assigned to the Debtors’ estimated cash balance after repayment of the Debtors’ DIP facility, as of December 31, 2016.

[B] Accounts Receivable: The estimated accounts receivable balance as of December 31, 2016 is generally assumed to be collectible, subject to certain disputes that may arise from the Debtors’ discontinuation of operations. The Debtors believe that their ability to obtain mechanics liens for unpaid balances will enhance collectability. As such, the Debtors have assigned a recovery of 65% - 85% for accounts receivable.

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[C] Inventory: The Debtors’ estimated inventory balance as of December 31, 2016 consists of a combination of soft (e.g., sand) and hard (e.g., service equipment) items. A 50% - 80% recovery has been assigned to soft inventory whereas a recovery of 30% - 50% has been assigned to hard inventory.

[D] Other Current Assets: The estimated other current asset balance as of December 31, 2016 is comprised of prepaid expenses and PP&E assets that have been categorized as assets held for sale for accounting purposes. The majority of the prepaid expenses (e.g., prepaid software licenses, vehicle registrations) will likely be unrecoverable in the event of a Chapter 7 liquidation, while other items (e.g., prepaid insurance) will likely be recoverable. In total, a 25% - 45% recovery was assigned to these balances.

[E] Deferred Taxes and Debt Issuance Costs: These accounting related assets are not projected to provide any recovery in a Chapter 7 liquidation scenario.

[F] Property, Plant and Equipment: Property, plant and equipment consists of drilling rigs and equipment, land, buildings and improvements, trucks and trailers, and various other assets. Recoveries were estimated by asset category. Additionally, separate estimates were prepared for owned and leased assets by category. Additionally, a 2% brokerage fee was applied to gross PP&E recoveries. In total, the Debtors assigned a 40% to 48% recovery to the estimated PP&E balance as of December 31, 2016. The table below provides a summary of the recoveries by asset category.

[G] Other Assets: Other assets primarily consist of acquisition related intangible assets such as customer relationship value. In a Chapter 7 scenario, these accounting related assets would provide little to no recovery to the Debtors. Certain assets, such as the cash surrender value of life insurance were assumed to provide a full recovery. On a blended basis, the Debtors assigned a 12% - 14% recovery to other assets.

[H] Chapter 7 Administrative Expenses: Chapter 7 administrative claims include estimated wind down payroll costs of approximately $24 million, assuming that payroll initially continues at 50% of historic levels for one month following the conversion date before declining over the course of a three month

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liquidation process, trustee fees of 1% of non-cash gross proceeds, and trustee professional fees of 1% of non-cash gross proceeds.

[I] Pre-Conversion Administrative Claims: Pre-Conversion Administrative claims include accrued wages, benefits, other employee related expenses and certain tax obligations owed by the Debtors. No severance or other related shut-down costs have been included. Such claims would further reduce recoveries to administrative and unsecured claimants.

[J] ABL Loan Claims: Estimated ABL claims are an estimate of the letters of credit balance as of December 31, 2016. The ABL facility is secured by the Debtors’ accounts receivable.

[K] Term Loan Claims: The estimated term loan balance includes the outstanding principal and an estimate of the claims related to the term loan’s make-whole provision.

[L] Capital Leases: The capital leases claim represents the estimated liability as of December 31, 2016, assuming the leases are treated as secured financings. Asset recoveries were estimated for assets subject to capital leases and any applicable deficiency is assumed to be treated as a general unsecured claim.

[M] Unsecured Notes Claims - General Unsecured Claims: The claim amount represents an estimate of the Unsecured Notes Claims, including accrued but unpaid interest through the petition date. Senior notes share recoveries ratably with other unsecured claims and any applicable deficiency claims.

[N] General Unsecured Claims - All Entities (excluding Unsecured Notes Claims): General unsecured claims are comprised of trade A/P and non-administrative accrued expenses. Contract rejection claims have not been estimated and the addition of any contract rejection claims would reduce the unsecured claim recovery.

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